Table of Contents

As filed with the Securities and Exchange Commission on November 13, 2023

Registration No. 333-262629

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

FORM S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Athena Bitcoin Global

(Exact name of registrant as specified in its charter)

Nevada	6099	87-0493596
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

800 NW 7th Avenue,

Miami, Florida 33136

(312) 690-4466

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matias Goldenhorn

Chief Executive Officer

800 NW 7th Avenue,

Miami, Florida 33136

(312) 690-4466

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Iwona Alami, Esq.	Robert S. Matlin
Law Office of Iwona J. Alami	K&L Gates, LLP
620 Newport Center Dr.	599 Lexington Avenue
Suite 1100	New York, NY 10022
Newport Beach, CA 92660	(212) 536-3901
(949) 200-4626

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 13, 2023

459,783,937 Shares of Common Stock

This prospectus relates to the resale or other disposition of up to 459,783,937 shares of Athena Bitcoin Global common stock, par value $0.001 per share (the “common stock” or “shares”), which may be offered for sale from time to time by the selling shareholders named in this prospectus (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”). The shares of our common stock covered by this prospectus include: (i) 409,933,937 shares of common stock that were issued by us to the Selling Shareholders in the share exchange transaction or were purchased by the Selling Shareholders in private transactions, and (ii) up to 49,850,000 shares of common stock issued or issuable upon exercise of our outstanding 6% Convertible Debentures Due 2023 (the “Convertible Debentures”) which were issued in connection with a private placement financing in 2021. We are registering the resale of the shares of common stock underlying the Convertible Debentures as required by the Securities Purchase Agreement that we entered into with the Selling Shareholders as of June 22, 2021, which provided said Selling Shareholders with certain registration rights with respect to the common stock issuable upon conversion of the Convertible Debentures. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of any shares of common stock by the Selling Shareholders. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is quoted on the OTC Pink Market (“OTC Pink”) operated by the OTC Markets Group, Inc. under the symbol “ABIT”. On November 10, 2023, the last reported sale of our common stock was $0.11. There is a limited public trading market for our common stock. You are urged to obtain current market quotations for the common stock.

Until such time as our common stock is quoted on the over-the-counter bulletin board (“OTCBB”), or the OTCQX, or the OTCQB or listed on any national securities exchange or automated interdealer quotation system, the shares covered by this prospectus will be sold by the Selling Shareholders from time to time at a fixed price of $[●] per share, representing the average of the high and low prices as reported on the OTC Pink on [●], 2023. If and when our common stock is regularly quoted on the over-the-counter bulletin board (“OTCBB”), or the OTCQX, or the OTCQB or listed on any national securities exchange or automated interdealer quotation system, the Selling Shareholders may sell their respective shares of common stock, from time to time, at prevailing market prices or in privately negotiated transactions.

Our registration of the shares of common stock covered by this prospectus does not mean that the Selling Shareholders will offer or sell any of the shares. See “Plan of Distribution” which begins on page 106 of this prospectus for more information.

This offering will terminate on the earlier of (i) the date when all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), (ii) or the date that all of the securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, (iii) or we decide at any time to terminate the registration of the shares at our sole discretion.

We have made no written communications as defined under Rule 405 of the Securities Act to prospective investors or investors.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

Investing in our shares involves a high degree of risk. You should carefully consider the Risk Factors beginning on page 14 of this prospectus before you make an investment in our securities.

The Company has an accumulated deficit of $11,576,000 as of December 31, 2022 and our auditor has expressed substantial doubt about our ability to continue as a going concern. See Note 1 to our audited Consolidated Financial Statements.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act (the “Jobs Act”) and defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements in future reports after the completion of this offering. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 14 of this prospectus before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated November 13, 2023.

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for and cannot provide any assurance as to the reliability of any other information others may give you. The Selling Shareholders are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

For investors outside of the United States: Neither we nor any of the Selling Shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of common stock by the Selling Shareholders and the distribution of this prospectus outside of the United States.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, the Selling Shareholders may, from time to time, sell the shares of common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus (except for the section titled “Plan of Distribution,” which additions, updates, or changes that are material shall only be made pursuant to a post-effective amendment). You may obtain this information without charge by following the instructions under the section titled “Additional Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our shares.

INDUSTRY AND MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal Company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

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Glossary of Bitcoin and Crypto Terms

•	Address: An alphanumeric reference to where crypto assets can be sent or stored.

•	Bitcoin: The first system of global, decentralized, scarce, digital money as initially introduced in a white paper titled Bitcoin: A Peer-to-Peer Electronic Cash System by Satoshi Nakamoto. Bitcoin, while having several of the primary attributes of money, is not considered a currency or money in the jurisdictions that the Company operates, with the exception of El Salvador where it is legal tender.

•	Bitcoin ATM: A kiosk that can be used by a Customer to buy or sell Bitcoin or other crypto assets in exchange for Cash.

•	Bitcoin Cash (BCH): A fork of Bitcoin that seeks to add more transaction capacity to the network in order to be useful for everyday transactions. BCH is based on the original Bitcoin blockchain with some distinct differences. A major one is an increased maximum block size of 32MB, compared to just 1MB on Bitcoin. Increased block size allows BCH to process transactions faster than Bitcoin, with lower fees and an increased per-second transaction capacity.

•	Bitcoin SV: A fork of Bitcoin Cash (BCH), also known as Bitcoin Satoshi’s Vision, that attempts to restore the original Bitcoin protocol to align with Bitcoin inventor Satoshi Nakamoto’s original vision for the blockchain network.

•	Block: A grouping of Transactions validated by Miners and disseminated by the Network to servers that maintain the records in a blockchain. Blocks are added to an existing blockchain as transactions occur on the network. Miners are rewarded for “mining” a new block.

•	Blockchain: A cryptographically secure digital ledger that maintains a record of all transactions that occur on the network and follows a consensus protocol for confirming new blocks to be added to the blockchain.

•	Cash: The physical specie or banknotes of a sovereign country including the US Dollar and other countries that issue fiat currency in paper formats.

•	Chivo: CHIVO, Sociedad Anonima de Capital Variable, a private company incorporated under the laws of the Republic of El Salvador, which is politically controlled by the Government of El Salvador (GOES), is the official Bitcoin service provider of the government of El Salvador. Chivo’s platform is used to support the use of Bitcoin as legal tender in the country. The platform facilitates the exchange of Bitcoin and US dollar between users and their counterparties. The Chivo brand, which is the exclusive property of CHIVO, Sociedad Anonima de Capital Variable, is used across multiple products and services including a mobile wallet (Chivo wallet), integrated ATMs (Chivo ATMs) and point-of-sale (“POS”) terminals.

•	Cold storage: The storage of private keys in any fashion that is disconnected from the internet. Common cold storage examples include offline computers, USB drives, or paper records.

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•	Confirmation: A Bitcoin or similar transaction is considered confirmed when it is included in a new Block in the Blockchain. Each time another block is appended to the chain, the Transaction is confirmed again.

•	Crypto: A broad term for any cryptography-based market, system, application, or decentralized network.

•	Cryptocurrency: Bitcoin and alternative coins, or ‘altcoins’. This category of crypto asset is designed to work as a medium of exchange, store of value, or to power applications and excludes security tokens.

•	Customer: A retail user of our Bitcoin ATMs or client of one of our other services.

•	Customer Buying: When a Customer acquires Bitcoin or crypto asset in exchange for Cash or a Wire Transfer. In these transactions, the Company is selling Bitcoin or crypto asset and acquiring Fiat Currency.

•	Customer Selling: When a Customer acquires Fiat Currency, either Cash or Wire Transfer, in exchange for Bitcoin or crypto asset. In these transactions, the Company is acquiring Bitcoin or crypto asset in exchange for Fiat Currency.

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Crypto Asset or Digital Asset: Bitcoin and alternative digital forms of money, or ‘altcoins’, launched after the success of Bitcoin. This category of crypto asset is designed to work as a medium of exchange or store of value. This term is inclusive of Ethereum, Litecoin, Tether, and Bitcoin Cash, but not securities. In the Company’s marketing documents and website, this would be referred to as “cryptocurrency,” however in this document we refer to this category of digital token as a “crypto asset.”

•	Ethereum: A decentralized global computing platform that supports smart contract transactions and peer-to-peer applications, or “Ether,” the native crypto assets on the Ethereum network.

•	Fiat Currency: The currency issued by a sovereign government or bloc including the US Dollar, Argentine Peso, or Euro.

•	Fork: A fundamental change to the software underlying a blockchain which results in two different blockchains, the original, and the new version. In some instances, the fork results in the creation of a new token.

•	Hot Wallet: A wallet that is connected to the internet, enabling it to broadcast transactions.

•	Miner: Individuals or entities who operate a computer or group of computers that add new transactions to blocks, and verify blocks created by other miners. Miners collect transaction fees and are rewarded with new tokens for their services.

•	Mining: The process by which new blocks are created, and thus new transactions are added to the blockchain.

•	Monero: A cryptocurrency focused on privacy, which allows users to send and receive transactions without making this data available to anyone examining its blockchain.

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•	Network: The collection of all Miners and Nodes that use computing power to maintain the ledger and add new blocks to the blockchain. Most networks are decentralized, reducing the risk of a single point of failure.

•	Node: A server that maintains a record of the blockchain and can communicate with other Nodes on the Network to propagate new Transactions. Nodes can also maintain wallets and safeguard Private Keys.

•	Protocol: A type of algorithm or software that governs how a blockchain operates.

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Public key or private key: Each public address has a corresponding public key and private key that are cryptographically generated. A private key allows the recipient to access any funds belonging to the address, similar to a bank account password. A public key helps validate transactions that are broadcasted to and from the address. Addresses are shortened versions of public keys, which are derived from private keys.

•	Stable Coin: A Token issued for the purpose of maintaining a constant value relative to a fiat currency, most commonly the U.S. Dollar. Examples include Tether, USDC, Dai, BinanceUSD or GUSD. Many of these operate as un-regulated money market fund equivalents. Stable coins are a popular method to transfer funds between exchanges without taking price risk.

•	Tether: A blockchain-based cryptocurrency whose tokens in circulation are backed by an equivalent amount of U.S. dollars, making it a stablecoin with a price pegged to USD $1.00.

•	Token: A unit of a crypto asset or other instrument secured by and recorded on a blockchain. Tokens could include the primary units of a blockchain as in Ethereum or Bitcoin, or be a separate construct whose ownership is recorded using such a blockchain as in an ERC-20 Token, whose ownership might convey any number of properties.

•	Transaction: The transfer of Bitcoin or a crypto asset from one Address to one or more Addresses. The Transaction is validated by Nodes and Miners according to the Protocol and specifically must be signed using the private key of the sending Address to be included in a block, whereby it becomes Confirmed.

•	Wallet: A place to store public and private keys for crypto assets. Wallets are typically software, hardware, or paper-based.

•	Wire Transfer: A permanent inter-bank transfer on a national or international settlement system including the Fedwire system in the United States or the SWIFT international system but excluding non-permanent systems like ACH.

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Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. Unless the context suggests otherwise, all references to “Athena”, “we”, “us”, “our”, or “the Company” refer to Athena Bitcoin Global, a Nevada corporation and all of its subsidiaries, and all references to “Athena Bitcoin” refer solely to Athena Bitcoin, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company. As used below, Bitcoin with an uppercase “B” is used to describe the system as a whole that is involved in maintaining the ledger of bitcoin ownership and facilitating the transfer of bitcoin among parties. When referring to the crypto asset within the Bitcoin network, bitcoin is written with a lower case “b” (except, of course, at the beginning of sentences or paragraph sections, as below). The name “Athena Bitcoin” and the Athena Bitcoin logo service mark appearing in this prospectus are the property of Athena Bitcoin, Inc., a wholly-owned subsidiary of the Company. Solely for convenience, the trademarks, servicemarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that the owner of such trademarks, servicemarks and trade names will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Introduction

We are an early entrant in the crypto asset market and one of the first U.S. publicly traded companies using crypto assets and blockchain technologies in our business operations which include a global network of Athena Bitcoin ATMs.

Our management has determined that it is in our best interests to become a reporting company under the Securities and Exchange Act of 1934 as amended (“Exchange Act”), and endeavor to establish a public trading market for our common stock on the OTCQB or other trading systems. Currently our trading volume is limited and we are subject to the Alternative Reporting Standard of OTC Pink Market. Our management believes that establishing a public market on OTCQB or another exchange: (i) will increase our profile as a leading company in the international operation of Bitcoin ATMs, giving us greater identity and recognition, and (ii) will make it easier for us to attract additional equity capital, which we need to expand our business. There is no assurance that we will accomplish any of the foregoing goals and prospective investors are cautioned to carefully read the risk factors set forth herein prior to making an investment decision.

Athena Bitcoin connects the world’s
cash to the world of cryptocurrency.

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Overview

Athena Bitcoin Global owns and operates a global network of Athena Bitcoin ATMs, which we refer to as our ATMs, that allow our customers to buy or sell Bitcoin in exchange for their local fiat currency, such as the U.S. dollar. We are focused on making Bitcoin more easily accessible, functional and usable for people, business and other organizations. Athena believes the great promise of Bitcoin is the democratization of money. The traditional system of money and banking, with its many layers, costs and inefficiencies, results in the disenfranchisement of enormous numbers of individuals and businesses in the world. According to the World Bank, 1.4 billion people in the world are unbanked. This is typically due to geographic and socio-economic factors. Bitcoin, altcoins, blockchains and smart contracts are poised to transform the international financial order by providing the unbanked and billions of others in the world with a connection to the new global digital financial system.

Bitcoin is a system for decentralized digital value exchange that is designed to enable units of bitcoin to be transferred across borders without the need for currency conversion. Bitcoin is not legal tender, except in the country of El Salvador. The supply of bitcoin is not determined by a central government, but rather by an open-source software program that limits both the total amount of bitcoin that will be produced and the rate at which it is released into the network. The responsibility for maintaining the official ledger of who owns what bitcoin and for validating new bitcoin transactions is not entrusted to any single central entity. Instead, it is distributed among the network’s participants. As such, crypto assets are transferred entirely online, with no physical coins or bills. Instead of being held at a bank, crypto assets are held in one’s digital wallet, which is an online vault for holding public and private keys for crypto assets.  Instead of being transferred through banks, brokers, clearing houses, custodians and payment processors, crypto assets are transferred directly to the recipient online and transactions are recorded on a blockchain or public ledger. This allows for an efficient and fully transparent transfer of funds. The value of each crypto asset is determined by trading among buyers and sellers all over the world. At the end of 2022, the overall market capitalization of crypto assets reached $795 billion, representing a compounded average growth rate (CAGR) of approximately 62% since the end of 2013. The supply of Bitcoin is greater than the M1 money supplies of the Swiss Franc and the Russian Ruble. One challenge for Bitcoin and other crypto assets is that they typically cannot be used to pay for common expenditures like groceries, utility bills, or a house. When someone wants to spend their bitcoin, they will generally need to convert it to their local currency. Crypto asset owners can use crypto exchanges like Coinbase and acquire U.S. dollars by selling their crypto asset(s). On Coinbase or other crypto asset exchanges, users can oftentimes sell their bitcoin or other crypto assets for up to 50,000 U.S. dollars a day which can be wired or otherwise sent directly to a bank account and typically usable after one or two business days. Crypto exchanges are well suited for larger, planned transactions but can be inconvenient or entirely unsuitable for smaller or more immediate transactional needs or for those who do not have access to institutionalized banking in their country. They also do not offer the level of convenience that bank customers are accustomed to. Most people in the United States use bank ATMs rather than bank tellers to get spending cash due to their convenience.

ATM Market

According to a University of Florida study, there were over 470,135 traditional ATMs operating in the United States in 2018. Our two-way ATMs play a similar role by providing cash conveniently and quickly. Individuals that own Bitcoin can visit our two-way ATMs and get up to $2,000 in cash in a single transaction. While our two-way ATMs dispense cash for Bitcoin owners like a typical ATM cash machine does for a bank customer, our ATMs capabilities are more akin to currency exchange booths at international airports. Our ATMs perform real-time exchange between Bitcoin and fiat currency. The majority of our customers use our services to purchase Bitcoin with U.S. dollars. However, in Central and South America, there is a more even distribution between purchases and sales of crypto assets. While our two-way ATMs differ substantially in function from bank ATMs, they provide a similar level of convenience. Our two-way ATMs benefit from the public’s vast experience using bank ATMs, which contributes to making our two-way ATMs a user-friendly and familiar method for anyone who wishes to buy or sell Bitcoin.

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The Birth of Bitcoin ATMs

In the earliest days of Bitcoin, most transactions were done in person - often facilitated by websites. These sites matched prospective buyers with sellers and facilitated communications and wallet coordination, allowing them to meet in public places like coffee shops and street corners, and exchange bitcoin for envelopes of cash. The first Bitcoin ATMs began appearing in 2014. These ATMs were an instant success with retail customers because they offered instantaneous access to bitcoin in a familiar and safe method.

According to Reuters in a March, 2021 article titled “Bitcoin ATMs are coming to a gas station near you”, the industry has grown from a handful of machines operated by hobbyists to more than 15,000 kiosks worldwide primarily operated by increasingly larger organizations. There are many operators of Bitcoin ATM networks, from crypto businesses to major corporate and conventional kiosk companies including Coinstar.

Some Bitcoin ATMs offer one-way exchange, allowing customers to only buy crypto assets. Others offer two-way exchange, so customers can buy crypto assets for cash, or sell some of their crypto assets and receive cash. Athena Bitcoin ATMs currently serve clients with only one crypto asset, Bitcoin, in either one-way or two-way exchanges, depending on the functionality of the ATM machine.

Bitcoin Adoption

Parties that want to use their bank accounts to buy Bitcoin can do so without an ATM. These transactions are the domain of exchanges and specialty apps including services from Coinbase, Gemini, Binance, Kraken, and Square. These services generally accept U.S. dollar transfers from bank accounts and do not accept physical currency. These services may or may not, depending on several factors including method of deposit, allow the purchaser of a crypto asset on their platforms to immediately transfer the crypto asset into their own wallet. These services cater to larger purchasers and investors of crypto assets. Users of exchanges and specialty apps may use ATMs as a convenient method to get spending cash, similar to how bank account and credit card holders use bank ATMs.

In second quarter of 2023, PayPal reported that its crypto revenue increased by 56% to $1.1 billion, and that Venmo's crypto volume grew by 29% to $67 billion. PayPal and Venmo have also expanded their crypto offerings, such as allowing users to transfer crypto to third-party wallets and exchanges, and introducing crypto transfers via Venmo. These features have increased the utility and accessibility of crypto for their customers, and have helped drive more adoption in the U.S. and beyond. Per Chainalysis.com, the global index score, which is based on countries’ usage of different types of cryptocurrency services, has increased significantly from 0.75 in the first quarter of 2023 to 0.82 in the second quarter of 2023, indicating a higher level of crypto adoption worldwide.

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We believe this trend is due in part to an increase in companies and online service providers that are helping to make Bitcoin and other crypto assets more widely and easily usable. This trend is also correlated with the increase in the price of Bitcoin. Given the infancy of the new digital global financial system, there has been significant variability of price since the inception of Bitcoin. However, as worldwide adoption continues, the Company is optimistic that the variability of the price will decrease.

While the COVID-19 pandemic detrimentally impacted the world economy overall and aspects of our business operations, we also believe that the COVID-19 pandemic demonstrated the benefits of crypto assets to the world. According to Christine Zhenwei Qiang, Global Director for Digital Development Global Practice for the World Bank, “the COVID-19 pandemic has highlighted the fundamental role that digital infrastructure can play in rapidly delivering services and social assistance to people. Integration of digital ID, digital payments, and trusted data sharing platforms is critical for serving the poor at scale and connecting communities to opportunities.”

We believe that the use of Bitcoin ATMs will continue to rise as the Bitcoin and crypto industry and its many interconnected service providers expand.

Corporate History and Other Information

The Company was incorporated in the state of Nevada in 1991 under the name “GamePlan, Inc.” for the sole purpose of merging with Sunbeam Solar, Inc., a Utah corporation, which merger occurred as of December 31, 1991 with GamePlan, Inc. as a sole surviving entity. The Company was involved in various businesses, including, gaming and other consulting services, prior to becoming a company seeking acquisitions (a “shell company” as defined in Rule 405 of the Securities Act). The Company was a reporting issuer under the Securities and Exchange Act of 1934 (the “Exchange Act”) from 1999 until 2015 when it filed Form 15 pursuant to Rule 12g-4(a)(1) with the Commission and ceased to be a reporting company.

On January 14, 2020 the Company entered into a Share Exchange Agreement (the “Agreement”), by and among the Company, Athena Bitcoin, Inc., a Delaware corporation (“Athena Bitcoin”) incorporated in 2015, and certain shareholders of Athena Bitcoin. The Agreement provides for the reorganization of Athena Bitcoin, with and into the Company, resulting in Athena Bitcoin becoming a wholly-owned subsidiary of the Company. The agreement is for the exchange of 100% shares of the outstanding common stock of Athena, for 3,593,644,680 shares of GamePlan, Inc. common stock (an exchange rate of 1,244.69 shares of common stock of GamePlan, Inc. for each share of Athena Bitcoin common stock). The closing of the transaction occurred as of January 30, 2020. Subsequently, in May, 2020, the Company filed its amended and restated articles of incorporation authorizing a total of 4,409,605,000 shares of common stock.

The Company approved the name change from “GamePlan, Inc.” to “Athena Bitcoin Global” on March 10, 2021 by the unanimous consent of its Board of Directors and a majority consent of its shareholders. The Company filed an amendment to its Articles of Incorporation with the Secretary of State of the state of Nevada on April 6, 2021, with the effective date of April 15, 2021. The Company’s name change and trading symbol change to “ABIT” was declared effective by FINRA on OTC Pink Market as of June 9, 2021.

In January, 2023, the Company filed its second amended and restated articles of incorporation authorizing a total of 10,000,000,000 shares of common stock and 5,000,000,000 shares of preferred stock, par value $0.001 per share.

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Our domestic business operations are conducted by our subsidiary, Athena Bitcoin, Inc., a Delaware corporation. We have operating subsidiaries in the specific countries where we operate, as more fully described in the following:

(1)	Athena Bitcoin Inc. owns 99% of Athena Holdings El Salvador SA de CV and Eric Gravengaard holds 1% on behalf of the Company.

(2)	Athena Bitcoin Inc. beneficially owns and controls Athena Holdings SAS which is nominally owned by Eric Gravengaard 95% and Matias Goldenhörn 5%.

(3)	Athena Bitcoin Inc. beneficially owns and controls Athena Holding Company SRL which is nominally owned by Eric Gravengaard 45%, Gilbert Valentine 45%, and Matias Goldenhörn 10%.

(4)	Athena Bitcoin Inc. owns 2,999 Shares of Athena Bitcoin SRL de CV and Eric Gravengaard owns 1 Share on behalf of the Company.

(5)	Athena Bitcoin Inc. is the only member of Athena Holdings of PR, LLC.

(6)	Athena Bitcoin Inc. owns 100% Athena Business Holdings Panama S.A.

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Our corporate office is located at 800 NW 7th Avenue, Miami, Florida 33136, and our telephone number is 312-690-4466. Our website is www.athenabitcoin.com. The information on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein.

Industry Summary

The Company is an active participant in the operation of Bitcoin ATMs in the United States and Latin America. More broadly we operate in the market of retail sales of crypto assets, where we facilitate small purchases of Bitcoin. There are multiple avenues that retail consumers, individuals purchasing small amounts from one dollar to a few thousand dollars’ worth, can purchase or dispose of crypto assets.

Company Summary

Athena Bitcoin ATMs

The Company is focused on developing, owning and operating a global network of Athena Bitcoin ATMs, which are free standing kiosks that permit customers to either buy or sell certain crypto assets (two-way ATMs) in exchange for fiat currencies or to just have the ability to buy certain crypto assets (one-way ATMs) in exchange for fiat currencies. The Company at this time only transacts in Bitcoin. The Company places its ATMs in convenience stores, shopping centers, and other easily accessible locations. Our network presently includes ATMs in 21 U.S. states, the territory of Puerto Rico and 4 countries in Central and South America. We seek to expand our network in the U.S. and globally, and to further develop Athena Bitcoin as a trusted and preferred brand for parties seeking to exchange currency for Bitcoin.

Customers can purchase as little as $1 of an available crypto asset (most commonly Bitcoin), but normally choose between $100 and $1,000 using Athena Bitcoin ATMs. The typical ATM that the Company operates is about 5-feet tall and features a large touchscreen for customer interaction. The customer typically needs to have a wallet application on their smart phone to buy or sell crypto assets on our ATM. To initiate the transaction, the customer will follow the steps prompted on the screen. When a customer is buying crypto assets, the machine will require the customer to insert paper fiat currency since our ATMs do not accept debit or credit cards. When the transaction is complete, a receipt will print showing exactly how many crypto assets have been bought and the receiving address.

The Company’s ATMs do not contain the crypto asset’s private key. The Company sells Bitcoin from cloud-based wallets in each country, enabling real-time supply of crypto assets to its customers. For the six months ending June 30, 2023, and June 30, 2022, and twelve months ended December 31, 2022, and 2021, the Company’s breakdown of volume of ATM transactions per crypto asset is as follows:

Crypto Asset	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022	For the Twelve Months Ended December 31, 2022	For the Twelve Months Ended December 31, 2021
Bitcoin	25,782	28,959	42,731	87,818
Ethereum	221	606	1,220	1,936
Litecoin	866	2,190	3,868	5,513
Bitcoin Cash	72	167	396	865
Total	26,941	31,922	48,215	96,132

The Company buys most of its crypto assets through automated purchases on crypto exchanges and with digital assets trading firms based on algorithms the Company has developed for balancing its holdings with anticipated demand. The Company is also active in the over-the-counter dealer market and has bilateral relationships with several large crypto asset trading desks. We replenish our supply of Bitcoin, daily as needed, and hold Bitcoin in our wallet to sell to users of our ATMs. On average, we sell our holdings of Bitcoin within 1 to 3 days of purchase and we had sold our holdings of Ethereum, Litecoin and BCH holdings within 7 to 10 days of purchase. At this time, we only transact in Bitcoin at our machines. We strive to keep holding periods short to reduce the effect of changes in crypto assets/U.S. dollar exchange rates on our business and to maximize our working capital. We do not invest or have long term holdings of Bitcoin, Ethereum, Litecoin or BCH.

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We charge a fee per crypto asset available through our Athena Bitcoin ATM, equal to the prevailing price at U.S.- based exchanges plus a markup. The prices shown to customers on our Bitcoin ATM are inclusive of this price spread and are calculated by multiplying the prevailing price level of crypto asset by one plus the markup. The markup varies from one crypto asset to another and by location. It is determined by a proprietary method that is maintained as a trade secret. Our revenues associated with our ATM transactions are recognized at the time when the crypto asset is delivered to the customer’s wallet.

Athena Plus

We generate revenue by selling crypto assets directly to institutional traders and organizations. These transactions are typically done through the phone for amounts that exceed $10,000 USD. The Company utilizes crypto assets on hand and additional purchases, if necessary, to provide the crypto assets for the transaction. We charge a fee per crypto asset available, equal to the prevailing price at U.S.- based exchanges plus a markup.

White-label Service

This white-label service is comprised of installing and operating ATMs on behalf of Chivo. Our services provide Company owned ATMs to the customer, which we operate on behalf of Chivo. Our responsibilities operating the ATMs include ensuring that the ATM have sufficient cash, performing repairs and maintenance, loading and unloading cash, setting up the network connections, and software upgrades, as necessary. We generally charge a separate fixed fee for installation of the ATM and a separate monthly fixed fee to operate the machine. For certain ATMs, we charge a transaction fee of .5%-1.25% of the transaction amount to operate these machines. We also charge customers for certain activities that are necessary to operate the machines, including preventative repairs. The Company does not sell crypto assets to the users of the machine, as the crypto assets are the property of the government of El Salvador.

Ancillary

The Company engages in ancillary services to customers as part of its mission to bring the new digital financial system to the world. This includes the sale of point-of-sale terminals (“POS Terminals”) and developing crypto ecosystems. In 2021, the Company agreed to develop and support the Chivo Ecosystem for the El Salvadoran government. The Chivo Ecosystem acts as the interface to El Salvador’s Bitcoin Digital Wallet and Website for El Salvador and its users. The Company’s contract to develop the Chivo Ecosystem ended December 31, 2021.

Competitive Strengths

We are focused on strategically placing our ATMs in optimal locations that maximize both current income and future potential. Our ATMs are in urban, suburban, and rural locations. Our site selection criteria and metrics are a closely guarded proprietary aspect of our business. In placing our ATMs, we employ a data driven strategy based on a multitude of factors. In addition to data metrics, our placement strategy includes analysis of immediate trends, as we are in a dynamic business where usage is widening dramatically and often in unpredicted ways. Each location is chosen to complement the rest of the fleet and offer customers of diverse backgrounds access to convenient crypto assets transactions.

We are constantly improving our operational efficiency. Our ATMs serve as remote tellers that connect individuals to our centralized cloud-based crypto trading operation. We utilize proprietary systems and methods of managing our currency exchange operation. Our founders and executives are well-versed in high-frequency trading and were some of the first to electronically trade Bitcoin on multiple exchanges simultaneously. The objective of our purchasing algorithms is to frequently re-balance our crypto holdings to meet the dynamic demand of our many customers while minimizing risk of crypto asset rate fluctuations. Over-buying of any crypto asset can result in inefficiencies and exposure to fluctuations in the price of the crypto asset, while under-buying may temporarily prevent us from selling crypto assets at our ATMs. We strive to improve the efficiency of our currency exchange operations to maximize our profits, manage risk and facilitate growth.

Our ATMs permit users to obtain crypto assets directly in their personal bitcoin wallet, which allows users to have full control of their crypto assets. Other payment providers often utilize a centralized system where the users, while able to make payments in crypto for everyday expenditures, do not have control of their crypto wallet due to not controlling the private keys to their crypto assets. This is contrary to many user’s preferences, which is be part of a transparent de-centralized digital financial system.

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Business Strategies

We seek to grow and distinguish Athena Bitcoin services based on our method of location selection, our global expansion, operational efficiencies, and our authenticity as a crypto industry forerunner with respect to Bitcoin ATMs.

Our strategy is to become a global financial services company that can connect the world’s cash to the world of crypto assets, predominantly Bitcoin, and Ethereum, Litecoin, and BCH (Athena Plus). We have spent years learning how to expand our business across borders. We have assembled the people, processes, and technologies to enable us to continue to grow our global footprint that we believe is unmatched by our competition.

According to the CIA World Factbook, the median age in the United States is 38. In South America it is 31, and Africa has a median age of only 18.

As the youth digital generation accumulate their wealth, they are far more likely to embrace crypto assets than the predecessor generations. According to the joint Finra-CFA Institute report, 55 percent of US-based Gen Z investors currently invest in crypto, which is significantly higher than prior generations.

Bitcoin is poised to quickly become a part of the lives of a huge percentage of the developing world’s population. This “global south” offers a large green field expansion opportunity for us because it combines high usage of physical currency with low median age and reduced access to quality banking and the legacy global financial system.

On June 8, 2021, El Salvador became the first country to officially adopt the cryptocurrency as legal tender when its congress passed the Bitcoin Law proposed by President Nayib Bukele. On September 7, 2021, the Bitcoin Law was implemented and Bitcoin became legal tender in El Salvador, alongside the U.S. dollar, the country’s other official currency. Under the new law, Salvadorans can pay taxes in Bitcoin and businesses are obliged to accept Bitcoin as payment for goods and services, in addition to the U.S. dollar. Given that more than 70% of the adult population of El Salvador does not have access to the traditional banking system, the government of El Salvador believes that Bitcoin will greatly help the unbanked get access to electronic payments.

See table below for our ATM breakdown by country, as of June 30, 2023.

Country	Number of Athena Bitcoin ATMs (as of June 30, 2023)		Type of Fiat Currency
	Total	Two-Way
United States	1,171	592	U.S. Dollar
El Salvador	14	14	U.S. Dollar
Argentina	12	12	Argentine peso
Colombia	17	17	Colombian peso
Mexico	1	1	Mexican peso
TOTAL	1,215	636

The Company began working with the government of El Salvador in late June 2021 to support the implementation of its Bitcoin Law by installing and operating ATMs on behalf of the El Salvador government. In the third quarter of 2022, the Company completed contract negotiations with Chivo, Sociedad Anónima de Capital Variable, a wholly owned private company of the Government of El Salvador (“CHIVO” ). These ATMs are located in El Salvador and in their consulates and other locations in the United States. The Company operates a total of 248 ATMS for Chivo as of June 30, 2023.

The Company developed the Chivo Ecosystem & Chivo Website, which acts as El Salvador’s Bitcoin ecosystem (i.e., bitcoin digital wallet and platform). The development of the Chivo Ecosystem & Website was completed in 2021.

The Company is actively working to expand its geographic presence throughout the world, in particular in Latin America, by expanding our global Bitcoin ATMs and discussing with potential partners the service offerings that we are able to provide as the world continues to adopt the new digital financial system. By increasing our geographic service area, including our expansion of operations in El Salvador, we aim to make Athena into a global financial services company that can connect the world’s cash to the world of crypto assets.

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Going Concern

Our auditor expressed substantial doubt about our ability to continue as a going concern in its audit report dated December 31, 2022. As discussed in Note 1 to our Consolidated Financial Statements, the Company has an accumulated deficit of $11,576,000 as of December 31, 2022. These conditions and events create an uncertainty about the ability of the Company to continue as a going concern for the next twelve months. The Company has not been able to generate sufficient cash from operating activities to fund its ongoing operations and current liabilities. There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support its operations. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. The ultimate impact of these matters to the Company and its consolidated financial condition is presently unknown. See also “Risk Factors” on page 14.

Risk Factors Associated with Our Business

Investing in our shares of common stock involves significant risks. You should carefully consider the risks described in “Risk Factors” before deciding to invest in our shares. If we are unable to successfully address these risks and challenges, our business, financial condition, results of operations, or prospects could be materially adversely affected. In any of such cases, the trading price of our common stock would likely decline, and you may lose all or part of your investment. Below is a summary of some of the risks we face.

•	Our shares are subject to liquidity risks.

•	A majority of our net revenue is derived from transactions in Bitcoin. If demand for crypto assets declines, our business, operating results, and financial condition could be adversely affected.

•	The future development and growth of crypto is subject to a variety of factors that are difficult to predict and evaluate. If crypto does not grow as we expect, our business, operating results, and financial condition could be adversely affected.

•	Cyberattacks and security breaches of our platform, or those impacting our customers or third parties, could adversely impact our brand and reputation and our business, operating results, and financial condition.

•	We operate in a highly competitive industry and we complete against unregulated companies and companies with greater financial and other resources and our business, operating results and financial condition may be adversely affected if we are unable to respond to our competitors effectively

•	We are subject to an extensive and highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

•	As we continue to expand and localize our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by regulators and governmental authorities.

•	We currently rely on third-party service providers for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our customers.

•	Loss of a critical banking relationship could adversely impact our business, operating results, and financial condition.

•	Any significant disruption in our products and services, in our information technology systems, or in any of the blockchain networks we support, could result in a loss of customers or funds and adversely impact our brand and reputation and business, operating results, and financial condition.

•	The loss or destruction of private keys required to access any crypto assets held for our business transactions with our customers may be irreversible. If we are unable to access our private keys or if we experience a hack or other data loss relating to our ability to access any crypto assets, it could cause adversely impact our business operations, operating results, regulatory scrutiny, reputational harm, and other losses.

•	None of our stockholders are party to any contractual lock-up agreement or other contractual restrictions on transfer. Following the registration of our shares, the sales or distribution of substantial amounts of our common stock, or the perception that such sales or distributions might occur, could cause the market price of our common stock to decline.

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Offering Summary

We are registering the resale of 459,783,937 shares of our common stock that include: (i) 409,933,937 shares of common stock that were issued by us to the Selling Shareholders in the share exchange transaction or were purchased by the Selling Shareholders in private transactions, and (ii) up to 49,850,000 shares of common stock issued or issuable upon exercise of our outstanding 6% Convertible Debentures Due 2023 (the ”Convertible Debentures”) which were issued in connection with a private placement financing in 2021.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could remain an emerging growth company for up to five years after the effective date of this Registration Statement, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any December 31 before that time or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.07 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Additionally, even if we no longer qualify as an emerging growth company, as long as we are neither a “large accelerated filer” nor an “accelerated filer,” we would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our securities less attractive because we may rely on these exemptions, which could result in a less active trading market for our securities and increased volatility in the price of our securities.

Finally, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company) and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

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Summary Consolidated Financial and Other Data

The following tables set forth a summary of our historical consolidated financial data as of and for the periods indicated. The summary consolidated statements of operations data for the periods ended December 31, 2022, and December 31, 2021, have been derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The summary consolidated statements of operations data for the periods ended June 30, 2023, and June 30, 2022, have been derived from our unaudited condensed consolidated financial statements and related notes thereto included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future. When you read this summary consolidated financial data, it is important that you read it together with the historical consolidated financial statements and the related notes thereto included elsewhere in this prospectus, which qualify this summary consolidated financial data in their entirety, as well as the sections of this prospectus titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary financial data in this section are not intended to replace our audited consolidated financial statements and the related notes, and are qualified in their entirety by such financial statements and related notes included elsewhere in this prospectus.

(in thousands) Balance Sheet Summary	June 30 2023 Unaudited	December 31 2022 Audited	December 31 2021 Audited
Current assets	$9,865	$4,505	$7,948
Other assets	20,650	9,005	7,053
Total assets	$30,515	$13,510	$15,001

Current liabilities	$14,802	$8,138	$11,999
Long-term liabilities	13,696	5,575	10,576
Total stockholders’ equity (deficit)	2,017	(203)	(7,574)
Total liabilities and stockholders’ equity (deficit)	$30,515	$13,510	$15,001

(in thousands) Statement of Operations Summary	For the six months ended June 30
	2023 Unaudited	2022 Unaudited
Revenues	$54,564	$39,701
Cost of revenues	48,021	35,371
Gross profit	6,543	4,330

Operating expenses	2,558	4,332
Income (loss) from operations	3,985	(2)

Interest expense	233	362
Fees on virtual vault services	231	67
Other expense	93	148
Income (loss) before taxes	3,428	(579)

Income tax expense (benefit)	1,166	(1,170)
Net income (loss)	$2,262	$(1,749)

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(in thousands) Statement of Operations Summary	For the twelve months ended December 31
	2022 Audited	2021 Audited
Revenues	$73,686	$81,747
Cost of revenues	59,643	76,178
Gross profit	14,043	5,569

Operating expenses	7,184	6,774
Income (loss) from operations	6,859	(1,205)

Fair value adjustment on crypto asset borrowing derivatives	–	515
Interest expense	668	661
Fees on borrowings	113	341
Other expense	169	39
Income (loss) before taxes	5,909	(2,761)

Income tax expense	1,770	883
Net income (loss)	$4,139	$(3,644)

Key Business Metrics and Non-GAAP Financial Measure

In addition to our financial results, we use the following business metrics to evaluate our business, measure our performance, identify trends affecting our business, and make strategic decisions. To evaluate our operating performance, and for internal planning and forecasting purposes, we also use EBITDA, a non-GAAP financial measure. For additional information regarding these measures, see the section titled “Selected Consolidated Financial and Other Data—Key Business Metrics and Non-GAAP Financial Measure.”

(in thousands)	Six Months Ended June 30 2023 Unaudited	Twelve Months Ended December 31 2022 Audited	Twelve Months Ended December 31 2021 Audited
Number of Athena bitcoin ATMs end of period	1,215	430	385
Number of bitcoin ATM transactions	25,782	42,731	87,818

Net income (loss)	$2,262	$4,139	($3,644)
EBITDA	$4,887	$8,349	($1,177)

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The Offering

Common Stock offered by Selling Shareholders	459,783,937 shares of common stock which include: (i) 409,933,937 shares of common stock that were issued by us to the Selling Shareholders in the share exchange transaction or were purchased by the Selling Shareholders in private transactions, and (ii) up to 49,850,000 shares of common stock issued or issuable upon exercise of our outstanding 6% Convertible Debentures Due 2023 (the “Convertible Debentures”) which were issued in connection with a private placement financing in 2021. We are registering the resale of the shares of common stock underlying the principal amount of the Convertible Debentures, as required by the Securities Purchase Agreement that we entered into with the Selling Shareholders as of June 22, 2021, which provided said Selling Shareholders with certain registration rights with respect to the common stock issuable upon conversion of the principal amount of the Convertible Debentures (the “Purchase Agreement”).

Common Stock outstanding before the offering	4,089,409,545 shares of common stock

Exchange Symbol	ABIT

CUSIP	046839106

Terms of the Offering	Until our shares are quoted on the over-the-counter bulletin board ("OTCBB"), or the OTCQX, or the OTCQB or listed on any national securities exchange or automated interdealer quotation system, the prices at which the selling shareholders may sell their shares is $[●], which was determined by the average of the high and low prices as reported on the OTC Pink Tier of the OTC Markets on [●], 2023. The Selling Shareholders have not engaged any underwriter regarding the sale of their shares of common stock. If our common stock becomes quoted on the over-the-counter bulletin board ("OTCBB"), or the OTCQX, or the OTCQB or listed on any national securities exchange or automated interdealer quotation system, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the Selling Shareholders.

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all the common stock has been sold pursuant to the registration statement or (ii) such time as all the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act (iii) or we decide at any time to terminate the registration of the shares at our sole discretion.

Trading Market	Our common stock is currently quoted on the OTC Pink Market operated by OTC Markets Group, Inc. There is an uneven and limited trading market for our securities. We intend to apply for quotation on the OTCQB once we become a fully reporting company with the SEC.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus. As such, we will not receive any of the offering proceeds from the registration of the shares of common stock covered by this prospectus.

Expenses	We will pay all expenses associated with this registration statement.

Risk Factors	The shares offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 14.

The number of shares of common stock to be outstanding immediately after this offering is based on 4,094,459,545 shares of common stock outstanding as of June 30, 2023, and excludes:

•	250,000,000 shares of common stock issuable upon conversion of 8% Convertible Debenture Due 2025 issued to KGPLA Holdings, LLC;

•	3,525,000 shares of common stock issuable upon conversion of the remaining outstanding principal amount of the 6% Convertible Debenture Due 2023 issued to certain accredited investors pursuant to the Company’s private placement of up to $5,000,000. See page 66.

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Risk Factors

Investing in the Shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before deciding to invest in the Shares. If any of the risks occur, our business, results of operations, financial condition, and prospects could be harmed. In that event, the trading price of the Shares could decline, and you could lose part or all your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

The Most Material Risks Related to Our Business and Financial Position

Our total revenue is substantially dependent on the volume of transactions conducted by our customers. If such volume declines, our business, operating results, and financial position would be adversely affected.

We generate substantially all our revenue from the sale of crypto assets to our customers, either using our Bitcoin ATMs or over the phone. Revenue is based on the prices that we charge our customers based on prevailing market prices. This revenue may fluctuate based on the price of crypto assets. As such, any declines in the volume of transactions, the price of crypto assets, or market liquidity for crypto assets generally may result in lower total revenue to us.

The price of crypto assets and associated demand for buying, selling, and trading crypto assets have historically been subject to significant volatility. The price and trading volume of any crypto asset is subject to significant uncertainty and volatility, depending on several factors, including:

•	market conditions across all elements of the crypto-economy;

•	Our business is in a relatively new consumer product segment, which is difficult to forecast.

•	Our operating results may fluctuate due to the highly volatile nature of crypto.

•	changes in liquidity, market-making volume, and trading activities;

•	trading activities on other crypto platforms worldwide, many of which may be unregulated, and may include manipulative activities;

•	investment and trading activities of highly active retail and institutional users, speculators, miners, and investors;

•	the speed and rate at which crypto assets and specifically Bitcoin can gain adoption as a medium of exchange, utility, store of value, consumptive asset, security instrument, or other financial assets worldwide, if at all;

•	decreased user and investor confidence in crypto assets and associated exchanges and service providers;

•	negative publicity and events relating to Bitcoin, blockchain technology, or the digital currency economy as a whole;

•	unpredictable social media coverage or “trending” of Bitcoin or other crypto assets;

•	the ability for crypto assets to meet user and investor demands;

•	consumer preferences and perceived utility and value of crypto assets and associated markets;

•	increased competition from other payment services or other crypto assets that exhibit better speed, security, scalability, or other characteristics;

•	regulatory or legislative changes and updates affecting the use, storage, ownership, exchange, or any other aspect of the crypto-economy;

•	the characterization of crypto assets under the laws of various jurisdictions around the world;

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•	the maintenance, troubleshooting, and development of the blockchain networks underlying crypto assets, including by miners, validators, and developers worldwide;

•	the ability for protocol networks to attract and retain miners or validators to secure and confirm transactions accurately and efficiently;

•	ongoing technological viability and security of protocols and their associated crypto assets, smart contracts, applications, and networks, including vulnerabilities against hacks and scalability;

•	fees and speed associated with processing blockchain transactions, including on the underlying protocol networks and on exchanges and other platforms for trading;

•	financial strength of wholesale market participants;

•	the availability and cost of funding and capital;

•	the liquidity of over-the-counter trading desks, market-makers, exchanges, and other wholesale dealers of crypto assets;

•	interruptions in service from or failures of major crypto asset exchanges and platforms;

•	availability of banking and payment services to support crypto-related projects;

•	level of interest rates and inflation in both G-10 economies and emerging markets;

•	monetary policies of governments, trade restrictions, and fiat currency valuation changes; and

•	national and international economic and political conditions.

There is no assurance that any supported crypto asset will maintain its value or that there will be meaningful levels of interest from customers. If the demand for purchasing or selling crypto assets declines, our business, operating results, and financial condition would be adversely affected.

The prices of Bitcoin and other crypto assets are volatile.

We generate substantially all our revenue from the sale of crypto assets to our customers, either using our Bitcoin ATMs or over the phone. Revenue is based on the prices that we charge our customers based on prevailing market prices. The price at which we are able to purchase crypto assets prior to selling those same crypto assets may not be lower than the sale price if the market conditions change between those two points in time. Purchasing Bitcoin or other crypto assets for prices higher than they can be later sold could result in an impairment of the asset value and our operating results could be adversely affected. The value of the entirety of our crypto assets held could be lost if the prices of those crypto assets were to significantly decrease, which would adversely affect our operating results. There are no assurances that the crypto assets we hold will have value from one day to the next and we could suffer a loss if any of the prices of those crypto assets declines or is permanently depressed.

As discussed in our financial statements included in this prospectus, we account for our crypto assets as indefinite-lived intangible assets, which are subject to impairment losses if the fair value of our crypto assets decreased below their carrying value. As of December 31, 2022, management’s estimate of the effect on fair values due to a +/- 20% uniform change in the market prices of all crypto assets, with all other variables held constant, was +/- $73.0 thousand (December 31, 2021: +/- 168.4 thousand). As of June 30, 2023, management’s estimate of the effect on fair values due to a +/- 20% uniform change in the market prices of all crypto assets, with all other variables held constant was +/- $79.6 thousand.

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Our business is in a new consumer product segment, which is difficult to forecast.

Our industry segment is new and is constantly evolving. As a result, there is a lack of available information with which to forecast industry trends or patterns. There is no assurance that sustainable industry trends or preferences will develop that will lead to predictable growth or earnings forecasts for individual companies or the industry segment. We are also unable to determine what impact future governmental regulation may have on trends and preferences or patterns within our industry segment. See “Risk Factors Related to Current and Future Regulations and other Law Enforcement Actions” for a discussion of the risks associated with governmental regulation.

The Company's auditors have issued a going concern opinion that the Company may not be able to continue without generating sufficient cash to fund its operations.

Our auditors and management have concluded that there is substantial doubt about our ability to continue as a going concern. The accompanying audited consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. Although the Company had generated net income of $4,139,000 for the year ended December 31, 2022, the Company has an accumulated deficit of $11,576,000 and negative working capital of $3,633,000 as of December 31, 2022. The Company needs to generate sufficient cash from operating activities to fund its ongoing operations and current liabilities. There can be no assurances that we will be able to continue a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. Additional equity financing is anticipated to take the form of one or more private placements to accredited investors under exemptions from the registration requirements of the Securities Act of 1933 or a subsequent public offering. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital and no assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

We have a substantial level of indebtedness that may have an adverse impact on us.

As of September 30, 2023, our total indebtedness, excluding lease liabilities, was $8,020,000 including $4,000,000 senior secured revolving credit note, $3,000,000 secured convertible debenture, $667,000 bank loan and $353,000 in outstanding 6% convertible debentures. Our substantial level of indebtedness could have important consequences for us, including the following:

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations and future business opportunities;
•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;
•	limiting our ability to obtain additional equity or debt financing for general corporate purposes, acquisitions, investments, capital expenditures or other strategic purposes;
•	limiting our ability to adjust to changing business conditions and placing us at a competitive disadvantage to our less highly leveraged competitors; and
•	making us more vulnerable to general economic downturns and adverse developments in our business.

The above factors could limit our financial and operational flexibility and, as a result, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if our debt obligations are not repaid or converted into equity (with respect to convertible debentures) prior to their respective maturity dates, they will go into default which could cause you to lose a portion or all of your investment.

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Our senior secured revolving credit note and senior secured loan agreement with our senior secured lender contain restrictions that may limit our flexibility in operating our business.

Our debt obligations which include $4,000,000 senior secured credit note and $3,000,000 amended and restated secured convertible debenture are secured by substantially all assets of the Company and contain various covenants that limit our ability to engage in specified types of transactions. These covenants may limit our ability to, among other things:

•	incur additional indebtedness;
•	pay dividends on, repurchase or make distributions in respect of equity interests or make other restricted payments;
•	make certain investments;
•	sell certain assets;
•	create liens on certain assets to secure debt;
•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;
•	designate our subsidiaries as unrestricted subsidiaries.

The future development and growth of crypto assets and protocols is subject to a variety of factors that are difficult to predict and evaluate. If the future does not develop and grow as we expect, our business, operating results, and financial condition could be adversely affected.

Blockchain technology was only introduced in 2008 and remains in the early stages of development. In addition, different protocols are designed for different purposes. Bitcoin, for instance, was designed to serve as a peer-to-peer electronic cash system, while Ethereum was designed to be a smart contract and decentralized application platform. Many other protocol networks—ranging from cloud computing to tokenized securities networks—have only recently been established. The further growth and development of any crypto assets and their underlying networks and other cryptographic and algorithmic protocols governing the creation, transfer, and usage of crypto assets represent a new and evolving paradigm that is subject to a variety of factors that are difficult to evaluate, including:

•	Many protocol networks have limited operating histories, have not been validated in production, and are still in the process of developing and making significant decisions that will affect the design, supply, issuance, functionality, and governance of their respective tokens and underlying blockchain networks, any of which could adversely affect their respective usefulness.

•	Many networks are in the process of implementing software upgrades and other changes to their protocols, which could introduce bugs, security risks, or adversely affect the respective crypto networks.

•	Several large networks, including Bitcoin and Ethereum, are developing new features to address fundamental speed, scalability, and energy usage issues. If these issues are not successfully addressed, or are unable to receive widespread adoption, it could adversely affect the underlying crypto asset.

•	Security issues, bugs, and software errors have been identified with many protocols and their underlying blockchain networks, some of which have been exploited by malicious actors. There are also inherent security weaknesses in some crypto assets and their networks and protocols, such as when creators of certain crypto networks use procedures that could allow hackers to counterfeit tokens. Any weaknesses identified with a protocol, token or blockchain could adversely affect its price, security, liquidity, and adoption. If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the compute or staking power on a crypto network, as has happened in the past, it may be able to manipulate transactions, which could cause financial losses to holders, damage the network’s reputation and security, and adversely affect its value.

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•	The development of new technology for mining, such as improved application-specific integrated circuits (commonly referred to as ASICs), or changes in industry patterns, such as the consolidation of mining power in a small number of large mining farms, could reduce the security of blockchain networks, lead to increased liquid supply of the crypto asset token, and reduce its price and attractiveness.

•	If rewards and transaction fees for miners or validators on any protocol network are not sufficiently high to attract and retain miners, a network’s security and speed may be adversely affected, increasing the likelihood of a malicious attack.

•	The governance of many decentralized blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions. As a result, there may be a lack of consensus or clarity on the governance of any crypto network, a lack of incentives for developers to maintain or develop the network, and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs, or changes, or stymie such network’s utility and ability to respond to challenges and grow.

•	Many crypto networks are in the early stages of developing partnerships and collaborations, all of which may not succeed and adversely affect the usability and adoption of the respective crypto asset token.

•	Various other technical issues have also been uncovered from time to time that resulted in disabled functionalities, exposure of certain users’ personal information, theft of users’ assets, and other negative consequences, and which required resolution with the attention and efforts of their global miner, user, and development communities. If any such risks or other risks materialize, and if they are not resolved, the development and growth of crypto assets, blockchain technology, or Bitcoin may be significantly affected and, as a result, our business, operating results, and financial condition could be adversely affected.

Loss of a banking relationship could adversely impact our business, operating results, and financial condition.

Athena depends on having regular and normalized access to a bank checking account for normal business purposes and also for taking deposits of the cash received from the ATM fleet. As a money services business registered with the Financial Crimes Enforcement Network (“FinCEN”) under the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and its implementing regulations enforced by FinCEN, our banking partners view us as a higher risk customer for purposes of their anti-money laundering programs. We may face difficulty establishing or maintaining banking relationships due to our banking partners’ policies and some prior bank partners have terminated their relationship with Athena. The loss of these banking partners or the imposition of operational restrictions by these banking partners and the inability for us to utilize other redundant financial institutions may result in a disruption of business activity as well as regulatory risks. In addition, financial institutions in the United States and globally may, because of the myriad of regulations or the perceived risks of crypto assets, decide to not provide accounts, payments other financial services to us. Such events could negatively affect an investment in the Shares.

The Company may be forced to cease operations.

It is possible that, due to any number of reasons, including, but not limited to, an unfavorable fluctuation in the value of cryptographic and fiat currencies, the inability by the Company, whether in the United States or globally, to obtain clients, the failure of commercial relationships, the failure of development of the necessary technical environment, the failure of government actors to provide needed regulatory clarity, the failure of technology development by third parties, or intellectual property ownership challenges, the Company may no longer be viable to operate and the Company may dissolve, either in whole or part, or take actions that result in a dissolution event. During the past six years there have been several rumors that regulation specifically aimed at terminating the practice of selling crypto assets via kiosks, such as the Company’s fleet of Bitcoin ATMs, would be forthcoming. While the regulations hypothesized by these rumors have never been enacted, it remains a risk to the Company’s principal operations and could be detrimental to an investment in the Shares.

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Other Risk Factors Related to Our Business Operations and Financial Position

Currently, there is a small use of Bitcoin in the retail and commercial marketplace in comparison to relatively large use by speculators, thus contributing to price volatility that could adversely affect an investment in the Shares.

Bitcoin and the Bitcoin Network have only recently become accepted as a means of payment for goods and services by certain major retail and commercial outlets, and the use of Bitcoin by consumers to pay such retail and commercial outlets remains limited. Conversely, a significant portion of Bitcoin demand is generated by speculators and investors seeking to profit from the short- or long-term holding of Bitcoin. A lack of expansion by Bitcoin or other crypto assets into retail and commercial markets, or a contraction of such use, may result in decreased demand for the Company’s services or increased demand for services the Company is not able to provide, either of which could adversely affect an investment in the Shares.

The Company’s assets could be stolen and would be difficult to recover due to the nature of cash and crypto assets.

It is possible that, due to any number of reasons, including, but not limited to, a robbery by either a malicious external actor or an employee of the Company could adversely affect the Company’s operations and assets. From time to time, the Company has been the victim of vandalism and targeted attacks on our ATMs, which have resulted in loss of cash and equipment. The Company has also been the target of cyberattacks and has suffered security breaches of its websites, email, cellphones, and other systems related to the operations of the business. On March 31, 2021, we suffered a security breach which resulted in a loss of 29 bitcoin (approximately $1.7 million of market value as of March 31, 2021). We have initiated two independent investigations of the attack with the assistance of law enforcement and outside counsel. See also Management Discussion and Analysis of Financial Condition and Results of Operations on page 38. Historically, stolen Bitcoin, crypto assets of multiple types, and cash have been difficult to recover by law enforcement or other means due to their fundamental nature as fungible instruments of value. At this time, we have no information if the stolen crypto assets can be recovered. The Company’s losses may negatively affect an investment in the Company’s shares. The Company has not experienced a security breach since March 31, 2021.

Crypto assets and funds that the Company holds on Bitcoin exchanges could be lost, stolen, or otherwise impaired.

From time to time and for customary reasons of procuring crypto assets, the Company holds assets including dollar deposits, Bitcoin, Ethereum, Tether, Litecoin, and BCH on crypto asset exchanges. The Company carefully selects the platforms that it chooses to do business with, however this may not be sufficient to avoid losses if those exchanges suffer losses or other impairments. In 2018, Quadriga filed for bankruptcy protection following the death of its Chief Executive Officer and subsequent discovery of its insolvency. In addition, several other well-known and highly regarded exchanges have suffered similar fates. For example, in February 2014, Mt. Gox, then the largest Bitcoin exchange worldwide, filed for bankruptcy protection in Japan after an estimated 700,000 bitcoin were stolen from its wallets. In May 2019, Binance, one of the world’s largest exchanges was hacked, resulting in losses of approximately $40 million. Neither of these incidents had any impact on the Company. Any such losses by an exchange could have a negative impact on the financial position of the Company and adversely impact an investment in the Shares.

Our lack of insurance protection for crypto assets held by the Company could adversely impact our business, operating results, and financial condition.

The crypto assets held by us are not insured. We also do not rely on insurance carriers to insure losses resulting from a breach of our physical security, cyber security, or by employee or service provider theft since we do not carry crime and specie insurance. We only maintain a general liability insurance which does not cover crypto assets or breaches described above. Therefore, we may suffer a loss which is not covered by insurance in damages. Such a loss could cause a substantial business disruption of our operations, adverse reputational impact, inability to compete with our competitors, regulatory scrutiny, and consequently, it could adversely impact an investment in our shares of common stock.

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The Company operates in locations outside of the United States and, as such, is subject additional risks with respect to enforcement of its contractual rights.

We currently operate and intend to grow our operations in a number of jurisdictions outside of the United States. Laws and business practices that favor local competitors or prohibit or limit foreign ownership of certain businesses, or our failure to adapt our practices, systems, processes, and business models effectively to the traveler and supplier preferences (as well as the regulatory and tax landscapes) of each country into which we expand, could impede our ability to enter into, negotiate or enforce contracts in those markets. In addition to the other risks described in this prospectus, our company’s international operations would be subject to numerous other risks, including, but not limited to, weaker enforcement of our company’s contractual rights, longer payment cycles, and difficulties in collecting accounts receivable.

The countries, we operate in, may or may not have stable economies, stable banking sectors, or stable governments which may or may not permit us to repatriate profits, maintain ownership of our business or its assets, or continue operations.

From time to time, certain governments have seized foreign companies, their assets, and or their operations. It is possible for us to face significant losses if such an event occurs, either specific to us or broadly across the entire country or industry in which we operate. We may, for example no longer be permitted to purchase additional crypto assets, or operate our machines, or return capital or profits to our parent company in the United States. This may result in a total and complete loss of our assets within that country as well as further costs to continue to pay our existing liabilities within that country.

The countries we operate in may not have stable governments or may face significant political, social, or civil unrest.

The countries where the Company operates, or may choose to operate in the future, may face significant periods of political, military, social, or civil unrest. This may result in the destruction of the Company’s property, the destruction of the Company’s other assets, or other harm to the Company and its personnel, which may cause losses or for the Company to incur significant liabilities. Nationalization of certain industries has occurred in some of the countries where Athena currently operates. The loss of access to those nationalized assets may adversely impact an investment in the Shares.

Fluctuations in currency exchange rates could harm our operating results and financial condition.

Revenue generated and expenses incurred from our international operations are often denominated in the currencies of the local countries. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar can affect our revenue and operating results reflected in our U.S. dollar-denominated consolidated financial statements. Our financial results are also subject to changes in exchange rates that impact the settlement of transactions in non-local currencies. As a result, it could be more difficult to detect underlying trends in our business and operating results. To the extent that fluctuations in currency exchange rates cause our operating results to differ from the expectations of investors, the market price of the Shares could be adversely impacted. To date, we have not engaged in currency hedging activities to limit the risk of exchange fluctuations. Even if we use derivative instruments to hedge exposure to fluctuations in foreign currency exchange rates, the use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place and may introduce additional risks if we are unable to structure effective hedges with such instruments.

Adverse economic conditions may affect our business.

Our performance is subject to general economic conditions, and their impact on the digital currency markets and our customers. The United States and other international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. The impact of general economic conditions on the Company is highly uncertain and dependent on a variety of factors, including global adoption of cryptocurrencies, central bank monetary policies, and other events beyond our control. Geopolitical developments, such as trade wars and foreign exchange limitations can also increase the severity and levels of unpredictability globally and increase the volatility of global financial and digital currency markets. To the extent that conditions in the general economic and digital currency markets materially deteriorate, our ability to attract and retain customers may suffer.

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If our estimates or judgment relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the identification of performance obligations in revenue recognition, evaluation of tax positions, and crypto assets we hold, among others. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of analysts and investors, resulting in a decline in the trading price of our common stock.

Risk Factors Related to Our Operations in El Salvador

Expansion of business operations in El Salvador may not produce the positive results as planned.

We have established significant operations in El Salvador to support the country’s efforts to use Bitcoin as legal tender. However, there are many factors that could disrupt the implementation of Bitcoin Law in El Salvador, and as a result, our operations in El Salvador. Any of such disruptions can have a negative impact on the financial position of the Company. They could jeopardize our expansion plan and be detrimental to our business.

Those risks, as summarized below include:

•	Exposure to Bitcoin volatility. While Bitcoin can be used as a speculative asset to generate significant gains, it can also generate major losses. Bitcoin pricing has fluctuated more than $46,000 per Bitcoin on December 31, 2021, to $16,500 on December 31, 2022 to $30,500 on June 30, 2023. Holding or transacting in such an unstable asset is particularly risky for people with low incomes, who can ill afford to sustain price swings as large as 30% in a single day and may become victims of a significant collapse. If there was a significant reduction in the fair value of Bitcoin, the reduction of value of Bitcoin held in the El Salvadoran national reserves could be a destabilizing event for the country and could impact the existing Bitcoin Law.

•	Depletion of banking assets. In today’s El Salvador, banks connect savers and borrowers. If most Salvadorans start using Bitcoin, their savings will be stored in digital wallets away from potential borrowers who would otherwise use it to fund projects. Massive adoption of Bitcoin would likely drain banks of savings and raise the cost of borrowing for companies and individuals, who will face higher interests. If that occurs, the economy of El Salvador and implementation of the Bitcoin Law can be negatively affected.

•	Lack of transparency/money laundering. Adopting Bitcoin as legal tender is not without certain challenges or risks since Bitcoin’s practical implementation has yet to be defined by regulators. Internationally, the cryptocurrency has been used for money laundering and to facilitate illegal activities. The intergovernmental Financial Action Task Force (“FATF”) may increase monitoring of El Salvadoran banks, businesses, and other financial institutions. The FATF is the international “money laundering and terrorist financing watchdog.” It reviews countries’ anti-money laundering and counter-financing terrorism practices. If the FATF determines that a country is exposed to financial crime, the flagged country is placed on either the list of “Jurisdictions under Increased Monitoring,” known as the “grey list,” or the list of “Jurisdictions subject to a Call for Action,” known as the “black list.” When a country is placed on the grey list, it must cooperate with increased FATF monitoring. When a country is placed on the black list, the FATF urges its 39 member nations and over 200 affiliated nations to apply enhanced due diligence and impose countermeasures, such as sanctions. From an FATF regulatory perspective, El Salvador has been in full compliance, however, that may likely change after the Bitcoin Law has been fully implemented. For example, the FATF mandates that the parties engaging in virtual-asset transactions provide complete and sufficient know-your-customer information. It also requires that senders and recipients of virtual assets obtain accurate knowledge and information about “the transaction, the source of funds, and the relationship with the counterparty.” The chances of Bitcoin transactions meeting such requirements are unlikely and El Salvador may be subject to sanctions.

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•	Loss of central bank reserves. El Salvador currently carries a large debt burden (about 78% of GDP as of December 31, 2022) and has a challenging amortization schedule. To navigate this difficult fiscal environment during the pandemic, El Salvador has reached out to the International Monetary Fund (“IMF”) for a $1.3 billion financing package. However, the IMF opposes the adoption of Bitcoin as a legal tender. Thus, the funding program could be put in jeopardy at a time when El Salvador is running out of financial alternatives. Furthermore, the IMF has warned against adopting cryptocurrencies as legal tender, citing risks to macroeconomic stability, financial integrity, consumer protection and the environment (creating Bitcoin consumes large amounts of electricity). The World Bank turned down a request to help advise El Salvador on Bitcoin. Moody’s rating agency has downgraded the country’s debt further from B3 to Caa3, with its outlook stable. Those factors may negatively affect the economy of El Salvador and disrupt the implementation of the Bitcoin Law.

•	Continued negative publicity in the media with respect to Chivo S.A. de C.V, the Chivo Ecosystem, of Bitcoin ATMs in general, or of the Company’s services could have a material adverse effect on our business. The government of El Salvador, through Chivo operates the Chivo digital wallet. The government purchased software and related services from the Company and used this software from the launch of the Chivo digital wallet in September of 2021 until December of 2021. According to media reports, the Chivo company’s operation of the Chivo digital wallet is not subject to public reporting or auditing by a banking regulator. Therefore, there is no way for an outside observer to know that the assets held by Chivo S.A. de C.V. are sufficient to cover the liabilities (user balances) of the Chivo digital wallet. If there are negative views presented in the news about the assets held by Chivo S.A. de C.V, or of the quality of its service offerings, or its lack of transparency, or fraud, or identity theft connected with the usage of the Chivo digital wallet, or any reported problems related to the Chivo digital wallet (either the version written by the Company or any subsequent version not using the Company’s Intellectual Property), then the Company’s reputation could be damaged which may negatively affect an investment in the Shares.

•	Failure to maintain sufficient cash in Chivo branded ATMs to meet demand could have a material adverse effect on our reputation. Chivo S.A. de C.V. also directs the Company as to how much physical cash should be loaded into the Chivo ATMs in El Salvador for the purpose of ATM users retrieving U.S. dollar currency in exchange for their Bitcoin or dollars held in the Chivo digital wallet. If for any reason, there is not sufficient physical cash loaded into a Chivo ATM to meet the total demand for such cash, the ATM will be unable to initiate additional transactions to dispense cash to a user and the user will see the machine as non-functional. This could create negative impression of the Chivo Ecosystem, of Bitcoin ATMs in general, of the Company’s services, or the Company’s reputation and negatively affect an investment in the Shares.

•	Capital flight. Bitcoin Law could facilitate a capital flight, especially during a crisis. Many emerging markets control the flow of capital in and out of their countries to avoid a macroeconomic crisis or to prevent one from worsening. However, Bitcoin can facilitate such a flight: Once dollars are converted to Bitcoin, they can easily be sent to anyone in the world, without any control or tracking. Such an event would have a negative effect on the economy of El Salvador.

•	Environmental concerns about Bitcoin mining. The system on which Bitcoin is currently based consumes large amounts of electricity, making it particularly taxing for the environment. President Bukele believes that the country’s cheap, clean, and renewable geothermal energy from volcanoes can power Bitcoin mining rigs, thus reducing its carbon footprint. It is not clear at this time if such a solution would solve the environmental concerns.

Political and economic developments in El Salvador may adversely affect Bitcoin Law.

El Salvador's Bitcoin Law has been greeted with skepticism from both Salvadorans and international financial institutions. The population might not fully embrace Bitcoin. Requiring every business to accept Bitcoin for goods and services without adequate access to technology, may be a difficult obstacle to overcome and Bitcoin Law can be changed if it remains unpopular under a successor administration. Any of these concerns could disrupt our operations in El Salvador and have a negative impact on the financial position of the Company. Although several political leaders around the globe have voiced support for the Bitcoin Law enacted by El Salvador, and cryptocurrencies such as Bitcoin are widely used and accepted as forms of payment in many countries, only Paraguay, Venezuela, Anguilla and Ukraine have taken official steps to adopt Bitcoin as legal tender.

There is political discontent in El Salvador with President Bukele's ouster of Supreme Court judges and the potential for the president to seek a second consecutive term. The presidential period is five years in El Salvador. Consecutive re-election is not permitted, though previously elected presidents may run for a second, non-consecutive term. Recently, El Salvador’s top court and its election authority have removed what seemed to be a constitutional ban on consecutive presidential reelection, which has resulted in President Nayib Bukele seeking a second term in 2024. If there is a change in El Salvador’s administration after 2024, it may negatively affect Bitcoin Law and our operations in El Salvador.

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Our contracts with the El Salvador government may be negatively impacted

We have entered into agreements with El Salvador's Treasury department, pursuant to which we have installed and are operating 200 Chivo Bitcoin ATMs in El Salvador, 10 Chivo Bitcoin ATMs at El Salvador consulates in the U.S., 45 Chivo Bitcoin ATMs in other U.S. locations (as of fiscal year end December 31, 2022), importing and delivering 950 Chivo POS terminals for local businesses in El Salvador to transact with Bitcoin, and developing and maintaining the software for the Chivo digital wallet. Each obligation comes with its own set of operational risks in addition to risks set forth herein, including but not limited to the volatile nature of crypto assets, data breach and crypto hacks, fraud conducted by users of the services offered by the government of El Salvador, changes in U.S. and foreign laws and regulations, talent acquisition and retention, and general economic conditions. If we fail to fulfil our contractual obligations, our agreements may be terminated which may negatively impact our financial standing and reputation. Our current agreements may also be modified or terminated by El Salvador’s Department of Treasury for any reason including but not limited to regime change, additional competition, and loss of political support. Any such unfavorable change in our business operations in El Salvador, including the termination of any contracts with the government of El Salvador, would adversely affect our revenues and profitability, and could negatively affect an investment in our shares of common stock.

Risk Factors Related to the Bitcoin Network, Wallets, Bitcoin, and Crypto Assets

Bitcoin, and most other crypto assets based on public key cryptography, are controllable only by the possessor of both the unique public key and private key relating to the local or online digital wallet in which the bitcoin are held.

While the Bitcoin Network, and similar blockchain protocol networks, require a public key relating to a digital wallet to be published when used in a spending transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the bitcoin held in such wallet. To the extent a private key is lost, destroyed, or otherwise compromised and no backup of the private key is accessible, Athena will be unable to access the Bitcoin, or other digital currency, held in the related digital wallet. Any loss of private keys relating to digital wallets used to store Athena’s Bitcoin, or other crypto assets, could adversely affect an investment in the Shares.

The future and development of the Bitcoin Protocol and other blockchain technologies are subject to a variety of factors that are difficult to evaluate.

The further development and acceptance of the Bitcoin Network and other cryptographic and algorithmic protocols governing the issuance of transactions in bitcoin and other crypto asset, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. Athena does not participate in the development of the Bitcoin Network and has little to no influence over the software developers who write the code or the miners who run the Bitcoin Network. The slowing or stopping of the development or acceptance of the Bitcoin Network may adversely affect an investment in the Shares.

Stable Coins may not have any intrinsic value.

Tether, USD Coin, Dai and TrueUSD are examples of Stablecoins. Stablecoins are crypto assets designed to have a stable value over time as compared to typically volatile crypto assets and are typically marketed as being pegged to a fiat currency, most commonly the U.S. dollar, at a rate of 1:1. Stable coins make up an estimated 11% of the total market cap of crypto assets. The largest stable coin is Tether, which is the third largest crypto asset by market cap at 83.2 billion USD per Coinmarketcap.com as of June 20, 2023. The Company sells Tether as part of its Athena Plus services. Some have argued that some stable coins, particularly Tether, are improperly issued without sufficient backing, and have also argued that those associated with certain stable coins may be involved in laundering money. On February 17, 2021, the New York Attorney General entered an agreement with Tether’s operators, requiring them to cease any further trading activity with New York persons and pay $18.5 million in penalties for false and misleading statements made regarding the assets backing Tether. TerraLuna, another stable coin, collapsed in May 2022 due to issues with its algorithm, resulting in the stable coin losing all value. This sent shockwaves through the crypto market, with the total market cap of crypto assets decreasing by approximately 22% during May 2022. Volatility in stable coins, operational issues with stable coins (for example, technical issues that prevent settlement), concerns about the sufficiency of any reserves that support stable coins, or regulatory concerns about stable coin issuers or intermediaries, such as crypto asset spot markets, that support stable coins, could have a significant impact on the global crypto market. This could reduce the market price of all of the crypto assets that the Company utilizes in its operations, impact any individual’s willingness to purchase Tether from the Company and may adversely affect the Company’s operating results and value of the Company’s Shares.

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A temporary or permanent blockchain “fork” to any supported crypto asset could adversely affect our business.

Blockchain protocols, including Bitcoin, Ethereum, and Litecoin, are open source. Any user can download the software, modify it, and then propose that Bitcoin, Ethereum, Litecoin, or other blockchain protocols users and miners adopt the modification. When a modification is introduced and a substantial majority of users and miners consent to the modification, the change is implemented and the Bitcoin, Ethereum, Litecoin, or other blockchain protocol networks, as applicable, remain uninterrupted. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” (i.e., “split”) of the impacted blockchain protocol network and respective blockchain, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two parallel versions of the Bitcoin, Ethereum, Litecoin, or other blockchain protocol network, as applicable, running simultaneously, but with each split network’s crypto asset lacking interchangeability.

Both Bitcoin and Ethereum protocols have been subject to “forks” that resulted in the creation of new networks, including Bitcoin Cash ABC, Bitcoin Cash SV, Bitcoin Diamond, Bitcoin Gold, Ethereum Classic, and others. Some of these forks have caused fragmentation among platforms as to the correct naming convention for forked crypto assets. Due to the lack of a central registry or rulemaking body, no single entity can dictate the nomenclature of forked crypto assets, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked crypto assets, and which results in further confusion to customers as to the nature of assets they hold on platforms. In addition, several of these forks were contentious and as a result, participants in certain communities may harbor ill will towards other communities. As a result, certain community members may take actions that adversely impact the use, adoption, and price of Bitcoin, Ethereum, Litecoin, or any of their forked alternatives.

Furthermore, hard forks can lead to new security concerns. For instance, when the Ethereum and Ethereum Classic networks split in July 2016, replay attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending”, plagued platforms that traded Ethereum through at least October 2016, resulting in significant losses to some crypto asset platforms. Similar replay attacks occurred in connection with the Bitcoin Cash and Bitcoin Cash SV network split in November 2018. Another result of a hard fork is an inherent decrease in the level of security due to the splitting of some mining power across networks, making it easier for a malicious actor to exceed 50% of the mining power of that network, thereby making crypto assets that rely on proof-of-work more susceptible to attack, as has occurred with Ethereum Classic.

Future forks may occur at any time. A fork can lead to a disruption of networks and our information technology systems, cybersecurity attacks, replay attacks, or security weaknesses, any of which can further lead to temporary or even permanent loss of our assets.

From time to time, we may encounter technical issues in connection with the integration of supported crypto assets and changes and upgrades to their underlying networks, which could adversely affect our business.

To support any crypto asset, a variety of front and back-end technical and development work is required ensure proper operations including pricing, transfer, accounting, and other solutions for our Bitcoin ATM fleet, and to integrate such supported crypto asset with our existing infrastructure. For certain crypto assets, a significant amount of development work is required and there is no guarantee that we will be able to integrate successfully with any existing or future crypto asset. In addition, such integration may introduce software errors or weaknesses into our platform, including our existing infrastructure. Even if such integration is initially successful, any number of technical changes, software upgrades, soft or hard forks, cybersecurity incidents, or other changes to the underlying blockchain network may occur from time to time, causing incompatibility, technical issues, disruptions, or security weaknesses to our platform. If we are unable to identify, troubleshoot and resolve any such issues successfully, we may no longer be able to support such crypto assets, our assets may be frozen or lost, the security of our crypto asset wallets may be compromised, and technical infrastructure may be affected, all of which could adversely impact our business.

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If miners or validators of any crypto asset network demand high transaction fees, our operating results may be adversely affected.

We pay miner fees when transmitting crypto assets including Bitcoin to customers upon completion of their purchase. In addition, we also pay miner fees when we move crypto assets for various operational purposes, such as when we transfer Bitcoin between our regional wallets. However, miner fees can be unpredictable. For instance, in 2017, Bitcoin miner fees increased from approximately $0.35 per transaction in January 2017 to over $50 per transaction in December 2017. Even though Bitcoin’s miner fees have since decreased to $2 per transaction as of June 30, 2023, if the demand for Bitcoin remains at current levels, we could experience high costs in excess of our historical performance. Although we attempt to adjust our pricing to pass through these expenses to our customers, we have in the past incurred, and expect to incur from time to time, losses associated with the payment of miner fees in excess of what we charge our customers, resulting in adverse impacts on our operating results.

We are subject to an extensive and rapidly evolving regulatory environment, and if a particular crypto asset we transact or transacted in is characterized as a “security”, we may be subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.

The SEC and its staff have taken the position that certain crypto assets fall within the definition of a “security” under the U.S. federal securities laws. The legal test for determining whether any given crypto asset is a security is a highly complex, fact-driven analysis that evolves over time, and the outcome is difficult to predict. The SEC generally does not provide advance guidance or confirmation on the status of any particular crypto asset as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff. Public statements by senior officials at the SEC indicate that the SEC does not intend to take the position that Bitcoin or Ether are securities (in their current form). Bitcoin and Ethereum are the only crypto assets as to which senior officials at the SEC have publicly expressed such a view. Moreover, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other crypto asset. With respect to all other crypto assets, there is currently no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular crypto asset could be deemed a “security” under applicable laws. Similarly, though the SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given crypto asset is a security in April 2019, this framework is also not a rule, regulation or statement of the SEC and is not binding on the SEC.

We currently offer only Bitcoin for sale at all our ATM machines. We also operate Athena Plus for private clients and trade customers of the Company. We predominantly buy and sell Bitcoin through our Athena Plus services, but we have also facilitated transactions in other crypto assets. For the year ended December 31, 2022, we had 199, 1 and 19 Athena Plus transactions for Bitcoin, Ethereum and Tether, respectively. For the year ended December 31, 2021, we had 258, 16, 7, 5 and 1 Athena Plus transactions for Bitcoin, Ethereum, Litecoin, Tether and Ankr, respectively. As of the date of this prospectus, we do not transact, or make offers to transact to with our customers, in any crypto assets except Bitcoin, and Ethereum, Tether, Litecoin, and BCH (Athena Plus only). We will update this prospectus if we decide to transact in other crypto assets. Such a change would only happen if there were significant customer demand for a specific crypto asset and that crypto asset was available to us through multiple trading partners, crypto asset exchanges and crypto asset brokers.

The classification of a crypto asset as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading, and clearing of such assets. For example, a crypto asset that is a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in crypto assets that are securities in the United States may be subject to registration with the SEC as a “broker” or “dealer.” Platforms that bring together purchasers and sellers to trade crypto assets that are securities in the United States are generally subject to registration as national securities exchanges, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system, or ATS, in compliance with rules for ATSs. Persons facilitating clearing and settlement of securities may be subject to registration with the SEC as a clearing agency. If Bitcoin, Ether, Litecoin, and BCH or any other crypto asset we transacted in the past as listed above, is deemed to be a security under any U.S. federal, state, or foreign jurisdiction, or in a proceeding in a court of law or otherwise, it may have adverse consequences for such supported crypto asset (if it is still being used in our transactions) or for our Company if it is determined that certain securities laws were violated and we may be subject to regulatory scrutiny, investigation and penalties. Moreover, the networks on which such supported crypto assets are utilized may be required to be regulated as securities intermediaries, and subject to applicable rules, which could effectively render the network impracticable for its existing purposes. Further, it could draw negative publicity and a decline in the general acceptance of the crypto asset. Also, it may make it difficult for such supported crypto asset to be traded, cleared, and custodied as compared to other crypto asset that are not considered to be securities. Additionally, new laws, regulations, or interpretations may result in litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying us from offering certain products or services, or could impact how we offer such products and services. Foreign jurisdictions may have similar regulations and licensing, registration, and qualification requirements.

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Risk Factors Related to Current and Future Regulations and Other Law Enforcement Actions

The regulations that govern our primary business operations are in flux and could change in unpredictable ways that negatively affect our business operations, demand for our services, or our financial position.

Current regulations acknowledge and allow for companies to sell Bitcoin and other crypto assets in the United States and other countries where Athena operates. If regulations change to disallow the sale of Bitcoin or other crypto assets such a change could have a negative impact on revenues and adversely affect an investment in the Shares. Current regulations require Know Your Customer (“KYC”) information be collected as part of a Customer Information Program (“CIP”). If regulations change and require significantly more information to be collected from customers, this change may have a negative impact on customer behavior and could adversely affect an investment in the Shares.

Sanctions could cause us to cease operations in foreign countries or dealings with foreign citizens.

Sanctions, such as those promulgated by the U.S. Department of Treasury, could be brought against countries where the Company operates, or against citizens of certain countries regardless of where they reside. Ceasing operations in such a country would have a negative impact on revenues and the Company may also incur extraordinary costs which may adversely impact an investment in the Shares.

Heightened scrutiny by regulators could be detrimental to the operations of the Company or its brand image.

Our existing operations and any future operations or investments may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in the United States or globally. As a result, we may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on our ability to operate or invest in the United States or any other jurisdiction, in addition to those described herein. Further any negative connotations directed at the Company by such public officials could be detrimental to the Company’s brand image and adversely impact an investment in the Shares.

We or our assets may become subject to federal and state asset forfeiture laws which could negatively impact our business operations or financial position.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions, or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, seizure of assets, disgorgement of profits, cessation of business activities or divestiture.

As an entity that conducts business in cash (physical currency), we are potentially subject to federal and state forfeiture laws (criminal and civil) that permit the government to seize the proceeds of suspected criminal activity. Civil forfeiture laws could provide an alternative for the federal government or any state (or local police force) that wants to discourage residents from conducting transactions with crypto asset related businesses. Also, an individual can be required to forfeit property suspected to be the proceeds of a crime even if the individual is not charged or convicted of a crime. Many law enforcement agencies consider large amounts of cash to be suspicious of criminal activity and have been known to seize such property when discovered. Any seizure or forfeiture of the Company’s assets, even if only temporary, could disrupt its normal operations or financial position and negatively affect an investment in the Shares.

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Regulators and payment processors have historically taken actions relating to access to banking services, which could materially adversely affect our business.

Actions by the U.S. Department of Justice (the “Justice Department”), the Federal Deposit Insurance Corporation, (“FDIC”), and certain state regulators beginning in 2013, referred to as “Operation Choke Point,” appear to have been intended to discourage banks and payment processors from providing access to banking for certain businesses that are considered high-risk. This heightened regulatory scrutiny by the Justice Department, the FDIC and other regulators has caused various banks and payment processors to cease doing business with Bitcoin ATM companies or companies who do business with Bitcoin ATM companies, without consideration of the actual risk to the banks or processors, simply to avoid heightened federal and state regulatory scrutiny. The operation was officially ended in August 2017; however, future discouragement by the Justice Department, the FDIC, or the Office of the Comptroller of the Currency (“OCC”) could cause the Company, or its service providers including locations where the Company places its fleet of Bitcoin ATMs, to have restricted access to the U.S. financial system as provided by banks, payment providers, or other financial intermediaries, and that could have a negative impact on the Company’s operations, its ability to perform its contractual obligations, or its financial position.

If the Company is unable to satisfy data protection, security, privacy, and other government- and industry-specific requirements, its growth could be harmed.

There are several data protections, security, privacy, and other government and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data, enacted across various jurisdictions globally. In addition, our agreements to deliver software may have requirements for the protection of user data. Security compromises or cyberattacks could harm the Company’s reputation, erode market confidence in the effectiveness of its security measures and reliability of its endorsements, negatively impact its ability to attract new clients, or cause clients to stop using the Company’s services.

The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies. If financial accounting standards undergo significant changes, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. In addition to the United States, the Company operates in several Latin American countries that may or may not offer similar accounting treatments to some of the Company’s transactions. This could have a significant effect on the ability of the Company to offer comparable results segmented by country in the future. A change in these principles or interpretations could have a significant effect on our reported financial results and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subject to heightened scrutiny by regulators and the public. Further, there has been limited precedents for the financial accounting of crypto assets and related valuation and revenue recognition, and no official guidance has been provided by the FASB or the SEC. As such, there remains significant uncertainty on how companies can account for crypto asset transactions, crypto asset balances, derivatives and liabilities denominated in crypto asset tokens, and related revenue and expense. Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and restate our financial statements and impair our ability to provide timely and accurate consolidated financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial position.

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Risk Factors Related to Intellectual Property

Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, operating results, and financial condition.

Our business depends in large part on our proprietary technology and our brand. We rely on, and expect to continue to rely on, a combination of trademark, trade dress, domain name, copyright, and trade secret and laws, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties with whom we have relationships, to establish and protect our brand and other intellectual property rights. However, our efforts to protect our intellectual property rights may not be sufficient or effective. Our proprietary technology and trade secrets could be lost through misappropriation or breach of our confidentiality and license agreements, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially like ours and that compete with our business.

We may in the future be sued by third parties for alleged infringement of their proprietary rights.

In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity in the crypto economy, as well as litigation, based on allegations of infringement or other violations of intellectual property, including by large financial institutions. Furthermore, individuals and groups (collectively “patent trolls”) can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. Our use of third-party intellectual property rights also may be subject to claims of infringement or misappropriation. We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products or services or using certain technologies, force us to implement expensive workarounds, or impose other unfavorable terms. We expect that the occurrence of infringement claims is likely to grow as the market grows and matures. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources. Further, during any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of our common stock may decline. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition and negatively affect an investment in the Shares.

Risk Factors Related to Our Employees and Other Service Providers

Our management team has limited experience managing a public company.

Our management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts, and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, operating results, and financial position.

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The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial position.

We operate in a new industry that is not widely understood and requires highly skilled and technical personnel. We believe that our future success is highly dependent on the talents and contributions of our senior management team, members of our executive team, and other key employees across operations, customer support, finance, and compliance. Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees. Due to the nascent nature of the crypto asset industry, in particular the Bitcoin ATM market, the pool of qualified talent is extremely limited, particularly with respect to executive talent, engineering, cross-border operations, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software, finance and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries, benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business could adversely impact our operating results and impair our ability to grow.

We currently rely and are dependent on one third-party service provider for certain aspects of our operations, and any interruptions in services provided by that third party may impair our ability to support our customers.

We rely on and are dependent on Genesis Coin, Inc., an unrelated third party, in connection with many aspects of our business operations. They manufacture the majority of our Bitcoin ATMs and are responsible for the development of related software systems that provide advanced security protections, which are critical to our operations. Although we use other suppliers of Bitcoin ATMs, primarily outside the U.S., our main income is generated by the ATMs that we purchase from Genesis Coin. Because we rely heavily on one third party to provide these services and to facilitate certain of our business activities, we face increased operational risks. We do not control the operation of that third party. That third party may be subject to financial, legal, regulatory, and labor issues, cybersecurity incidents, break-ins, computer viruses, denial-of-service attacks, sabotage, acts of vandalism, privacy breaches, service terminations, disruptions, interruptions, and other misconduct. They may also be vulnerable to damage or interruption from human error, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, pandemics (including the COVID-19 pandemic) and similar events. In addition, we do not have a written contract with that third party and our relationship is based on oral agreement and previous working relationship. That third party may breach such oral agreement with us, refuse to continue to provide their services to us, take actions that degrade the functionality of our services, impose additional costs or requirements on us, or give preferential treatment to competitors. There can be no assurance that such third party that provides services to us will continue to do so on acceptable terms, or at all. If such a third party does not adequately or appropriately provide its services or perform its responsibilities to us, we may be unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, and we may be subject to business disruptions, losses or costs to remediate any of the deficiencies, customer dissatisfaction, reputational damage, legal or regulatory proceedings, or other adverse consequences which could harm our business.

In the event of employee or service provider misconduct or error, our business may be adversely impacted.

Employee or service provider misconduct or error could subject us to legal liability, financial losses, and regulatory sanctions and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, misappropriation of funds, identity theft, misappropriation of information, failing to supervise other employees or service providers, and improperly using confidential information. Employee or service provider errors, including mistakes in executing, recording, or processing transactions for customers, could expose us to the risk of material losses even if the errors are detected. Although we have implemented processes and procedures and provide trainings to our employees and service providers to reduce the likelihood of misconduct and error, these efforts may not be successful. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel products and services. It is not always possible to deter misconduct, and the precautions we take to prevent and detect such activities may not be effective in all cases. If we were found to have not met our regulatory oversight, compliance and other obligations, we could be subject to regulatory sanctions, financial penalties, and restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity and seriously damage our reputation. Our employees, contractors, and agents could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory or criminal authorities of improper trading activities could affect our brand and reputation.

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Our officers, directors, employees, and large shareholders may encounter potential conflicts of interests with respect to their positions or interests in certain crypto assets, projects, entities, and other initiatives, which could adversely affect our business and reputation.

We frequently engage in a wide variety of transactions and maintain relationships with a significant number of other firms in the broad economy surrounding Bitcoin, blockchain and other crypto assets. These transactions and relationships could create potential conflicts of interests in management decisions that we make. For instance, certain officers, directors, and employees of the Company are active investors in crypto projects themselves, and may make investment decisions that favor projects that they have personally invested in. Many of our large shareholders also make investments in these crypto projects.

Similarly, certain directors, officers, employees, and large shareholders of the Company may hold crypto assets or have other beneficial ownership of sponsors of such crypto assets, tokens, or stable coins that we are considering supporting with our Bitcoin ATM fleet and may be more supportive of such listing notwithstanding legal, regulatory, and other issues associated with such crypto assets. If we fail to manage these conflicts of interests, our business may be harmed and the brand, reputation and credibility of our company may be adversely affected.

Risk Factors Related to Ownership of Our Common Stock

Our founders, single major shareholder, and director control, and may continue to control, our Company for the foreseeable future, including the outcome of matters requiring shareholder approval.

Our founders, single major shareholder, and director collectively beneficially own approximately 69% of our outstanding shares of common stock. As a result, such individuals will, for the foreseeable future, have the ability, if acting together, to control the election of our directors and the outcome of corporate actions requiring shareholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring, or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those entities and individuals. See “Management and Certain Security Holders” for further discussion of the board of directors’ structure and principal shareholders’ agreements. Therefore, you should not invest in reliance on your ability to have any control over our Company.

Our securities may be treated as “Penny Stocks” that may make them less desirable or accessible by investors or potential investors.

Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer must approve a person’s account for transactions in penny stocks; and (b) the broker or dealer must receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Management believes that the penny stock rules could discourage investor interest in and limit the marketability of our Shares.

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Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

Our Shares are subject to FINRA sales practice requirements that may make them less desirable or accessible by investors or potential investors.

The U.S. Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer before recommending an investment to a customer. Prior to recommending speculative, low priced securities to non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives, and other information. Pursuant to the interpretation of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend the Common Shares to customers which may limit an investor's ability to buy and sell the Common Shares, have an adverse effect on the market for the Common Shares, and thereby negatively impact the price of the Common Shares.

Our Shares may be subject to dilution.

We may make future acquisitions or enter financings or other transactions involving the issuance of securities of the Company which may be dilutive to the other shareholders and any new equity securities issued could have rights, preferences, and privileges superior to those of holders of Common Shares.

We have never paid dividends on our common stock and have no plans to do so in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have, will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

We will indemnify and hold harmless our officers and directors to the maximum extent permitted by Nevada law.

Our bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by Nevada law. In addition, if we are called upon to perform under our indemnification agreements entered into with each one of our directors, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

We may engage in acquisitions, mergers, strategic alliances, joint ventures, and divestures that could result in results that are different than expected.

In the normal course of business, we engage in discussions relating to acquisitions, equity investments, mergers, strategic alliances, joint ventures, and divestitures. Such transactions are accompanied by a number of risks, including the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt on potentially unfavorable terms, accruement of impairment expenses related to goodwill and amortization expenses related to other intangible assets, the possibility that we overpay for an acquisition relative to the economic benefits that we ultimately derive from such acquisition, and various potential difficulties involved in integrating acquired businesses into our operations.

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We might require additional capital to support business growth, and this capital might not be available.

We have funded our operations since inception primarily through debt and equity financings and revenue generated by our services. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments in our business to respond to business challenges, including deploying more Bitcoin ATMs both in the United States and globally, enhancing our operating infrastructure, expanding our international operations to include additional regions and countries, and acquiring complementary businesses and technologies, all of which may require us to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If we incur additional debt, the debt holders would have rights senior to holders of our common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock.

The trading prices for our common stock may be highly volatile, which may reduce our ability to access capital on favorable terms or at all. In addition, a slowdown or other sustained adverse downturn in the general economic or crypto markets could adversely affect our business and the value of our common stock. Because our decision to raise capital in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of securities. As a result, our shareholders bear the risk of future issuances of debt or equity securities reducing the value of our common stock and diluting their interests. Our inability to obtain adequate financing or financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue supporting our business growth and responding to business challenges.

Our Common Stock is subject to liquidity risks.

Our Common Stock is quoted on the OTC Pink Market Tier of the OTC Markets under the symbol “ABIT”. On November 3, 2023, the last reported sale of our Common Stock was $0.07 per share. As of the date of this prospectus, our Common Stock is quoted on the OTC Pink, and it is not otherwise regularly quoted on any other over-the-counter market or exchange. We intend for our shares to trade on the OTCQB, an inter-dealer, over-the-counter market that provides significantly less liquidity than other national or regional exchanges. However, there is no guarantee that our shares will be listed on the OTCQB, or any other “over- the- counter” marketplace. Moreover, securities traded on the OTCQB are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCQB. Quotes and other important information for stocks listed on the OTCQB are not listed in newspapers and may be incorrectly listed by prominent financial websites. Therefore, prices for securities traded solely on the OTCQB may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

The Company and its Common Stock may be negatively affected if any of the Company’s restricted securities are resold without registration or an available exemption from registration requirements under the Securities Act.

On March 17, 2022, the Company learned that one million shares of its restricted common stock owned by an existing shareholder was transferred by its transfer agent to another party. Such shares were subsequently deposited by a new holder into Depository Trust Company (see Note 25 of the Company’s audited consolidated financial statements), and some portion of said shares (approximately 50%) has been sold on the trading market. Our stock certificates representing restricted shares of common stock carry a legend that states that such shares “have not been registered under the Securities Act of 1933, and may not be sold, transferred, or otherwise disposed unless, in the opinion of counsel satisfactory to the issuer, the transfer qualifies for an exemption from or exemption to the registration provisions thereof.” The transfer took place without the Company’s knowledge, approval or required authorization. The Company has immediately notified the relevant parties to cease any sales of such shares into the public market, and has been assured by the new holder that no shares will be sold pending the Company’s ongoing investigation. The Company believes that even though it was an unusual event (and the Company took immediate remedial steps to ensure that the resale of such shares was immediately ceased and prevented in the future, including termination of its transfer agent), any future sale of restricted and unregistered securities without registration or an available exemption can expose the Company and its Common Stock to the number of adverse consequences, including: (i) regulatory scrutiny, investigations, enforcement or other actions, potentially preventing or delaying us from offering our shares or trading our stock, which could negatively impact an investment in the Shares; (ii) decline or volatility of the market price of our Common Stock as a result of sales of a material number of shares of our Common Stock in the thinly trading public market, or (iii) securities litigation targeting the Company which could result in substantial costs and which could harm our business.

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We cannot predict at what prices the Common Stock of the Company will trade and there can be no assurance that an active trading market will develop or be sustained. There is a significant liquidity risk associated with an investment in the Company.

The shares of our common stock we may issue in the future and the options we may issue in the future may have an adverse effect on the market price of our common stock and cause dilution to investors.

We may issue shares of common stock and warrants to purchase common stock pursuant to private offerings and we may issue options to purchase common stock to our executive officers and employees pursuant to their employment agreements. The sale, or even the possibility of sale, of shares pursuant to a separate offering or to executive officers and employees could have an adverse effect on the market price of our common stock or on our ability to obtain future financing.

We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

Being a public company results in additional expenses, diverts management’s attention and could also adversely affect our ability to attract and retain qualified directors.

As a public reporting company, we are subject to the reporting requirements of the Exchange Act. These requirements generate significant accounting, legal and financial compliance costs and make some activities more difficult, time consuming or costly and may place significant strain on our personnel and resources. The Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years following the effectiveness of this registration statement, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three year period.

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Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

We do not currently have an independent audit or a compensation committee. As a result, directors have the ability, among other things, to determine each other’s level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it costlier or deter qualified individuals from accepting these roles.

In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this Prospectus, potential investors should keep in mind other risks that could be important.

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SPECIAL NOTE REGARDING Forward-Looking Statements

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, market acceptance of our products; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services and successfully pursue innovation; our ability to complete capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Important factors that could cause such differences include, but are not limited to:

•	our future financial performance, including our expectations regarding our net revenue, operating expenses, and our ability to achieve and maintain future profitability;
•	our business plan and our ability to effectively manage our growth;
•	anticipated trends, growth rates, and challenges in our business, the crypto economy, and in the markets in which we operate;
•	market acceptance of our products and services;
•	beliefs and objectives for future operations;
•	our ability to further penetrate our existing customer base and maintain and expand our customer base;
•	our ability to develop new products and services and grow our business in response to changing technologies, customer demand, and competitive pressures;
•	our expectations concerning relationships with third parties;
•	our ability to maintain, protect, and enhance our intellectual property;
•	our ability to continue to expand internationally;
•	the effects of increased competition in our markets and our ability to compete effectively;
•	future acquisitions of or investments in complementary companies, products, services, or technologies and our ability to successfully integrate such companies or assets;
•	our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally;
•	economic and industry trends, projected growth, or trend analysis;
•	trends in revenue, cost of revenue, and gross margin;
•	trends in operating expenses, including technology and development expenses, sales and marketing expenses, and general and administrative expenses, and expectations regarding these expenses as a percentage of revenue;
•	increased expenses associated with being a public company; and
•	other statements regarding our future operations, financial condition, and prospects and business strategies.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements, because they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond our control and which could materially affect results. Actual events or results may vary significantly from those implied or projected by the forward-looking statements due to these risk factors. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

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Capitalization

The following table details the Company’s capitalization as of June 30, 2023:

•	On an actual basis;
•	On a pro forma basis to give effect to the sale of the shares by employees who have outstanding loans to exercise options and the pro-rata repayment of those loans; and
•	On a pro forma basis as adjusted basis to give effect to the transaction described in the preceding bullet point as well as the conversion of the Convertible Debenture.

In January 2020, the Company allowed its employees with vested stock options to exercise such options with the use of a non-recourse loan agreement. The Company’s employees exercised their respective stock options into a total of 157,635,309 shares of common stock at a weighted average exercise price of $0.0060 per share. The loan amount at exercise of such options was $945,812. The terms of the non-recourse loan agreement include a maturity date of 48 months from the date of exercise and an interest rate of 1.69%. As of June 30, 2023, the outstanding balance due from employees was $1,001,000. The amount receivable from employees is presented in the balance sheet as a deduction from stockholders' equity. This is generally consistent with Rule 5-02.30 of Regulation S-X which states that accounts or notes receivable arising from transactions involving the registrant's capital stock should be presented as deductions from stockholders' equity and not as assets. When the shares held by employees who have outstanding loans are sold, those loans will be paid in a pro-rata manner as described below.

A total of [●] shares of common stock held by employees (approximately 15% of each employees shares) are being registered in this offering. In the event the employees sell any or all of these shares before repaying the loan, an amount that bears the same proportion to the total loan including accrued interest thereon, as the registered number of shares bears to the total holding of the employee against which said loan has been given, will become due and payable to the Company. If all the registered shares are sold and using the outstanding balance due of $1,001,000 as of June 30, 2023, the loan will be reduced by $150,000.

The pro-forma capitalization would then have both cash and equity going up by the amount being repaid.

The purchasers of the Company's 8% Convertible Debentures have an option to convert the outstanding principal and accrued interest amount of their respective Convertible Debentures into shares of common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. On conversion the purchasers of these convertible debentures will get shares issue of which will be recorded as increase in share capital of $250,000 and increase in additional paid in capital of $2,750,000. The pro forma basis as adjusted basis column in the table below gives effect to the conversion of the Convertible Debenture as well as the return of outstanding employee loans as described above. The Company expects that the Convertible Debentures will convert at $0.012 per share. If the conversion happens at a price lower than $0.012 per share the pro forma basis as adjusted numbers will change accordingly.

The pro forma and pro forma as adjusted information below is illustrative only, and our cash and cash equivalents and total capitalization following the completion of this offering will be adjusted based on several factors. You should read the following table together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

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	As of June 30, 2023
(in thousands)	Actual	Pro forma	Pro forma as adjusted (1)
Cash and cash equivalents
Total cash and cash equivalents (2)	$7,817	$7,967	$7,967

Long-term liabilities
Other long-term debt	10,696	10,696	10,696
Related party convertible debt (1)	3,000	3,000	–
Convertible debt (1)	–	–	–
Related party note payable	–	–	–
Total long-term liabilities	13,696	13,696	10,696

Equity:
Common stock, $0.001 par value (3)	4,095	4,095	4,345
Loans to employees for options exercised (4)	(1,001)	(851)	(851)
Additional paid in capital (5)	8,446	8,446	11,196
Accumulated deficit	(9,316)	(9,316)	(9,316)
Accumulated other comprehensive loss	(207)	(207)	(207)
Total equity (deficit)	2,017	2,167	5,167
Total capitalization	$23,530	$23,830	$23,830

(1)	Pro forma as adjusted includes the full conversion of the Convertible Debentures into 250,000,000 shares of common stock at the assumed conversion price of $0.012 per share for the 8% Convertible Debentures. See Convertible Debentures in section Description of Capital Stock, page 84.
(2)	Pro forma cash and cash equivalents increased by $150,000 from the repayment of the loan as part of this offering.
(3)	Pro forma as adjusted common stock at $0.001 par value increased by $250,000 assuming the full conversion of the 8% Convertible Debentures at conversion price of $0.012 per share.
(4)	Pro forma as adjusted loans to employees for options exercised decreased by $150,000 as a result of loan repayment from this offering.
(5)	Pro forma as adjusted additional paid in capital increased by $2,750,000 to account for the principal value of the 8% Convertible Debenture of $3,000,000 less $250,000 in common stock value, which was recorded under common stock.

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Management’s Discussion and Analysis OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our historical financial statements and the notes to those statements that appear elsewhere in this prospectus. Certain statements in the discussion contain forward-looking statements based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations, and intentions. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Our mission is to connect the world’s cash to the new global digital financial system. We believe that providing the world with access to crypto assets will help transform the international financial order by providing the unbanked and billions of others in the world with a connection to a new global digital financial system that is more accessible, efficient and transparent than the legacy financial system.

Athena ATMs and Athena Plus

In order to achieve our mission, we are focused on developing, owning, and operating a global network of Athena-branded Bitcoin ATM machines, which are free standing kiosks that permit customers to buy or sell crypto assets in exchange for cash (banknotes) issued by sovereign governments - often referred to as fiat currencies. We utilize purchasing algorithms and other proprietary systems to manage crypto assets to ensure that we are able to meet consumer demand for crypto assets.

We have become one of the largest Bitcoin ATM operators in the United States and Latin America by installing ATMs in strategic locations that maximize the ability to provide crypto assets to customers. These locations include convenience stores, shopping centers, and other easily accessible locations in urban, suburban and rural locations. Our network presently includes Athena Bitcoin ATMs in 21 US states, the U.S. territory of Puerto Rico and 4 countries in Latin America. See table below for our ATM breakdown by country and type, as of June 30, 2023.

Country	Number of Athena Bitcoin ATMs (as of June 30, 2023)		Type of Fiat Currency
	Total	Two-Way
United States	1,171	592	U.S. Dollar
El Salvador	14	14	U.S. Dollar
Argentina	12	12	Argentine peso
Mexico	1	1	U.S. Dollar
Colombia	17	17	Colombian peso
Total	1,215	636

We offer Bitcoin for sale at all our ATM machines. These crypto assets comprise approximately 70% of the total crypto market capitalization. We also buy Bitcoin at some of our ATM machines (also known as two-way ATMs). The cash withdrawal limit from our two-way ATMs is $2,000 per transaction. We replenish or withdraw fiat currencies at our ATMs twice a week or depending on usage, using bonded security companies.

We operate Athena Plus for private clients and trade customers of the Company. Customers typically interact with the Company on the phone for transaction sizes in dollar terms greater than $10,000 and on some occasions, for crypto assets not included in our ATMs. Since 2019, we have been typically buying and selling Bitcoin through Athena Plus, but we have also executed transactions in Ethereum, Litecoin, and in other less common crypto assets. As of the date of this prospectus, we do not transact in any crypto assets except Bitcoin, Ethereum, Tether, Litecoin, and BCH. We will update this prospectus if we decide to transact in other crypto assets. Such a change would only happen if there were significant customer demand for a specific crypto asset and that crypto asset was available to us through multiple trading partners, crypto asset exchange and crypto asset brokers.

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Due to the volatile nature of the crypto market, which includes fluctuations in both crypto asset prices and volume of transactions, our operating results have and are expected to continue to fluctuate partially based on the overall crypto market. We strive to reduce the impact of crypto asset fluctuations on our operating results due to utilizing purchasing algorithms to ensure that the crypto assets are not held for more than three days prior to being sold. However, there is a correlation, given the early stage of adoption of crypto assets, between volume of transactions and the price of the crypto assets. Refer below for a log scale of Bitcoin from January 1, 2020 through June 30, 2023. This shows the fluctuations of the price of Bitcoin over time on a logarithmic scale.

Bitcoin Price (Log Scale)

We believe that we are in the early stages of the new digital financial order system and that as crypto asset use cases expand and there is more worldwide adoption, the fluctuations in volume and price will decrease. Our focus is on prioritizing growth, especially in geographic areas where consumers are restricted from accessing the global financial system.

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The Company has been active in increasing its geographic presence by expanding its Athena Bitcoin ATM Fleet. Refer below for a chart showing the increase of active Athena Bitcoin ATMs from December 31, 2017 through June 30, 2023.

Net Active ATM's by Year (Installed less decommissioned)
60
100
129
164
385
430
1,294
2017
2018
2019
2020
2021
2022
2023 (thru June)

White-label Service

The Company, as part of its strategy to expand globally, began working with the government of El Salvador in late June 2021 to support the implementation of its Bitcoin Law. We operate ATMs on behalf of the El Salvadoran government. These ATMs are owned by the Company. This white-label service is comprised of installing the machines for the customer and ensuring that the machines are operating in a way that they can be used by the El Salvadoran government and their users. To achieve this, the Company is responsible for loading and unloading cash, setting up the network, performing repairs and maintenance and other any responsibilities to ensure that the machines are operating as intended. We charge a fixed monthly fee and, in some cases, a variable transaction fee, to operate these ATMs, as well as an additional fixed price for specific services that are required. The fixed price which covers Athena’s cost plus a reasonable profit margin. The Company does not sell crypto assets directly to the users of the ATM. The government of El Salvador has title to the private keys to the crypto assets. However, the Company acts as the custodian for the cash in the ATM machine as well as cash that is in-transit.

In 2021 and 2022, we have installed a total of 200 Chivo Bitcoin ATMs in El Salvador, 10 Chivo Bitcoin ATMs at El Salvador consulates in the U.S and 45 Chivo Bitcoin ATMs in other U.S. locations. As of June 30, 2023, we were operating 248 white label ATMs for Chivo, Sociedad Anónima de Capital Variable, a wholly owned private company of the Government of El Salvador ("CHIVO") in El Salvador and in the U.S.

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Ancillary

The Company engages in services as part of its mission to bring the new digital financial system to the world. This includes the sale of point-of-sale terminals (“POS Terminals”) and developing and supporting crypto ecosystems. In 2021, the Company agreed to develop the Chivo Ecosystem to El Salvador. The Chivo Ecosystem acts as the interface to El Salvador’s Bitcoin Digital Wallet for El Salvador and its users. The Company’s contract to develop the Chivo Ecosystem ended December 31, 2021.

The Company, due to contingencies related to not having title of the intellectual property in 2021 that serves as the foundation of the Chivo Ecosystem, did not recognize revenue in 2021. The contingency was lifted in 2022 when the Company obtained the right to use the intellectual property. The Company recognized revenue related to the development of the Chivo Ecosystem when the contingency was lifted. The Company anticipates no further revenue related to the Chivo intellectual property and ecosystem.

Key Performance Indicators and Non-GAAP Financial Measure and Trends

ATMs

Number of ATMs increased from 385 to 430 to 1,215 as of December 31, 2021, December 31, 2022, and June 30, 2023, respectively.

Transactions

Median ATM sale transaction size for all crypto assets increased from $131 to $150, or 15% while number of transactions decreased from 31,841 to 29,139, or 8% as of June 30, 2022 and June 30, 2023 respectively.

Median OTC transaction size for all crypto assets increased from $34,250 to $97,250 or 184% while number of transactions decreased from 114 to 76, or 33% as of June 30, 2022 and June 30, 2023 respectively.

EBITDA

We use EBITDA as a non-GAAP financial measure. We define EBITDA as net earnings attributable to Athena Bitcoin Global stockholders, adding back the following items: interest expense, net and fees on borrowings; provision for income taxes; depreciation; and amortization. The Company believes that EBITDA is a more relevant supplemental measure of performance than other GAAP performance measures. EBITDA as presented in this prospectus is a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. Management presents the non-GAAP financial measure of EBITDA in this news release prospectus because it considers this it to be an important supplemental measure of performance. Management believes that this non-GAAP financial measure provides additional insight for analysts and investors evaluating the Company's financial and operational performance by providing a consistent basis of comparison across periods.

	Year Ended December 31
	2022	2021	$ Change
	(in thousands)

Net income (loss)	$4,139	$(3,644)	$7,783
Adjusted to exclude the following;
Interest expense	668	661	7
Fee on borrowings	113	341	(228)
Income taxes	1,770	883	887
Depreciation and amortization	1,659	582	1,077
EBITDA	$8,349	$(1,177)	$9,526

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	Six Months Ended June 30
	2023	2022	$ Change
	(in thousands)

Net income (loss)	$2,262	$(1,749)	$4,011
Adjusted to exclude the following;
Interest expense	233	362	(129)
Fee on borrowings	231	67	164
Income taxes	1,166	1,170	(4)
Depreciation and amortization	995	723	272
EBITDA	$4,887	$573	$4,314

Impact of COVID-19

The significant global outbreak of COVID-19 has resulted in a widespread health crisis that has adversely affected the economies and financial markets worldwide and has affected our business in several ways. First, we have been unable to ship our ATMs freely between countries. Second, it has restricted the movement of our employees and their ability to both collaborate in-person, and to do some field-service and installation work. In addition, the continued spread of COVID-19 and the imposition of related public health measures have resulted in, and is expected to continue to result in, increased volatility and uncertainty in the crypto-economy. We also rely on third party service providers to perform certain functions. Any disruptions to a service providers’ business operations resulting from business restrictions, quarantines, or restrictions on the ability of personnel to perform their jobs could have an adverse impact on our service providers’ ability to provide services to us.

We are responding to the global outbreak of COVID-19 by taking steps to mitigate the potential risks to us posed by its spread and the impact of the restrictions put in place by governments to protect the population. Our employees and service providers have transitioned to work-from-home.

Key Factors Affecting Our Performance

The performance of our business operations have been and will continue to be affected by a number of factors, including;

•	The price and volatility of crypto assets

•	Adoption of crypto assets as a medium of exchange by merchants and their trading partners

•	Adoption of crypto assets as a store of value by investors

•	The total number of Bitcoin ATMs could reach a saturation in the markets where the Company operates. And the demand, as measured on a per Bitcoin ATM basis, would decrease.

•	Investments made by the Company, including in new technologies and strategic acquisitions

•	Ability to determine the transaction fee for ATM transactions

•	Product and service offerings, including potentially increasing its white-label service offerings.

•	Regulations in US and international market

•	Access to supply of new ATM machines from third-party manufacturers

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Components of Results of Operations

Revenue

Athena ATM

We generate the majority of our revenue from the sale of Bitcoin through our network of ATM machines. The Company generated 62% and 77% of its revenue from ATM sales for the years ended December 31, 2022, and 2021, respectively and 74% and 65% for the six months ended June 30, 2023, and 2022, respectively. The Company recognizes revenue at the point in time when the customer receives the crypto asset. The revenue recognized is the gross transaction amount of crypto assets sold. Revenue is primarily correlated with transaction volume. As the Company continues to expand its ATM fleet and as the world continues to adapt to the new global digital financial system, the Company expects to experience an increase in transaction volume.

Athena Plus

We generate revenue from selling crypto assets to institutional traders and organizations. These are typically done via the phone. The Company generated 22% and 19% of its revenue from Athena Plus for the years ended December 31, 2022, and 2021, respectively and 21% and 29% for the six months ended June 30, 2023, and 2022, respectively. The Company recognizes revenue at the point in time when the customers received the crypto asset. The revenue recognized is the gross transaction amount of crypto assets sold. Revenue is primarily correlated with transaction volume.

White-label Service

We generate revenue by installing and operating ATMs on behalf of third parties. Operating responsibilities include providing the ATMs, loading and unloading cash, setting up the network, repairs and maintenance, and software upgrades, if necessary. The Company generated 7% and 3% of its revenue from white-label service for the years ended December 31, 2022, and 2021, respectively and 5% for the six months ended June 30, 2023, and 2022. We charge an installation fee, a monthly service fee and, in some cases, a transaction fee, to operate these machines. We also charge customers an additional fixed price for certain services (e.g., relocating the ATMs). The Company does not sell crypto assets to these customers. The Company recognizes the installation fee when installation is performed. The Company recognizes the monthly service fee over the term of the service contract. The Company recognizes fees from the transaction fee in the month earned and additional services in the month when service is performed.

The Company permits the customer to terminate the white-label service contract for specific ATMs as well as in total at any point during the contractual term for no penalty. As a result, the contracts for each ATM are considered month to month.

Ancillary

The Company is actively engaged in looking into other revenue streams that may aid our mission to connect the world with the new global digital financial system. We have engaged in projects such developing software that may help customers manage their crypto assets as well as selling POS terminals to customers.

In 2021, the Company agreed to develop the Chivo Ecosystem for El Salvador for $4.0 million. The Company completed the development of the Chivo Ecosystem in September 2021. The Company received $3.5 million of the $4.0 million as of December 31, 2021. The Company did not have rights to the intellectual property (refer to Xpay Asset Acquisition section) that served as the foundation for the Chivo Ecosystem until December 2022. Due to this contingency, the Company recorded the $3.5 million as unearned revenue as of December 31, 2021. In December 2022, the Company recognized the amount received of $4.0 million as revenue when the Company obtained the rights to the intellectual property.

The Company also provided services to help support the Chivo Ecosystem from September 2021 through December 31, 2021. Revenue recognized for the service contract was $584,000 for the year ended December 31, 2021.

Through June 30, 2023, this ancillary revenue, outside of the development and support of the Chivo Ecosystem as discussed above, has been sporadic and immaterial.

The Company generated 9% and 1% of its revenue from these other revenue streams for the years ended December 31, 2022, and 2021, respectively and 0% for the six months ended June 30, 2023 and 2022.

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Cost of Revenue

Cost of revenues consists primarily of expenses related to the acquisition of crypto assets. The acquired crypto asset is recorded at cost of acquisition, i.e., it is inclusive of any surcharge or markdown. The Company commonly acquires crypto assets through third-party dealers as well as purchasing crypto assets from customers through our two-way ATMs. The Company assigns the costs of crypto assets sold in its revenue transactions on a first-in, first-out basis.

The crypto asset acquired are classified as indefinite-lived intangible assets are initially measured at cost and are impaired when the quoted price of the crypto asset is less than the price associated with the carrying value of that crypto asset. Impairment expense is reflected in cost of revenues in the consolidated statement of operations. The Company through its proprietary knowledge rarely holds crypto assets for more than five days, reducing this risk.

Additionally, cost of revenues includes the cost of installing the ATMs, the costs of operating the ATMs from which crypto assets are sold (including the associated rent expense, related incentives, ATM cash losses, software licensing fees for the ATMs, depreciation, general liability insurance, and utilities), fees paid to service the ATM machines and transport cash to the banks, and outsourced customer support staff for white-label services.

Operating Expenses

The Company's expenses consist of general and administrative, sales and marketing, technology and development and other operating expenses.

General and Administrative

General and administrative expenses consist primarily of salaries and wage expense, non-personnel costs, such as legal, accounting, and other professional fees. In addition, general and administrative expenses include rent and travel costs, and all other supporting corporate expenses not allocated to other departments.

Sales and Marketing

Sales and marketing expenses generally consist of costs of general marketing and promotional activities, advertising fees used to drive subscriber acquisition, commissions, the production costs to create our advertisements and salaries, wages and contractor costs of marketing personnel.

Technology and Development

Technology and development costs are expenses incurred to develop the Company’s other revenue streams, primarily software.

Theft of Bitcoin

On March 31, 2021, the Company experienced a breach in its security that resulted in a two-hour sales outage and a loss of 29 Bitcoin with a purchase cost of $1,600,000 (approximate market value $1,709,000 as of March 31, 2021). There has been no theft of a crypto asset since March 31, 2021.

Other Operating Expenses

Other operating expenses consists of fees related to immigration of employees and other employee transition expenses.

Fair Value Adjustment on Crypto Asset Borrowing Derivatives

The Company in 2018 and 2019 entered into a borrowing agreement with one of the Company’s principal shareholders to borrow bitcoin. The amount payable was in bitcoin, plus a borrowing fee of 13.5%. This was paid back in 2022. This obligation is a derivative liability, with fluctuations to the liability recorded to the statement of operations.

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Fees on Crypto Asset Borrowings

Fees on crypto asset borrowings is the fair value of fees payable, typically in the crypto asset borrowed, on the outstanding borrowings of crypto assets calculated as percentage of principal outstanding and current price of the crypto asset in which it is payable.

Interest Expense

Interest expense, net consists of interest expense, and includes amortization of debt discount and issuance costs.

Other (Income) Expense

This includes foreign currency transaction gain/loss and penalties as applicable.

Provision for (Benefit from) Income Taxes

The Company was taxed as a partnership for U.S. federal and state income tax purposes for tax years prior to 2020. There is no provision for income taxes for those years. The Company accrues liabilities for uncertain tax positions that are not more likely than not to be sustained upon examination as of June 30, 2023, December 31, 2022, and 2021. Interest and penalties related to uncertain tax positions are recorded in accrued liabilities in the accompanying consolidated balance sheets. The Company had no unrecognized tax benefits as of June 30, 2023, December 31, 2022, and 2021, that if recognized, would affect its annual effective tax rate.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2023 and 2022

The following table summarizes our results of operations for the periods presented (in thousands):

	Three Months Ended June 30			Six Months Ended June 30
	2023	2022	$ Change	2023	2022	$ Change
	(in thousands)

Net revenues	$31,120	$20,620	$10,500	$54,564	$39,701	$14,863
Cost of revenues	26,486	18,720	7,766	48,021	35,371	12,650
Gross profit	4,634	1,900	2,734	6,543	4,330	2,213
Gross profit percentage	15%	9%		12%	11%

Operating expenses:
Technology and development	128	220	(92)	270	423	(153)
General and administrative	1,041	1,594	(553)	2,049	3,542	(1,493)
Sales and marketing	58	147	(89)	198	352	(154)
Other operating expense	23	7	16	41	15	26
Total operating expenses	1,250	1,968	(718)	2,558	4,332	(1,774)

Income (loss) from operations	3,384	(68)	3,452	3,985	(2)	3,987

Interest expense	110	161	(51)	233	362	(129)
Fees on virtual vault services	124	16	108	231	67	164
Other expense	72	66	6	93	148	(55)
Income (loss) before income taxes	3,078	(311)	3,389	3,428	(579)	4,007
Income tax expense	889	494	395	1,166	1,170	(4)
Net income (loss)	$2,189	$(805)	$2,994	$2,262	$(1,749)	$4,011

Comprehensive income (loss)
Net income (loss)	$2,189	$(805)	$2,994	$2,262	$(1,749)	$4,011
Foreign currency translation adjustment	(28)	16	(44)	(32)	23	(55)
Comprehensive income (loss)	$2,161	$(789)	$2,950	$2,230	$(1,726)	$3,956

45

Components of Results of Operations

Revenues

	Three Months Ended June 30				Six Months Ended June 30
	2023	2022	% Change		2023	2022	% Change
	(in thousands)
Revenue by Stream
Athena ATM	$28,831	$13,280	117%		$40,417	$25,989	56%
Athena Plus	1,006	6,267	(84%	)	11,585	11,565	0%
White-label	1,265	1,051	20%		2,525	2,098	20%
Ancillary and other	18	22	(18%	)	37	49	(24%	)
Total revenue	$31,120	$20,620	51%		$54,564	$39,701	37%

Three and Six Months Ended June 30, 2023 and 2022

Athena ATM Revenue

Athena ATM revenue increased $15,551,000 or 54% and $14,428,000 or 36% for the three and six months ended June 30, 2023, respectively. Median transaction size for all crypto assets increased to$150 and from $131 to $150 or 15% for the three months and six months ended June 30, 2023, respectively. The number of transactions increased from 15,337 to 18,730 or 22% and decreased from 31,841 to 29,139 or 8% for the three months and six months ended June 30, 2023. The increase in Athena ATM revenue was driven by the following factors:

•	Number of ATMs increased from 227 as of June 30, 2022 to 1,215 as of June 30, 2023, which is an increase of 435%. This is the primary driver of the increase.

•	Quantity of Bitcoin sold during the six months ended June 30, 2023, when compared to June 30, 2022, increased from 634 to 1,205, or 90%. Quantity of Bitcoin sold during the three months ended June 30, 2023, when compared to June 30, 2022, increased from 358 to 788, or 120%.

•	Median transaction size for all crypto assets increased from $131 to $150 or 15% while number of transactions decreased from 31,841 to 29,139, or 8% for the six months ended June 30, 2023, when compared to six months ended June 30, 2022.

•	The increase in ATMs was offset by a reduction in overall volume for crypto assets in the global market during these periods. The total volume for Bitcoin for USD users for Coinbase during the six months ended June 30, 2022, was 3,031,415 compared to 2,397,373 for the six months ended June 30, 2023. The total volume for Bitcoin for USD customers for Coinbase during the three months ended June 30, 2022, was 1,744,707 compared to 1,034,959 for the six months ended June 30, 2023. This was driven by a reduction in the price of crypto assets, in particular Bitcoin. This resulted in a decrease in transactions per machine. See below for a graph from bitcoinity.org that demonstrates the correlation between volume and bitcoin price.

46

Athena Plus Revenue

Athena Plus revenue decreased $5,261,000 or 84% and increased $20,000 for the three months and six months ended June 30, 2023, respectively. Median transaction size for all crypto assets decreased from $33,000 to $46,800 or 42% and increased from $34,250 to $97,250 or 184% for the three and six months ended June 30, 2023, respectively. The number of transactions decreased from 58 to 21 or 64% and decreased from 114 to 76 or 33% for the three and six months ended June 30, 2023, respectively.

Athena Plus revenue fluctuates based on demand from institutional traders and organizations. Athena Plus experienced large orders during Q1 2023 from institutional traders but saw a reduction of orders during Q2 2023. Demand from these customers is sporadic and is dependent on specific trader needs, the macro-economic climate and the global cryptocurrency market.

The table below shows Bitcoin sales for the Athena Plus services.

Bitcoin Sales (Athena Plus)	Three Months Ended June 30				Six Months Ended June 30
	2023	2022	% Change		2023	2022	% Change
Quantity sold	36	84	(57%	)	615	151	(30%	)
Average selling price	$28,751	$27,437	(5%	)	$18,762	$34,353	(30%	)
% of Over-the-counter revenue	100%	49%			100%	65%

 _________________

Note: n.m. defined as not meaningful.

(1) ETH, Tether and USDT accounted for the remaining revenue.

(2) USDT and Tether accounted for the remaining revenue.

47

White-Label Service

White-Label Service revenue increased by 20% for the six and three months ended June 30, 2023, when compared to six and three months ended June 30, 2022. This increase is due to an increase in the scope of our services provided to Chivo and a corresponding increase in the price of our services.

Ancillary

Ancillary revenue is immaterial for the three and six months ended June 30, 2023, and 2022. This revenue stream is not for recurring revenue and therefore is sporadic in nature.

Cost of Revenues and Gross Profit

Three and Six Months Ended June 30, 2023 and 2022

Cost of revenues is comprised primarily of the expenses related to the acquisition of crypto assets sold and the costs of operating the ATMs from which the crypto assets are sold. For the three months ended June 30, 2023 and 2022, the cost related to the acquisition of crypto assets sold were $23,633,000 and $14,556,000, respectively. For the six months ended June 30, 2023, and 2022, the expenses related to the acquisition of crypto assets sold were $44,063,000 and $31,514,000, respectively. The increase in cost related to acquisition of crypto assets sold was primarily a result of the increased sales of crypto assets. For the three months ended June 30, 2023 and 2022, the costs of operating the ATMs were $2,823,000 and $1,941,000, respectively. For the six months ended June 30, 2023 and 2022, the costs of operating the ATMs were $3,836,000 and $3,882,000, respectively. This was primarily driven by the increase in the number of Athena Bitcoin ATMs, which increased from 264 to 1,215 to 430 to 1,294 as of January 1, 2022, June 30, 2022, January 1, 2023 and June 30, 2023, respectively.

Gross profit increased from 9% for the three months ended June 30, 2022 to 15% for the three months ended June 30, 2023. Gross profit increased from 11% for the six months ended June 30, 2022, to 12% for the six months ended June 30, 2023. The Company experienced higher contribution from ATM’s during Q2 2023 as the Company’s crypto markup and pricing strategy was changed to accommodate the crypto marketplace.

Operating Expenses

Three and Six Months Ended June 30, 2023 and 2022

Operating expenses decreased $718,000 or 36% for the three months ended June 30, 2023. This was primarily attributable to the general and administrative category. General and administrative cost decreased $553,000, technology and development decreased $92,000, sales and marketing decreased $89,000 and other operating expense increased $16,000. Operating expenses decreased $1,774,000 or 41% for the six months ended June 30, 2023. This was primarily due to the general and administrative category. General and administrative cost decreased $1,493,000, technology and development decreased $153,000, sales and marketing decreased $154,000 and other operating expense increased $26,000. Refer below for detail related to the general and administrative category, which is the primary driver of the decrease of operating expenses for both periods.

General and administrative

	Three Months Ended June 30				Six Months Ended June 30
(in thousands)	2023	2022	% Change		2023	2022	% Change
Salaries and benefits	$547	$1,017	(46%	)	$1,102	$2,024	(46%	)
General and administrative	421	464	(9%	)	807	1,301	(38%	)
Travel	43	74	(42%	)	89	153	(42%	)
Rent	30	39	(23%	)	51	64	(20%	)
	$1,041	$1,594	(35%	)	$2,049	$3,542	(42%	)

The reduction in general and administrative expense is driven by a reduction of salaries and benefits expense by 46% due to the Company reducing head count in the United States and utilizing more individuals located abroad to support operations. Headcount decreased in the US from 21 to 11 and headcount increased internationally from 20 to 30. Payroll expenses in the countries where headcount increased is lower than the United States.

48

Sales and marketing

	Three Months Ended June 30				Six Months Ended June 30
(in thousands)	2023	2022	% Change		2023	2022	% Change
Salaries and benefits	$31	$111	(7%	)	$144	$247	(42%	)
Advertising	27	34	(21%	)	37	86	(56%	)
Other selling and marketing	0	2	(100%	)	17	19	(11%	)
	$58	$147	(61%	)	$198	$352	(44%	)

Salaries and benefits decreased by 72% due to the Company reducing head count in the United States and utilizing more individuals located internationally to support operations. Headcount decreased in the US from 21 to 11 and headcount increased internationally from 20 to 30. Payroll expenses in the countries where headcount increased is lower than the United States.

Interest and fees for virtual vault services

	Three Months Ended June 30				Six Months Ended June 30
(in thousands)	2023	2022	% Change		2023	2022	% Change
Interest expense	$110	$161	(32%	)	$233	$362	(36%	)
Fees for virtual vault services	124	16	675%		231	67	245%

Three and Six Months Ended June 30, 2023 and 2022

Interest expense decreased $51,000 or 32% for the three months ended June 30, 2023 and decreased $129,000 for the six months ended June 30, 2023. Both decreases are due to a reduction of interest bearing debt.

Virtual Vault is a term used in the Armored Car and Cash Transport industry to define a service provided by armored car services for assets considered property of the bank when the bank does not have a physical vault or location in a given state or location. The Fees for virtual vault services included in our income statement are for a currency availability service provided to the Company by its bank for making funds held in a virtual vault immediately available to the Company. Neither the term nor the service is related to virtual currency or crypto assets.

Fees for virtual vault services increased $108,000 or 675% for the three months ended June 30, 2023 and increased $164,000 or 245% for the six months ended June 30, 2023 due mostly to higher ATM transaction volume compared to the prior period. This is supported by the increase in the number of ATMs.

Income Tax Expense (Benefit)

Three and Six Months Ended June 30, 2023 and 2022

Income tax expense increased $395,000 and decreased $4,000 for the three months and six months ended June 30, 2023, respectively when compared to prior respective period.

This is due to the Company generating most of it taxable income in foreign operations with higher income tax rates in the first half of the year. Comparatively, in 2023 the Company generated most of its taxable revenue in the second half of the quarter from its domestic operations.

49

Comparison of the Years Ended December 31, 2022 and 2021

The table below sets forth, for the periods presented, certain historical financial information.

	Year Ended December 31
	2022	2021	$ Change	% Change
	(in thousands, except number of shares)

Net revenues	$73,686	$81,747	$(8,061)	(10%	)
Cost of revenues	59,643	76,178	(16,535)	(22%	)
Gross profit	14,043	5,569	8,474	152%
Gross profit percentage	19%	7%

Operating expenses:
Technology and development	776	143	633	443%
General and administrative	5,784	4,153	1,631	39%
Sales and marketing	594	647	(53)	(8%	)
Theft of bitcoin	0	1,600	(1,600)	(100%	)
Other operating expenses	30	231	(201)	(87%	)
Total operating expenses	7,184	6,774	410	6%

Income (loss) from operations	6,859	(1,205)	8,064	669%

Fair value adjustment on crypto asset borrowing derivatives	–	515	(515)	(100%	)
Interest expense	668	661	7	1%
Fees on borrowings	113	341	(228)	(67%	)
Other expense	169	39	130	333%
Income (loss) before income taxes	5,909	(2,761)	8,670	314%
Income tax expense	1,770	883	887	100%
Net income (loss)	$4,139	$(3,644)	$7,783	214%

Comprehensive income (loss)
Net income (loss)	$4,139	$(3,644)	$7,783	214%
Foreign currency translation adjustment	1	(60)	61	102%
Comprehensive income (loss)	$4,140	$(3,704	$7,844	212%

Revenue

	Year Ended December 31
	2022	2021	$ Change	% Change
	(in thousands)
Revenue by stream
Athena ATM	$45,340	$63,097	$(17,757)	(28%	)
Athena Plus	16,528	15,874	654	4%
White-label	5,291	2,083	3,208	154%
Ancillary	6,527	693	5,834	842%
Total Revenue	$73,686	$81,747	$(8,061)	(10%	)

50

Athena ATM Revenue

Athena ATM revenue decreased $17,757 or 28%. Median transaction size for all crypto assets increased from $133 to $140, or 5% and number of ATMs decreased from 298 to 265, or 11%. Revenue decreased due to a reduction in the number of transactions during this period. The number of transactions decreased from 96,132 to 53,005 or 45%. This was driven by the overall crypto market during these periods.

During 2021, the price of Bitcoin increased from approximately $29,000 as of January 1, 2021 to approximately $48,000 as of December 31, 2021 or 66%. During 2022, the price of Bitcoin decreased from approximately $48,000 to approximately $17,000. The decrease in Bitcoin price reduced demand for Bitcoin. See table below from www.coinmarketcap.com.

Given the infancy of this new digital financial system, fluctuations of the price of Bitcoin are expected however the Company believes that as worldwide adoption continues, these fluctuations will decrease and the correlation between price and transactions will decrease.

Athena Plus

Athena Plus revenue increased 654,000 or 4%. Median transaction size for all crypto assets decreased from $40,000 to $32,948 or 18% while number of transactions decreased from 209 to 181, or 13%. Athena Plus revenue is dependent on the demands of certain institutional traders, which remained consistent each period.

51

White-Label Service

White-Label Service revenue increased $3,208,000 or 154%. This increase is due to the Company entering into the White-Label service agreements with Chivo in August 2021, resulting in less than five months of revenue compared to twelve months of revenue in 2022.

Ancillary

Ancillary revenue increased $5,834,000 or 842%. This increase is due to the Company recognizing revenue related to the Chivo Ecosystem development project in December 2022. The Company finished this project in 2021, however given the contingency related to the license that was acquired from Xpay, was unable to recognize the revenue until the contingency was lifted. Refer to the Critical Accounting Policies and Estimates section below for more information regarding this transaction.

Cost of Revenues and Gross Profit

Cost of revenues is comprised primarily of the expenses related to the acquisition of crypto assets sold and the costs of operating the ATMs from which the crypto assets are sold. For the year ended December 31, 2022 and 2021, the cost related to the acquisition of crypto assets sold were $51,820,000 and $69,740,000, respectively. Impairment of crypto assets held for the year ended December 31, 2022 and 2021 were $199,000 and $44,000 respectively. The decrease in cost related to acquisition of crypto assets sold was primarily a result of the decreased transactions of crypto assets. For the year ended December 31, 2022 and 2021, the costs of operating the ATMs were $7,462,000 and $5,385,000, respectively. The increase in operating the ATMs was primarily driven by the 126% increase in ATMs installed from December 31, 2021 to December 31, 2022.

Gross profit increased $8,474,000 or 152% and gross profit percentage increased from 7% to 19%, primarily due to the one-time recognition of revenue of $6,165,000 in December 2022 for the development of the Chivo Ecosystem.

Operating Expenses

Total operating expenses increased $410,000 or 6%, primarily due to business expansion and infrastructure investment within technology and development, general and administrative, sales and marketing offset by a non-repeated theft of bitcoin expense of $1,600,000. Breakdown of general and administrative expenses are shown below.

	Year Ended December 31
(in thousands)	2022	2021	$ Change	% Change
Salaries and benefits	$3,412	$1,398	$2,014	144%
General and administrative expenses	2,021	2,350	(329)	(14%	)
Travel	207	309	(102)	(33%	)
Rent	144	96	48	50%
	$5,784	$4,153	$1,631	39%

General and administrative expenses increased $1,631,000 or 39%, due mostly to investment in personnel.

Breakdown of sales and marketing expenses are shown below.

	Year Ended December 31
(in thousands)	2022	2021	$ Change	% Change
Advertising	$123	$365	$(242)	(66%	)
Salaries and benefits	410	258	152	59%
Other selling and marketing	61	24	37	154%
	$594	$647	$(53)	(8%	)

Sales and marketing expenses decreased of $53,000 or 8%, due to a decrease in branding and building the formal marketing and sale infrastructure offset by an investment in marketing and sales personnel.

52

Fair Value Adjustment on Crypto Asset Borrowing Derivatives

	Year Ended December 31
(in thousands)	2022	2021	$ Change	% Change
Fair value adjustment on crypto asset borrowing derivatives	$–	$515	$(515)	(100%	)

Fair value adjustment on crypto asset borrowing derivatives decreased $515,000 or 100%, due to the full payment of the outstanding amount of Bitcoin borrowed (host contract) in 2021. See Note 10 to our Audited Consolidated Financial Statements for the year ended December 31, 2022 and 2021.

Interest and Fees

	Year Ended December 31
(in thousands)	2022	2021	$ Change	% Change
Interest expense	$668	$661	$7	1%
Fees on crypto asset borrowings	–	119	(119)	(100%	)
Fees for virtual vault services	113	222	(109)	(49%	)

Interest expense decreased $7,000 or 1% due to no significant changes in interest-bearing debt.

Fees on crypto asset borrowings decreased $119,000 or 100%. The net decrease is due to the paydown of crypto asset borrowings in 2021.

Virtual Vault is a term used in the Armored Car and Cash Transport industry to define a service provided by armored car services for assets considered property of the bank when the bank does not have a physical vault or location in a given state or location. The Fees for virtual vault services included in our income statement are for a currency availability service provided to the Company by its bank for making funds held in a virtual vault immediately available to the Company. Neither the term nor the service is related to virtual currency or crypto assets.

Fees for virtual vault services decreased $109,000 or 49% primarily due to lower ATM transaction volume in 2022 when compared to 2021.

Income Tax Expense (Benefit)

Income tax expense increased $887,000, primarily due to an increase in federal and state domestic taxes of $300,000 and an increase in foreign taxes of $455,000 in addition to an increase in deferred tax liability of $132,000. The increase in income tax expense is due to an increase in both US and foreign based net income.

Liquidity and Capital Resources

As of June 30, 2023, we had current assets of $9,865,000 and current liabilities of $14,802,000, including the current portion of related party note payable of $3,628,000 and current portion of leased liabilities of $4,552,000, rendering a deficit working capital of $4,937,000.

As of December 31, 2022, we had current assets of $4,505,000 and current liabilities of $8,138,000 resulting in a deficit working capital of $3,633,000.

53

Our ATM business has two significant components of working capital – holdings of crypto assets and cash holdings in the machines and in transit, i.e., once it has been removed from the machines and it is the process of being counted and credited to our account with the appropriate banking institution.  We must buy our holdings in cash and do not get a credit from our counterparties. On average, we hold 1 to 3 days of anticipated sales of Bitcoin and at this time do not transact in Ethereum, Litecoin or BCH at our machines. We strive to keep this period short to reduce the effect of changes in crypto asset/U.S. dollar exchange rates on our business and to minimize our working capital. Our cash logistics contractors restock or remove cash from our machines periodically, the frequency of this service determined by a host of operational considerations like historical trend of sales, current levels of cash in the machines, route considerations, public holidays, and incremental cost of each removal etc. We employ a data driven strategy based on factors we have learned over the years to reduce the amount of cash deployed and as low as possible. It currently takes anywhere from 3 to 7 days from the time the cash is picked up from the machines to be credited to our account. An increase in this period or amount impacts our ability to restock our holdings of crypto assets in a timely manner to avoid a situation where there are insufficient amounts of crypto assets to fulfill customer orders.

The Company, given how actively we manage our cash logistics, and how we prioritize and leverage cash pick up based on proprietary operating algorithms and practices, is able to finance and perform its daily operating activities and manage liquidity, while also maintaining the noted levels of cash in the ATM machines. For the six months ending June 30, 2023, the average cash balance was $4,555 per machine in the United States. For the fiscal year ending December 31, 2022, the average cash balance was $4,236 per machine in the United States. The Company generally has minimum cash of $2,500 in each dispenser in two-way ATM machines in order to have sufficient cash to operate them. The remaining cash is withdrawn from the machine in order to fund the Company’s operations.

The employees of the Company regularly, at intervals of 3-hours or less, monitor the balance of crypto assets owned and controlled by the Company. When employees of the Company, using their professional discretion, believe that there are insufficient amounts of crypto assets owned and controlled by the Company, they initiate the purchase of additional crypto assets. There have been periods of time, each less than 24-hours, where there have not been sufficient amounts of crypto assets owned and controlled by the Company to execute future customer transactions. During those times, no customer transactions are permitted. The employees of the Company use the working capital of the Company to purchase more crypto assets, during times when banking transactions are permitted, and once those crypto assets are delivered to the Company and owned and controlled by the Company, customer transactions are again permitted.

Our Athena Plus (phone sales) has a lower level of capital required since we only function on days other market participants and banks and our trades are cash settled every day. The Company does not separately hold crypto assets earmarked for ATM sales as opposed to phone sales and the Company holds approximately 3 or 4 days’ worth of crypto assets needed for transactions at its ATMs. We strive to minimize the amount of working capital deployed for better financial results.

The Company has financed operations primarily with cash flow from the purchase and sale of crypto assets. Management utilizes an internal metric defined as functional cash flow from operations in order to evaluate operational cash flow. Functional cash flow from operations is equal to cash flow from operations (per GAAP statements) plus sale of crypto assets less purchase of crypto assets, both of which are included as investing activities in the GAAP Consolidated Statement of Cash Flows. Given the active sales market for crypto assets, management believes that inclusion of the purchase and sale of crypto assets provides a better metric for measuring cash flow from operations. Refer below for the calculation of the functional cash flow for the six months ended June 30, 2023 and twelve months ended December 31, 2022 and 2021.

	As of	As Of
	June 30,	December 31,	December 31,
(in thousands)	2023	2022	2021

GAAP cash flow from operations	$(2,494)	$(5,559)	$(4,145)
Plus:
Sale of crypto assets	50,996	61,868	78,972
Purchase of crypto assets	(45,147)	(53,403)	(74,973)
Functional cash flow from operations	$3,355	$2,906	$(146)

Our financing needs are influenced by our level of business operations and generally increase with higher levels of revenue. We strive to minimize the amount of financing requested to assist with operating the business. During the six months ended June 30, 2023 we received net proceeds from debt of $2,286,000 compared to prior year six months ended June 30, 2022 repayment of debt of $554,000. During fiscal year ended December 31, 2022 we paid down debt of $1,202,000 compared to the year ended December 31, 2021 where we received net proceeds of 5,126,000.

54

Contractual Obligations and Commitments

Related Party

Loan Agreement with the Company’s Director and Shareholders

In 2017, the Company entered into several subordinated note agreements with shareholders of the Company’s common stock. The notes had a principal amount of $117,000 with maturity dates in 2021 and 2022. Interest as defined in the notes is 12% per annum. As of June 30, 2023, the outstanding principal was $90,000. The amount due within the next twelve months is $28,000.

On August 4, 2022, the Company completed a lending transaction with Mike Komaransky, the Company’s principal shareholder and former director, whereby the Company borrowed $500,000 from Mr. Komaransky pursuant to the terms of a secured promissory note and security agreement. The promissory note has an interest rate of 6% and the repayment of the principal amount and any accrued interest is secured by certain assets of the Company with respect to which Mr. Komaransky holds first priority lien and security interest. The terms of the secured promissory note and the security agreement were subsequently amended by the parties on January 17, 2023. Pursuant to the terms of the amended secured promissory note, the Company agreed to make monthly payments of $50,000 until the maturity date of the secured promissory note, which is on August 31, 2023. As of June 30, 2023, the outstanding principal was $100,000 and is due within the next twelve months.

Loan from KGPLA

As of May 15, 2023, the Company entered into a certain Senior Secured Loan Agreement, as amended (the “Loan Agreement”) and Senior Secured Revolving Credit Promissory Note (the “Revolving Credit Note”) with KGPLA Holdings LLC (“KGPLA”), an entity in which Mike Komaransky, a former director and principal shareholder of the Company has a controlling interest. The Revolving Credit Note allows the Company to borrow up to $4,000,000 for the operations of its New Bitcoin ATM Machines, as defined in the Loan Agreement, with a maturity date of May 15, 2024. Fees for these borrowings are calculated based on a percentage of the gross daily receipts generated from these machines and are recorded as part of Cost of Revenue in the Condensed Consolidated Income Statement. As of June 30, 2023 the outstanding principal of the Revolving Credit Note was $3,500,000. In connection with the above loan transaction and issuance of Revolving Credit Note, the Company granted KGPLA a first priority lien and security interest in and to all of the Company’s assets, except for property previously pledged to Banco Hipotecario, and with respect to such assets, the Company granted the Lender a second priority lien. The principal of $3,500,000 is due within the next twelve months.

KGPLA Convertible Debt

On January 31, 2020, the Company entered into a convertible debenture agreement with KGPLA LLC, an entity in which Mike Komaransky, a former director and principal shareholder of the Company has controlling interest. The convertible debenture provided for a principal amount of $3,000,000, with a maturity date of January 31, 2025. Interest as defined by the agreement is 8% per annum. KGPLA, LLC has the option to convert the outstanding principal and accrued interest balance into common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. The convertible debenture was amended and restated as of May 15, 2023 and became a secured, and not general unsecured, obligation of the Company, on par with the notes issued pursuant to the Senior Secured Loan Agreement entered into as of the same date. As of June 30, 2023 and December 31, 2022, the outstanding principal debenture amount of $3,000,000 was presented under related party convertible debt in the Condensed Consolidated Balance Sheets.

55

Third-Party

Promissory Note

On August 1, 2018, the Company entered into a promissory note with LoanMe, Inc. The promissory note provided for a principal amount of $100,000, with a final maturity date of August 1, 2028, with equal monthly installment payments of $2,000. Interest as defined in the promissory note is 24% per annum. As of June 30, 2023, the outstanding principal was $76,000. The amount due in the next twelve months is $24,000.

Loan from Banco Hipotecario

In September 2021, the Company’s El Salvador subsidiary, Athena Holdings El Salvador, S.A. DE C.V. (“Athena El Salvador”) entered into a loan agreement with Banco Hipotecario for the loan amount of $1,500,000. The loan has an interest rate of 7.5% and is secured by Athena El Salvador’s assets in El Salvador. The maturity date is 36 months after the disbursement of the funds. The monthly payments on the loan in the equal amounts of $46,670, begin two (2) months after the disbursement of the funds. As of June 30, 2023, the outstanding principal was $792,000. The amount due in the next twelve months is $588,000.

Loan from Capital Premium Financing

On December 10, 2022, the Company entered into a financing agreement for $49,000 with Capital Premium Financing, Inc. to pay the insurance premium on its commercial liability insurance with an annual percentage rate of 17.65% per annum repayable in nine monthly installments beginning February 1, 2023. As of June 30, 2023, the outstanding principal was $23,000. This amount is due in the next twelve months.

Convertible Debt

In December 2021, certain debenture holders exercised their right and gave an irrevocable notice to convert $220,000 of the convertible debt for 2,200,000 shares. This amount is included in Shares to be issued in the Consolidated Statement of Stockholders’ Deficit as of December 31, 2021. As of March 31, 2022 additional debenture holders exercised their right and gave an irrevocable notice to convert $3,245,000 of the convertible debt. The Company issued a total of 34,650,000,000 shares to convert the outstanding principal for the period ended March 31, 2022. The outstanding amount of the convertible debt is $1,520,000 on June 30, 2023. This is considered due within the next twelve months.

Operating Leases

The Company has entered into multiple operating leases, primarily related to the renting of space for our ATM fleet. The Company has a total lease liability of $14,909,000, of which $4,552,000 is due in the next twelve months.

Off-Balance Sheet Arrangements

Our contract with the government of El Salvador for the operation of the Chivo branded ATMs, specifically the Service Addendum 1 Section 11.2, which is included as Exhibit 10.27 to the registration statement which this prospectus is a part, obligates the Company to assume the risk of loss for funds used in the operation of the Chivo branded ATMs while those funds are in transit. The Company has contracted with licensed and insured cash logistics companies to securely transport such funds, including Proteccion de Valores, S.A. de C.V. (PROVAL, Servicio Salvadoreño de Protección, S. A. de C. V.(SERSAPROSA) and Move On Security LLC. The amount of funds in transit as of June 30, 2023, and December 31, 2022, were $818,000 and $797,000, respectively.

The Company is obligated to assume the risk of loss for crypto assets that are in transit. However, crypto assets that are in transit are governed by the blockchain and are in transit for a short duration (typically less than an hour). As a result, there are no funds in transit as of any reporting date.

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Cash Flow

The following summarizes our cash flow for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30
	2023	2022	$ Change	% Change
	(in thousands)
Net cash used in operating activities	$(2,494)	$(1,695)	$(799)	(47%	)
Net cash provided by investing activities	5,379	3,684	1,695	46%
Net cash provided by (used in) financing activities	2,286	(554)	2,840	513%
Net increase in cash and cash equivalents	5,171	1,435	3,736	260%
Cash and cash equivalents, beginning of period	3,208	4,845	(1,637)	(34%	)
Cash and cash equivalents, end of period	$8,379	$6,280	$2,099	33%

The following summarizes our cash flow for the year ended December 31, 2022 and 2021:

	Year Ended December 31
	2022	2021	$ Change	% Change
	(in thousands)
Net cash used in operating activities	$(5,559)	$(4,145)	$(1,414)	(34%	)
Net cash provided by investing activities	5,124	1,779	3,345	188%
Net cash provided by (used in) financing activities	(1,202)	5,126	(6,328)	(123%	)
Net increase (decrease) in cash and cash equivalents	(1,637)	2,760	(4,397)	(159%	)
Cash and cash equivalents, beginning of period	4,845	2,085	2,760	132%
Cash and cash equivalents, end of period	$3,208	$4,845	$(1,637)	(34%	)

Cash flow from operating activities

Operating activities used $2,494,000 in cash for the six months ended June 30, 2023, compared to $1,695,000 for the six months ended June 30, 2022, representing an increase in cash used of $799,000. The changes in sources of cash from operating activities for the six months ended June 30, 2023, comprised primarily of an increase from accounts receivable of $2,191,000, other advances of $750,000, accounts payable of $11,306,000 and net income of $4,011,000. This was offset by uses of cash due to prepaid expenses and other assets of $10,407,000, customer advances of $6,817,000, gain on sale of crypto assets of $1,957,000. All other operating activity provided additional cash of $124,000.

Operating activities used $5,559,000 in cash for the twelve months ended December 31, 2022, compared to a use of $4,145,000 for the twelve months ended December 31, 2021, representing an increase in cash used of $1,414,000. The changes in sources of cash from operating activities for the twelve months ended December 31, 2022, are comprised primarily of net income of $7,783,000, depreciation and amortization of $1,077,000, crypto asset payments for expenses of $1,128,000, accounts receivable of $2,952,000, other advances of $1,575,000 and prepaid expenses and other assets of $893.000. The additional sources were offset by uses in cash comprised primarily of theft of bitcoin of $1,600,000, gain on sale of crypto assets $606,000, fair value adjustment on crypto asset borrowing derivatives of $515,000, customer advances of $6,234,000, advances received for revenue contract $3,500,000 and accounts payable and other liabilities of $4,639,000. All other operating activity provided cash of $272,000.

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Cash flow from investing activities

Our investing activities provided $5,379,000 in cash for the six months ended June 30, 2023 which included a cash inflow of $50,996,000 from sale of crypto assets offset by $45,147,000 of cash outflow on purchase of crypto assets and $470,000 for purchase of property and equipment. In the six months ended June 30, 2022, investing activities provided $3,684,000 which included a cash inflow of $37,554,000 from sale of crypto assets offset by $33,267,000 of cash outflow on purchase of crypto assets and $603,000 towards purchase of property and equipment to expand our fleet of ATMs.

Our investing activities provided $5,124,000 in cash for the year ended December 31, 2022 which included a cash inflow of $61,868,000 from sale of crypto assets offset by $53,403,000 of cash outflow on purchase of crypto assets, and $3,341,000 towards purchase of property and equipment. For the year ended December 31, 2021, investing activities provided $1,779,000 which included a cash inflow of $78,972,000 from sale of crypto assets offset by $74,973,000 of cash outflow on purchase of crypto assets, and $2,220,000 towards purchase of property and equipment to expand our fleet of ATMs.

Cash flow from financing activities

Our financing activities provided $2,286,000 in cash for the six months ended June 30, 2023, primarily due to additional sourcing of debt compared to a use of cash of $554,000 for the six months ended June 30, 2022 for the repayment of debt.

For the year ended December 31, 2022, net cash used by financing activities was $1,202,000, primarily due to debt reduction. For the year ended December 31, 2021, net cash provided by financing activities was $5,126,000, primarily due to the issuance of convertible debt for $4,985,000.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates, judgments, and assumptions that affect reported amounts of assets, liabilities, revenues, and expenses. We continually evaluate the accounting policies and estimates used to prepare the financial statements. The estimates are based on historical experience and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates made by management. Certain accounting policies that require significant management estimates and are deemed critical to our results of operations or financial position. Our critical accounting estimates are more fully discussed in Note 2 to our unaudited and audited financial statements contained herein.

Revenue Recognition

The Company derives its recurring revenues primarily from three sources: (i) sale of crypto assets at Athena Bitcoin ATMs, (ii) customized investor trading services for the sale or purchase of crypto assets through our Athena Plus OTC desk and (iii) white label operations in El Salvador. The Company also generates revenue from ancillary items, such as sale of intellectual property and maintenance of software. The Company adopted ASC 606, Revenue Recognition (“ASC 606”), effective January 1, 2019, using the modified retrospective method. Under ASC 606, Revenue Recognition, the Company recognizes revenue at the point of sale or over time of the service period for these products or services to our customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company determines revenue recognition through the following five steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, we satisfy a performance obligation.

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The Company recognizes revenue when performance obligations identified under the terms of contracts with its customers are satisfied.

Judgment is required in determining whether we are the principal or the agent in transactions between customers. We evaluate the presentation of revenue on a gross or net basis based primarily on inventory risk (are we at risk for potentially fluctuations of the crypto asset price) and whether we control the crypto asset provided before it is transferred to the customer or whether we act as an agent by arranging for others to provide the crypto asset to the customer.

The Company enters into contracts that may include multiple performance obligations. The Company identifies the promises in the contract and assigns them to their appropriate performance obligation. These performance obligations may be part of a different revenue source and are listed separately below.

Athena Bitcoin ATM

The Company requires all users of the Athena Bitcoin ATM to agree to ATM Terms & Service. The ATM Terms & Service stipulate the terms and conditions of the transaction. The user, by inserting fiat currency and confirming that they agree to the transaction, is agreeing to the contract that governs the transaction. This contract meets all of the criteria to be a revenue contract under ASC 606.

The Company has a single performance obligation to provide a specific quantity of a crypto asset to the customer’s crypto wallet. We utilize a mark-up for crypto assets sold to the customer. Athena Bitcoin ATMs permit transactions up to $2,000. The Company considers itself the principal in this arrangement, as it controls the crypto asset prior to delivering, incurs inventory risk due to potential fluctuations in the market price of the crypto asset and has discretion in establishing the price of the crypto asset sold in the Athena Bitcoin ATM machine. Therefore, it records the gross cash received from the customer as the transaction price for the performance obligation.

Revenue is recognized at the point in time when the crypto asset is delivered to the customer’s crypto wallet. Delivery to the customer’s crypto wallet is governed by the crypto asset’s blockchain and typically takes less than an hour.

Athena Plus

The Company requires all users of Athena Plus to agree to Athena Plus Terms & Service. The Athena Plus Terms & Service stipulate the terms and conditions of the transaction. The user, by wiring fiat currencies to the Company’s bank account, is agreeing to the contract that governs the transaction. This contract meets all of the criteria to be a contract under ASC 606.

The Company has a single performance obligation to provide a specific quantity of a crypto asset to the customer’s crypto wallet. We utilize a mark-up for crypto assets sold to the customer. The minimum transaction is $10,000 USD (or equivalent value of local currency). The Company considers itself the principal in this arrangement, as it controls the crypto asset prior to delivering, incurs inventory risk due to potential fluctuations in the market price of the crypto asset and has discretion in establishing the price of the crypto asset sold. Therefore, it records the gross cash received from the customer as the transaction price for the performance obligation. The only exception for this are stable coins, which are considered financial assets. As such, the Company, in accordance with ASC 860-20, will recognize revenue net (markup) for any sale of stable coins.

Revenue is recognized at the point in time when the crypto asset is delivered to the customer’s crypto wallet. Delivery to the customer’s crypto wallet is governed by the crypto asset’s blockchain.

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White-label Service

The Company entered into multiple contracts that govern the white-label service with the El Salvadoran government for ATMs located in El Salvador and in the United States. These contracts detail the obligations and rights of both parties, including pricing and meet all of the criteria of a revenue contract under ASC 606. The contracts permit the customer to terminate the contract at any point or to adjust the number of ATMs that are in use without a substantive penalty. This results in each ATM and each service month for the ATM being considered a separate revenue contract per ASC 606.

The Company makes multiple promises to the customer. This includes installation as well as multiple promises for operating the ATMs on behalf of the customer. Installation is a separate performance obligation. This is due to the customer benefitting from the installation, the customer’s ability to utilize a third-party to perform the installation if desired, no significant modification or customization is part of the installation, no significant integration of installation with operating the ATMs and installation does not affect the operating of the ATMs performance obligation (discussed below). This results in installation services being capable of being distinct and distinct in the context of the contract.

Operating the ATMs include multiple promises, including providing the Company owned ATMs, repairs and maintenance as necessary, loading and unloading cash and any other activities that are required to ensure that the ATMs are operating. In 2022, the Company entered a separate contract that require the Company to ensure that the ATMs provide ATM services at least 99% of the time. The Company evaluated these promises to operate the ATMs and determined that the individual promises are not distinct in terms of the contract. While the promise that are in the contract may vary each day, the tasks are activities to fulfill their service to operate the ATMs is a combined output that provides a continuous service to the customer. Each increment of the promised service, which is each day, is distinct in accordance with ASC 606-10-25-19. This is due to the customer benefitting from each increment of service on its own (it is capable of being distinct) and each increment of service is separately identifiable because no day of service significantly modifies or customizes another day of the contract and no day of service significantly affects either the entity's ability to fulfill another day of service or the benefit to the customer of another day of service. Therefore, the days are substantially the same and have the same pattern of transfer. Therefore, this meets the criteria to be considered part of a series and is combined into a single performance obligation for each contract.

Included in the operating the ATM performance obligation is providing Company owned ATMs to the customer. The Company elected the expedient in ASC 842-10-15-42A, which permits the combining the lease and non-lease components together if the lease component has the same timing and pattern of transfer as the non-lease component and the lease component is an operating lease. Both of these conditions are met. Given that that the predominant obligation is the non-lease component (servicing the ATM), the Company, in accordance with ASC 842-10-15-42B, will account for the performance obligation under the terms of ASC 606.

The Company generally charges a fixed fee for installation and a fixed fee each month for operating the ATMs as well as in certain cases (US based ATMs) collecting a .5%-1.5% transaction fee. The fixed fees collected are allocated to the performance obligations based on an adjusted market assessment approach. The Company generally charges the customer for costs incurred to perform the service, including repairs and cash logistics. The fees for the specific services and the transaction fees are considered variable consideration. The Company is considered the principal, as it controls any third-party good or service before it is transferred to the customer.

The prices for additional services and reimbursement of costs do not meet the definition of a material right, as the services included have separate pricing are not considered an additional good or service but part of the existing contract. These services are considered perfunctory, as they are necessary for the Company to fulfill its performance obligation to operate the machines on behalf of the customer.

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For operating the ATM, revenue is recognized straight line over the requisite service period, which is typically one month, for operating the ATM. For installation, revenue is recognized at the point in time when installation is complete. The variable transaction fee is recognized in the month in which it has earned the fee. Variable transaction fees related to reimbursement of costs are recognized in the month in which it has incurred the costs and earned the revenue.

Ancillary - Development of Chivo Ecosystem and Support

In 2021, the Company entered into a series of contracts to develop the Chivo Ecosystem for El Salvador. The Chivo Ecosystem is comprised of the Bitcoin Chivo Wallet and the Chivo Website. In order develop the Chivo Ecosystem, the Company provided a license to intellectual property. The license is nonexclusive, non-sublicensable (except to representatives of the El Salvador government), royalty-free, fully paid-up, irrevocable, perpetual and a worldwide right. There are no exclusivity terms and no commitments. The license to the intellectual property was subject to completion of the asset acquisition of Xpay (refer to next section). As of December 31, 2021, the Company had not completed the asset acquisition. This meets the definition of a contingency and results in the Company not meeting the criterion ASC 606-10-25-1(a), as the Company cannot commit to performing their obligation. The other elements of a revenue contract, including identification of their rights to the services to be transferred, payment terms, commercial substance and collecting the consideration are all met. Due to the contingency, this results in the contracts not being a revenue contract under ASC 606 until the contingency is lifted. All consideration received until the contingency is lifted is a liability. The contingency was lifted in 2022 with the acquisition of the rights to utilize the license.

The development of the Chivo Ecosystem includes multiple promises, including providing a license to the intellectual property, as well as specifications for the development of the Chivo Ecosystem beyond just basic digital wallet functionality (e.g., ability to send crypto assets to different wallets). This includes the requirement to create a website to track activity of the Chivo wallet and to integrate the wallet with the white-label ATMs, custodial providers, SMS providers and KY/AML providers. The Company also entered into an agreement to provide software support and improvements to the Chivo Ecosystem if necessary, through December 31, 2021.

The Company evaluated the promises and determined that the promises to provide the license to the intellectual property and develop the Chivo Ecosystem should be combined into a single performance obligation. The customer would be unable to benefit from the Chivo Ecosystem without the licensing agreement. The Company provides a significant service of integrating the license with other services to develop the Chivo ecosystem. The development of the Chivo Ecosystem represents the combined output for which the customer has contracted the Company for. Accordingly, Management concludes the entity should combine each promise pertaining to the development of the Chivo Ecosystem with that of the License of IP and treat it as a single performance obligation.

The Company also provides software maintenance services from September 2021 through December 2021. The Company promises that it will support and improve the software as needed to maintain the uninterrupted 24/7 operation of the Chivo Ecosystem after the completion of the development of the ecosystem. The software maintenance services can be used and are available to be used without the use of any of the other promises, as it is contingent upon the completion of the Chivo Ecosystem. As such, the Government of El Salvador (customer) can benefit from the software maintenance services on its own and the software maintenance services are separately identifiable from the other promises. Accordingly, Management concludes that the software maintenance services are a distinct performance obligation.

The transaction price is specifically outlined in the contracts which includes two one-time payments of $2M each for the development of the Chivo Ecosystem and fixed monthly payments for the software maintenance services. The prices in the contract reflect the standalone sales price of both performance obligations. There is no variable consideration.

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The Company recognizes the development of the Chivo Ecosystem at a point in time. The customer is unable to benefit from the development of the Chivo ecosystem until its completion, nor does it control the ecosystem until its completion. There is also no alternate use to the Company. As noted previously, development of the Chivo Ecosystem was unable to be recognized until the contingency related to Xpay was closed.

The Company recognizes software maintenance over time, as the customer receives the benefits from this service as the Company provides it each month.

Xpay Asset Acquisition

The Company entered into a non-binding Letter of Intent in 2021 with Arley Lozano, a principal beneficial owner of Xpay for the purchase and sale of certain assets of XPay; primarily intellectual property assets, including the XPay Wallet (the precursor to the Chivo Wallet) and XPay POS software. This was evaluated under ASC 805 and determined to meet the definition of an asset acquisition, if finalized. This is due to the fact that there was no substantive process being acquired. No workforce was acquired and substantially all of the assets acquired were acquiring the intellectual property specific to the Xpay Wallet. We made advances of $780,000 in 2021 and an additional $815,000 in 2022.

The Company terminated the non-binding letter of intent in December 2022. As part of the termination, the Company agreed to obtain the rights to utilize the software license in exchange for the advances previously made. The cost of the software license was capitalized as software development on the consolidated balance sheet in December 2022.

Crypto Asset Borrowings

The Company borrows crypto assets from related parties. Such crypto assets borrowed by the Company are reported in crypto assets held on the Company’s consolidated balance sheets.

The borrowings are accounted for as hybrid instruments, with a liability host contract that contains an embedded derivative based on the changes in the fair value of the underlying crypto asset. The host contract is not accounted for as a debt instrument because it is not a financial liability, is carried at the fair value of the assets acquired and reported in crypto asset borrowings in the consolidated balance sheets. The embedded derivative is accounted for at fair value, with changes in fair value recognized in other non-operating expenses in the consolidated statements of operations. We evaluate all of our loan contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC 815, Derivatives and Hedging. The embedded derivatives are included in crypto asset borrowings in the consolidated balance sheets.

Fair value of crypto assets is estimated by applying fair value hierarchy in ASC 820. Given the volatile nature of crypto assets, there was uncertainty regarding the fair value of the crypto assets at the due date of the borrowings. The Company utilized observable market inputs and market data (Level 2) at December 31, 2021. This was settled in 2022.

Expenses Paid in Crypto Assets

The Company enters into agreements with certain vendors and service providers that provide us with the option to settle their invoices in crypto assets. The amount due is fixed and is denominated in USD. There are no payment terms that include conversion options, variable settlement features, or alternative settlement provisions contingent upon future events or market price fluctuations that could potentially give rise to embedded derivatives.

The Company considers the guidance in ASC 350, ASC 606, ASC 610, and ASC 845 when it evaluates the derecognition of its crypto assets, typically Bitcoin, paid to vendors in lieu of cash payments. In these transactions, we have been invoiced by a vendor and given the option to pay in USD or crypto assets, typically Bitcoin. The amount of Bitcoin is determined by the market wide and easily determined price in accordance with the guidance of ASC 820, Fair Value Measurement. The Company records as an expense the USD value of the invoice and then considers the above references to determine the proper way to derecognize the intangible long-lived asset used as payment.

We consider the scoping exceptions for each of those topics and conclude that that the scope of 610-20 most closely matched the facts of the transactions. ASC 610-20-15-2 states “nonfinancial assets within the scope of this Subtopic include intangible assets,” which is how the company treats crypto assets.

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We evaluated two possibilities to exclude these transactions from the scope ASC 845. The relevant exceptions to the scope of that Topic are as follows:

1.	The transfer of goods or services in a contract with a customer within the scope of ASC Topic 606 in exchange for noncash consideration (ASC 845-10-15-4(j))

2.	The transfer of a nonfinancial asset within the scope of ASC Topic 610-20 in exchange for noncash consideration (ASC 845-10-15-4(k))

For these transactions, our usage of the crypto asset is as a payment instrument to a vendor, therefore our interpretation of (1) above is for ASC 606 not to apply. We interpret (2) above to apply when the Company pays a vendor (who is not a customer) with a crypto asset (nonfinancial asset) in lieu of paying that same vendor with fiat currency (USD). Therefore, we account for the derecognition of the crypto assets in these transactions under the guidance of ASC 610-20, Gains and Losses from the Derecognition of Nonfinancial Assets. This is the same guidance as in ASC 350-10-40-1, Transfer or Sale of Intangible Assets.

ASC 610-20-15-2 explicitly states the scope to include intangible assets. We treat crypto assets as intangible assets. We then apply the general principle of ASC 610-32-2 for recognizing the gain or loss for the difference between the amount of goods or services we receive (fair market value, per ASC 820 Level 2) and the cost of acquiring the crypto assets.

We record invoices from vendors in the appropriate expense category, in the correct time period in which services were provided, in USD and for vendors who elect to be paid in crypto assets, we transfer the crypto assets at market value at the time of transfer in line with ASC 820 – Fair Value Measurement. We then recognize as a gain or loss, the difference between the cost of acquiring the crypto asset and its value at the time of transfer to Cost of Revenues.

Income Taxes

We utilize the asset and liability method for computing our income tax provision. Deferred tax assets and liabilities reflect the expected future consequences of temporary differences between the financial reporting and tax bases of assets and liabilities as well as operating loss, capital loss, and tax credit carryforwards, using enacted tax rates. Management makes estimates, assumptions, and judgments to determine our provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we establish a valuation allowance.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits are recognized within provision for income taxes.

For U.S. federal tax purposes, crypto asset transactions are treated on the same tax principles as property transactions. We recognize a gain or loss when crypto assets are exchanged for other property, in the amount of the difference between the fair market value of the property received and the tax basis of the exchanged crypto assets. Receipts of crypto assets in exchange for goods or services are included in taxable income at the fair market value on the date of receipt.

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The Business

Overview

Athena is focused on developing the connecting the world’s cash to the new global digital financial system. We believe that providing the world with access to crypto assets will help transform the international financial order by providing the unbanked and billions of others in the world, including small businesses, with a connection to a new global digital financial system that is more accessible, efficient and transparent than the legacy financial system.

We believe that it is critical that in order for this ecosystem to be adopted by the world, that there must be operators that are receptive to the needs of the unbanked, the underbanked and small businesses. While much of the worldwide focus is on investors of crypto assets, we believe in the functionality that crypto assets can provide. The Company is focused primarily on the cash buyer of crypto assets who not only want bitcoin or other crypto assets quickly for common expenditures but also those who want crypto assets transferred to their private wallet and not in the hands of a third-party. We serve these customers with the highest level of customer care through a broad product selection, trained customer service staff, multi-lingual support, and convenient ATM locations located in the United States, El Salvador, Argentina and Colombia.

We started with our first ATM in St. Louis, Missouri in 2015 and our first ATM in South America in 2018. Now, we currently have a total of 1215 ATMs in four countries and operate 248 ATMs on behalf of the El Salvadorian government in order to achieve our Company’s objectives to develop the new digital financial ecosystem. Since January 1, 2022 thru June 30, 2023, we have generated $131,250,000 in revenue, the majority of which has come from the ATM sales. During this same time, the price of bitcoin has decreased from $47,687 to $30,147.00 on June 30, 2023. This reduction has not been linear, fluctuating from a low of $4,106.98 on March 13, 2021 to a high of $68,530.34 on August 16, 2021 Given the infancy of the new digital financial system, we expect that there will continue to be variability in our results and the price of crypto assets. However, we are focused on the long-term and believe that our results will continue to increase and improve as the ecosystem continues to develop.

Our primary product offerings are discussed more below.

Background and Corporate History

The Company was incorporated in the state of Nevada in 1991 under the name “GamePlan, Inc.” for the sole purpose of merging with Sunbeam Solar, Inc., a Utah corporation, which merger occurred as of December 31, 1991 with GamePlan, Inc. as a sole surviving entity. The Company was involved in various businesses, including, gaming and other consulting services, prior to becoming a company seeking acquisitions (a “shell company” as defined in Rule 405 of the Securities Act). The Company was a reporting issuer under the Securities and Exchange Act of 1934 (the “Exchange Act”) from 1999 until 2015 when it filed Form 15 pursuant to Rule 12g-4(a)(1) with the Commission.

On March 28, 2014, the Company entered into an Agreement and Plan of Merger (the “Plan”) with VPartments; VPartments Acquisition Corp., a Georgia corporation that was formed as a wholly-owned subsidiary of the Company (the “Merger Subsidiary”); and Mark D. Anderson, Sr., who was the beneficial owner of approximately 60.1 percent of the issued and outstanding shares of common stock of VPartments. Under the terms of the Plan, the parties agreed that at the closing, the Merger Subsidiary would merge with and into VPartments, with each 7.52034545757 then-outstanding shares of VPartments common stock to be converted into the right to receive one share of the Company’s common stock. The Company issued a total of 150,525,000 “restricted” shares of its common stock to the stockholders of VPartments Inc., causing such stockholders to become the collective owners of approximately 90.8 percent of the Company’s issued and outstanding shares of common stock. In connection with the change of control pursuant to the Plan, the Company’s then current officers and directors resigned, and the new officers and directors were appointed. The Company (GamePlan, Inc.) had no operations and was seeking acquisitions from April, 2014 until January 30, 2020. The Company (GamePlan, Inc.) did not enter into any debt obligations during that period.

In July, 2018, Magellan Capital Partners, Inc., a Wyoming corporation, became a majority shareholder of the Company after purchase of 90,421,378 shares of common stock (approximately 55%) in a private transaction with a majority shareholder, Mark D. Anderson. Following the acquisition of control, Dempsey Mork, a beneficial owner of Magellan Capital Partners, Inc., was appointed a sole officer and director of the Company, and subsequently elected as its sole director in November, 2018 shareholders’ meeting. On December 6, 2018, Mr. Mork entered into an agreement with Robert Berry, a former officer and director, to cancel all debts due to Mr. Berry from the Company in consideration for the issuance of the total of 90,421,000 shares of common stock of the Company to Mr. Berry and another shareholder.

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On January 14, 2020, the Company entered into a Share Exchange Agreement (the “Agreement”), by and among the Company, Athena Bitcoin, Inc., a Delaware corporation (“Athena Bitcoin”) incorporated in 2015, and certain shareholders of Athena Bitcoin. The Agreement provides for the reorganization of Athena Bitcoin, with and into the Company, resulting in Athena Bitcoin becoming a wholly-owned subsidiary of the Company (the “Share Exchange”). GamePlan, Inc, had a total of 486,171,020 shares outstanding prior to the Share Exchange. The Agreement is for the exchange of 100% shares of the outstanding common stock of Athena Bitcoin, for 3,593,644,680 shares of GamePlan, Inc. common stock (an exchange rate of 1,244.69 shares of common stock of GamePlan, Inc. for each share of Athena Bitcoin common stock). The exchange rate was determined by the Board of Directors of Athena Bitcoin based on the arbitrary valuation of Athena Bitcoin by its Board of Directors and negotiations with the principals of GamePlan, Inc. No independent valuation was obtained. The authorized capital stock of Athena Bitcoin immediately preceding the closing of the Share Exchange consisted of (i) 3,000,000 shares of the Athena Bitcoin’s common stock, par value $0.001 per share, authorized, of which: 2,887,175 shares were issued and outstanding immediately prior to the Share Exchange, which included the following conversion events in connection with the Share Exchange: (i) 1,328,381 shares resulting from the conversion of certain Simple Agreements for Future Tokens (“SAFT”) issued by Athena Bitcoin in 2018 pursuant to the SAFT provisions providing for the conversion into Athena Bitcoin equity under certain conditions were exchanged for 1,653,425,404 shares of the Company’s common stock at a conversion price of $4.09 (see also Note 1 to the Company’s audited financial statements for the fiscal years ended December 2021 and 2022); (ii) 93,106 shares resulting from the exercise of certain outstanding warrants at an average exercise price of $2.00 per share, issued by Athena Bitcoin were exchanged for 115,888,490 shares of the Company’s common stock (see also Note 1 to the Company’s audited financial statements for the fiscal years ended December 2021 and 2022); (iii) 126,646 shares resulting from the exercise of stock options issued by Athena Bitcoin were exchanged for 157,635,309 shares of the Company’s common stock (see also Note 1 to the Company’s audited financial statements for the fiscal years ended December 31, 2021 and 2022); and (iv) 336,692 shares resulting from the conversion of the Swingbridge Conversion and Release Agreement were exchanged for 419,078,082 shares of the Company’s common stock (see also Note 1 to the Company’s audited financial statements for the fiscal years ended December 31, 2021 and 2022). The closing of the Share Exchange transaction occurred as of January 30, 2020. Following the closing date of the transaction, there were 4,079,815,704 shares of the Company’s common stock outstanding. The Company had 5,000,000,000 shares of common stock authorized as of the closing date of the Share Exchange transaction. Subsequently, in May, 2020, following the Company’s Convertible Debenture financing (see Recent Financings below), the Company filed its amended and restated articles of incorporation authorizing a total of 4,409,605,000 shares of common stock. In January 2023, the Company filed second amended and restated articles of incorporation authorizing 10,000,000,000 shares of common stock and 5,000,000 shares of preferred stock, at $0.001 par value per share.

The Company approved the name change from “GamePlan, Inc.” to “Athena Bitcoin Global” on March 10, 2021 by the unanimous consent of its Board of Directors and a majority consent of its shareholders. The Company filed an amendment to its Articles of Incorporation with the Secretary of State of the state of Nevada on April 6, 2021, with the effective date of April 15, 2021. The Company’s name change, and trading symbol change to “ABIT” on OTC Pink Market were declared effective by FINRA on June 9, 2021. The Company’s Board of Directors and its shareholders approved a 10-for-1 reverse stock split as of October 15, 2021.

The Company, Athena Bitcoin Global, is a Nevada corporation which owns our 100% of our operating subsidiary, Athena Bitcoin, Inc., a Delaware corporation. Our domestic business operations are conducted by Athena Bitcoin, Inc. We also have operating subsidiaries in the specific countries where we operate, or in the case of Mexico, where we previously operated until 2019. Our wholly-owned subsidiaries located outside of the United States are: Athena Bitcoin S. de R.L. de C.V., incorporated in Mexico; Athena Holdings Colombia SAS, incorporated in Colombia; Athena Holding Company S.R.L, incorporated in Argentina; Athena Holdings of PR LLC, incorporated in Puerto Rico; and Athena Holdings El Salvador, S.A. de C.V., incorporated in El Salvador.

Our corporate office is located at 800 NW 7th Avenue, Miami, Florida 33136, and our telephone number is 312-690-4466. Our website is www.athenabitcoin.com. The information on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein.

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Private Financings of Athena Bitcoin Global

On June 22, 2021, the Company commenced its private offering of up to $5,000,000 of 6% Convertible Debentures to accredited investors only. The maturity date on the 6% Convertible Debentures is two years after the date of issuance. The investor has an option to convert the principal amount of the Debenture into shares of common stock of the Company at a conversion price equal to the lesser of (i) $0.10 or (ii) 25% less than the twenty trading day (20-trading day) volume weighted average price (“VWAP”) of the common stock-based on the closing prices per share reported by the OTC Pink Market operated by the OTC Markets Group, Inc., for said twenty-day trading period, commencing ten-trading days prior to the date of election to convert the Debenture and ending ten-trading days after such election is made and the notice of conversion has been submitted to the Company. The investor is required to convert the Debenture if the Company’s common stock is admitted or listed for trading on a national stock exchange or if certain corporate transactions occur, such as merger, sale or change of control of the Company. The accrued interest on the 6% Convertible Debentures is paid quarterly and is not subject to conversion to common stock. The holders of the Debentures are provided with the registration rights to register the shares of common stock the Debentures are convertible into, in a registration statement to be filed by the Company on Form S-1 with the Commission. The Company sold a total of $4,985,000 of the 6% Convertible Debentures to 77 accredited investors. The proceeds of the private placement are to be used for working capital and operations of the Company. The Company closed its private placement as of September 30, 2021. As of November 3, 2023, $325,000 of the 6% Convertible Debentures were outstanding, the remainder having converted to common stock at a price of $0.10 per share.

On January 31, 2020 immediately following the closing of the Share Exchange transaction, the Company closed a private placement of its 8% Convertible Debentures in the total amount of $3,125,000 (the “Convertible Debentures”). The closing of the private placement was subject to the closing of the Share Exchange transaction by the Company. There were two purchasers of the Convertible Debentures: KGPLA, LLC, an entity in which a director of the Company and the Company’s beneficial owner of 37% has ownership interest ($3,000,000 principal amount of Convertible Debenture) and Swingbridge Crypto III, LLC ($125,000 principal amount of Convertible Debenture), an affiliate and former noteholder of the Company – see Note 7 to the Financial Statements. The Convertible Debentures have a maturity date of January 31, 2025 and bear interest at 8% per annum. The purchasers have an option to convert the outstanding principal and accrued interest amount of their respective Convertible Debentures into shares of common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. Swingbridge Crypto III, LLC. converted its $125,000 Debenture into 10,416,666 shares of the Company’s common stock in December, 2021. In connection with the Convertible Debentures private placement, the purchasers acquired certain registration and voting rights (see also Description of Capital Stock.) The Convertible Debenture held by KGPLA, LLC was amended and restated as of May 15, 2023 and became a secured, and not general unsecured, obligation of the Company (the “Amended and Restated Secured Convertible Debenture”), on par with the notes issued pursuant to the Senior Secured Loan Agreement entered into as of the same date. As of the date of this prospectus, the outstanding principal amount of the Amended and Restated Secured Convertible Debenture is $3,000,000. The repayment of the Amended and Restated Secured Convertible Debenture is secured by all the assets of the Company, except for property previously pledged to Banco Hipotecario, and with respect to such assets, the Company granted the Lender a second priority lien pursuant to that certain Security Agreement dated as of the date thereof by the Company, KGPLA, LLC. and Athena Bitcoin, Inc. and Athena Holdings El Salvador SA DE CV, the Company’s subsidiaries as guarantors.

Debt Obligations of Athena Bitcoin, Inc. and the Company

Notes

In 2017, Athena Bitcoin, Inc. entered into several subordinated note agreements with shareholders of its common stock. The notes had a principal amount of $117,000 with maturity dates in 2021 and 2022. The notes have 12% interest per annum. As of December 31, 2021, and December 31, 2020, the outstanding principal was $90,000 and $117,000 respectively. As of June 30, 2023, the outstanding principal was $90,000.

On May 30, 2017, the Company entered into a senior note agreement with Consolidated Trading Futures, LLC (“CTF”). The note provided for a principal amount of $1,490,000 of the loan secured against the Company’s cash in machines and held by service providers with a maturity date of May 31, 2022. The maturity date was subsequently extended to May 31, 2023 pursuant to the Loan Restructuring Agreement by and between the Company and CTF, dated as of June 9, 2022 (the “Restructuring Agreement”). Under the terms of the Loan Restructuring Agreement, the Company agreed to make a one-time payment in the amount of $200,000 and weekly payments in the amount of $25,000 towards the reduction of the principal amount of the loan. Interest as defined in the note is 15% per annum. As of December 31, 2022 and December 31, 2021, the outstanding principal was $1,490,000. In May, 2023 pursuant to the Loan Transaction Documents (as herein defined on page 68), a term loan note was issued for the remaining amount of the above promissory note in the principal amount of $65,000 and including any unpaid interest. The term loan note, including the principal balance and accrued interest due, was fully repaid as of May 19, 2023.

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On August 1, 2018, Athena Bitcoin, Inc. entered into a promissory note with LoanMe, Inc. The promissory note provided for a principal amount of $100,000, with a final maturity date of August 1, 2028, with equal monthly installment payments of $2,205. The promissory note has 24% interest per annum. As of December 31, 2021, and December 31, 2020, the outstanding principal was $88,000 and $92,000, respectively. As of June 30, 2023, and December 31, 2022, the outstanding principal was $76,000 and $80,000, respectively.

Swingbridge Crypto LLC Loans

On October 22, 2018, Athena Bitcoin, Inc. entered into a loan agreement and a promissory note with Swingbridge Crypto I, LLC. The promissory note provided for an aggregate of $500,000 in principal with a maturity date of May 30, 2019. Interest as defined in the promissory note was simple interest equal to 8% per annum. As of December 31, 2019, the outstanding principal was $500,000. The principal amount and accrued interest on the note were converted into 153,817 shares of common stock of Athena Bitcoin, Inc. at a price of $4.09 per share. The conversion price was determined by the negotiation of the parties with an implied valuation of Athena Bitcoin, Inc. of not less than $5 million, pursuant to the terms of the loan agreement. Such shares of Athena Bitcoin, Inc. were then exchanged in the Share Exchange transaction (see above).

On May 21, 2019, the Company entered into a loan agreement and a promissory note with Swingbridge Crypto II, LLC. The promissory note provided for an aggregate of $300,000 in principal with a maturity date of August 21, 2019. Interest as defined in the promissory note was simple interest equal to 30% per annum. As of December 31, 2019, the outstanding principal was $300,000. The principal amount and accrued interest on the note were converted into 40,389 shares of common stock of Athena Bitcoin, Inc. at a price of $9.24 per share. The conversion price was determined by the negotiation of the parties with an implied valuation of Athena Bitcoin, Inc. of not less than $5 million, pursuant to the terms of the loan agreement. Such shares of Athena Bitcoin, Inc. were then exchanged in the Share Exchange transaction (see above).

On July 26, 2019, the Company entered into a loan agreement and a promissory note with Swingbridge Crypto III, LLC. The promissory note provided for an aggregate of $1,000,000 in principal with a maturity date of July 26, 2020. Interest as defined in the promissory note was simple interest equal to 40% per annum. As of December 31, 2019, the outstanding principal was $1,000,000. The principal amount and accrued interest on the note were converted into 142,486 shares of common stock of Athena Bitcoin, Inc. at a price of $8.32 per share. The conversion price was determined by the negotiation of the parties with an implied valuation of Athena Bitcoin, Inc. of not less than $5 million, pursuant to the terms of the loan agreement. Such shares of Athena Bitcoin, Inc. were then exchanged in the Share Exchange transaction (see above).

In connection with the Share Exchange transaction of the Company on January 30, 2020, and pursuant to the Swingbridge Conversion and Release Agreement, the 336,692 shares of common stock resulting from the conversion of the above Swingbridge notes were exchanged for 419,078,082 shares of the Company’s common stock.

DV Chain LLC Loan

On November 21, 2019, Athena Bitcoin, Inc. entered into a promissory note with DV Chain, LLC. The promissory note provided for a principal amount of $1,950,719 with a maturity date of May 1, 2021. Interest as defined in the promissory note was 15% per annum. On August 16, 2020, the Company entered into an agreement with DV Chain, LLC, whereby the Company repurchased 30,422,825 common shares held by DV Chain, LLC at a price of $0.00388 and agreed to make accelerated payments of $25,000 per week on the promissory note until the maturity date of May 1, 2021. As of December 31, 2020, and December 31, 2019, the outstanding principal was $1,350,000 and $1,950,719, respectively. As of March 31, 2021, the outstanding principal was $585,000. The Company repaid the remaining principal balance and interest due on this loan on May 31, 2021.

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SBA Loan

On April 15, 2020, the Company entered into a forgivable loan agreement (SBA Loan) with Citizens National Bank of Greater St. Louis under the Coronavirus Aid Relief, and Economic Security Act (CARES Act) administered by the U.S. Small Business Administration. The Company received total proceeds of $156,919 from the SBA Loan. In accordance with the requirements of the CARES Act, the Company used the proceeds from the SBA Loan primarily for payroll costs and retained the employment of full-time employees as required by the terms of the SBA Loan. The SBA Loan was scheduled to mature on April 15, 2022 and has a 1.00% interest rate. In accordance with the CARES Act and the Paycheck Protection Program Flexibility Act, the Company applied for Loan Forgiveness for the full outstanding principal balance of the SBA Loan, which was approved in 2020. Accordingly, during the year ended December 31, 2020, the Company recorded $156,919 in other income for the forgiveness of the SBA Loan. See also Note 6 to our Financial Statements.

Loan from Banco Hipotecario

In September 2021, the Company’s El Salvador subsidiary, Athena Holdings El Salvador, S.A. DE C.V. (“Athena El Salvador”) entered into a loan agreement with Banco Hipotecario for the loan amount of $1,500,000. The loan has an interest rate of 7.5% and is secured by Athena El Salvador’s assets in El Salvador. The maturity date is 36 months after the disbursement of the funds. The monthly payments on the loan in the equal amounts of $49,000, begin two (2) months after the disbursement of the funds. As of June 30, 2023, the outstanding principal was $792,000. The Company intends to utilize loan proceeds to expand its fleet of Bitcoin ATMs and for other general corporate purposes. See also Note 11 (“Debt”) to the unaudited financial statements for the six months ended June 30, 2023.

Borrowing Agreements with the Company’s Former-Director and Shareholder

The Company (together with its subsidiaries, Athena Bitcoin, Inc., a Delaware corporation and Athena Holdings El Salvador Sa De CV, an El Salvador company) entered into that certain secured loan transaction and related transactions pursuant to the terms of that certain Senior Secured Loan Agreement entered into by and between the Company and KGPLA Holdings LLC, a Delaware limited liability company, beneficially owned and controlled by the Company’s former director and 37% shareholder (the “Lender”) together with other agreements and documents entered into in connection with the secured loan transaction (collectively, the “Loan Transaction Documents”), effective as of the Closing Date, as herein defined below. The material terms of the Loan Transaction Documents include: (i) the Lender making a payment to the Company to pay in full the Consolidated Futures Trading LLC loan pursuant to the term loan note in the amount of $65,000; (ii) the Lender, at the request of the Company, making revolving credit loans in an aggregate principal amount not to exceed $4,000,000, or as otherwise adjusted by Lender pursuant to that certain secured loan agreement, evidenced by a secured promissory note, the proceeds of which must be used solely for the purchase of bitcoin or other digital currency for the Company’s Bitcoin ATM machines pursuant to the revolving credit note in the principal sum of $4,000,000 (the “Senior Secured Revolving Credit Promissory Note”); and (iii) the Company granting the Lender, as collateral security for payment and performance of its obligations under the secured loan agreement, a first priority lien and security interest in and to all of the Company’s assets, except for property previously pledged to Banco Hipotecario, and with respect to such assets, the Company granted the Lender a second priority lien pursuant to that certain Security Agreement dated as of the date thereof (the “Security Agreement”). In connection with the execution of the Security Agreement, the Company provided the Lender with special power of attorney exercisable upon the occurrence and continuance of the Event of Default, as defined in the Security Agreement. Additionally, the Company’s subsidiaries executed unconditional guaranties of the performance of the Company’s obligations under the Loan Transaction Documents. In connection with the secured loan transaction and as a condition to loaning additional funds to the Company by the Lender under the Loan Transaction Documents, the Company amended and restated the 8% convertible debenture in the principal amount of $3,000,000 issued to the Lender in January, 2020, such that it become a secured, and not general unsecured, obligation of the Company, on par with the notes issued pursuant to the Loan Transaction Documents. The closing of the secured loan transaction pursuant to the Loan Transaction Documents took place as of May 19, 2023 (the “Closing Date”).

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On August 4, 2022, the Company completed a lending transaction with Mike Komaransky, the Company’s principal shareholder and former director, whereby the Company borrowed $500,000 from Mr. Komaransky pursuant to the terms of a secured promissory note and security agreement. The promissory note had an interest rate of 6% and the repayment of the principal amount and any accrued interest was secured by certain assets of the Company with respect to which Mr. Komaransky holds first priority lien and security interest. The terms of the secured promissory note and the security agreement were subsequently amended by the parties on January 17, 2023. Pursuant to the terms of the amended secured promissory note, the Company agreed to make monthly payments of $50,000 until the maturity date of the secured promissory note, which was on August 31, 2023. As of December 31, 2022 and June 30, 2023 the outstanding principal was, respectively, $400,000 and $100,000. The note was fully repaid, including any accrued interest as of August 31, 2023.

Equipment Financing Agreement

On November 2, 2023, the Company entered into an Equipment Financing Agreement (the “Financing Agreement”) with Taproot Acquisition Enterprises, LLC, a Delaware limited company (the “Lender”) in which the Company agreed to purchase certain Bitcoin ATM machines (the “Equipment”) from the Lender. The Company and the Lender have previously entered into an Equipment Sublease Agreement on April 13, 2023 (the “Sublease Agreement”), whereby Lender as a lessee of cryptocurrency ATMs, subleased to the Company certain Bitcoin ATM machines listed in the Sublease Agreement on the terms and conditions specified in the Sublease Agreement. The Financing Agreement amends and modifies the Sublease Agreement into a purchase and financing agreement. Pursuant to the terms of the Financing Agreement, the Company paid to Lender a down payment for the purchase of the Equipment. Upon receipt of the payment, Lender transferred to the Company, title to all of the units identified in the Equipment and listed in the Financing Agreement. The Company is obligated to make additional payments for other units identified in the Equipment schedules, to complete the transfer of the title to the Company on those additional units. The Financing Agreement contains certain restrictive covenants and representations with which the Company must comply, such as maintaining required financial ratios, providing financial statements and reports, and obtaining the Lender's consent for certain transactions. The Financing Agreement also provides the Lender with certain remedies in the event of default by the Company, such as accelerating the payments, repossessing the Equipment, or enforcing any of the available remedies against the Lender’s security interest in the units of the Equipment to which the Company has title. As of the date of this filing, the Company was in compliance with all the covenants and representations under the Financing Agreement. In conjunction with the Agreement, the Company amended the Senior Secured Loan Agreement with KGPLA Holdings LLC (“KGPLA”) dated May 15, 2023, and amended as of June 6, 2023, July 27, 2023, on November 1, 2023 by entering into the Third Amended Secured Loan Agreement with KGPLA (the “Third Amendment”). Third Amendment allows the Company to incur additional debt and liens in connection with the purchase of the Equipment from the Lender, subject to certain conditions and limitations. Concurrent with the execution of the Third Amendment, and as required by the terms of the Third Amendment, the Lender, the Company and KGPLA entered into an intercreditor agreement pursuant to which KGPLA has been granted a security interest in and lien on the Equipment purchased by the Company from the Lender, which is subordinate in all respects to the Lender’s security and interest in the Equipment to secure the Company’s obligations under the Financing Agreement. The Financing Agreement will be terminated upon the completion of the required payments for the Equipment listed in the Financing Agreement, on their respective applicable terms.

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SAFT Investments

In 2018, Athena Bitcoin issued a series of instruments called “Simple Agreements for Future Tokens” (“SAFTs”) in exchange for investments in cash or crypto assets. The SAFTs entitle holders to receipt of tokens representing equity in the Athena Bitcoin. under certain pre-defined circumstances. These include a qualified financing event in which the Company raises $15 million or more in a single transaction, a “corporate transaction” (which definition includes a sale of all or substantially all of the Company’s assets), or a dissolution. Athena Bitcoin may also elect to issue equity in lieu of tokens in settlement of the SAFTs. In January 2020, Athena Bitcoin issued 1,653,425,404 shares of common stock for the full outstanding SAFT balance of $5,434,819 since the Share Exchange transaction between GamePlan and Athena qualified as a corporate transaction, based upon the conversion price of $4.09 per share implied by the valuation of the Company as of the date of SAFT determined in good faith by the Board of Directors of Athena Bitcoin and the capitalization of Athena Bitcoin immediately prior to the “corporate transaction” (see also “Background and Corporate History” above).

Athena Bitcoin ATM

The primary business activity of the Company is the purchase and sale of Bitcoin through our Bitcoin ATMs —which are free standing kiosks that allow customers to exchange their physical currency for crypto assets. Customers can buy and sell Bitcoin using Athena Bitcoin ATMs - either spending or receiving physical currency (cash). We do not charge transaction fees but rather make a spread on the price of the Bitcoin. The typical Bitcoin ATM that the Company uses is about 5-feet tall and features a large touchscreen for customer interaction. We offer Bitcoin for sale at all our ATM machines. See below for a summary of transaction for the six months ended June 30, 2023 and twelve months ended December 31, 2022.

Crypto Asset	For the Six Months Ended June 30, 2023	For the Twelve Months Ended December 31, 2022
Bitcoin	25,782	42,731
Ethereum	221	1,220
Litecoin	866	3,868
Bitcoin Cash (BCH)	72	396
Total	26,941	48,215

We also buy Bitcoin at some of our ATM machines (also known as two-way ATMs). The cash withdrawal limit from our two-way ATMs is $2,000 per transaction. We replenish our ATMs with local fiat currencies about twice a week or depending on usage, using bonded security companies.

Customers can purchase as little as $1 of Bitcoin and as much as $2,000 of Bitcoin, but typically choose between $100 and $1,000. The Company charges a fee per bitcoin equal to the prevailing price at U.S. crypto-based exchanges plus a markup. The Company’s revenue associated with ATM transactions are recognized when the crypto asset is delivered to the customer.

Our Bitcoin ATMs do not contain any crypto assets or keys to crypto assets. We sell crypto assets from cloud-based wallets in each country, enabling real-time supply of crypto assets to our customers. We utilize purchasing algorithms and other proprietary systems to manage crypto assets to ensure that we are able to meet consumer demand for crypto assets. The retail crypto asset space is crowded with large digital players including Coinbase, Square, Gemini, and PayPal. The Company focuses on the cash buyer, who needs bitcoin in the here and now. We also focus on the cash buyer who wants the crypto assets in their private wallet and not in the hands of a third-party. We do not seek to hold excess quantity of any crypto asset.

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A perfect match between supply and demand can never be achieved as demand is generally predictable but not exact, and there are often demand spikes due to Bitcoin price movements. If we ever fail to fully anticipate a spike in demand or if our buying turned out to be short for any reason, our users may not be able to purchase crypto assets from our Bitcoin ATMs. This is something we strive to minimize and manage such that we maintain a slight excess of crypto holdings.

Our hot wallets are maintained by the staff of the Company. Access is limited to as few persons as is necessary to maintain their proper functionality. At this time, the Company does not maintain any balance of crypto asset in cold storage. The crypto assets the Company holds are available for immediate sale. We do not have any insurance policies that cover the crypto assets held in our wallets.

We are a provider of Bitcoin through our Athena Bitcoin ATMs in the United States and Latin America, integrating one-stop convenience with expert-level customer service. In the past we had also provided Ethereum, Litecoin and BCH at our ATMs. We were one of the first companies to introduce Bitcoin ATMs into the United States, Mexico, Colombia, Argentina, and El Salvador. We are committed to serving retail purchasers of crypto assets with the highest level of customer care through a broad product selection, trained customer service staff, multi-lingual support, and convenient locations. We seek to address the consumer who prefers to transact in cash for crypto assets such as Bitcoin, in addition to or in place of the traditional means of access to the financial system. We have experienced a CAGR of 75% from December 31, 2017 through June 30, 2023.

See below for increase in active ATMs over time.

ATM by location are shown below as of December 31, 2022 and June 30, 2023.

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As of December 31, 2022

Country	Number of Athena Bitcoin ATMs (as of December 31, 2022)		Type of Fiat Currency
	Total	Two-Way
United States	227	170	U.S. Dollar
El Salvador	9	9	U.S. Dollar
Argentina	12	12	Argentine peso
Colombia	17	17	Colombian peso
TOTAL	265	208

As of June 30, 2023

Country	Number of Athena Bitcoin ATMs (as of June 30 2023)		Type of Fiat Currency
	Total	Two-Way
United States	1,171	592	U.S. Dollar
El Salvador	14	14	U.S. Dollar
Argentina	12	12	Argentine peso
Mexico	1	1	Mexican peso
Colombia	17	17	Colombian peso
TOTAL	1,215	636

Suppliers of our ATMs

As of June 30, 2023, 265 of our Athena Bitcoin ATMs and their software systems, which include advanced security protections, were sold to us by Genesis Coin, Inc. (“Genesis Coin”), a major supplier of Bitcoin ATMs. We supplement these protections with our own added risk management methods. The Genesis Coin machines have a demonstrated track record for stability. We have worked with the company for many years and were among its first customers, and we continue to be impressed with the Genesis Coin hardware and software. To this date, our ATMs have accepted a negligible number of counterfeit bills.

As of June 30, 2023 our white label service in El Salvador, we are operating and managing a mix of ATMs supplied by Genesis Coin, and Bitaccess Inc.

Agreement with Genesis Coin, Inc.

We currently do not have a written contract for purchase and sale of ATMs with Genesis Coin. We have been operating based on our working relationship and the terms of the original purchase and sale contract with Genesis Coin, which we entered into on October 1, 2015. Although said contract was terminated when the equipment described therein was delivered and paid for, we continue to honor bilaterally, the terms of said contract in our ongoing business relationship. While the purchase price and delivery of each order of ATM machines is subject to negotiation and prevailing market conditions, we follow the terms agreed to in the 2015 contract, which include the agreement that: the software license we receive is limited and non-exclusive and/or sublicense; we pay to Genesis Coin or nominee a software license fee of one percent (1%) of the value of all transactions processed by us (such fees are assessed in Bitcoin, deducted automatically and transferred automatically to Genesis Coin or nominee); the term of license granted by Genesis Coin commences at delivery of equipment and continues as long as we retain legal right and title to operate the ATMs purchased from Genesis Coin; and Genesis Coin provides us with the one year limited parts warranty for the ATM kiosks we purchase.

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Rental Agreements for our ATMs

We pay rent to the establishments where we place our ATMs. Our rental agreements are for one year, three years, five years, or less than one year with auto renewal and we are typically free to move our ATMs from sites that are not meeting expectations, at minor cost. In addition to rent, we also pay for internet connection costs and cash logistics (handling) costs.

On April 13, 2023, the Company signed an agreement to acquire additional Bitcoin ATM machines in multiple locations in the US both in states in which it has an existing network of machines and in new states including Colorado, Indiana, Massachusetts, New Jersey, Oklahoma,Arizona, Kentucky, Kansas and Tennessee with the potential to acquire additional machines and locations as agreed by the parties. The agreement had a term of three years unless terminated by either party subject to specified conditions and notification. Lease payments under the agreement were based on revenue generated by the locations subject to a cap and allows the Company to buy out or purchase the Bitcoin ATM machines based on a formula that considers original cost, depreciation and market value of each unit. The agreement was subsequently modified and amended with the equipment financing agreement signed in November, 2023 (see page 69 of this prospectus).

Technical Support for our ATMs

Our ATMs can experience down-time due to internet connection failures as well as technical problems. For technical problems like a frozen screen, our tech support team can typically reboot the machine remotely or we contact our national network of technical support service providers to resolve technical problems.

Global Cash Logistics

A significant operational aspect of our business involves collecting physical fiat currencies from our Bitcoin ATM fleet and getting them safely deposited into our bank account. The collection and deposit of the physical currencies received in our ATMs is a multi-step process. We do not directly handle the currency operations. This function is contracted to bonded security companies that have armored vehicles and cash storage vaults in many locations and includes multiple national and regional carriers; Brinks International, Garda World, Thillens, Loomis, New Century Armored Logistics (NCAL) and Move On Security LLC as well as Proteccion de Valores, S.A. de C.V. (PROVAL) and Servicio Salvadoreño de Protección, S. A. de C. V.(SERSAPROSA) in El Salvador.

For logistic efficiency, it is impractical to retrieve cash from one machine and go directly to a bank branch. Rather the cash from all our machines in a city is collected by contracted armored vehicle companies on a periodic basis, and brought to their regional centers where it is counted, inventoried, and grouped with cash coming from our ATMs in other cities.

We actively oversee this process in conjunction with our cash logistics contractors to adjust for factors like three-day weekends and unanticipated surges. While we can manage the crypto side of our business with real-time tracking, the current time period from retrieving cash from our ATMs to having the funds available in our bank account is about eight (8) days. In our early years, the time period was close to twenty-one (21) days. This time period directly impacts our working capital and our ability to buy more crypto assets; thus, we strive to keep it as short as possible.

Just as shortages of crypto assets can temporarily prevent us from selling crypto assets to our customers, our ATMs running out of cash or becoming fully loaded with cash (and unable to take more bills) can impede our users from completing certain transactions until our cash logistics contractors fix the issue at their next visit to our ATMs. Our business has variable demand, and it is unavoidable that some machines will at times run out of cash or become fully loaded with cash (and unable to take more bills) for a time period.

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Athena Plus

Our Athena Plus service allows us to assist crypto asset buyers and sellers who wish to use their bank accounts. This service caters to investors who are making larger purchases of Bitcoin in exchange for wire transfers from their bank accounts. These customers are often looking for the same crypto assets that we sell at our Athena Bitcoin ATMs but sometimes request a less traded crypto asset. In such cases where we do not have such a crypto asset in our possession, we first acquire the crypto asset and then subsequently make the sale to the customer. We earn their business through education, service, and quality execution of their transaction. The Company has changed the name of its Athena Plus. Customers typically interact with the Company on the phone for transaction sizes in dollar terms greater than $10,000 and on some occasions, for crypto assets not included in our ATMs.

This business currently constitutes about 21% percent of our overall sales by revenue, with a median transaction size of $97,250 in the six months ended June 30, 2023. As the transaction sizes are larger for this business area, our mark ups are smaller than transactions using our ATMs. As of the date of this prospectus, we do not transact in any crypto assets except Bitcoin, Ethereum, Tether, Litecoin, and BCH. We will update this prospectus if we decide to transact in other crypto assets. Such a change would only happen if there were significant customer demand for a specific crypto asset and that crypto asset was available to us through multiple trading partners, crypto asset exchanges, and crypto asset brokers.

To serve our customers, we follow AML and KYC guidelines appropriate for BSA compliance. The Company's operating unit, Athena Bitcoin, Inc., is FinCEN registered and undergoes an annual Compliance and Financial audit to maintain good standing. We also comply with state regulations and reporting in each state where it is required.

Expansion of Business Operations in El Salvador (White-label and Chivo Ecosystem)

On June 8, 2021, the Bitcoin Law, proposed by President of El Salvador, Nayib Bukele, was passed by the Legislative Assembly of El Salvador giving Bitcoin the status of legal tender within El Salvador. Under this law, effective as of September 7, 2021, Salvadorans can pay taxes in Bitcoin and businesses will be obliged to accept Bitcoin as payment for goods and services. The U.S. dollar will continue to circulate alongside Bitcoin as the national currency and legally recognized tender. When Salvadorans convert their Bitcoin to dollars within the Chivo digital wallet, they do not receive dollars in the digital wallet in the same sense as having a dollar balance with a chartered bank. Instead, they become holders of dollar obligations as represented by a dollar balance within the Chivo digital wallet, which are only a claim to real dollars. At that point, Salvadorans hold an asset backed by Chivo S.A. de C. V., which according to news reports is not a chartered bank, and the full faith and credit of Mr. Bukele’s government. According to news reports, the government spent up to $120 million to supply $30 worth of Bitcoin into each Chivo wallet, the country’s new official Bitcoin wallet application. That funding would cover the cost of providing 4 million citizens with Bitcoin in a country of 6.5 million. The government created a $150 million fund to support Bitcoin to U.S. dollar conversions and began implementation of Chivo ATMs to give citizens access to paper-currency in exchange for their Bitcoin and U.S. dollar balances held in their Chivo digital wallets.

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El Salvador ranks third to last among its regional peers in terms of banking access. Since approximately 70% of the adult population of El Salvador does not have access to the traditional banking system, Bitcoin/digital wallets can serve as a savings instrument, promote financial inclusion and democratize access to electronic payments. Currently, there are already 161 mobile subscriptions per 100 inhabitants in El Salvador, and it is likely easier to provide financial services linked to cellphones than trying to open new bank accounts. Bitcoin legalization could lower the cost of paying and receiving money. According to President Bukele, Bitcoin, which is easy to send across borders, will greatly reduce remittance fees. In El Salvador, remittances accounted for more than 26.4% GDP in 2020. On a global basis, according to the World Bank’s Remittance Prices Worldwide (March 2021), sending remittances costs an average of 6.38% of the amount sent, but can reach more than 10% for small transactions. The high cost of remittances means that El Salvador loses more than 1% of GDP on remittances fees. The Chivo digital wallet also allows Salvadorans in the U.S. to send money home without incurring remittance fees. Since the implementation of the Bitcoin Law, many Bitcoin enthusiasts around the world have shown interest in moving to the country, where their Bitcoin trading profits would be tax-exempt from capital gains and where tax rates are relatively low. El Salvador is offering permanent residency to anyone who invests at least three Bitcoins (about $160,000) in the country. Legalization of Bitcoin could attract investment of both crypto asset investors and miners, and could generate additional tourism.

Business Operations

Since June 2021, when the Bitcoin Law was enacted, the Company has focused its resources and expanded its operations in El Salvador. The Company’s operating subsidiary in El Salvador is Athena Holdings El Salvador, S.A. de C.V.; however, our agreements with the government of El Salvador discussed below, have also been entered with Athena Bitcoin Global, a Nevada corporation and Athena Bitcoin, Inc., a Delaware corporation, our wholly-owned operating subsidiary. We began discussions with the government of El Salvador in late June 2021, and successfully executed agreements with the Department of Treasury (Ministerio de Hacienda) in August, 2021. Under those agreements, the Company is responsible for several major projects, which include the operation of 200 Chivo Bitcoin ATMs in El Salvador,10 Chivo Bitcoin ATMs at El Salvador consulates in the U.S. (in the states of California, Florida, Georgia, Illinois, and Texas), 45 Chivo Bitcoin ATMs in other U.S. locations, and the delivery to the government of El Salvador 950 Chivo point-of-sale (“POS”) terminals for local businesses in El Salvador to process transactions with Bitcoin.

For operating 200 Bitcoin ATMs the Company was paid a one-time non-refundable installation fee and will recognize recurring monthly service fees for maintaining the machines. The Department of Treasury of El Salvador paid us the agreed price per contract for each POS terminal delivered in 2021. We are also charging a monthly fee to maintain Chivo Bitcoin ATMs in the U.S. for each consulate and a transaction fee on all Bitcoin purchases made on those ATMs. The agreement terms vary by project from one year to three years with monthly or annual renewal terms. Currently, we do not face any direct competition for the services we provide since we are operating under contract with El Salvador’s Treasury department.

Contracts with the Government of El Salvador

In the third quarter of 2021, the Company signed several contracts with the Department of Treasury (Ministerio de Hacienda) of El Salvador (“El Salvador Contracts”) which include installing and operating 200 Chivo Bitcoin ATMs in El Salvador, 10 Chivo Bitcoin ATMs at El Salvador consulates in the U.S., 45 Chivo Bitcoin ATMs in other U.S. locations, and sales of 950 point-of-sale (POS) terminals for local businesses in El Salvador to process transactions with Bitcoin. Additionally, the Company contracted to sell intellectual property in software, and develop and maintain a Bitcoin platform designed to support a branded digital wallet, as specified in El Salvador Contracts. See also Note 3 to our financial statements on pages F-8 and F-48.

From time to time, the Company receives money from GOES to facilitate replenishment of cash in the ATMs that we provide and operate for them. As of June 30, 2023 and December 31, 2022, the cash received as advances from GOES was $366,000 and $1,107,000 respectively (see pages F-18 and F-49 of the unaudited financial statements for the quarter ended June 30, 2023 and audited financial statement for the fiscal year ended December 31, 2022, respectively)).

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On October 5, 2022, the Company completed contract negotiations with Chivo, Sociedad Anónima de Capital Variable, a wholly owned private company of the Government of El Salvador (“CHIVO”) in which both parties signed a Master Services Agreement (MSA) and a Service Level Agreement (SLA) replacing the existing Master Services Agreement, Contracts and Athena Service Addendums 1 and 2 with the Department of Treasury of El Salvador with an effective date of July 1, 2022. The services, performance obligations, pricing and terms continue the services, performance obligations, pricing and terms outlined in the original Master Services Agreement, Contracts and Addendums through July 30, 2024, in line with the original MSA, Contracts and Addendums. In conjunction with the new MSA and SLA, the Company and CHIVO completed a financial settlement agreement secured by certain assets of the Company in El Salvador, to reconcile reporting, finalize balances owed between the parties and conclude the original MSA, Contracts and Addendums between the Company and the Department of Treasury of El Salvador.

Termination of Letter of Intent with Vakano Industries

In September 2021, the Company entered into a non-binding Letter of Intent with Arley Lozano, a principal beneficial owner of Vakano Industries and XPay, both Colombian entities (collectively, “XPay”), for the purchase and sale of certain assets of XPay, primarily intellectual property assets, including the XPay Wallet (the precursor to the Chivo Wallet and the Chivo App), all software code and IT developments regarding Chivo Wallet and XPay POS System software and other intellectual property (“XPay Assets”), to the Company. The total purchase price was comprised of $3 million in cash and the issuance of 270 million of the Company’s shares of common stock (valued at $27 million at a $0.10 per share valuation), however, the parties have not agreed on the final terms of the transaction. The definitive agreement for the purchase and sale of XPay Assets has never been executed and the acquisition was never completed as contemplated in the letter of intent, however, the Company paid certain advances in a total of $1,595,283 for those certain XPay Assets which were transferred to the Company. In December 2022, the Company terminated its Letter of Intent with XPay and any future negotiations. The Company agreed to the purchase of already transferred XPay Assets in exchange for the advances previously made to the Company.

Environmental Impact

El Salvador’s Bitcoin plan has put a spotlight on the environmental impact of cryptocurrency with the World Bank flagging such potential adverse effects among its concerns. Mining digital currency requires large amounts of energy, and the Bitcoin industry’s global CO2 emissions have risen to 60 million tons, equal to the exhaust from about 9 million cars, according to Bank of America’s report in March 2021. President Bukele sought to counter sustainability concerns by engaging state-owned geothermal electric company, LaGeo SA de CV to offer Bitcoin mining facilities using renewable energy from the country’s volcanoes.

Marketing

Our marketing consists of:

•	Trade shows,
•	Digital advertising on search engines, map sites, and industry-specific platforms,
•	Social media, and
•	SMS messaging.

Athena also maintains country-specific websites that include information about how to access our service offerings as well as country-specific disclosures. Total advertising costs amounted to $37,000, $123,000 and $365,000 for the six months ended June 30, 2023, twelve months ended December 31, 2022 and twelve months ended December 31, 2021 respectively.

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Technology Research and Intellectual Property Development

Athena licenses most of its technology from third party vendors including the software that runs on our ATM kiosks. Our intellectual property (“IP”) includes proprietary algorithms that we have developed. Some effort is devoted to automating a majority of our crypto purchases in a manner that helps us match supply with anticipated demand. In addition, we have invested in building automated systems for customer onboarding including the collection of required KYC documentation as well as government transaction reporting.

Total technology costs amounted to $1,292,000, $2,660,000 and $2,071,000 for the six months ended June 30, 2023, twelve months ended December 31, 2022 and twelve months ended December 31, 2021 respectively. Athena has not filed for protection of our algorithms and maintains them as private and proprietary business information. The IP we use for the security of our ATMs and transaction integrity is mostly provided by vendors, although we have added additional layers and extra private security measures that are unique to the Company.

Athena Bitcoin has registered both its name and distinctive owl logo with the United States Patent and Trademark Office. As of June 30, 2023, the registration is in process of renewal with serial number 90606452.

Competition

There are many different companies that enable people and businesses to buy or sell Bitcoin and other crypto assets, including other operators of Bitcoin ATM networks, online services and exchanges such as Coinbase and Gemini, and payment services such as Square and PayPal.

Our direct competition in the U.S. includes Bitcoin Depot Inc. a public corporation with operations in the US and Canada, Coinflip, a private company with operations in the US, Canada and Australia and other smaller bitcoin kiosk operators, as well as Coinstar, a major corporation that runs one of the largest kiosk networks in the U.S. Coinstar is an existing operator of kiosks at major grocery chains that are used to exchange coinage for a variety of payment instruments such as gift cards and in-store vouchers. In recent years, they have added the ability to use physical coins and cash bills to buy Bitcoin on many of their kiosks, in partnership with Coinme. The other Bitcoin ATM network operators use machines similar to the Company’s fleet of Bitcoin ATMs.

The financial performance of any Bitcoin ATM network is influenced by several factors. We believe that site selection and branding have the biggest effect on per-ATM transaction volumes. Bitcoin Depot is a public corporation whose operating performance can be measured. We are not aware of the operating performance of other competitors as they are private companies and do not provide any public financial disclosures. From our years of experience in this industry, we believe the Company’s Bitcoin ATMs perform at or above industry averages.

While there are many other Bitcoin ATM operators, we believe the industry is nascent and that worldwide tens of thousands of attractive locations remain untouched. While we recognize that there is a terminal limit to the number of Bitcoin ATMs that the U.S. market can support, we believe that that limit has not yet been reached and is expanding as Bitcoin and other crypto assets gain more widespread use, especially in Latin America and other regions.

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Below is a partial list of US Bitcoin ATM networks that operate in the regions where the Company also operates:

Company Name	Units	Website
Bitcoin Depot Inc.	6,400	https://www.bitcoindepot.com
Coinstar/Coinme	5,607	https://www.coinstar.com/bitcoin
CoinCloud	4,500	https://www.coincloudatm.com
Coinflip	4,000	https://www.coinflip.com
RockitCoin	2,000	https://www.rockitcoin.com
CoinHub	1,400	https://www.coinhubatm.com
LocalCoin	399	https://localcoinatm.com/
Digital Mint	269	https://www.digitalmint.io/
Cryptospace	8	https://www.cryptospace.com

Outside of the US and Canada, Europe is the second most prominent region for BTM access, with 3.8% of the market share; Asia is third with 0.7%; Latin America falls fourth with 0.2%. (citation: Bitrefill, 2022.)

Company Name	Units	Website
24nonStop	6,971	http://24nonstop.com.ua/
Bitcoin Romania and Zebrapay	1,685	https://selfpay.ro/
Sweepay and Swiss Railways	1,357	https://sweepay.ch/
CashTerminal	612	http://www.cashterminal.eu/en
Bitcoin Romania	74	https://bitcoinromania.ro
LoCoins	27	https://locoins.io/
Bitnovo	10	https://www.bitnovo.com
Kurant	228	https://www.kurant.net
BitBase	108	https://www.bitbase.es

In the United States, we have a small percentage of the total market, operating approximately 4.4% of ATMs according to one industry reporting service (https://coinatmradar.com). In Latin America, we control a larger percentage of the total market, operating 21% of ATMs overall, and 89% in the countries where the Company operates.

Apps like Robinhood, PayPal, and Cash App offer customers a way to purchase crypto assets using their smartphones and funds from their bank accounts. These apps offer competitive pricing relative to our ATMs; however, they do not accept physical currency and typically require users to connect their bank accounts. They also typically do not allow users access to the private keys of the cryptocurrency, thus resulting in centralization that many users do not want.

Full-service exchanges like Coinbase Pro, Gemini, and Kraken allow traders to make investments in a wide variety of crypto assets. These exchanges cater to active traders and the most highly price sensitive consumers. The Company often uses such services for purchasing its crypto assets. Users from this segment of the overall market rarely overlaps with the Bitcoin ATM industry.

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Competitive Advantages

We believe we enjoy several competitive advantages. We believe our foremost advantage is our many years of business experience combined with our insight into optimizing many interrelated factors and aspects of the crypto business. This winning combination ultimately drives our bottom-line profits.

Site selection is a substantial factor in overall performance. Our site selection methodology is a trade secret of our business. Our methodology is not easily uncovered as we have ATMs located in rural, urban, and suburban areas. We have learned and refined our site selection methodology over the years, and we believe our expertise in this area constitutes a material competitive advantage.

We believe our operational efficiencies provide us with another competitive advantage. It took six years of significant efforts and achievements to grow the Company from a start-up with initial operating losses to steady profitability. This process to profitability included developing and implementing several proprietary approaches to manage our operations efficiently with respect to all aspect of crypto transactions, risk management, and efficient cash handling spanning five countries. Operational efficiency is in the same category of importance as site selection.

Unlike many competitors that focus on quickly installing dozens or hundreds of ATMs, we prioritized getting to profitability on a global scale with a small base of ATMs that were installed in strategic sites. We focused on developing and putting in place scalable systems and methods for managing a diverse global operation. This gave us a foundation to not only provide us with profitable operations but also the foundation to continue to grow. As a result of this, we were able to increase our total ATMs in service from 60 to 1,215 from 2017 to June 2023., respectively. When comparing Bitcoin ATMs to other methods of transacting, the primary advantage of an ATM is its ability to complete a transaction from accepting payment to delivering crypto assets quickly. The ATM will only accept physical fiat currency, which is an immediate and permanent form of payment. This subsequently facilitates the immediate delivery of crypto assets; also, an immediate and permanent form of transaction. Apps and services that rely on ACH or other bank mechanisms for the fiat leg of a transaction often cannot deliver the crypto assets quickly because of the funding mechanism is neither immediate nor permanent.

We believe our branding gives us a competitive advantage with many store owners. Large companies often have access to capital, but they have minimal to no experience in the crypto industry. Companies that want to start a Bitcoin ATM network tomorrow can copy our offerings and hire top branding specialist, but what they can’t do is create a brand that has roots to the early years of Bitcoin and Bitcoin ATMs. Many of these large companies are treated with skepticism by many users of Bitcoin, as they represent centralized and institutionalized interests that many believe are contrary to the goals of Bitcoin. The bright orange on our Athena Bitcoin ATMs is the same color as the orange in the original Bitcoin logo, helping our brand stand out and represent the spirit and essence of Bitcoin and the entire crypto industry in any stores where our ATMs are placed.

While the end result of a transaction on one Bitcoin ATM versus another may be similar, we believe that many store owners and customers looking for a Bitcoin ATM will often prefer an Athena Bitcoin ATM versus, for example, a multipurpose Coinstar machine that can handle your loose change and also sell you Bitcoin. That is our opinion from anecdotal feedback we have received over the years. We believe our branding and brand authenticity has been a contributing factor to getting good performing sites, and that it will continue to be a big contributor to our future growth.

Competitive Disadvantages

Our competitive disadvantages are that we do not yet have the operational and financial resources that some of our competitors have, which results in having fewer resources to deploy new ATMs, develop fewer new markets, and invest in technology that could extend our service offerings, as compared to some of our competitors. We intend to raise capital several times in the coming years to vastly expand our network, but we remain focused on keeping true to our core principles and will continue to focus on bottom line performance and maintain our standards of careful site selection. This could result in slower sales growth than would otherwise be possible but will result in overall better financial performance.

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Need for Government Approval of Principal Products and Services

Compliance with laws and regulations is a vital part of our business. In the United States, there are several important federal laws and regulations aimed at preventing money-laundering and terrorist financing that require specific record-keeping, filings, and other compliance procedures. In addition, there are laws and regulations in state jurisdictions that also require permits, reporting, and other compliance and customer service procedures. Finally, we are often contacted by federal, state, and local law enforcement agencies and subpoenaed for information on the activities of some customers.

Federal Regulation

In the United States, the Department of the Treasury through the Financial Crimes Enforcement Network (“FinCEN”) has primary authority over dealers in crypto assets. This was established in 2013 when FinCEN released interpretive guidance to “clarify the applicability of the regulations implementing the Bank Secrecy Act (“BSA”) to person creating, obtaining, distributing, exchanging, accepting, or transmitting virtual currencies” (FIN-2013-G001). Since that time, all businesses that deal in crypto assets in the manner of the Company must register as a Money Service Business (“MSB”) with FinCEN and comply with the requirements of the BSA, the Patriot Act, and other amendments and administrative guidance issued by FinCEN and the Department of the Treasury.

We are subject to various anti-money laundering and counter-terrorist financing laws, including the BSA in the United States, and similar laws and regulations abroad. In the United States, as a money services business registered with FinCEN, the BSA requires us to among other things, develop, implement, and maintain a risk-based anti-money laundering program, provide an anti-money laundering-related training program, report suspicious activities and transactions to FinCEN, comply with certain reporting and recordkeeping requirements, and collect and maintain information about our customers. In addition, the BSA requires us to comply with certain customer due diligence requirements as part of our anti-money laundering obligations, including developing risk-based policies, procedures, and internal controls reasonably designed to verify a customer’s identity. Many states and other countries impose similar and, in some cases, more stringent requirements related to anti-money laundering and counter-terrorist financing. We have implemented a compliance program designed to prevent our platform from being used to facilitate money laundering, terrorist financing, and other illicit activity in countries, or with persons or entities, included on designated lists promulgated by Office of Foreign Assets Control (“OFAC”) and equivalent foreign authorities. Our compliance program includes policies, procedures, reporting protocols, and internal controls, and is designed to address legal and regulatory requirements as well as to assist us in managing risks associated with money laundering and terrorist financing. Anti-money laundering regulations are constantly evolving and vary from jurisdiction-to-jurisdiction. We continuously monitor our compliance with anti-money laundering and counter-terrorist financing regulations and industry standards and implement policies, procedures, and controls in light of the most current legal requirements.

Athena Bitcoin is registered with FinCEN and has registration number 31000207507771. In addition, Athena Bitcoin has appointed Sam Nazarro as its Chief Compliance Officer, written and distributed a BSA Compliance Policy, and engages an outside review firm to perform an annual review of its Compliance Policy.

State Regulation

Depending on the state where the Company places a Bitcoin ATM, there are local laws and regulations with which the Company must comply to operate legally. These laws usually require the Company to register with a state agency, provide a surety bond, and make regular reports about its activities in the state and its financial health.

In some jurisdictions, the Company may be required to obtain operating permits from the city or county. These typically involve the payment of registration fees.

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Subpoenas and Other Law Enforcement Interactions

From time to time, the Company is subpoenaed for its records and asked to testify in legal proceedings. These requests come from all branches of local, state, and federal law enforcement agencies and are usually requests for information about our clients, their transactions, and other information that we have collected. Our compliance team is charged with responding in a timely and accurate manner to these requests once the validity and legality of the request has been determined.

Consumer Protection

The Federal Trade Commission (“FTC”), the Consumer Financial Protection Bureau (“CFPB”), and other U.S. federal, state, and local and foreign regulatory agencies regulate financial products, including money transfer services related to remittance or peer-to-peer transfers. These agencies, as well as certain other governmental bodies, in particular state attorneys general, have broad consumer protection mandates and discretion in enforcing consumer protection laws, including matters related to unfair or deceptive, and, in the case of the CFPB, abusive, acts or practices (“UDAAPs”), and they promulgate, interpret, and enforce rules and regulations that affect our business. For example, all persons offering or providing financial services or products to consumers in the United States, directly or indirectly, can be subject to enforcement actions related to the prohibition of UDAAPs. The CFPB has enforcement authority to prevent an entity that offers or provides consumer financial services or products or a service provider in the United States from committing or engaging in UDAAPs, including the ability to engage in joint investigations with other agencies, issue subpoenas and civil investigative demands, conduct hearings and adjudication proceedings, commence a civil action, grant relief (e.g., limit activities or functions; rescission of contracts), and refer matters for criminal proceedings.

International Regulations

Outside of the United States, the countries where the Company operates are members of an array of regional Anti-Money-Laundering (“AML”) treaty organizations. Specifically, Argentina and Colombia are signatories to the Financial Action Task Force of Latin America (“GAFILAT”). Argentina is also a member of Financial Action Task Force (“FATF”). El Salvador is a member of Caribbean Financial Action Task Force (“CFATF”). The United States is a member of both FATF and Asia/Pacific Group on Money Laundering (“APG”). These relationships, both overlapping and non-overlapping, result in legal interpretations, regulation, and enforcement that is heterogeneous. In each of these jurisdictions, membership in one or more AML treaty organizations can influence the specific documentation, record keeping, and financial limits placed on MSB, or dealers in crypto assets.

Employees

We strive to foster a productive and engaging work environment. Our talent strategy is aligned with our business vision and platform strategy. We hire smart people with a passion for crypto assets and the possibilities to empower our customers to achieve their financial and transactional goals.

As of June 30, 2023, we employed 10 people within the United States, and through subsidiaries had 31 direct employees in foreign subsidiaries. We also engage temporary employees and consultants. As of June 30, 2023, we had 29 direct employees and have engaged 2 independent contractors to support our El Salvador operations. They are primarily responsible for customer support of the Bitcoin ATMs, the Chivo wallet and the Chivo POS terminals. In Colombia Athena has 2 direct employees and 2 independent contractor, and in Argentina 3 independent contractor. We continue to search for additional personnel as we grow our operations in El Salvador.

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Properties

We lease approximately 3,000 square feet of space in Miami, Florida and have terminated prior leases in Chicago comprising 4,000 square feet of office space. The Company has an operating lease in Chicago, Illinois which terminates in August, 2023. Monthly lease payments for the Miami office are approximately $10,000. across two office locations in Chicago and the surrounding suburbs pursuant to two leases that each expire in 2023. The monthly lease payments are approximately $4,500. The Company has short-term storage, office, and warehousing contracts in Illinois and Florida for approximately 1,750 square feet. We maintain international offices or co-working facilities in Colombia and Argentina. In El Salvador, we lease approximately 2,000 square feet of office space in San Salvador under the lease which expires in September 2023. The monthly lease payments are approximately $4,000. We believe we will be able to obtain additional space on commercially reasonable terms.

Legal Proceedings

On September 8, 2022, Athena Bitcoin, Inc. (“Athena” or the “Company”) received from the Office of the Commissioner of Financial Institutions (“OCFI”), a “Final Resolution and Order to Cease and Desist” (“OC&D”), requiring to, among other matters, stop the operations and marketing of the bitcoin automated teller machines (“BTMs”), that were operating in Puerto Rico. On September 12, 2022, Athena filed a Complaint for Declaratory Judgment and Permanent Injunction, accompanied by a Petition for Preliminary Injunction before the Courts of the Commonwealth, Superior Part requesting that the determination and effects of the OC&D be stayed until final resolution of the case. On November 10, 2022, the Court dismissed the civil action with the interpretation that the controversy presented before it was not ripe for resolution by the Court. The Company will seek to have this determination reconsidered by the Superior Part. If the Superior Part affirms its previous determination, Athena plans to seek a reversal of such determination before the Court of Appeals of the Commonwealth accompanied by a Motion Requesting a Stay of the determination and effects of the OC&D. On April 10, 2023 the Puerto Rico Court of Appeals issued a judgment unfavorable to Athena’s appeal. Athena has determined it will not pursue further redress against the Order to Cease and Desist that was issued by the Office of the Commissioner of Financial Institutions and with which it has been complying since September 2022. Athena has considered and implemented another option available under PR law that has permitted resumption of operations of the Bitcoin ATMs in Puerto Rico. In the meantime, the Court of Appeals is yet to issue the Mandate returning the case to the lower Court or to OCFI.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Pink Market operated by OTC Markets Group, Inc. under the symbol “ABIT”. Our common stock last traded at $0.11 on November 10, 2023. The volume of shares of common stock traded was insignificant and therefore, does not represent a reliable indication of the fair market value of these shares. The following table sets forth the high and low closing-bid quotations for our common stock as reported on the OTC Pink Market for the periods indicated. These quotations reflect inter-dealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions. The OTC Markets Quotation System is a quotation service that display real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The market is limited for our stock and any prices quoted may not be a reliable indication of the value of our shares of common stock.

For the year ended December 31, 2021	High	Low
First Quarter	$0.9000	$0.4000
Second Quarter	$.8600	$0.5000
Third Quarter	$0.6000	$0.4000
Fourth Quarter	$0.5000	$0.4000

For the year ended December 31, 2022	High	Low
First Quarter	$0.5500	$0.4200
Second Quarter	$0.6500	$0.4800
Third Quarter	$0.7000	$0.5200
Fourth Quarter	$0.8000	$0.6000

For the year ending December 31, 2023	High	Low
First Quarter	$0.7500	$0.5600
Second Quarter	0.1500	0.0400

Holders of Record

As of June 30, 2023 and as of November 3, 2023, we had 4,094,459,545 shares of our common stock issued and outstanding held by 191 shareholders of record. The actual number of holders of our common stock is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees.

Dividends

We have not paid, nor declared any cash dividends since our inception and do not intend to declare or pay any such dividends in the foreseeable future as we intend to retain any earnings for use in our business. Any future determination to pay dividends will be at the discretion of our board of directors, subject to limitations imposed by state law.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company’s Board of Directors and its majority shareholders approved the 2021 Equity Compensation Plan (the “2021 Plan”) effective as of October 15, 2021. On February 28, 2023, in conjunction with a signed contractor service agreement, the Company issued a Restricted Stock Units Agreement for 2,000,000 shares of common stock under the 2021 Plan.

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Description of Capital Stock

The following description of our capital stock is based upon our Second Amended and Restated Articles of Incorporation (the “Amended Articles”), our bylaws, as amended and restated, and applicable provisions of law, in each case as currently in effect. The Company amended and restated its articles of incorporation in January, 2023 and filed Second Amended and Restated Articles of Incorporation. This discussion does not purport to be complete and is qualified in its entirety by reference to our Amended Articles of Incorporation, and our bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

We are authorized to issue 10,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, there were 4,094,459,545 shares of common stock issued and outstanding and no preferred shares issued or outstanding. The outstanding shares of stock have been duly authorized and are fully paid and non-assessable.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, and our Amended Articles do not provide for cumulative voting in the election of directors. The holders of our common stock receive ratably any dividends declared by our Board out of funds legally available therefor. In the event of our liquidation, dissolution, or winding-up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of or provision for any liabilities.

Preferred Stock

The Company has 5,000,000,000 shares of preferred stock, $0.001 par value, authorized. Our Amended Articles of Incorporation provide that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

Warrants to Purchase Common Shares

The Company does not have any authorized warrants to purchase its common stock.

The only outstanding warrants are in the Company’s wholly-owned subsidiary, Athena Bitcoin. In 2017, Athena Bitcoin issued warrants to purchase 202,350 shares of Athena Bitcoin’s common stock for $14,005 for a right to purchase common shares in Athena Bitcoin, priced at $2.00 to $3.00 per share, at an average exercise price of $2.49 per share. There was no activity related to these warrants in 2019 and the warrants to purchase 202,350 shares of Athena common stock remained outstanding on December 31, 2019 and were classified as equity. In January 2020, warrants to purchase 102,350 shares of Athena Bitcoin common stock at an average exercise price of $2.00 per share were exercised, some of them in a cashless manner, against a lesser number of shares. As a result of the exercise of these warrants, the net issuance of Athena Bitcoin common stock was 93,106 shares (exchanged into 115,888,490 shares of the Company’s common stock on January 31, 2020). The unexercised warrants to purchase 100,000 shares of Athena Bitcoin common stock, at an exercise price of $3 per share, remain outstanding as of December 31, 2022. The warrant will expire on May 30, 2025.

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Anti-takeover Effects of Nevada Law

We may currently be subject to the provisions of the Nevada Revised Statutes regarding the acquisition of controlling interest (the “Controlling Interest Law”). A corporation is subject to the Controlling Interest Law if it has more than 200 stockholders of record, at least 100 of whom are residents of Nevada, and if the corporation does business in Nevada, directly or through an affiliated corporation. The Controlling Interest Law may have the effect of discouraging corporate takeovers. As of June 30, 2023, we had 25 stockholders of record who are residents of Nevada.

The Controlling Interest Law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the Controlling Interest Law is that an acquiring person, and those acting in association with such person, will obtain only such voting rights in the controlling interest as are conferred by a resolution of (1) a majority of the stockholders of the corporation and, if applicable (2) a majority of each class or series of outstanding shares of which the acquisition would adversely affect or alter a preference or relative or other right, approved at a special or annual stockholders’ meeting. The Controlling Interest Law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved in accordance with the Controlling Interest Law. However, if the stockholders do not grant voting rights to the shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others, and so long as the subsequent buyer or buyers of those shares themselves do not acquire a controlling interest, those shares would not be governed by the Controlling Interest Law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to dissent to the acquisition and demand fair value for such stockholder’s shares pursuant to applicable provisions of Chapter 92 of the Nevada Revised Statutes governing rights and procedures for dissenting stockholders.

In addition to the Controlling Interest Law, Nevada has a business combination law, which prohibits certain business combinations between Nevada publicly traded corporations and any “interested stockholder” for two years after the interested stockholder first becomes an interested stockholder, unless the board of directors of the corporation approved the combination before the person became an interested stockholder or the corporation’s board of directors approves the transaction and at least 60% of the corporation’s disinterested stockholders approve the combination at an annual or special meeting thereof. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous two years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if they cannot obtain the approval of our Board or stockholders.

In addition, under Nevada law directors may be removed only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote, which could also have an anti-takeover effect.

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Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Convertible Debentures

6% Convertible Debentures

On June 22, 2021, the Company commenced its private offering of up to $5,000,000 of 6% Convertible Debentures to accredited investors only. The maturity date on the 6% Convertible Debentures is two years after the date of issuance. The investor has an option to convert the principal amount of the Debenture into shares of common stock of the Company at a conversion price equal to the lesser of (i) $0.10 or (ii) 25% less than the twenty trading day (20-trading day) volume weighted average price (“VWAP”) of the common stock-based on the closing prices per share reported on the OTC Pink Market operated by the OTC Markets Group, Inc., for said twenty-day trading period, commencing ten-trading days prior to the date of election to convert the Debenture and ending ten-trading days after such election is made and the notice of conversion has been submitted to the Company. The accrued interest is not convertible and is payable quarterly. The investor is required to convert the Debenture if the Company’s common stock is admitted for trading on a national stock exchange or if certain corporate transactions occur, such as merger, sale or change of control of the Company. The holders of the Debentures are provided with the registration rights to register the shares of common stock the Debentures are convertible into, in a registration statement to be filed by the Company on Form S-1 with the SEC. The Company sold a total of $4,985,000 of the 6% Convertible Debentures to 77 accredited investors. The Company closed its private placement in September, 2021. On March 31, 2022, the Company issued 34,650,000 shares of its common stock upon conversion of $3,465,000 principal amount of the 6% Convertible Debentures. As of the date of this prospectus, $352,500 of the Convertible Debentures are outstanding and their respective maturity dates were extended through November 2023. The Company repaid a total of $792,000 in the principal amount of the debentures in fiscal year 2023.

8% Convertible Debentures

On January 31, 2020, we issued 8% Convertible Debentures in the total principal amount of $3,125,000 to two (2) accredited investors pursuant to that certain securities purchase agreement as of the same date, which has been amended in connection with the Company’s Loan Restructuring and Related Amendments Agreement entered into as of July 12, 2021 (the “Restructuring Agreement”). The holders of the Convertible Debentures have the right to convert their principal amount and any unpaid accrued interest into 260,416,667 shares of common stock-based on the conversion price equal to dividing the total amount of principal and accrued interest, if any, of the Debenture by the lesser of $0.012 per share or at a 20% discount to a next equity financing, subject to certain limitations requiring the consent of the lead investor. The holders of the Convertible Debentures are also subject to the mandatory conversion (except for the lead investor whose consent is required) at the next equity financing. Next equity financing has been defined in the securities purchase agreement between the respective holders and the Company as the next sale (or series of related sales) by the Company of additional equity securities under an exemption from registration available under the rules promulgated under the Securities Act, from which the Company receives gross proceeds of not less than US$3,000,000.00 (excluding, the aggregate principal amount of the Convertible Debentures) The maturity date for the Convertible Debentures is January 31, 2025. The holders of Convertible Debenture have certain registration rights as described below (the “Registration Rights”). The holder of 8% Convertible Debenture in the principal amount of $125,000, Swingbridge Crypto III LLC, converted the principal amount and accrued interest of its 8% Convertible Debenture into 10,416,666 shares of common stock in February 2022 at the conversion price of $0.012 per share. The Convertible Debenture in the principal amount of $3,000,000 held by KGPLA, LLC was amended and restated as of May 15, 2023 and became a secured, and not general unsecured, obligation of the Company (the “Amended and Restated Secured Convertible Debenture”), on par with the notes issued pursuant to the Senior Secured Loan Agreement entered into as of the same date. As of the date of this prospectus, the outstanding principal amount of the Amended and Restated Secured Convertible Debenture is $3,000,000. The repayment of the Amended and Restated Secured Convertible Debenture is secured by all the assets of the Company, except for property previously pledged to Banco Hipotecario, and with respect to such assets, the Company granted the Lender a second priority lien pursuant to that certain Security Agreement dated as of the date thereof and entered into by and among the Company, as the grantor, KGPLA, LLC, as the secured party and Athena Bitcoin, Inc. and Athena Holdings El Salvador SA DE CV, the Company’s subsidiaries, as guarantors.

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Registration Rights

We are party to an Investors’ Rights Agreement dated as of January 31, 2020 which was entered into in connection with the Company’s issuance of Convertible Debentures with lead investor and certain key holders as defined in the Investors Rights Agreement, which grants them certain registration rights with respect to our common stock. The registration of shares of our common stock pursuant to the exercise of registration rights described below would enable holders to sell these shares without restriction under the Securities Act when the registration statement is declared effective. We will pay all expenses related to any demand, piggyback, or Form S-3 registration described below, with the exception of underwriting discounts and commissions.

Demand Registration Rights

At any time beginning 180 days after the effective date of the registration statement of which this prospectus forms a part or five (5) years after the date of the Investors’ Rights Agreement, the holders of 30% or more of at least 30% of the registrable securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions would exceed $15 million) may make a written request that we register all or a portion of their shares, subject to certain specified exceptions. The holders of shares having registration rights are entitled to written notice from the Company. We will prepare and file a registration statement as requested, unless, in the good faith judgment of our Board, such registration would be seriously detrimental to the Company and its stockholders and filing should be deferred. We may defer only once in any 12-month period, and such deferral shall not exceed 120 days after receipt of the request. In addition, we are not obligated to effect more than two of these registrations within any 12-month period or if the holders’ proposed registered securities may be immediately registered on Form S-3.

Piggyback Registration Rights

Subject to certain specified exceptions, if we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders, the holders of shares having registration rights are entitled to written notice and certain “piggyback” registration rights allowing them to include their shares in our registration statement. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, in their sole discretion, to limit the number of shares included in any such offering under certain circumstances, but not below 30% of the total amount of securities included in such offering, unless (i) such offering is the initial public offering or (ii) all other securities, other than our securities, are entirely excluded from the offering.

Form S-3 Registration Rights

At any time after we are qualified to file a registration statement on Form S-3, and subject to limitations and conditions, the holders of 35% or more of the registrable securities then outstanding are entitled to written notice of such registration and may make a written request that we prepare and file a registration statement on Form S-3 under the Securities Act covering their shares, so long as the aggregate price to the public, net of the underwriters’ discounts and commissions, is at least $5,000,000. We will prepare and file the Form S-3 registration as requested, unless, in the good faith judgment of our board of directors, such registration would be seriously detrimental to the Company and its stockholders and filing should be deferred. We may defer only once in any 12-month period, and such deferral shall not exceed 90 days after receipt of the request. In addition, we are not obligated to prepare or file any of these registration statements (i) within 180 days after the effective date of a registration statement pursuant to demand or piggyback registration rights or (ii) if two of these registrations have been completed within any 12-month period.

In accordance with the Investors’ Rights Agreement, the Company delivered the required notice of a proposed filing in a timely manner, of the Company’s registration statement on Form S-1 to the holders with the registration rights. The holders elected not to include in the registration statement any of the common stock issuable upon the conversion of their respective Convertible Debentures.

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Termination of Voting Agreements

The two largest individual shareholders have entered into to a Voting Agreement as of January 31, 2020, in connection with the offering of the Convertible Debentures, pursuant to which the lead investor (currently our largest shareholder, Mr. Komaransky) had a right to nominate three (3) directors and the key holder (currently our CEO, director and second largest shareholder, Eric Gravengaard) had a right to nominate two (2) directors. The Voting Agreement has been terminated as of November 4, 2022 by the parties, following the resignation of Mr. Gravengaard as the Company’s CEO in August 2022.

Right of First Refusal and Co-Sale Agreement

In connection with the offering of the Convertible Debentures, Eric Gravengaard, the Company’s , director and principal shareholder (the “Key Holder”), and investors in the Convertible Debentures (the “Investors”), entered with the Company into a Right of First Refusal and Co-Sale Agreement dated as of January 31, 2020 (the “RFR Agreement”), pursuant to which the Key Holder granted to the Company the right of first refusal to purchase all or any portion of common stock that the Key Holder proposes to transfer, at the same price and terms as offered to the proposed transferee. The right of first refusal is subject to certain notice requirements and applicable purchase terms. The Key Holder also agreed to grant to the Investors, secondary refusal right to purchase all or any portion of the common stock proposed to be transferred by the Key Holder that has not been purchased by the Company pursuant to the right of first refusal. The grant of the secondary refusal right is subject to certain notice requirements and additional purchase terms as set forth in the RFR Agreement.

Shares Eligible for Future Sale - Rule 144

Under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, and we are current in our Exchange Act reporting at the time of sale, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the 90 days preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market without complying with the manner of sale, volume limitations, or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months, are entitled to sell in the public market, within any three-month period, a number of those shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal shares immediately after the completion of this offering; or

•	the average weekly trading volume of our common stock on during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements, and requirements related to the availability of current public information about us.

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Restrictions on the Reliance of Rule 144 by Shell Companies or Former Shell Companies

Rule 144(i) "Unavailability to Securities of Issuers with No or Nominal Operations and No or Nominal Non-Cash Assets" provides that Rule 144 is not available for the resale of securities initially issued by an issuer that is a “shell company” as that term is defined in section 405 of the Securities Act. The Company has previously been identified as a shell company until January 30, 2020 (see “Corporate History and Other Information” on page 4). Rule 144 is not available for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. Rule 144(i) provides an important exception to this prohibition, however, if the following conditions are met:

•	The issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
•	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

Transfer Agent

The transfer agent and registrar of our common stock is Issuer Direct Corporation, located at One Glenwood Avenue, Suite 1001, Raleigh, NC, 27603.

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Management and Certain Security Holders

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position(s)	DATES HELD
Executive Officers
Matias Goldenhorn	46	Chief Executive Officer, Director	August, 2022 – present
Tina Gregory	63	Chief Financial Officer	August, 2022 – present
Carlos Carreno (7)	62	Chief of Staff and Director	January 2023 – present
Eric Gravengaard (2)	48	Chief Executive Officer	January, 2020 – August 2022
Eric Gravengaard (2)	48	Interim Chief Financial Officer	May 2022 – August 2022
Edward Weinhaus (5)	50	President and Director	January 2020 – December 2022

Non-Employee Directors
Antonio Valiente	51	Director	January, 2023 – present
Huaxing Lu (3)	35	Director	March 2020 – January 2023
Esteban Suarez (4)	43	Director	March 2020 – January 2023
Michael Pruyn (6)	38	Director	May 2022 – June 2022
Michael Komaransky (1)	44	Director	March 2020 – May 2022

__________________

(1)	Mr. Komaransky resigned as the Company’s director effective on May 6, 2022 and his resignation was accepted by the Company’s Board of Directors. Mr. Komaransky’s decision to resign from the Board of Directors was not a result of a disagreement with management regarding the Company's operations, policies, practices or otherwise.
(2)	Mr. Gravengaard resigned as the Company’s Chief Executive Officer effective on August 4, 2022, and as Interim Chief Financial Officer as of August 24, 2022, and his resignation was accepted by the Company’s Board of Directors
(3)	Mr. Lu resigned as the Company’s director effective on January 4, 2023 and his resignation was accepted by the Company’s Board of Directors. Mr. Lu’s decision to resign from the Board of Directors was not a result of a disagreement with management regarding the Company's operations, policies, practices or otherwise.
(4)	Mr. Suarez resigned as the Company’s director effective on January 10, 2023 and his resignation was accepted by the Company’s Board of Directors. Mr. Suarez’ decision to resign from the Board of Directors was not a result of a disagreement with management regarding the Company's operations, policies, practices or otherwise.
(5)	Mr. Weinhaus resigned as the Company’s President and director effective on August 4, 2022, and his resignation was accepted by the Company’s Board of Directors. Mr. Weinhaus’s decision to resign from the Board of Directors was not a result of a disagreement with management regarding the Company's operations, policies, practices or otherwise.
(6)	Mr. Komaransky nominated Michael J. Pruyn to the Board of Directors, and Mr. Pruyn was appointed as a member of the Board of Directors effective on May 6, 2022. Mr. Pruyn resigned as the Company’s director effective on June 6, 2022, and his resignation was accepted by the Company’s Board of Directors. Mr. Pruyn’s decision to resign from the Board of Directors was not a result of a disagreement with management regarding the Company's operations, policies, practices or otherwise.
(7)	Mr. Carreno became the Company's Chief of Staff in July, 2023.

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The following is a biographical summary of the experience of our directors and executive officers. Each director of the Company serves for a term of one year or until the successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each executive officer serves at the discretion of the board of directors and holds office until the officer’s successor is duly elected and qualified, or until the officer’s earlier resignation or removal.

Matias Goldenhorn has been the CEO and Director since August, 2022, He had previously served five years as the Company’s Director – Latin America prior to his appointment as CEO and Director. Mr. Goldenhorn has over 20 years of management experience working with Fortune 500 companies including Walmart, Starbucks, Microsoft and Yum Brands! with specializations in the development of Latin American and Caribbean markets. His entrepreneurial success stems from his founding of Swift Trust a financial technology brand. Mr. Goldenhorn’s strengths include planning and implementing growth strategies, development of multi-national footprint expansions and a record of business development strategies and executions that reflect high yield, year-to-year growth. As a global business leader, he has managed teams near and far, reporting to both corporate officers and regional country directors. He is fully bilingual and has attended business school between 1995 to 1999 at Pontifica Universidad Católica Argentina ‘Santa Maria de los Buenos Aires’.

Eric Gravengaard had served as our CEO and director from January 30, 2020 and as our Chief Financial Officer from January 31, 2020 until February 3, 2020 and again as our Interim Chief Financial Officer from May 2022 until August 2022. Mr. Gravengaard continues to serve as a director. He is a co-founder of Athena Bitcoin, Inc. and had served as its Chief Executive Officer from its inception in September, 2015 until August, 2022. Mr. Gravengaard also holds a position of CIO of Red Leaf Advisors LLC, a Bitcoin investment company, since January 2016 in which he has a controlling interest (see Note 20 to the audited Financial Statements). Mr. Gravengaard was formerly a trader at Zen Trading FX, a non-bank liquidity provider trading G-10 and select EM currencies on multiple FX platforms. Previously, he was a Portfolio Manager at Rock Capital Markets, a Director at Chicago Trading Company, and Director of Quantitative Strategies at Spot Trading, all in Chicago. Mr. Gravengaard earned an M.B.A. from the University of Chicago Graduate School of Business, and an S.B. in Mechanical Engineering from the Massachusetts Institute of Technology. We believe that Mr. Gravengaard’s background in the industry and leadership experience as a co-founder and CEO of Athena Bitcoin qualify him to serve on the Board.

Carlos Carreno has been a Director since January, 2023. Mr. Carreno has been appointed as the Company’s Chief of Staff in July 2023. Mr. Carreno served as the consultant to the Company from March, 2023 until his appointment to the position of Chief of Staff of the Company. Mr. Carreno recently served as the Global Head of Financial Crime Compliance for Insigneo Financial Group in Miami, a global broker dealer, developing framework, control structure and governance and managing five legal entities in Latin America and in the United States. Mr. Carreno has over 25 years of compliance, risk management, governance and business development experience working with global banks and financial institutions, including HSBC Mexico City, IPB CitiBank, Banco Atlantico International, SunTrust Bank, Barclays, Banco Industrial de Venezuela, and Kroll. He is bilingual and attended the University of Central Florida. The Company believes that Mr. Carreno is highly qualified to serve on the Company’s Board because of his valuable experience in corporate governance, business development, financial and global risk management and compliance.

Antonio Valiente has been a Director since January 2023. Mr. Valiente started as Deputy General Counsel of Athena Bitcoin, Inc., the Company’s operating subsidiary, and is currently managing the legal and regulatory requirements for the Company’s global operations together with the Chief Compliance Officer of Athena Bitcoin, Inc., and is currently also a member of the board of directors of Athena Bitcoin, Inc. Mr. Valiente provides his legal consulting services to the Company pursuant to the Independent Contractor Agreement with the Company dated as of January 1, 2023. Mr. Valiente has been an attorney for more than 25 years and has experience as a FINRA Arbitrator and attorney in private practice. He has served as Chief Compliance Officer for Sun West Mortgage and has been Special Counsel for Monserrate, Simonet & Gierbolini in Puerto Rico and has served as General Counsel for Wal-Mart Stores Inc. for its Puerto Rico subsidiary. He is bilingual and is a graduate of Fordham University. He earned his JD from Inter American University School of Law. Mr. Valiente’s significant legal experience and working relationship with the Company, was instrumental in his selection as a member of the Board.

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Tina Gregory has served as the Company’s Chief Financial Officer since August 24, 2022. Ms. Gregory has over 20 years of management experience working with companies from startup through IPO and public listing. She has served as the CFO and as an advisor to businesses in crypto assets, blockchain and metaverse/Web 3.0, as well as in fintech, advanced technology, software, distribution and manufacturing companies. Ms. Gregory’s strengths include growth strategy, strategic financial planning, process and operations management. Ms. Gregory graduated from the University of Illinois in Production and Operations Management and holds an MBA in Corporate Finance from Case Western Reserve University.

Edward “Coach” Weinhaus has served as our President and director since January 30, 2020 until August 4, 2022. Mr. Weinhaus is a co-founder of Athena Bitcoin and served as a director since September, 2015. Mr. Weinhaus is also a manager of consultancy RelbanE, and a consultant to the Company since 2015. Mr. Weinhaus is an attorney, academic, and faculty lecturer at UCLA Anderson School. He was also an Assistant Professor (Adj.) at University of Chicago Booth School of Business where he taught Booth’s first course in cryptocurrency and blockchain (and previously had earned his M.B.A.). Mr. Weinhaus is the Managing Attorney of law firm LegalSolved and is a partner at the appellate law firm Ste. Monique Appellors. He previously taught at Washington University’s Olin Business School and Pepperdine University’s Graziadio Business School. Mr. Weinhaus holds JD and LLM degrees from Washington University School of Law in St. Louis, a B.Sc. from London School of Economics and an M.Sc. in Digital Currency. We believe Mr. Weinhaus was qualified to serve on our board because of his experience as the co-founder of the Athena Bitcoin and knowledge of Bitcoin and the blockchain industry.

Huaxing “Jason” Lu has been a director of the Company since March 2020 until January 2023. Mr. Lu has been a managing director at Komodo Bay Capital since May, 2020. Prior to joining Komodo Bay Capital, he was a trader at 4170 Trading from February, 2018 until May, 2020, where he started and ran the cryptocurrency focused subsidiary, Grapefruit Trading. From March, 2017 until February, 2018, Mr. Lu worked in numerous other trading roles at Old Mission Capital, and prior to 2017, at MSR Investments (2011-2017). Mr. Lu graduated from the University of Illinois Urbana-Champaign in 2008 with a dual degree in Electrical Engineering and Economics. Mr. Lu’s significant experience building and overseeing successful cryptocurrency businesses was instrumental in his selection as a member of the Board.

Esteban “Steve” Suarez has been a director of the Company since March. 2020 until January 2023. Mr. Suarez has been the CEO of BlackStage Productions, an innovative event planning firm since April, 2019 and the CEO of Ultimate Gamer, E-Sports medium, since January, 2017. From January, 2010 until January, 2019, Mr. Suarez founded and led a large event company, which held an annual fitness festival called Wodapalooza. From 2016 to 2018, he was the President of Loud and Live, an entertainment company. Mr. Suarez created the Spanish language political website www.epolitico.com that was later sold to a private equity firm in 2003. Mr. Suarez has an MBA from Florida International University. We believe that Mr. Suarez was qualified to serve as a member of our Board because of the perspective and experience he brings from his successful entrepreneurial endeavors.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Board Structure

Our business and affairs are managed under the direction of our Board, which currently consists of four members. Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Board will stand for election at each annual meeting of stockholders. Each director will hold office for a one-year term and until the election and qualification of his or her successor. The authorized number of directors is set in our bylaws and can be determined from time to time solely by resolution of the Board.

Our Board has designated Matias Goldenhorn, our Chief Executive Officer, to serve as Chairman of the Board. Combining the roles of Chief Executive Officer and Chairman allows one person to drive strategy and agenda setting at the board level while maintaining responsibility for executing on that strategy as Chief Executive Officer. Although our Amended Articles and bylaws do not require that we combine the Chief Executive Officer and Chairman positions, our Board believes that having the positions be combined is the appropriate leadership structure for us at this time. Our Board recognizes that, depending on the circumstances, other leadership models, such as separating the roles of Chief Executive Officer and Chairman, might be appropriate. Accordingly, our board of directors may periodically review its leadership structure. Our Board believes its administration of its risk oversight function has not affected its leadership structure.

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We face a number of risks, including those described under the section titled “Risk Factors” included elsewhere in this prospectus. Our board of directors believes that risk management is an important part of establishing, updating, and executing on the Company’s business strategy. Our Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations and the financial condition and performance of the Company. Our Board focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage, and mitigate those risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company. We have no independent directors as of the date of this prospectus.

Committees of the Board of Directors.

Due to the Company’s size, the Company has not formally designated a nominating committee, an audit committee, a compensation committee or committees performing similar functions. The Board currently acts as our audit committee.

Code of Conduct and Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistleblowing or the prompt reporting of illegal or unethical behavior. We will provide a copy, without charge, to anyone that requests a copy of our Code of Ethics in writing by contacting us at our address provided in this prospectus.

Involvement in Certain Legal Proceedings

Except as otherwise disclosed below in paragraph (a), none of our directors and executive officers has been involved in any of the following events during the past ten years:

(a)	any petition under the federal bankruptcy laws or any state insolvency laws filed by or against, or an appointment of a receiver, fiscal agent or similar officer by a court for the business or property of such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing. Mr. Goldenhorn filed for personal bankruptcy through the filing of a Chapter 7 bankruptcy petition in 2019 and the bankruptcy was discharged in 2020.

(b)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

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(d)	being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e)	being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission to have violated a federal or state securities or commodities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been reversed, suspended, or vacated;

(f)	being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(g)	being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(h)	being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Compensation

Employee directors did not and do not receive any compensation for their services as our directors. We will reimburse directors for their reasonable out-of-pocket expenses, including travel, food, and lodging, incurred in attending meetings of our Board and/or its committees. We do not expect to compensate our employee directors for their service on our board of directors in the future. Independent directors receive a quarterly stipend of $2,500 for their services. We do not have currently any independent directors.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors. The indemnification agreements have been effective since the beginning of the term of each respective director and require us to indemnify these individuals to the fullest extent permitted by Nevada law.

Conflicts of Interest and Policy Regarding Transactions with Related Persons

We do not have a formal, written policy for the review, approval or ratification of transactions between us and any director or executive officer, nominee for director, 5% stockholder or member of the immediate family of any such person that are required to be disclosed under Item 404(a) of Regulation S-K. However, our policy is that any activities, investments or associations of a director or officer that create, or would appear to create, a conflict between the personal interests of such person and our interests must be reviewed by our Board of Directors and determined in accordance with the applicable provisions of Nevada law, and specifically pursuant to Section 78.140 of Nevada Revised Statutes, which provides restrictions on transactions involving interested directors or officers, including requirement of full disclosure of such interest to the Board of Directors, abstention from voting on the matter involving conflict of interest and the determination of the fairness of the transaction.

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Equity Compensation Plans

In October, 2021, the Company’s Board of Directors and its majority shareholders approved the Company’s 2021 Equity Compensation Plan in the amount of 100 million shares of the Company’s common stock. On February 28, 2023, in conjunction with a signed contractor service agreement, the Company issued a Restricted Stock Units Agreement for 2,000,000 shares of common stock under the 2021 Plan.

Shareholder Communications

Shareholders who wish to communicate with the Board may address their written correspondence to either the Board of Directors, or an individual director and mail it to the offices of the Company at the address on the front page of this prospectus.

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Executive Compensation

The following table sets forth, for the fiscal years of 2021 and 2022, information regarding each element of all compensation awarded to, earned by or paid to Matias Goldenhorn, our Chief Executive Officer (since August 4, 2022), Tina Gregory, our Chief Financial Officer (since August 24, 2022), Eric Gravengaard, our former Chief Executive Officer (until August 4, 2022), Edward Weinhaus, our former President (until August 4, 2022) and our former Chief Financial Officer, Parikshat Suri (until May 6, 2022), our named executive officers (collectively, the “Named Executive Officers” or “NEOs”). No other executive officers or directors received annual compensation in excess of $100,000 during the last two fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock	Option	Non-Equity	Nonqualified	All Other	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Matias Goldenhorn (1)	2022	81,111	–	–	–	–	–	–	81,111
Chief Executive Officer	2021	–	–	–	–	–	–	–	–

Tina Gregory (2)	2022	–	–	–	–	–	–	77,000	77,000
Chief Financial Officer	2021	–	–	–	–	–	–	–	–

Eric Gravengaard (3)	2022	150,962	–	–	–	–	–	9,500	160,462
Chief Executive Officer	2021	250,000	50,000	–	–	–	–	–	300,000

Edward Weinhaus (4)	2022	125,000	–	–	–	–	–	21,000	146,000
President	2021	28,646	–	–	–	–	–	115,051	143,697

Parikshat Suri (5)	2021	229,167	50,000	–	–	–	–	60,460	339,627
Chief Financial Officer

(1)	excludes the salary of $133,000 received by Mr. Goldenhorn in fiscal year 2021 as the Director of Latin America for the Company; excludes the salary of $118,889 received by Mr. Goldenhorn in fiscal year 2022 as the Director of Latin America (for the period from January 1, 2022 – August 4, 2022); excludes a bonus in the amount of $300,000 awarded in fiscal year 2021 to Mr. Goldenhorn as the Director of Latin America for the Company, and paid in fiscal year 2022; excludes award of 43,564,230 shares of common stock in fiscal year 2021 to Mr. Goldenhorn as the Director of Latin America which have not been issued; excludes 15,000,000 shares awarded to Mr. Goldenhorn as equity compensation in fiscal year 2022 for his services as the CEO of the Company, which shares have not been issued as of the date of this prospectus. The 15,000,000 shares of common stock have not been included in this Summary Compensation Table because they have not been issued by the Company. The compensation for Mr. Goldenhorn’s services as the Director of Latin America (including equity) is not included in this Summary Compensation Table because such compensation was received prior to his appointment as the Company’s CEO. Mr. Goldenhorn was not the Company’s executive officer prior to his appointment as the Company’s Chief Executive Officer in August of 2022.

(2)	$77,500 was paid to Ms. Gregory for her services as the Company’s Chief Financial Officer (from August 24, 2022 – December 31, 2022) by Escalon Services which employed Ms. Gregory as a financial consultant. Ms. Gregory as the Company’s Chief Financial Officer, became the Company’s employee as of October 1, 2023 pursuant to the terms of the Offer Letter dated as of October 1, 2023.

(3)	includes $9,500 in fees for consulting services to the Company pursuant to the Independent Contractor Agreement by and between the Company and Mr. Gravengaard, dated as of August 8, 2022. The consulting fees in the amount of $14,000 have not been included and remain unpaid by the Company as of the date of this prospectus. Mr. Gravengaard does not currently provide any consulting services to the Company.

(4)	includes $21,000 in fees for consulting services to the Company pursuant to the Independent Contractor Agreement by and between the Company and Control NEW MLSS LLC, a company beneficially owned (99%) by Mr. Weinhaus, dated as of August 16, 2022 and terminated in August 2023. The consulting fees in the amount of $6,000 have not been included and remain unpaid by the Company as of the date of this prospectus.

(5)	excludes $291,119 in accounting and financial consulting fees paid during the period from March, 2020 to February, 2021 (prior to Mr. Suri’s appointment as the Company’s CFO), to Radiant Consulting, LLC, an entity beneficially owned and controlled by Mr. Suri. The compensation for Mr. Suri’s consulting services is not included in this Summary Compensation Table because it was received prior to his appointment as the Company’s CFO.

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Outstanding Equity Awards at 2022 Fiscal-Year End

The following table sets forth information regarding outstanding equity awards at the end of December 31, 2022 for each of our NEOs.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	0	0	0	0	0	0	0	0	0

Employment Contracts, Termination of Employment

We do not have employment contracts with our officers, however, we have signed Offer Letter with our Chief Financial Officer effective as of October 1, 2023, which provides for an annual salary of $250,000, sign up bonus of $10,000, a discretionary annual bonus potential of up to 80% of the base salary, health and transit benefits, vacation time and participation in the Company’s equity compensation plan.

Consulting Agreements with Directors

The Company’s operating subsidiary, Athena Bitcoin, Inc. entered into a Independent Contractor Agreement as of January 1, 2023, with Antonio Valiente, the Company’s director for certain legal services, primarily related to, but not limited to, managing the legal and regulatory requirements for the Company’s global operations as Athena Bitcoin’s Deputy General Counsel. Mr. Valiente receives a monthly compensation of $8,500 for 20 hours of work per week. The Agreement can be terminated at any time by either party.

Carlos Carreno entered into a Consulting Agreement with the Company as of March 15, 2023 to provide certain advisory and consulting compliance services with respect to the Company’s business operations. Mr. Carreno was compensated based on an hourly fee of $200 per hour. The Agreement was terminated in July, 2023 upon Mr. Carreno’s appointment as the Company’s Chief of Staff. There are currently no agreements between Mr. Carreno and the Company.

Compensation of Directors

Our employee directors did not and do not receive any compensation for their services as our directors. We will reimburse directors for their reasonable out-of-pocket expenses, including travel, food, and lodging, incurred in attending meetings of our Board and/or its committees. We do not expect to compensate our employee directors for their service on our board of directors in the future. Independent directors receive a quarterly stipend of $2,500. Mr. Carreno received $5,000 in stipends as of June 30, 2023 for his services as an independent director prior to becoming a consultant of the Company.

Eric Gravengaard agreed to be a personal guarantor (as the Company’s more than 10% shareholder) in connection with the Company’s grant of certain business licenses. Mr. Gravengaard received $10,000 (as of the date of this prospectus) for providing his personal guaranty. Mr. Gravengaard has not received any fees for his services on the Board of Directors of the Company.

Outstanding Equity Awards as of December 31, 2022

As of December 31, 2022, there were no equity awards issued and outstanding pursuant to the Company’s 2021 Equity Compensation Plan.

Prior to the Share Exchange transaction, as defined elsewhere in this prospectus, the Company’s subsidiary had 2016 Stock Option Plan which was terminated in January, 2020. See Note 14 to the Financial Statements.

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Principal Shareholders

The following table sets forth certain information regarding the beneficial ownership of our capital stock outstanding as of the date of this prospectus by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and named executive officers as a group.

The percentage ownership information is based on 4,094,459,545 shares of common stock outstanding as of November 3, 2023. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules attribute beneficial ownership of securities as of a particular date to persons who hold options or warrants to purchase shares of common stock and that are exercisable within 60 days of such date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Athena Bitcoin Global, 800 NW 7th Avenue, Miami, Florida 33136.

Name of Beneficial Owner	Number of shares beneficially owned (1)	Percentage of shares beneficially owned
Directors and Named Executive Officers
MATIAS GOLDENHORN	4,356,423	0.1%
TINA GREGORY	–	–
ERIC GRAVENGAARD (2) (Resigned August 4, 2023)	1,151,484,077	28.16%
EDWARD WEINHAUS (3) (Resigned August 4, 2023)	27,618,811	*
PARIKSHAT SURI (Resigned May 4, 2022)	–	–
Non-Employee Directors
CARLOS CARRENO (Director as of January, 2023; Employee as of August 2022)	–	–
ANTONIO VALIENTE (Director as of January, 2023)	–	–
MICHAEL PRUYN (Resigned June 6, 2023)	–	–
HUAXING LU (Resigned January 3, 2023)	–	–
ESTEBAN SUAREZ (Resigned January 10, 2023)	–	–

5% Stockholders		–
MICHAEL KOMARANSKY (4)	1,771,141,192	40.82%
Entities Affiliated with SWINGBRIDGE (5)	429,494,749	10.50%
All Named Executive Officers and Directors as a Group (6 persons)	1,179,102,888	28.27%

*Less than one percent

___________________

(1)	Based on 4,094,459,545 shares of our common stock outstanding as of June 30, 2023 and as of November 3, 2023. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the common stock outstanding and all shares of our common stock issuable to that person in the event of the conversion of outstanding Convertible Debentures owned by that person which are convertible within 60 days of the date of this prospectus. Convertible Debentures held by other stockholder(s) are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.
(2)	Consists of: (i) 863,960,473 shares of common stock held of record by Eric Gravengaard, as Trustee of the Eric L. Gravengaard Trust of 2011 and (ii) 287,523,604 shares of common stock held of record by Eric Gravengaard and does not reflect the ongoing transfer of 287,523,604 shares of common stock from Mr. Gravengaard to Liberty Digital Holdings, LLC. which has not been completed.
(3)	Consists of: (i) 8,948,426 shares of common stock held of record by Edward Weinhaus; and (ii) 18,670,385 shares of common stock held of record by Liberty Digital Holdings, LLC, an entity beneficially owned and controlled by Mr. Weinhaus.
(4)	Consists of: (i) 1,521,141,192 shares of common stock held of record by Athena Equity LLC, an entity beneficially owned and controlled by Mr. Komaransky; and (ii) includes 250,000,000 shares of common stock issuable upon the conversion of Convertible Debentures in the principal amount of $3,000,000 held of record by KGPLA, LLC, an entity beneficially owned and controlled by Mr. Komaransky. The assumed conversion price is $0.012 per share. See Description of Securities, page 84.
(5)	Consists of: (i) 191,454,966 shares of common stock held of record by Swingbridge Crypto I LLC; (ii) 50,271,880 shares of common stock held of record by Swingbridge Crypto II LLC; (iii) and 187,767,904 shares of common stock held of record by Swingbridge Crypto III LLC. Tom Kerestes is the manager and beneficial owner of Swingbridge Crypto I LLC, Swingbridge Crypto II LLC and Swingbridge Crypto III LLC.

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Certain Relationships and Related Party Transactions

Except as set forth below, there were no transactions during six months ended June 30, 2023 and our fiscal years ended December 31, 2022 and 2021, to which we were a party, including transactions in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this registration statement. We are not otherwise a party to a current related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $140,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

On January 31, 2020, the Company entered into a convertible debenture agreement with KGPLA Holdings LLC, an entity in which Mike Komaransky, the Company’s former director and principal shareholder, has ownership interest. The convertible debenture provided for a principal amount of $3,000,000, with a maturity date of January 31, 2025. Interest as defined by the agreement is 8% per annum. KGPLA Holdings, LLC has the option to convert the outstanding principal and accrued interest balance into common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. The convertible debenture was amended and restated as of May 15, 2023 and became a secured, and not general unsecured, obligation of the Company, on par with the notes issued pursuant to the Senior Secured Loan Agreement entered into as of the same date. As of June 30, 2023, December 31, 2022 and December 31, 2021, the outstanding principal debenture amount of $3,000,000 was presented under related party convertible debt in the consolidated balance sheet.

On January 31, 2020, the Company entered into a security purchase agreement for Convertible Debenture with Swingbridge Crypto III, LLC., a shareholder of the Company. The convertible debenture provided for a principal amount of $125,000, with a maturity date of January 31, 2025. Interest as defined by the agreement is 8% per annum. Swingbridge Crypto III LLC. has the option to convert the outstanding principal and accrued interest balance into common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. As of December 31, 2021 and 2020, the outstanding principal was $125,000. As of February 28, 2022, the principal amount and accrued interest was converted to 10,416,666 shares of the Company’s common stock.

On August 22, 2018, the Company entered into a loan agreement with Mike Komaransky, the Company’s former director and principal shareholder (“Bitcoin Agreement”). Under this Bitcoin Agreement, the Company borrowed 30 bitcoin initially due on August 22, 2019. The borrowing fee as defined in the agreement, is 13.5% of the outstanding principal. On July 12, 2021, Athena Bitcoin and the Company entered into Loan Restructuring and Related Amendments Agreement (the “Restructuring Agreement”) with Mr. Komaransky and Eric Gravengaard, the Company’s former CEO, director and principal shareholder, with respect to the Bitcoin Agreement and certain other agreements. As of the date of the Restructuring Agreement, the Company had still a balance due of approximately 21.6 bitcoin. Pursuant to the terms of the Restructuring Agreement, the Company entered into First Amendment of the Loan Agreement which amended the terms of the Bitcoin Agreement. The new amended terms included the extension of the maturity date to May 31, 2022, mandatory weekly payments of $35,000 in Bitcoin and a grant of first priority security interest in all property described in that certain security agreement entered into at the same time. In addition, the First Amendment to the Loan Agreement provided for conversion of the note into U.S. dollars any time after June 30, 2021, if the market price of one bitcoin equals to or exceeds $75,000.

In November 2018, the Company entered into another agreement with the same former director and principal shareholder, Mike Komaransky. The agreement provides for up to four additional borrowings at 50 bitcoin increments with an initial term of 90 days for each loan. Fees for these borrowings is the greater of 10% of the outstanding principal or 0.4% of total ATM sales. The Company borrowed 50 bitcoins under this agreement in November 2018 and an additional 50 bitcoin in March 2019. The Company repaid these Bitcoin borrowings in the year ended December 31, 2021.

	December 31, 2021	December 31, 2020
Bitcoin borrowed outstanding	0	30

During the year ended December 31, 2021, the Company paid $119,000 of borrowing fees in crypto assets, respectively. See also Note 5 on Page F-19 and Note 5 on Page F-49.

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On August 4, 2022, the Company completed a lending transaction with Mike Komaransky, the Company’s principal shareholder and former director, whereby the Company borrowed $500,000 from Mr. Komaransky pursuant to the terms of a secured promissory note and security agreement. The promissory note has an interest rate of 6% and the repayment of the principal amount and any accrued interest is secured by certain assets of the Company with respect to which Mr. Komaransky holds first priority lien and security interest. The terms of the secured promissory note and the security agreement were subsequently amended by the parties on January 17, 2023. Pursuant to the terms of the amended secured promissory note, the Company agreed to make monthly payments of $50,000 until the maturity date of the secured promissory note, which is on August 31, 2023. As of June 30, 2023, and December 31, 2022, the outstanding principal was $100,000 and $400,000, respectively.

The Company carries a payables balance to Red Leaf Advisors, an entity in which Eric Gravengaard, our former CEO and current director, has controlling interest for previous purchases of crypto assets. The outstanding balance due to Red Leaf Advisors was $407,000 as of June 30, 2023, December 31, 2022 and December 31, 2021, and is recorded in accounts payable, related party in the Consolidated Balance Sheets.

During the period ended June 30, 2023 and December 31, 2022, the Company incurred cash logistics services of $595,000 and $718,000 and ATM conversion cost of $263,000 and $0, respectively, to Swift Trust, LLC and subsequently Move On Security LLC. The current Chief Executive Officer and director of the Company has a 100% interest in Swift Trust, LLC. He also has a 50% interest in Move On Security LLC. As of June 30, 2023 and December 31, 2022 the Company recorded payables to Move On Security LLC, presented as part of Accounts payable, related party in the Condensed Consolidated Balance Sheets of $409,000 and $58,000, respectively.

Investors’ Rights Agreement

In January, 2020, we entered into investors’ rights agreement (the “Investors’ Rights Agreement”) with certain holders of our 8% Convertible Debentures, including KGPLA Holdings, LLC and Swingbridge Crypto III LLC, each holder of the registration rights under the Agreement is a holder of more than 5% of our capital stock. Mr. Komaransky, a beneficial owner of KGPLA Holdings LLC, is also a former member of our board of directors (resigned in May 2022). These stockholders are entitled to rights with respect to the registration of their shares issuable upon the conversion of Convertible Debentures following the effectiveness of the registration statement of which this prospectus forms a part. For a description of these registration rights, see the section titled “Description of Capital Stock—Registration Rights.”

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors. The indemnification agreements, our Amended Articles, and our restated bylaws, require us to indemnify our directors to the fullest extent not prohibited by Nevada law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. See also “Description of Capital Stock” on page 84.

Right of First Refusal and Co-Sale Agreement

In January, 2020, we entered into a Right of First Refusal and Co-Sale Agreement with Eric Gravengaard, the Company’s officer, director and principal shareholder and investors in the Convertible Debentures (the “Investors”) pursuant to which Mr. Gravengaard granted to the Company the right of first refusal to purchase all or any portion of common stock that he proposes to transfer, at the same price and terms as offered to the proposed transferee. Mr. Gravengaard also agreed to grant to the Investors, secondary refusal right to purchase all or any portion of the common stock proposed to be transferred by him that has not been purchased by the Company pursuant to the right of first refusal. See also “Description of Capital Stock” on page 84.

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Use of Proceeds

We will not receive any proceeds from the sale of Common Stock by the selling security holders. All net proceeds from the sale of our Common Stock will go to the selling security holders as described below in the sections entitled “Selling Shareholders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the Common Stock for the selling security holders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors our board of directors deems relevant.

Determination of Offering Price

The prices at which the shares of common stock covered by this prospectus may be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling security holders and buyers of our common stock in private transactions or as otherwise described in the “Plan of Distribution.”

The offering price of the shares of our common stock does not necessarily bear any relationship to market value, our book value, assets, past operating results, financial condition, or any other established criteria of value.

Our common stock is currently quoted on OTC Pink Market. We will be filing with OTC Markets Group, Inc. to obtain quotation on the OTCQB. There is no assurance that our common stock will trade at any certain market price, as prices for the common stock in any public market, which may develop, will be determined in the marketplace, and may be influence by many factors, including the depth and liquidity of that market.

Dilution

Not applicable. The Shares registered under this registration statement are not being offered for purchase from the Company. The shares are being registered on behalf of the Selling Shareholders.

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Selling ShareHolders

The Selling Shareholders named in this prospectus are offering 459,783,937 shares of common stock including: (i) 409,933,937 shares of common stock that were issued by us to the Selling Shareholders in the Share Exchange transaction or were purchased by the Selling Shareholders in private transactions, and (ii) up to 49,850,000 shares of common stock issued or issuable upon exercise of the principal amount of our outstanding 6% Convertible Debentures Due 2023 (the ”Convertible Debentures”) which were issued in connection with a private placement financing in 2021 (the “Private Placement”). We are registering the resale of the shares of common stock underlying the Convertible Debentures as required by the Purchase Agreement, as defined in this prospectus, that we entered into with the Selling Shareholders as of June 22, 2021, which provided said Selling Shareholders with certain registration rights with respect to the common stock issuable upon conversion of the Convertible Debentures. We will not receive any proceeds from the sale of shares being sold by Selling Shareholders.

The Selling Shareholders of 409,933,937 shares of common stock include our affiliates and certain other stockholders with “restricted securities” (as defined in Rule 144 under the Securities Act) and their pledgees, donees, transferees, assignees, or other successors-in-interest who, because of their status as affiliates pursuant to Rule 144 or because they acquired their shares of common stock an affiliate or from us as of January 30, 2020 pursuant to the Share Exchange Agreement, as defined in this prospectus, would be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for an indefinite period since such shares were issued by the Company when it was a “shell company” as defined in the Securities Act, and certain shareholders of the Company who received their shares of common stock in the Company prior to the Share Exchange with Athena Bitcoin, including their pledgees, donees, transferees, assignees, or other successors-in-interest (also, see Sales of Unregistered Securities).

The shares being offered hereby are being registered to permit public secondary trading, and the Selling Shareholders may offer all or part of the shares for resale from time to time, however, they are under no obligation to sell all or any portion of such shares nor are the Selling Shareholders obligated to sell any shares immediately upon effectiveness of this prospectus. The Selling Shareholders and their pledgees, donees, transferees, assignees, or other successors-in-interest may elect to sell their shares common stock covered by this prospectus, as and to the extent they may determine. As such, we will have no input if and when any Selling Shareholders may elect to sell their shares of common stock or the prices at which any such sales may occur. We cannot provide an estimate of the number of our securities that the Selling Stockholders will hold in the future. See the section titled “Plan of Distribution.”

The amount of shares of common stock of each Selling Shareholder registered pursuant to this prospectus has been arbitrarily determined by the Company, and is not subject to any pre-existing agreement(s). The Selling Shareholders have furnished all information with respect to share ownership.

102

The Selling Shareholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus. See the sections titled “Management” and “Certain Relationships and Related Party Transactions” for further information regarding the Selling Shareholders.

			Beneficial Ownership of Common Stock After the Offering
Name of Selling Shareholder	Number of Shares of Common Stock Prior to the Offering (1)	Common Stock Saleable Pursuant to This Prospectus	Number of Shares	Percent of Class (2)
Executive Officers
ERIC GRAVENGAARD (3)	1,151,484,077	14,279,100	1,137,204,977	27.81%
EDWARD WEINHAUS (4)	27,618,811	3,151,300	24,467,511	*
5% Stockholders
MICHAEL KOMARANSKY	1,521,141,192	76,057,000	1,445,084,192	35.34%
Entities Affiliated with SWINGBRIDGE	429,494,749	21,474,737	408,020,012	9.98%
Other Selling Stockholders
JONATHAN MORK (5)	177,751,020	134,557,600	43,193,420	1.06%
MAGELLAN CAPITAL PARTNERS INC	152,200,353	130,725,200	21,475,153	*
JEREMY MORK	16,021,050	13,760,500	2,260,550	*
LINDSAY GARRISON	85,883,774	4,294,000	81,589,774	2.00%
TODD KLEIN	30,422,821	1,521,100	28,901,721	*
LAUREN DELUCA	15,211,410	770,500	14,440,910	*
RYAN SULLIVAN	15,211,410	770,500	14,440,910	*
SHC VENTURES LLC	15,211,410	770,500	14,440,910	*
RICHARD DOERMER	14,547,890	737,300	13,810,590	*
DAN SCHWARTZ	13,338,897	676,800	12,662,097	*
BEN ROSS	5,335,558	266,700	5,068,858	*
NICOLE LOITERSTEIN	5,335,558	266,700	5,068,858	*
KIRKLAND & ELLIS LLP	3,650,745	182,500	3,468,245	*
Current and Former Employees & Contractors
ATHENA BLOCKCHAIN, INC.	12,944,801	1,941,700	11,003,101	*
GILBERT VALENTINE	169,098,926	1,690,900	167,408,026	4.09%
ERIC MATSON	5,103,239	765,400	4,337,839	*
MATIAS GOLDENHÖRN	4,356,423	653,400	3,703,023	*
BRIAN SCHWARTZ	12,446,924	124,400	12,322,524	*
DANTE GALEZZI	622,346	93,300	529,046	*
CHAD DAVIS	622,346	93,300	529,046	*
MICHAEL LEON	622,346	93,300	529,046	*
PATRICK PATTON	248,938	37,300	211,638	*
JOHN BERGQUIST	186,704	28,000	158,704	*
ADAM SAITER	2,074,902	20,700	2,054,202	*
BILL ULIVIERI	124,469	18,600	105,869	*
JENNY BALLIET	124,469	18,600	105,869	*
HERNAN ALVIDE	124,469	18,600	105,869	*
KATRYN DICKOVER	124,469	18,600	105,869	*
VANESSA FLORES	124,469	18,600	105,869	*
MARTIN MELIENDREZ	124,469	18,600	105,869	*
MARTIN WESOLOWSKI	124,469	18,600	105,869	*
SUB TOTAL		409,933,937

103

Purchasers of the 6% Convertible Debenture
Shares to be issued to 6% Convertible Debenture Holders	15,550,000	15,550,000	–	–
QUANTUM PARTNERS, LP	4,313,805	4,313,805	–	–
RYAN MYERS (6)	4,100,000	4,100,000	–	–
TODD KLEIN	2,500,000	2,500,000	–	–
MERCER STREET GLOBAL OPPORTUNITY FUND, LLC	3,500,000	3,500,000	–	–
LAWRENCE SPIELDENNER	2,500,000	2,500,000	–	–
FP AUSTRALIA LLC	1,000,000	1,000,000	–	–
JONATHAN LAMENSDORF	1,000,000	1,000,000	–	–
PAUL KUSAK	1,000,000	1,000,000	–	–
TOI FUND LP	1,000,000	1,000,000	–	–
JOHN CRICK	750,000	750,000	–	–
STEVEN HELLER	750,000	750,000	–	–
CRAIG HERKIMER	500,000	500,000	–	–
JAMES GRANAT	500,000	500,000	–	–
JEFFREY EVERSON	500,000	500,000	–	–
JOHN CAUFFIEL	500,000	500,000	–	–
JOHN SUPERSON	500,000	500,000	–	–
JONATHAN CARSON	500,000	500,000	–	–
MICHAEL O'GRADY	500,000	500,000	–	–
RODOLFO FLORES	500,000	500,000	–	–
2S HOLDINGS LLC	375,000	375,000	–	–
JAMES LYDIARD MEAD	350,000	350,000	–	–
PALINDROME MASTER FUND LP	336,195	336,195	–	–
CAUFFIEL INVESTMENTS, LLC	300,000	300,000	–	–
CORT BARRETT	300,000	300,000	–	–
APRIL A GIVEN	250,000	250,000	–	–
BRANDON S. REIF	250,000	250,000	–	–
BRYAN BLOOM	250,000	250,000	–	–
CHARLES WILDES	250,000	250,000	–	–
DAVID PERL	250,000	250,000	–	–
EDWARD CRIMMINS	250,000	250,000	–	–
ET FAMILY CORP	250,000	250,000	–	–
JARED MACKOUL	250,000	250,000	–	–
JEFFREY GOOCH	250,000	250,000	–	–
JEROME KLINT	250,000	250,000	–	–
JOHN WILLIAM WHITAKER, JR. TRUST	250,000	250,000	–	–
LIMPHAM, LLC	250,000	250,000	–	–
MATHEW THACKER	250,000	250,000	–	–
MBL MANAGEMENT LLC	250,000	250,000	–	–
NICKY GATHRITE	250,000	250,000	–	–
TARA S MAJEED	250,000	250,000	–	–
ANTHONY TEMESVARY	200,000	200,000	–	–
JASON BURSTEIN	200,000	200,000	–	–
JOHN-MARC BERTHOUD	200,000	200,000	–	–
JONATHAN BURSTEIN	200,000	200,000	–	–
ZACH BROYER	200,000	200,000	–	–
QUANT TWO LLC	150,000	150,000	–	–

104

DANIEL KING	125,000	125,000	–	–
CHRIS FAHY	100,000	100,000	–	–
DANIEL TUREK	100,000	100,000	–	–
DANIEL WINOGRAD	100,000	100,000	–	–
IAN SAMUEL	100,000	100,000	–	–
IVANKOVICH FAMILY TRUST	100,000	100,000	–	–
JORDAN POSELL	100,000	100,000	–	–
KYLE CETRULO	100,000	100,000	–	–
MIKE LEON	100,000	100,000	–	–
STEVEN PETERSON	100,000	100,000	–	–
WILLIAM STEWART JONES	50,000	50,000	–	–
SUB TOTAL		49,850,000

* Represents less than 1%

(1)	Based on 4,094,459,545 shares of common stock outstanding as of June 30, 2023 and November 3, 2023. This registration statement covers a maximum of 459,783,937 shares. Assumes that each shareholder will sell all the shares registered in this prospectus.
(2)	This is on a non-diluted basis and reflects only the percentage of the issued and outstanding shares.
(3)	Does not reflect the ongoing transfer of 287,523,604 shares of common stock from Mr. Gravengaard to Liberty Digital Holdings, LLC which as not been completed.
(4)	Consists of: (i) 8,948,426 shares of common stock held of record by Edward Weinhaus; and (ii) 18,670,385 shares of common stock held of record by Liberty Digital Holdings, LLC, an entity beneficially owned and controlled by Mr. Weinhaus. Mr. Weinhaus, the Company’s former President and director, has a beneficial interest in the return on the investment in the Company’s 6% Convertible Debentures made by JJE Management LLC, which is a general partner of TOI Fund L.P. (the “Fund”). Mr. Weinhaus became a minority member of JJE Management LLC in March, 2021 when he provided legal services to said entity. Mr. Weinhaus is not an officer or managing member of JJE Management LLC and had no decision-making authority regarding JJE Management LLC’s investment in the Company’s 6% Convertible Debentures. Should the Convertible Debenture earn only interest, then Mr. Weinhaus will earn 4% of such accrued interest. Should the Convertible Debenture convert to common stock and earn a higher return, Mr. Weinhaus could earn a maximum of 8% of the profits of the Fund’s investment in the Convertible Debenture.
(5)	Consists of: (i) 152,199,975 shares of common stock held of record by Jonathan Mork; and (ii) 25,551,045 shares of common stock held of record by Millennium Group Inc.
(6)	Consists of: (i) 1,000,000 shares of common stock held of record by Ryan Myers; (ii) 2,600,000 shares of common stock held of record by RKVP LLC, an entity beneficially owned and controlled by Mr. Myers; and (iii) 500,000 shares of common stock held of record by Ryan Myers and Kelsey Myers.

To our knowledge, none of the Selling Shareholders is a registered broker-dealer or an affiliate of a broker-dealer.

105

Plan of Distribution

This prospectus relates to the resale of an aggregate of 459,783,937 shares of our common stock, par value $0.001 per share.

The Selling Shareholders may, from time to time, sell any or all of the shares of our common stock covered by this prospectus at a fixed price of $[●] per share, representing the average of the high and low prices as reported on the OTC Markets on [●], 2023. If and when our common stock is regularly quoted on the over-the-counter bulletin board (“OTCBB”), or the OTCQX, or the OTCQB or listed on any national securities exchange or automated interdealer quotation system, the Selling Shareholders may sell all or a portion of their respective shares of common stock covered by this prospectus from time to time at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as may be set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or mark down in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out such short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (however, in such case, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending it to include such successors in interest as Selling Shareholders under this prospectus).

106

The Selling Shareholders might not sell any, or all, of the shares of our common stock offered pursuant to this prospectus. In addition, we cannot assure you that the Selling Shareholders will not transfer the shares of our common stock by other means not described in this prospectus.

The Selling Shareholders and any brokers, dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of our common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the Selling Shareholders may be deemed to be underwriting commissions. If the Selling Shareholders and any brokers, dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of our common stock pursuant to this prospectus are deemed to be an underwriter, the Selling Shareholders and such other participants in the distribution may be subject to certain statutory liabilities and would be subject to the prospectus delivery requirements of the Securities Act in connection with sales of shares of our common stock.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and will inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

107

Legal Matters

Unless otherwise indicated, Law Office of Iwona J. Alami, Newport Beach, California, will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

The consolidated financial statements of Athena Bitcoin Global (issued under its previous name GamePlan, Inc.) and subsidiaries as of June 30, 2023 and the consolidated financial statements of Athena Bitcoin Global (issued under its previous name GamePlan, Inc.) and subsidiaries as of December 31, 2022 and for the year ended December 31, 2021, included in this prospectus and elsewhere in the registration statement have been reviewed (June 30, 2023) and audited (December 31, 2022 and December 31, 2021) by BF Borgers CPA PC, an independent registered public accounting firm, as stated in their report. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Nevada law, our Second Amended and Restated Articles of Incorporation, and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. While we have summarized the material terms of all agreements and exhibits included in the scope of this Registration Statement, for further information regarding the terms and conditions of any exhibit, reference is made to such exhibits. Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of Section 15(d) of the Securities Exchange Act of 1934 and will file periodic reports with the Securities and Exchange Commission, including a Form 10-K for the year ended December 31, 2021 and periodic reports on Form 10-Q during that period. We will make available to our shareholders annual reports containing financial statements audited by our independent auditors and our quarterly reports containing unaudited financial statements for each of the first three quarters of each year; however, we will not send the annual report to our shareholders unless requested by an individual shareholder.

For further information with respect to us and the common stock, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 100 F Street NE, Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission’s Public Reference Section at such addresses. Also, the SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. To request such materials, please contact Matias Goldenhorn, our Chief Executive Officer.

108

CONSOLIDATED FINANCIAL STATEMENTS

Athena Bitcoin Global

Condensed Consolidated Financial Statements (Unaudited)

For the three and six months ended June 30, 2023 and June 30, 2022

Contents

Financial Statements (Unaudited)

Athena Bitcoin Global

For the twelve months ended December 31, 2022 and 2021

F-1

Athena Bitcoin Global

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2023	2022
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$7,817	$2,101
Restricted cash held for customers	562	1,107
Accounts receivable	162	109
Prepaid expenses and other current assets	1,324	1,188
Total current assets	9,865	4,505

Crypto assets held	398	365
Property and equipment, net	5,323	5,839
Right of use asset – operating lease	14,909	2,751
Other noncurrent assets	20	50
Total assets	$30,515	$13,510

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$2,100	$1,531
Accounts payable, related party	816	465
Liability for cash held for customers	562	1,107
Operating lease liabilities, current portion	4,552	786
Income tax payable	493	694
Deferred tax liabilities	158	28
Long-term debt, current portion	529	507
Short-term debt	23	614
Note payable, related party	3,628	490
Convertible debt	1,520	1,520
Other current liabilities	421	396
Total current liabilities	$14,802	$8,138

See accompanying notes.

F-2

Athena Bitcoin Global

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2023	2022
	(in thousands, except number of shares)
Long-term liabilities:
Long-term debt	$339	$610
Operating lease liabilities, net of current portion	10,357	1,965
Convertible debt, related party	3,000	3,000
Total liabilities	28,498	13,713

Commitments and contingencies (Note 14)

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value 5,000,000,000 shares authorized; no shares issued and outstanding as of June 30, 2023 and December 31, 2022	–	–
Common stock, $0.001 par value 10,000,000,000 shares authorized; 4,094,459,545 shares issued and outstanding as of June 30, 2023 and $0.001 par value 4,409,605,000 shares authorized; 4,094,459,545 shares issued and outstanding as of December 31, 2022	4,095	4,095
Loans to employees for options exercised	(1,001)	(993)
Net common stock	3,094	3,102
Additional paid in capital	8,446	8,446
Accumulated deficit	(9,316)	(11,576)
Accumulated other comprehensive loss	(207)	(175)
Total stockholders’ equity (deficit)	2,017	(203)
Total liabilities and stockholders’ equity (deficit)	$30,515	$13,510

See accompanying notes.

F-3

Athena Bitcoin Global

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) – (Unaudited)

	For the three months ended		For the six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	(in thousands, except number of shares)
Revenues	$31,120	$20,620	$54,564	$39,701
Cost of revenues	26,486	18,720	48,021	35,371
Gross profit	4,634	1,900	6,543	4,330

Operating expenses:
Technology and development	128	220	270	423
General and administrative	1,041	1,594	2,049	3,542
Sales and marketing	58	147	198	352
Other operating expense	23	7	41	15
Total operating expenses	1,250	1,968	2,558	4,332

Income (loss) from operations	3,384	(68)	3,985	(2)

Interest expense	110	161	233	362
Fees on virtual vault services	124	16	231	67
Other expense	72	66	93	148
Income (loss) before income taxes	3,078	(311)	3,428	(579)
Income tax expense	889	494	1,166	1,170
Net income (loss)	$2,189	$(805)	$2,262	$(1,749)
Basic (loss) earnings per share	$0.00053	$(0.00020)	$0.00055	$(0.00043)
Diluted (loss) earnings per share	$0.00051	$(0.00020)	$0.00054	$(0.00043)
Weighted average shares outstanding - Basic	4,094,459,545	4,077,207,308	4,094,459,545	4,077,207,308
Weighted average shares outstanding - Diluted	4,484,128,545	4,077,207,308	4,484,128,545	4,077,207,308

Comprehensive income (loss)
Net income (loss)	$2,189	$(805)	$2,262	$(1,749)
Foreign currency translation adjustment	(28)	16	(32)	23
Comprehensive income (loss)	$2,161	$(789)	$2,230	$(1,726)

See accompanying notes.

F-4

Athena Bitcoin Global

Condensed Consolidated Statement of Cash Flows (Unaudited)

	For the six months ended
	June 30, 2023	June 30, 2022
	(in thousands)
Operating activities
Net income (loss)	$2,262	$(1,749)

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	995	723
Impairment of crypto assets held	–	199
Crypto asset payments for expenses	1,423	1,530
Deferred income tax	158	–
Gain on sale of crypto assets	(8,109)	(6,152)
Changes in operating assets and liabilities:
Accounts receivable	(52)	(2,243
Other advances	–	(750
Prepaid expenses and other assets	(12,297)	(1,890)
Customer advances	(498)	6,319
Accounts payable and other liabilities	13,624	2,318
Net cash used in operating activities	(2,494)	(1,695)

Investing activities
Purchase of property and equipment	(470)	(603)
Purchase of crypto assets	(45,147)	(33,267)
Sale of crypto assets	50,996	37,554
Net cash provided by investing activities	5,379	3,684

Financing activities
Proceeds (repayment) of debt, net	2,286	(554)
Net cash provided (used) by financing activities	2,286	(554)

Net increase in cash and cash equivalents	5,171	1,435
Cash, cash equivalents and restricted cash, beginning of period	3,208	4,845
Cash, cash equivalents and restricted cash, end of period	$8,379	$6,280

Cash, cash equivalents, and restricted cash consisted of the following:
Cash and cash equivalents	$7,817	$997
Restricted cash held for customers	562	5,283
Total cash, cash equivalents and restricted cash	$8,379	$6,280

Supplemental disclosure of cash flow information:
Cash paid for interest	$235	$407
Cash paid for taxes	$542	$29

Supplemental schedule of non-cash financing activities:
Leased assets obtained in exchange for operating lease liabilities	$12,158	$603
Conversion of debt for common shares	$–	$3,590
Crypto assets used to buy property and equipment	$29	$121
Crypto asset used for accounts payable	$739	$–

See accompanying notes.

F-5

Athena Bitcoin Global

Consolidated Statement of Stockholders’ Equity (Deficit) - (Unaudited)

	Common Stock		Receivables From Employees For Stock	Additional Paid-in	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Options	Capital	Deficit	Loss	Total
	(in thousands, except number of shares)
Three months ended June 30, 2022
April 1, 2022	4,094,459,545	$4,095	(980)	$8,446	(16,660)	(170)	(5,269)
Net loss	–	–	–	–	(805)	–	(805)
Foreign currency translation adjustment	–	–	–	–	–	16	16
Accrued interest on employee loans	–	–	(4)	–	–	–	(4)
Balance, June 30, 2022	4,094,459,545	$4,095	(984)	$8,446	(17,465)	(154)	(6,062)

Three months ended June 30, 2023
April 1, 2023	4,094,459,545	$4,095	$(997	$8,446	($11,505)	($179)	($140)
Net income	–	–	–	–	2,189	–	2,189
Foreign currency translation adjustment	–	–	–	–	–	(28)	(28)
Accrued interest on employee loans	–	–	(4)	–	–	–	(4)
Balance, June 30, 2023	4,094,459,545	$4,095	(1,001)	$8,446	(9,316)	(207)	$2,017

Six months ended June 30, 2022
January 1, 2022	4,049,392,879	$4,050	(977)	$5,246	(15,716)	(177)	(7,574)
Net loss	–	–	–	–	(1,749)	–	(1,749)
Foreign currency translation adjustment	–	–	–	–	–	23	23
Debt conversions	45,066,666	45	-	3,200	-	-	3,245
Accrued interest on employee loans	–	–	(7)	–	–	–	(7)
Balance, June 30, 2022	4,094,459,545	$4,095	(984)	$8,446	(17,465)	(154)	(6,062)

Six months ended June 30, 2023
January 1, 2023	4,094,459,545	$4,095	$(993)	$8,446	(11,576)	$(175)	$(203)
Net income	–	–	–	–	2,260	–	2,260
Foreign currency translation adjustment	–	–	–	–	–	(32)	(32)
Accrued interest on employee loans	–	–	(8)	–	–	–	(8)
Balance, June 30, 2023	4,094,459,545	$4,095	(1,001)	$8,446	(9,316)	(207)	$2,017

See accompanying notes.

F-6

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

1. Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Athena Bitcoin Global (f.k.a. GamePlan, Inc.), a Nevada corporation, and its wholly owned subsidiary, Athena Bitcoin, Inc., a Delaware corporation (together referred to as “Athena Global” or “the Company”) is a provider of various crypto asset transaction platforms, including the operation of automated teller machines (ATMs) and personalized services (Athena Plus) for the purpose of selling and buying crypto assets, white-label operations and payment services. The Company’s network of Athena Bitcoin ATMs is presently active in twenty-one states and the territory of Puerto Rico in the United States, and 4 countries in Central and South America. The Company places its machines in convenience stores, shopping centers, and other easily accessible locations.

The Company has changed its name to Athena Bitcoin Global from GamePlan, Inc. in a filing with the Secretary of State of the State of Nevada effective as of April 15, 2021.

Athena Bitcoin Global was a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act) immediately before the completion of the transactions described below. Athena Bitcoin Global was incorporated in the state of Nevada in 1991 under the name “GamePlan, Inc.” for the sole purpose of merging with Sunbeam Solar, Inc., a Utah corporation, which merger occurred as of December 31, 1991. The Articles of Merger were filed in the state of Nevada pursuant to which the Company was the surviving entity following the merger. The Company was involved in various businesses, including, gaming and other consulting services, prior to becoming a company seeking acquisitions. The Company filed form 10-SB with the Securities and Exchange Commission in September 1999 thus becoming a reporting company under section 12(g) of the Securities and Exchange Act of 1934. The Company subsequently filed Form 15 in March 2015, terminating its reporting status.

On January 14, 2020, Athena Bitcoin Global (f.k.a. GamePlan, Inc.) entered into a Share Exchange Agreement (the “Agreement”), by and among the Company, Athena Bitcoin, Inc., a Delaware S corporation (“Athena”) founded in 2015, and certain shareholders of Athena Bitcoin, Inc. The Agreement provides for the reorganization of Athena Bitcoin, Inc., with and into Athena Bitcoin Global (f.k.a. GamePlan, Inc.), resulting in Athena Bitcoin, Inc. becoming a wholly owned subsidiary of Athena Bitcoin Global. The agreement is for the exchange of 100% shares of the outstanding Common Stock of Athena Bitcoin, Inc., for 3,593,644,680 shares of Athena Bitcoin Global common stock (an exchange rate of 1,244.69 shares of Athena Bitcoin Global stock for each share of Athena Bitcoin, Inc. stock). The closing of the transaction occurred as of January 30, 2020.

In accordance with ASC 805-10-55-12, because the former shareholders of Athena Bitcoin, Inc. acquired the majority (88%) of the voting rights of the Company and control of the Company’s board of directors and senior management of Athena Bitcoin, Inc. became management of the combined entity, the Company determined that the Share Exchange was a reverse acquisition.

As the Share Exchange is considered a reverse acquisition, in accordance with ASC 805-40-45-2, for financial statement purposes Athena Bitcoin, Inc. is considered the accounting acquiror. Accordingly, the historical financial statements prior to the Share Exchange are those of Athena Bitcoin, Inc., except that the historical equity of Athena Bitcoin Global has been retroactively restated to reflect the number of shares received in the business combination at the exchange rate of 1,244.69 shares of Athena Bitcoin Global common stock for each share of Athena Bitcoin, Inc. common stock. The historical common stock carrying amount has been adjusted to reflect the revised par value of the outstanding stock and the corresponding offset was reflected in the additional paid-in capital. All share and per share information included in these financial statements have been adjusted to reflect the 1,244.69 to 1 share conversion.

In 2018, the Company issued a series of instruments called “Simple Agreements for Future Tokens” (SAFTs) in exchange for investments in cash or crypto assets. The SAFTs entitled holders to receipt of tokens representing equity in the Company under certain pre-defined circumstances. These include a qualified financing event in which the Company raised $15 million or more in a single transaction, a “corporate transaction” (sale of all or substantially all of the Company’s assets), or a dissolution. In connection with the Share Exchange, the SAFT Notes were converted into 1,653,425,404 shares of Athena Bitcoin, Inc. (which were then exchanged for Athena Bitcoin Global common stock). Additionally, warrants to purchase 115,888,490 shares of Athena Bitcoin, Inc.’s common stock were exercised for proceeds of $69,000. These shares were then exchanged for Athena Bitcoin Global common stock). Also, as discussed in Note 12, the Swingbridge notes were converted into 419,078,082 shares of Athena Bitcoin, Inc.’s common stock (which was then exchanged for Athena Bitcoin Global common stock). Lastly, as discussed in Note 11, 157,635,309 shares of Athena Bitcoin, Inc. were issued upon the exercise of stock options (which was then exchanged for Athena Bitcoin Global common stock).

F-7

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

There were 4,079,815,704 shares of Athena Bitcoin Global’s common stock outstanding following the closing date of the transaction. Athena Bitcoin Global subsequently purchased and cancelled 30,442,825 shares.

There were two debt conversions in 2022 of 45,066,666 shares. Refer to Note 11.

Athena Bitcoin Global has 4,094,459,545 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively and authorized capital of 10,000,000,000 and 4,409,605,000 shares as of June 30, 2023 and December 31, 2022, respectively.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Athena Bitcoin Global, Athena Bitcoin, Inc. and its wholly owned subsidiaries, Athena Bitcoin S. de R.L. de C.V., incorporated in Mexico; Athena Holdings Colombia SAS, incorporated in Colombia; Athena Holding Company S.R.L, incorporated in Argentina; Athena Holdings of PR LLC, incorporated in Puerto Rico; Athena Holdings El Salvador, S.A. de C.V., incorporated in El Salvador; and Athena Business Holdings Panama S.A. incorporated in Panama. All intercompany account balances and transactions have been eliminated in consolidation.

Going Concern

The Company has an accumulated deficit of $9,316,000 and negative working capital of $4,937,000 as of June 30, 2023. These conditions and events create an uncertainty about the ability of the Company to continue as a going concern for the next 12 months. The Company has not been able to generate sufficient cash from operating activities to fund its ongoing operations and current liabilities. There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support its operations. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. The ultimate impact of these matters to the Company and its consolidated financial condition is presently unknown.

A summary of the Company’s significant accounting policies is as follows:

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

F-8

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

Use of Estimates

The preparation of the condensed consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and the accompanying notes. Actual results could differ from those estimates. Significant estimates and assumptions made by management are used for, but not limited to, the useful lives of property and equipment and impairment assessment for long-lived assets. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Revenue Recognition

Revenue Recognition

The Company derives its recurring revenues primarily from three sources: (i) sale of crypto assets at Athena Bitcoin ATMs, (ii) customized investor trading services for the sale or purchase of crypto assets through our Athena Plus OTC desk and (iii) white label operations in El Salvador. The Company also generates revenue from ancillary items, such as sale of intellectual property and maintenance of software. The Company adopted ASC 606, Revenue Recognition (“ASC 606”), effective January 1, 2019, using the modified retrospective method. Under ASC 606, Revenue Recognition, the Company recognizes revenue at the point of sale or over time of the service period for these products or services to our customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company determines revenue recognition through the following five steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, we satisfy a performance obligation.

The Company recognizes revenue when performance obligations identified under the terms of contracts with its customers are satisfied.

Judgment is required in determining whether we are the principal or the agent in transactions between customers. We evaluate the presentation of revenue on a gross or net basis based primarily on inventory risk (are we at risk for potentially fluctuations of the crypto asset price) and whether we control the crypto asset provided before it is transferred to the customer or whether we act as an agent by arranging for others to provide the crypto asset to the customer.

The Company enters into contracts that may include multiple performance obligations. The Company identifies the promises in the contract and assigns them to their appropriate performance obligation. These performance obligations may be part of a different revenue source and are listed separately below.

F-9

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

Athena Bitcoin ATM

The Company requires all users of the Athena Bitcoin ATM to agree to ATM Terms & Service. The ATM Terms & Service stipulate the terms and conditions of the transaction. The user, by inserting fiat currency and confirming that they agree to the transaction, is agreeing to the contract that governs the transaction. This contract meets all of the criteria to be a revenue contract under ASC 606.

The Company has a single performance obligation to provide a specific quantity of a crypto asset to the customer’s crypto wallet. We utilize a mark-up for crypto assets sold to the customer. Transactions over $2,000 are not permitted. The Company considers itself the principal in this arrangement, as it controls the crypto asset prior to delivering, incurs inventory risk due to potential fluctuations in the market price of the crypto asset and has discretion in establishing the price of the crypto asset sold in the Athena Bitcoin ATM machine. Therefore, it records the gross cash received from the customer as the transaction price for the performance obligation.

Revenue is recognized at the point in time when the crypto asset is delivered to the customer’s crypto wallet. Delivery to the customer’s crypto wallet is governed by the crypto asset’s blockchain and typically less than an hour.

Athena Plus

The Company requires all users of Athena Plus to agree to Athena Plus Terms & Service. The Athena Plus Terms & Service stipulate the terms and conditions of the transaction. The user, by wiring fiat currencies to the Company’s bank account, is agreeing to the contract that governs the transaction. This contract meets all of the criteria to be a contract under ASC 606.

The Company has a single performance obligation to provide a specific quantity of a crypto asset to the customer’s crypto wallet. We utilize a mark-up for crypto assets sold to the customer. The minimum transaction is $10,000 USD (or equivalent value of local currency). The Company considers itself the principal in this arrangement, as it controls the crypto asset prior to delivering, incurs inventory risk due to potential fluctuations in the market price of the crypto asset and has discretion in establishing the price of the crypto asset sold. Therefore, it records the gross cash received from the customer as the transaction price for the performance obligation. The only exception for this are stable coins, which are considered financial assets. As such, the Company, in accordance with ASC 860-20, will recognize revenue net (markup) for any sale of stable coins.

Revenue is recognized at the point in time when the crypto asset is delivered to the customer’s crypto wallet. Delivery to the customer’s crypto wallet is governed by the crypto asset’s blockchain.

White-label Service

The Company entered into multiple contracts that govern the white-label service with the El Salvadoran government for ATMs located in El Salvador and in the United States. These contracts detail the obligations and rights of both parties, including pricing and meet all of the criteria of a revenue contract under ASC 606. The contracts permit the customer to terminate the contract at any point or to adjust the number of ATMs that are in use without a substantive penalty. This results in each ATM and each service month for the ATM being considered a separate revenue contract per ASC 606.

The Company makes multiple promises to the customer. This includes installation as well as multiple promises for operating the ATMs on behalf of the customer. Installation is a separate performance obligation. This is due to the customer benefitting from the installation, the customer’s ability to utilize a third-party to perform the installation if desired, no significant modification or customization is part of the installation, no significant integration of installation with operating the ATMs and installation does not affect the operating of the ATMs performance obligation (discussed below). This results in installation services being capable of being distinct and distinct in the context of the contract.

F-10

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

Operating the ATMs include multiple promises, including providing the Company owned ATMs, repairs and maintenance as necessary, loading and unloading cash and any other activities that are required to ensure that the ATMs are operating. In 2022, the Company entered a separate contract that require the Company to ensure that the ATMs provide ATM services at least 99% of the time. The Company evaluated these promises to operate the ATMs and determined that the individual promises are not distinct in terms of the contract. While the promise that are in the contract may vary each day, the tasks are activities to fulfill their service to operate the ATMs is a combined output that provides a continuous service to the customer. Each increment of the promised service, which is each day, is distinct in accordance with ASC 606-10-25-19. This is due to the customer benefitting from each increment of service on its own (it is capable of being distinct) and each increment of service is separately identifiable because no day of service significantly modifies or customizes another day of the contract and no day of service significantly affects either the entity's ability to fulfill another day of service or the benefit to the customer of another day of service. Therefore, the days are substantially the same and have the same pattern of transfer. Therefore, this meets the criteria to be considered part of a series and is combined into a single performance obligation for each contract.

Included in the operating the ATM performance obligation is providing Company owned ATMs to the customer. The Company elected the expedient in ASC 842-10-15-42A, which permits the combining the lease and non-lease components together if the lease component has the same timing and pattern of transfer as the non-lease component and the lease component is an operating lease. Both of these conditions are met. Given that that the predominant obligation is the non-lease component (servicing the ATM), the Company, in accordance with ASC 842-10-15-42B, will account for the performance obligation under the terms of ASC 606.

The Company generally charges a fixed fee for installation and a fixed fee each month for operating the ATMs as well as in certain cases (US based ATMs) collecting a .5% transaction fee. The fixed fees collected are allocated to the performance obligations based on an adjusted market assessment approach. The Company generally charges the customer for costs incurred to perform the service, including repairs and cash logistics. The fees for the specific services and the .5% transaction fees are considered variable consideration. The Company is considered the principal, as it controls any third-party good or service before it is transferred to the customer.

The prices for additional services and reimbursement of costs do not meet the definition of a material right, as the services included have separate pricing are not considered an additional good or service but part of the existing contract. These services are considered perfunctory, as they are necessary for the Company to fulfill its performance obligation to operate the machines on behalf of the customer.

For operating the ATM, revenue is recognized straight line over the requisite service period, which is typically one month, for operating the ATM. For installation, revenue is recognized at the point in time when installation is complete. The variable transaction fee is recognized in the month in which it has earned the fee. Variable transaction fees related to reimbursement of costs are recognized in the month in which it has incurred the costs and earned the revenue.

Cost of Revenues

Cost of revenues consists primarily of expenses related to the acquisition of crypto assets (including the costs to purchase crypto assets from users in our ATMs and from third-party exchanges). The Company assigns the costs of crypto assets sold in its revenue transactions on a first-in, first-out basis.

Additionally, cost of revenues includes the costs of operating the ATMs from which some of the crypto assets are sold (including the associated rent expense, related incentives, ATM cash losses, software licensing fees for the ATMs, depreciation, insurance, and utilities), crypto asset impairment and fees paid to service the ATM machines and transport cash to the banks.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

The Company maintains cash balances at various financial institutions. Accounts at these institutions are secured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 per institution. The Company has deposits in excess of the FDIC-insured limit. The Company has not experienced any losses in such accounts and believes that it is not exposed to significant credit risk due to the financial position of the depository institutions or investment vehicles in which those deposits are held. The Company has significant cash in ATM machines, which are insured by a third-party.

F-11

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

Restricted Cash Held for Customers

Restricted cash held for customers consists of money on hand received from white-label customers for replenishment of ATMs.

Accounts Receivable

Accounts receivable is stated at the amount the Company expects to collect. In 2021 the Company adopted ASC 326, Financial Instruments - Credit Losses. This methodology is referred to as the current expected credit loss (CECL) method and replaces the previous incurred loss methodology. The measurement of CECL applies to all financial assets measured at amortized cost, including receivables for revenue. The company recognized no allowance for credit losses for June 30, 2023 and December 31, 2022 respectively utilizing the CECL methodology.

Leases

The Company determines if an arrangement is a lease at inception. The Company classifies its arrangements for ATM retail spaces as an operating leases. The Company does not have any significant arrangements where it is the lessor. The Company elected to separate lease and non-lease components for arrangements where the Company is a lessee. Leases with an initial lease term of 12 months or less are not recorded on the balance sheet. Operating lease expense is recognized on a straight-line basis over the lease term.

Operating lease assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. For purposes of calculating operating lease obligations under the standard, the Company's lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such option. The Company's leases do not contain material residual value guarantees or material restrictive covenants. The discount rate used to measure a lease obligation should be the rate implicit in the lease; however, the Company’s operating leases generally do not provide an implicit rate. Accordingly, the Company uses its incremental borrowing rate at lease commencement to determine the present value of lease payments. The incremental borrowing rate is an entity-specific rate which represents the rate of interest a lessee would pay to borrow on a collateralized basis over a similar term with similar payments. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease.

The operating lease asset also includes any initial direct costs and lease payments made prior to lease commencement and excludes lease incentives incurred.

Concentration of Credit Risk

The Company’s revenues, other than white-label services below, are generated primarily from ATM sales to customers located in the United States and Latin America. As the Company collects all amounts from these customers and holds $0 in accounts receivable from its ATM or over the counter customers, there is no credit risk associated with customer concentration for these customers.

The Company has revenues from white-label services in El Salvador and ancillary sales to customers where it provides services on customary credit terms, typically Net 30 or Net 60. As of June 30, 2023 and December 31, 2022, one customer, Ministerio de Hacienda (Department of Treasury) of El Salvador represents almost the entirety of our total accounts receivable balance.

No single customer is responsible for over 10% of revenue.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Equipment is depreciated over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives of improvements or the term of the related lease. Repairs and maintenance costs are expensed as incurred.

Following are the estimated useful lives by type:

Computer equipment	Three years
ATM equipment	Three years
Office equipment	Six years
Capitalized software	Five years

F-12

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

Capitalized software consists of costs related to the design, coding, testing and documentation of software, as well as salaries and compensation costs for employees, fees paid to third-party consultants who are directly involved in development efforts, and costs incurred for upgrades and enhancements to add functionality of the software. Other costs that do not meet the capitalization criteria are expensed as incurred. The criteria for capitalization include the completion of the preliminary project stage, demonstration of feasibility of the project and the ability to reliably estimate future economic benefits. Capitalized software is subject to periodic impairment tests to ensure that the carrying value of the asset is not overstated. If an impairment is identified, the carrying value of the capitalized software will be reduced to its recoverable amount.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment in accordance with FASB ASC 350-30-30-1 whenever events or changes in circumstances have indicated that an asset may not be recoverable. Management has determined that no impairment of long-lived assets existed as of June 30, 2023 and June 30, 2022 except for impairment of crypto assets held, as discussed below.

Crypto Assets Held

Crypto assets are considered indefinite-lived intangible assets under ASC 350, Intangibles—Goodwill and are initially measured at cost and are not amortized. As intangible assets, the crypto assets held are initially recorded at cost and tested for impairment when evidence of impairment exists. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the crypto asset at the time its fair value is being measured. The Company assigns cost to transactions on a first-in, first-out basis. Gains on such assets are not recorded or recognized until their final disposition. The impairment of crypto assets held are recorded as cost of revenues. For the six months ended June 30, 2023 and June 30, 2022, the Company had impairment charges related to crypto assets held of $0 and $199,000, respectively, which are included in the cost of revenues on the Condensed Consolidated Statement of Operations and Comprehensive Income. For the three months ended June 30, 2023 and June 30, 2022, the Company had impairment charges related to crypto assets held of $0 and $52,000, respectively, which are included in the cost of revenues on the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss).

Expenses Paid in Crypto Assets

The Company enters into agreements with certain vendors and service providers that provide us with the option to settle their invoices in crypto assets. The amount due is fixed and is denominated in USD. There are no payment terms that include conversion options, variable settlement features, or alternative settlement provisions contingent upon future events or market price fluctuations that could potentially give rise to embedded derivatives.

The Company considers the guidance in ASC 350, ASC 606, ASC 610, and ASC 845 when it evaluates the derecognition of its crypto assets paid to vendors in lieu of cash payments. In these transactions, we have been invoiced by a vendor and given the option to pay in USD or crypto assets, typically Bitcoin. The amount of Bitcoin is determined by the market wide and easily determined price in accordance with the guidance of ASC 820, Fair Value Measurement. The Company records as an expense the USD value of the invoice and then considers the above references to determine the proper way to derecognize the intangible long-lived asset used as payment.

We consider the scoping exceptions for each of those topics and conclude that that the scope of 610-20 most closely matched the facts of the transactions. ASC 610-20-15-2 states “nonfinancial assets within the scope of this Subtopic include intangible assets,” which is how the company treats crypto assets.

We evaluated two possibilities to exclude these transactions from the scope ASC 845. The relevant exceptions to the scope of that Topic are as follows:

1.	The transfer of goods or services in a contract with a customer within the scope of ASC Topic 606 in exchange for noncash consideration (ASC 845-10-15-4(j))
2.	The transfer of a nonfinancial asset within the scope of ASC Topic 610-20 in exchange for noncash consideration (ASC 845-10-15-4(k))

For these transactions, our usage of the crypto asset is as a payment instrument to a vendor, therefore our interpretation of (1) above is for ASC 606 not to apply. We interpret (2) above to apply when the Company pays a vendor (who is not a customer) with a crypto asset (nonfinancial asset) in lieu of paying that same vendor with fiat currency (USD). Therefore, we account for the derecognition of the crypto assets, in these transactions, under the guidance of ASC 610-20, Gains and Losses from the Derecognition of Nonfinancial Assets. This is the same guidance as in ASC 350-10-40-1, Transfer or Sale of Intangible Assets.

F-13

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

ASC 610-20-15-2 explicitly states the scope to include intangible assets. We treat crypto assets as intangible assets. We then apply the general principle of ASC 610-32-2 for recognizing the gain or loss for the difference between the amount of goods or services we receive (fair market value, per ASC 820 Level 2) and the cost of acquiring the crypto asset.

We record invoices from vendors in the appropriate expense category, in the correct time period in which services were provided, in USD and for vendors who elect to be paid in crypto assets, we transfer the crypto assets at market value at the time of transfer in line with ASC 820 – Fair Value Measurement. We then recognize as a gain or loss, the difference between the cost of acquiring the crypto asset and its value at the time of transfer to cost of revenues in the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss).

For the six months ended June 30, 2023 and June 30, 2022, the Company had losses related to the derecognition of crypto assets of $14,000 and $27,000, respectively. For the three months ended June 30, 2023 and June 30, 2022, the Company had gains related to the derecognition of crypto assets held of $2,000 and $4,000, respectively.

Foreign Currency

The functional currency of our wholly owned subsidiaries is the currency of the primary economic environment in which the Company operates. Our foreign subsidiaries that utilize foreign currency as their functional currency translate such currency into U.S. dollars using (i) the exchange rate on the balance sheet dates for assets and liabilities, (ii) the average exchange rates prevailing during the period for revenues and expenses, and (iii) historical exchange rates for equity. Translation adjustments are included in comprehensive income in our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

Assets and liabilities of a subsidiary that are denominated in currencies other than the Company’s functional currency are re-measured into the functional currency. Transaction gains and losses related to exchange rate fluctuations on transactions denominated in a currency other than the functional currency of an entity are recorded within the Company’s Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) as a component of other expense (income).

Stock-Based Compensation Expense

The Company accounts for stock-based compensation according to the provisions of ASC 718, Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors, including employee stock options and non-vested stock awards, based on the fair values on the dates they are granted. The Company records the fair value of awards expected to vest as compensation expense on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards, including the options expected term, expected volatility of the underlying stock, risk-free rate, and expected dividends. The expected volatility is based on the average historical volatility of certain comparable publicly traded companies within the Company’s industry. The expected term assumptions are based on the simplified method, due to insufficient historical exercise data and the limited period of time that the Company’s equity securities have been available for issuance. The risk-free interest rates are based on the U.S. Treasury yield in effect at the time of grant. The Company does not expect to pay dividends on common stock in the foreseeable future; therefore, it estimated the dividend yield to be 0%.

Technology and Development

Technology and development include non-capitalized costs incurred in operating, maintaining the Company’s network, website hosting, and technology infrastructure.

Treasury Stock

Treasury stock purchases are accounted for under the cost method, whereby the entire cost of the acquired stock is recorded as treasury stock. Upon retirement of treasury shares, amounts in excess of par are value are charged to accumulated deficit.

Cash loans through a non-recourse note for the purpose of exercising options are considered to be a repurchase of shares previously held by the grantee and are treated like Treasury Stock.

F-14

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

Warrants to Purchase Common Shares

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in the ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). Management’s assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period-end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, they are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, they are recorded at their initial fair value on the date of issuance and subject to remeasurement each balance sheet date with changes in the estimated fair value of the warrants to be recognized as a non-cash gain or loss in the statement of operations.

Income Taxes

Income taxes are accounted for under an asset and liability approach. This process involves calculating the temporary and permanent differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences result in deferred tax assets and liabilities, which would be recorded on the Balance Sheet in accordance with ASC 740, which established financial accounting and reporting standards for the effect of income taxes. The likelihood that its deferred tax assets will be recovered from future taxable income must be assessed and, to the extent that recovery is not likely, a valuation allowance is established. Changes in the valuation allowance in a period are recorded through the income tax provision in the condensed consolidated Statements of Operations.

The Company adopted ASC 740-10-30 on January 1, 2020. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an entity’s condensed consolidated financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740-10, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740-10 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As a result of the implementation of ASC 740-10, the Company does not have a liability for unrecognized income tax benefits.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a global condensed consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. While the Company does have revenue from multiple products and geographies, no measures of profitability by product or geography are available, so discrete financial information is not available for each such component. As such, the Company has determined that it operates as one operating segment and one reportable segment.

Earnings (Loss) per share

Basic Earnings (loss) per share is calculated by dividing net income (loss) by the number of weighted average common shares outstanding for the applicable period. Diluted Earnings (loss) per share is calculated by dividing net income (loss) available to common stockholders by the weighted average shares outstanding. Potentially dilutive shares, which are based on the weighted average shares of common stock underlying outstanding stock-based awards, warrants and convertible senior notes using the treasury stock method or the if-converted method, as applicable, are included when calculating diluted net income per share of common stock attributable to common stockholders when their effect is dilutive.

F-15

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

Recently Adopted Accounting Pronouncements

On March 31, 2022, the SEC issued Staff Accounting Bulletin No. 121 (“SAB 121”). SAB 121 sets out interpretive guidance from the staff of the SEC regarding the accounting for obligations to safeguard crypto assets that an entity holds for its platform users. The guidance requires an entity to recognize a liability for the obligation to safeguard the users’ assets, and recognize an associated asset for the crypto assets held for users. Both the liability and asset should be measured initially and subsequently at the fair value of the crypto assets being safeguarded. The guidance also requires additional disclosures related to the nature and amount of crypto assets that the entity is responsible for holding for its platform users, with separate disclosure for each significant crypto asset, and the vulnerabilities the entity has due to any concentration in such activities. The guidance in SAB 121 is effective for interim or annual periods ending after June 15, 2022, with retrospective application as of the beginning of the fiscal year to which the interim or annual period relates. For financial statements, the SAB 121 requires companies to include clear disclosure of the nature and amount of crypto-assets a company is responsible for holding for its platform users, with separate disclosure for each material crypto-asset, and the vulnerabilities of a business as a result of any concentration in those activities. Because crypto-asset protection liabilities and corresponding assets are measured at the fair value of the crypto-assets held for users of its platform, the Company is required to include information about fair value measurements.

The Company has adopted this guidance for the presentation of its financial statements for the period ending June 30, 2023. There was no material effect in adopting this guidance.

2. Fair Value Measurements

ASC 820, Fair Value Measurement, establishes a three-level valuation hierarchy for disclosure of fair value measurements. Under the FASB’s authoritative guidance on fair value measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods, including the market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1:	Quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.
Level 2:	Observable inputs other than Level 1, including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.
Level 3:	Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for nonbinding single-dealer quotes not corroborated by observable market data.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. This policy requires review and approval of models, and periodic re-assessments of models to ensure that they are continuing to perform as designed. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed, and any material exposures are escalated through a management review process.

F-16

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. To the extent that the valuation method is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. The degree of judgment exercised in determining fair value is greatest for the financial instruments categorized in Level 3.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

Non-Financial Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis (such as goodwill, property and equipment, and crypto assets held); that is, the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment).

3. Revenue

The table below presents revenue of the Company disaggregated by revenue source for the following periods.

	For the three months ended		For the six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	(in thousands)
Athena ATMs	$28,831	$13,280	$40,417	$25,989
Athena plus	1,006	6,267	11,585	11,565
White-label	1,265	1,051	2,525	2,098
Ancillary and other	18	22	37	49
	$31,120	$20,620	$54,564	$39,701

F-17

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

Revenue disaggregated by geography based on sales location for the period below are as follows.

	For the three months ended		For the six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	(in thousands)
Revenue
United States	$29,809	$17,741	$51,572	$33,449
El Salvador	1,222	2,790	2,811	6,083
International	89	89	181	169
	$31,120	$20,620	$54,564	$39,701

Contracts with government of El Salvador

In the third quarter of 2021, the Company installed and began operating 200 white-labeled Bitcoin ATMs in El Salvador, 10 white-labeled Bitcoin ATMs at El Salvador consulates in the U.S., 45 white-labeled Bitcoin ATMs in other U.S. locations and sold 950 point-of-sale (POS) terminals for local businesses in El Salvador to process transactions with Bitcoin to Ministerio de Hacienda (Department of Treasury) of El Salvador (“GOES”). Additionally, we contracted to sell intellectual property in software, develop, and maintain a Bitcoin platform designed to support a GOES branded digital wallet.

From time to time, the Company receives money from GOES to facilitate replenishment of cash in the ATMs that we provide and operate for them. As of June 30, 2023 and December 31, 2022, the cash received as advances from GOES was $55,000 and $1,107,000, respectively, presented as part of Restricted held for customers on the Condensed Consolidated Balance Sheet. A corresponding liability to repay GOES for the advances is reflected within Liability for cash held for customers on the Condensed Consolidated Balance Sheet.

On October 5, 2022, the Company completed contract negotiations with Chivo, Sociedad Anónima de Capital Variable, a wholly owned private company of the Government of El Salvador ("CHIVO") in which both parties signed a Master Services Agreement (MSA) and a Service Level Agreement (SLA) replacing the existing Master Services Agreement, Contracts and Athena Service Addendums 1 and 2 with the Department of Treasury of El Salvador with an effective date of July 1, 2022. The services, performance obligations, pricing and terms continue the services, performance obligations, pricing and terms outlined in the original Master Services Agreement, Contracts and Addendums through July 30, 2024, in line with the original MSA, Contracts and Addendums. In conjunction with the new MSA and SLA, the Company and CHIVO completed a financial settlement agreement secured by certain assets to reconcile reporting, finalize balances owed between the parties and conclude the original MSA, Contracts and Addendums between the Company and the Department of Treasury of El Salvador.

F-18

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

4. Accounts Receivable

Accounts receivable, net of allowance consist of the following as of June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
	(in thousands)
White-label fee receivable	$118	$85
Others	44	24
	$162	$109

5. Crypto Assets Held

The Company held the following crypto assets as of June 30, 2023 and December 31, 2022.

	June 30, 2023			December 31, 2022
	Qty (1)	Average Rate	Amount (thousands)	Qty (1)	Average Rate	Amount (thousands)

Bitcoin	12	$30,477	$375	16	$18,069	$290
Litecoin	–	–	–	125	66	8
Ethereum	–	–	–	17	1,130	19
Bitcoin cash	–	–	–	26	97	2
Tether	22,580	1	23	45,502	1	46
			$398			$365

(1) Rounded off to the nearest whole number

F-19

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

The table below shows the roll-forward of quantity and costs (in thousands of dollars) of various crypto assets traded by the Company.

	Bitcoin		All Others (2)
	Qty	Cost	Cost

Six months ended
January 1, 2022	17	$796	$46
Purchases	835	28,829	4,438
Cost of sales	(778)	(27,254)	(4,148)
Crypto assets used for expenses	(43)	(1,530)	–
Crypto assets used for capital expenditure	(3)	(121)	–
Impairment	–	(124)	(75)
Change in bitcoin held on behalf of certain customers	(4)	(119)	–
June 30, 2022 (1)	24	$477	$261

Three months ended
April 1, 2023
Purchases
Cost of sales
Crypto assets used for expenses
Crypto assets used for capital expenditure
Impairment
Change in bitcoin held on behalf of certain customers
June 30, 2023 (1)

Six months ended
January 1, 2023	16	$290	$75
Purchases	1,873	42,511	2,636
Cost of sales	(1,827)	(40,938)	(1,949)
Crypto assets used for expenses	(48)	(1,423)	–
Crypto assets used for capital expenditure	(1)	(29)	–
Crypto assets used for other payments	–	–	(739)
Change in bitcoin held on behalf of certain customers	(1)	(36)	–
June 30, 2023 (1)	12	$375	$23

(1) Rounded off to the nearest whole number

(2) All others include Bitcoin Cash, Bitcoin SV, Ethereum, Litecoin, and Tether

F-20

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

6. Property and Equipment

Property and equipment consist of the following as of June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
	(in thousands)
ATM equipment	$5,336	$4,923
Computer equipment	111	111
Office equipment	22	22
Capitalized software	3,864	3,811
	9,333	8,867
Less accumulated depreciation and amortization	4,010	3,028
	$5,323	$5,839

Depreciation expense for the three months ended June 30, 2023 and 2022 was $323,000 and $302,000 respectively. Depreciation expense for the six months ended June 30, 2023 and 2022 was $648,000 and $681,000 respectively. Amortization expense for the three months ended June 30, 2023 and 2022 was $169,000 and $0 respectively. Amortization expense for the six months ended June 30, 2023 and 2022 was $334,000 and $0 respectively.

The Company entered into a non-binding Letter of Intent with Arley Lozano, a principal beneficial owner of Vakano Industries and XPay, both Colombian entities (collectively, “XPay”), for the purchase and sale of certain assets of XPay, primarily intellectual property assets, including the XPay Wallet (the precursor to the Chivo Wallet) and XPay POS software, to the Company. In September 2021, Lozano and the Company entered into a letter of intent to acquire assets of XPay which include certain technologies, ATMs, point-of-sale terminals in El Salvador, X-Pay POS system and other assets. The Company never entered into final agreements contemplated in the letter of intent.

On December 21, 2022, the Company sent formal notice to Xpay canceling the non-binding letter of intent for the proposed transaction between the parties and confirming that the $1,595,000 paid to date and presented in previous periods under other advances in the Condensed Consolidated Balance Sheets represented payment in full for certain software, code and technology developments. The cost of the software is included in capitalized software as of June 30, 2023 and December 31, 2022. and is being amortized over five years.

The table below presents property and equipment by geography.

	June 30, 2023	December 31, 2022
	(in thousands)
United States	$3,909	$4,167
El Salvador	1,414	1,672
	$5,323	$5,839

7. Operating Leases

Lease liabilities as of consist of the following:

	June 30, 2023	December 31, 2022
	(in thousands)
Current portion of lease liabilities	$4,552	$786
Long term lease liabilities, net of current portion	10,357	1,965
Total lease liabilities	$14,909	$2,751

F-21

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

The Company classifies its facilities it right of use arrangements for ATM retail spaces under operating leases. The Company does not have any significant arrangements where it is the lessor. The Company does not separate lease and non-lease components for arrangements where the Company is a lessee. Leases with an initial lease term of 12 months or less are not recorded on the balance sheet. The Company determines if an arrangement contains a lease at inception. Operating lease expense is recognized on a straight-line basis over the lease term.

Operating lease assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. For purposes of calculating operating lease obligations under the standard, the Company's lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such option. The Company's leases do not contain material residual value guarantees or material restrictive covenants. The discount rate used to measure a lease obligation should be the rate implicit in the lease; however, the Company’s operating leases generally do not provide an implicit rate. Accordingly, the Company uses its incremental borrowing rate at lease commencement to determine the present value of lease payments. The incremental borrowing rate is an entity-specific rate which represents the rate of interest a lessee would pay to borrow on a collateralized basis over a similar term with similar payments. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease.

The operating lease asset also includes any initial direct costs and lease payments made prior to lease commencement and excludes lease incentives incurred.

8. Prepaid Expenses and Other Assets

Prepaid expenses and other current assets consist of the following as of June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
	(in thousands)
Prepaid expenses and other current assets:
Prepaid expenses	$196	$358
Prepaid foreign taxes	105	124
Supplier advances	1,000	680
Others	23	26
	$1,324	$1,188

F-22

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

9. Accounts Payable, Accrued Expenses and Other Liabilities

Accounts payable and accrued expenses, and other current liabilities consist of the following as of June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
	(in thousands)
Accounts payable and accrued expenses:
Accounts payable	$1,954	$1,401
Accrued expenses	63	45
Interest payable	83	85
	$2,100	$1,531
Other current liabilities:
Payroll liabilities	$56	$39
Foreign local taxes payable	210	184
Uncertain tax position	110	106
Other payable	45	67
	$421	$396

10. Debt

Related Party

In 2017, the Company entered into several subordinated note agreements with shareholders of the Company’s common stock. The notes had a principal amount of $117,000 with maturity dates in 2021 and 2022. Interest as defined in the notes is 12% per annum. As of June 30, 2023, and December 31, 2022, the outstanding principal was $90,000.

On August 4, 2022, the Company completed a lending transaction with Mike Komaransky, the Company’s principal shareholder and former director, whereby the Company borrowed $500,000 from Mr. Komaransky pursuant to the terms of a secured promissory note and security agreement. The promissory note has an interest rate of 6% and the repayment of the principal amount and any accrued interest is secured by certain assets of the Company with respect to which Mr. Komaransky holds first priority lien and security interest. The terms of the secured promissory note and the security agreement were subsequently amended by the parties on January 17, 2023. Pursuant to the terms of the amended secured promissory note, the Company agreed to make monthly payments of $50,000 until the maturity date of the secured promissory note, which is on August 31, 2023. As of June 30, 2023, and December 31, 2022, the outstanding principal was $100,000 and $400,000, respectively.

As of May 15, 2023, the Company entered into a certain Senior Secured Loan Agreement, as amended (the “Loan Agreement”) and Senior Secured Revolving Credit Promissory Note (the “Revolving Credit Note”) with KGPLA Holdings LLC (“KGPLA”), an entity in which Mike Komaransky, a former director and principal shareholder of the Company has a controlling interest. The Revolving Credit Note allows the Company to borrow up to $4,000,000 for the operations of its New Bitcoin ATM Machines, as defined in the Loan Agreement, with a maturity date of May 15, 2024. Fees for these borrowings are calculated based on a percentage of the gross daily receipts generated from these machines and are recorded as part of Cost of Revenue in the Condensed Consolidated Income Statement. As of June 30, 2023 the outstanding principal of the Revolving Credit Note was $3,500,000. In connection with the above loan transaction and issuance of Revolving Credit Note, the Company granted KGPLA a first priority lien and security interest in and to all of the Company’s assets, except for property previously pledged to Banco Hipotecario, and with respect to such assets, the Company granted the Lender a second priority lien.

Remainder of 2023	$100
2024	3,590
Total related party debt payments	$3,690

F-23

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

Third Party

On May 30, 2017, the Company entered into a senior note agreement with Consolidated Trading Futures, LLC. The note provided for a principal amount of $1,490,000 secured against the Company’s cash in machines and held by service providers. Interest as defined in the note as 15% per annum with a maturity date of May 31, 2022. During the second quarter of 2022, the maturity date was extended to May 31, 2023 pursuant to a joint agreement. The Company agreed to make a one-time payment in the amount of $200,000 and weekly payments in the amount of $25,000 towards the reduction of the principal amount of the loan. As of June 30, 2023, and December 31, 2022, the outstanding principal was $0 and $565,000, respectively.

On August 1, 2018, the Company entered into a promissory note with LoanMe, Inc. The promissory note provided for a principal amount of $100,000, with a final maturity date of August 1, 2028, with equal monthly installment payments of $2,000. Interest as defined in the promissory note is 24% per annum. As of June 30, 2023, and December 31, 2022, the outstanding principal was $76,000 and $80,000, respectively.

On September 22, 2021, the Company entered into a borrowing arrangement with Banco Hipotecario secured against the Company’s assets in El Salvador. The promissory note provided for a principal amount of $1,500,000, with a final maturity date of 36 months after disbursal with equal monthly installment payments of $49,108 with a moratorium of 2 months. Interest as defined in the loan arrangement is 7.5% per annum. As of June 30, 2023, and December 31, 2022, the outstanding principal was $792,000 and $1,037,000, respectively.

On December 10, 2022, the Company entered into a financing agreement for $49,000 with Capital Premium Financing, Inc. to pay the insurance premium on its commercial liability insurance with an annual percentage rate of 17.65% per annum repayable in nine monthly installments beginning February 1, 2023. As of June 30, 2023, and December 31, 2022, the outstanding principal was $23,000 and $49,000, respectively.

For third-party Debt, the principal payments due as of June 30, 2023 are as follows (in thousands):

Remainder of 2023	$370
2024	458
2025	12
2026	16
2027	20
Thereafter	15
Total third-party debt payments	$891

Deferred financing costs are amortized using the effective interest method. Deferred financing for the three months ended June 30, 2023 and 2022 was $12,000 and $0 respectively and $12,000 and $0, respectively for the six months ended June 30, 2023 and 2022. Deferred financing costs had a carrying value of $62,000 on June 30, 2023 and December 31, 2022. These discounts are recorded as a reduction of debt on the Condensed Consolidated Balance Sheets.

11. Convertible debt

Related Party

On January 31, 2020, the Company entered into a convertible debenture agreement with KGPLA LLC, an entity in which Mike Komaransky, a former director and principal shareholder of the Company has controlling interest. The convertible debenture provided for a principal amount of $3,000,000, with a maturity date of January 31, 2025. Interest as defined by the agreement is 8% per annum. KGPLA, LLC has the option to convert the outstanding principal and accrued interest balance into common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. The convertible debenture was amended and restated as of May 15, 2023 and became a secured, and not general unsecured, obligation of the Company, on par with the notes issued pursuant to the Senior Secured Loan Agreement entered into as of the same date. As of June 30, 2023 and December 31, 2022, the outstanding principal debenture amount of $3,000,000 was presented under convertible debt, related party in the Condensed Consolidated Balance Sheets.

F-24

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

Third Party

On January 31, 2020, the Company entered into a convertible debenture agreement with Swingbridge Crypto III, LLC. The convertible debenture provided for a principal amount of $125,000, with a maturity date of January 31, 2025. Interest as defined by the agreement is 8% per annum. On August 26, 2021, Swingbridge Crypto III, LLC gave notice to convert the outstanding principal of $125,000 as per the terms of the debentures since the Company secured major financing consequent to issuance of 6% Convertible Debentures as described below. This amount is included in Shares to be issued in the Condensed Consolidated Statement of Stockholders’ Deficit as at December 31, 2021. The Company issued 10,416,666 shares to convert the outstanding principal on February 18, 2022. This debt conversion is included in the increase of common stock in the Condensed Consolidated Statement of Stockholders’ Equity (Deficit) for the six months ended June 30, 2022.

On June 22, 2021 the Company authorized the issuance and sale of up to $5,000,000 in aggregate principal amount of Convertible Debentures. The convertible debentures (i) are unsecured, (ii) bear interest at the rate of 6% per annum, and (iii) are due two years from the date of issuance. The convertible debentures are convertible at any time at the option of the investor into shares of the Company’s common stock that is determined by dividing the amount to be converted by the lesser of (i) $0.10 per share or (ii) 25% less than the twenty trading day (20-trading day) volume weighted average price (“VWAP”) of the common stock-based on the trades reported by the OTC Pink Market operated by the OTC Markets Group, Inc. As of December 31, 2021, the Company received an amount of $4,985,000 toward subscription against this issue.

On March 31, 2022 additional debenture holders exercised their right and gave an irrevocable notice to convert $3,245,000 of the convertible debt. The Company issued a total of 34,650,000,000 shares to convert the outstanding principal for the period ended June 30, 2022. This debt conversion is included in the increase of common stock in the Condensed Consolidated Statement of Stockholders’ Equity (Deficit) for the six months ended June 30, 2022. The outstanding amount of the convertible debt is $1,520,000 as of June 30, 2023 and December 31, 2022.

Maturities on the Company’s convertible debt are as follows:

Remainder of 2023	$1,520
2024	–
2025	3,000
Total convertible debt payments	$4,520

12. Fair Value Measurements

The following table sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities measured and recorded at fair value on a recurring basis (in thousands):

	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$7,817	$–	$–	$7,817	$2,101	$–	$–	$2,101
Restricted cash – cash held for customers	562	–	–	562	1,107	–	–	1,107
Crypto assets held	–	–	–	–	–	59	–	59
	$8,379	$–	$–	$8,379	$3,208	$59	$–	$3,267

Liabilities
Crypto asset borrowings	$–	$–	$–	$–	$–	$59	$–	$59
	$–	$–	$–	$–	$–	$59	$–	$59

The Company did not make any transfers between the levels of the fair value hierarchy during the six months ended June 30, 2023 and year ended December 31, 2022.

Non-recurring Assets and Liabilities Measured and Recorded at Fair Value

The Company’s non-financial assets, such as goodwill, intangible assets, property and equipment, and crypto assets held are adjusted to fair value when an impairment charge is recognized. Such fair value measurements are based predominately on Level 3 inputs. Fair value of crypto assets held are predominantly based on Level 2 inputs.

F-25

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

13. Stock-Based Compensation

Stock Option Plan

The Company previously had a 2016 Equity Incentive Plan (the 2016 Plan) which was terminated in January 2020. As of June 30, 2023 and December 31, 2022, there were no options outstanding under the plan.

The Company’s Board of Directors and majority shareholders approved the 2021 Equity Compensation Plan (the 2021 Plan) effective October 15, 2021. On February 28, 2023, in conjunction with a signed contractor service agreement, the Company issued a Restricted Stock Units Agreement for 2,000,000 shares of common stock under the 2021 Plan.

14. Commitments and Contingencies

The Company, from time to time, might have claims against it incidental to the Company’s business including but not limited to tax demands and penalties. While the outcome of any of these matters cannot be predicted with certainty, management does not believe that the outcome will have a material adverse effect on the accompanying Condensed Consolidated Financial Statements.

15. General and Administrative Expenses

General and administrative expenses consisted of the following.

	For the three months ended		For the six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	(in thousands)
Salaries and benefits	$547	$1,017	$1,102	$2,024
General and administrative expenses	421	464	807	1,301
Travel	43	74	89	153
Rent	30	39	51	64
	$1,041	$1,594	$2,049	$3,542

16. Sales and Marketing

Sales and marketing expenses consisted of the following.

	For the three months ended		For the six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	(in thousands)
Salaries and benefits	$31	$111	$144	$247
Advertising	27	34	37	86
Other selling and marketing	–	2	17	19
	$58	$147	$198	$352

F-26

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

17. Employee Loans

In January 2020, the Company allowed its employees with vested stock options to exercise with the use of a non-recourse loan agreement. These loan agreements have a maturity date of 48 months from the date of exercise and carries an interest rate of 1.69%. As of June 30, 2023, and December 31, 2022, the outstanding balance due from employees was $1,001,000 and $993,000, respectively.

18. Warrants

In 2017 Athena Bitcoin, Inc. issued warrants to purchase 202,350 shares of Athena Bitcoin, Inc.’s common stock for $14,005. The warrants provide for a right to purchase common stock in Athena Bitcoin, Inc., priced at $2.00 to $3.00 per share, at an average exercise price of $2.49 per share. The warrants were classified as equity. In January 2020, warrants to purchase 102,350 shares of Athena Bitcoin, Inc. common stock at an average exercise price of $2.00 per share were exercised.

The unexercised warrants to purchase 100,000 shares of Athena Bitcoin, Inc. common stock, at an exercise price of $3 per share, remain outstanding as of June 30, 2023 and December 31, 2022. The warrants will expire on May 30, 2025.

19. Related Party

Aside from the transactions discussed in other notes to these financial statements, the Company continues to carry a payables balance to Red Leaf Opportunities Fund LP, an entity in which the Chief Executive Officer has a controlling interest in the General Partner, Red Leaf Advisors LLC, for previous purchases of crypto assets. The outstanding balance due to Red Leaf Opportunities Fund LP as of June 30, 2023 and December 31, 2022 was $407,000, and is recorded in accounts payable, related party in the Condensed Consolidated Balance Sheets.

During the period ended June 30, 2023 and December 31, 2022 Company incurred cash logistics services of $595,000 and $718,000 and ATM conversion cost of $263,000 and $0, respectively, to Swift Trust, LLC and subsequently Move On Security LLC. The current Chief Executive Officer and director of the Company has a controlling interest in Swift Trust, LLC. He is a non-controlling partner of Move On Security LLC. The Company recorded payables to Move On Security LLC, presented as part of accounts payable, related party in the Condensed Consolidated Balance Sheets of $409,000 and $58,000 as of June 30, 2023 and December 31, 2022, respectively.

20. Fees on Virtual Vault Services

Virtual Vault is a term used in the Armored Car and Cash Transport industry to define a service provided by armored car services for assets considered property of the bank when the bank does not have a physical vault or location in a given state or location. The Fees for virtual vault services included in our income statement are for a currency availability service provided to the Company by its bank for making funds held in a virtual vault immediately available to the Company. Neither the term nor the service is related to virtual currency or crypto assets.

Fees on virtual vault services for the three months ended June 30, 2023 and June 30, 2022 was $124,000 and $16,00, respectively, and for the six months ended June 30, 2023 and June 30, 2022 was $231,000 and $67,000, respectively.

F-27

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

21. Income Taxes

The Company’s effective tax rate (“ETR”) for the three months ended June 30, 2023 and 2022 was 28.87% and (158.47)%, respectively. The Company’s effective tax rate (“ETR”) for the six months ended June 30, 2023 and 2022 was 34.59% and (201.94)% respectively. The ETR of (252.48%) for the three months ended March 31, 2022 was lower than the U.S. statutory rate of 21.0% due to (i) income tax effect of 28.87% for the three months ended June 30, 2023 and 34.59% for the six months ended June 30, 2023 was higher than the U.S. statutory rate of 21.0% due to due to the valuation allowance on domestic and foreign deferred tax assets, and foreign withholding taxes.

22. Net Earnings (Loss) Per Share

The computation of net loss per share is as follows:

	For the three months ended		For the six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	(in thousands, except per share amounts)
Basic net loss per share:
Numerator
Net income (loss)	$2,189	$(805)	$2,262	$(1,749)
Denominator
Weighted-average shares of common stock used to compute net loss per share attributable to common stockholders, basic	4,094,459,545	4,077,207,308	4,094,459,545	4,077,207,308
Net income (loss) per share attributable to common stockholders, basic	$0.00053	$(0.00020)	$0.00055	$(0.00043)
Diluted net loss per share:
Numerator
Net income (loss), basic	$2,189	$(805)	$2,262	$(1,749)
Add: Interest expense on convertible debt	83	–	164	$–
Net income (loss), diluted	$2,272	$(805)	$2,426	$(1,749)
Denominator
Weighted-average shares of common stock used to compute net loss per share attributable to common stockholders, basic	4,094,459,545	4,077,207,308	4,094,459,545	4,077,207,308
Weighted-average effect of potentially dilutive securities: convertible debt	265,200,000	–	265,200,000	–
Unexercised warrants	124,469,000	–	124,469,000	–
Weighted-average shares of common stock used to compute net loss per share attributable to common stockholders, diluted	4,484,128,545	4,077,207,308	4,484,128,545	4,077,207,308
Net loss per share attributable to common stockholders, diluted	$0.00051	$(0.00020)	$0.00054	$(0.00043)

F-28

Athena Bitcoin Global

Notes to Unaudited Condensed Consolidated Financial Statements

Potential common shares related to the Company’s convertible debt of 265,200,000 and unexercised warrants of 124,469,000 for the three and six months ended June 30, 2022 were excluded in the calculation of diluted shares outstanding as the effect would have been anti-dilutive.

23. Legal Proceedings

On September 8, 2022, Athena Bitcoin, Inc. (“Athena” or the “Company”) received from the Office of the Commissioner of Financial Institutions (“OCFI”), a “Final Resolution and Order to Cease and Desist” (“OC&D”), requiring to, among other matters, stop the operations and marketing of the bitcoin automated teller machines (“BTMs”), that were operating in Puerto Rico. On September 12, 2022, Athena filed a Complaint for Declaratory Judgment and Permanent Injunction, accompanied by a Petition for Preliminary Injunction before the Courts of the Commonwealth, Superior Part requesting that the determination and effects of the OC&D be stayed until final resolution of the case. On November 10, 2022, the Court dismissed the civil action with the interpretation that the controversy presented before it was not ripe for resolution by the Court. The Company will seek to have this determination reconsidered by the Superior Part. If the Superior Part affirms its previous determination, Athena plans to seek a reversal of such determination before the Court of Appeals of the Commonwealth accompanied by a Motion Requesting a Stay of the determination and effects of the OC&D.

On April 10, 2023 the Puerto Rico Court of Appeals issued a judgment unfavorable to Athena’s appeal. Athena has determined it will not pursue further redress against the Order to Cease and Desist that was issued by the Office of the Commissioner of Financial Institutions and with which it has been complying since September 2022. Athena has considered and implemented another option available under PR law that has permitted resumption of operations of the Bitcoin ATMs in Puerto Rico.

Revenue from operations in Puerto Rico for the six months ended June 30, 2023 and for the year ended December 31, 2022 were 0% and 3% of total revenue respectively.

24. Off-Balance Sheet Arrangements

In the normal course of business, the Company’s contract with the government of El Salvador for the operation of the Chivo branded ATMs obligates the Company to assume the risk of loss for funds used in the operation of the Chivo branded ATMs while those funds are in transit. The Company has contracted with licensed and insured cash logistics companies to securely transport these funds. The logistics companies’ insurance covers in full the value of the funds in transit however, in the event of a loss or destruction of the funds in transit, the Company could encounter a timing delay between insurance payment for lost funds and the date of actual loss. The amount of funds in transit varies based on multiple factors including but not limited to economic activity, seasonality, holiday and bank closure calendars. The amount of funds in transit as of June 30, 2023, and December 31, 2022, were $818,000 and $278,000.

25. Subsequent Events

The Company has evaluated subsequent events after the balance sheet date of June 30, 2023 through August 11, 2023 the date on which these Unaudited Condensed Consolidated Financial Statements were available to be issued.

On June 23, 2023 the Company signed a new lease agreement securing office space in Miami, Florida and intends to move its headquarters to the new location in the third quarter of 2023.

In July and August of 2023, the Company and KGPLA amended certain definitions and provisions of the Loan Agreement with respect to the Revolving Credit Note, as herein defined .

F-29

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Athena Bitcoin Global

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Athena Bitcoin Global (the "Company") as of December 31, 2022 and 2021, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2020

Lakewood, CO

March 30, 2023

F-30

Athena Bitcoin Global

Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$2,101	$1,174
Restricted cash held for customers	1,107	3,671
Accounts receivable	109	1,531
Other advances	–	845
Prepaid expenses and other current assets	1,188	727
Total current assets	4,505	7,948

Crypto assets held	365	842
Property and equipment, net	5,839	3,808
Right of use asset – operating lease	2,751	2,318
Other noncurrent assets	50	85
Total assets	$13,510	$15,001

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$1,531	$1,044
Accounts payable, related party	465	407
Liability for cash held for customers	1,107	3,671
Advances for revenue contract	–	3,500
Operating lease liabilities, current portion	786	624
Income tax payable	694	14
Deferred tax liabilities	28	–
Long-term debt, current portion	507	1,959
Short-term debt	614	75
Related party note payable, current portion	490	90
Convertible debt	1,520	–
Other current liabilities	396	615
Total current liabilities	8,138	11,999

See accompanying notes.

F-31

Athena Bitcoin Global

Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021
	(in thousands, except number of shares)
Long-term liabilities:
Long-term debt	$610	$1,117
Operating lease liabilities, net of current portion	1,965	1,694
Convertible debt, related party	3,000	3,000
Convertible debt	–	4,675
Total liabilities	$13,713	$22,575
Commitments and contingencies (Note 15)

Stockholders’ deficit:
Common stock, $0.001 par value 4,409,605,000 shares authorized; 4,094,459,545 and 4,049,392,879 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	$4,095	$4,050
Loans to employees for options exercised	(993)	(977)
Net common stock	3,102	3,073
Additional paid in capital	8,446	5,246
Accumulated deficit	(11,576)	(15,716)
Accumulated other comprehensive loss	(175)	(177)
Total stockholders’ deficit	(203)	(7,574)
Total liabilities and stockholders’ deficit	$13,510	$15,001

See accompanying notes.

F-32

Athena Bitcoin Global

Consolidated Statement of Operations and Comprehensive Income (Loss)

	For the year ended
	December 31, 2022	December 31, 2021
	(in thousands, except number of shares)
Revenues	$73,686	$81,747
Cost of revenues	59,843	76,178
Gross profit	14,043	5,569

Operating expenses:
Technology and development	776	143
General and administrative	5,784	4,153
Sales and marketing	594	647
Theft of bitcoin	–	1,600
Other operating expense	30	231
Total operating expenses	7,184	6,774

Income (loss) from operations	6,859	(1,205)

Fair value adjustment on crypto asset borrowing derivatives	–	515
Interest expense	668	661
Fees on borrowings	113	341
Other expense	169	39
Income (loss) before income taxes	5,909	(2,761)
Income tax expense	1,770	883
Net income (loss)	$4,139	$(3,644)
Basic (loss) earnings per share	$0.00101	$(0.00090)
Diluted (loss) earnings per share	$0.00101	$(0.00090)
Weighted average shares outstanding - Basic	4,086,018,632	4,049,392,879
Weighted average shares outstanding - Diluted	4,475,687,633	4,049,392,879

Comprehensive loss
Net income (loss)	$4,139	$(3,644)
Foreign currency translation adjustment	1	(60)
Comprehensive income (loss)	$4,140	$(3,704)

See accompanying notes.

F-33

Athena Bitcoin Global

Consolidated Statement of Cash Flows

	For the year ended
	December 31, 2022	December 31, 2021
	(in thousands)
Operating activities
Net income (loss)	$4,139	$(3,644)

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,659	582
Impairment of crypto assets held	199	44
Bad debt expense	–	15
Crypto asset payments for expenses	3,176	2,048
Theft of bitcoin	–	1,600
Deferred income tax	28	(104)
Gain on sale of crypto assets	(9,927)	(9,321)
Fair value adjustment on crypto asset borrowing derivatives	–	515
Changes in operating assets and liabilities:
Accounts receivable	1,421	(1,531)
Other advances	845	(730
Prepaid expenses and other assets	(382)	(1,275)
Customer advances	(2,563)	3,671
Advances received for revenue contract	–	3,500
Accounts payable and other liabilities	(4,154)	485
Net cash used in operating activities	(5,559)	(4,145)

Investing activities
Purchase of property and equipment	(3,341)	(2,220)
Purchase of crypto assets	(53,403)	(74,973)
Sale of crypto assets	61,868	78,972
Net cash provided by investing activities	5,124	1,779

Financing activities
Issuance of convertible debt	–	4,985
Proceeds (repayment) of debt	(1,202)	141
Net cash provided by financing activities	(1,202)	5,126
Net increase (decrease) in cash and cash equivalents	(1,637)	2,760
Cash, cash equivalents and restricted cash, beginning of period	4,845	2,085
Cash, cash equivalents and restricted cash, end of period	$3,208	$4,845

See accompanying notes.

F-34

Athena Bitcoin Global

Consolidated Statement of Cash Flows (Continued)

	For the year ended
	December 31, 2022	December 31, 2021
Cash, cash equivalents, and restricted cash consisted of the following:
Cash and cash equivalents	$2,101	$1,174
Restricted cash held for customers	1,107	3,671
Total cash, cash equivalents and restricted cash	$3,208	$4,845

Supplemental disclosure of cash flow information:
Cash paid for interest	$586	$593
Cash paid for taxes	$104	$438

Supplemental schedule of non-cash investing and financing activities
Conversion of debt for common shares	$3,590	$–
Leased assets obtained in exchange for operating lease liabilities	$753	$960
Crypto assets used to buy property and equipment	$121	$476
Crypto assets used for other advances	$–	$115
Crypto asset borrowing repaid	$–	$1,396

See accompanying notes.

F-35

Athena Bitcoin Global

Consolidated Statement of Stockholders’ Deficit

	Common Stock		Receivables From Employees For Stock	Additional Paid-in	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Options	Capital	Deficit	Loss	Total
	(in thousands, except number of shares)
Balance, December 31, 2020	4,049,392,879	$4,050	$(961)	$6,037	$(12,281)	$(117)	$(3,272)

Net loss	–	–	–	–	(3,644)	–	(3,644)
Adjustments for prior periods from adopting ASU 2020-06	–	–	–	(1,136)	209	–	(927)
Foreign currency translation adjustment	–	–	–	–	–	(60)	(60)
Shares to be issued	–	–	–	345	–	–	345
Accrued interest on employee loans	–	–	(16)	–	–	–	(16)
Balance, December 31, 2021	4,049,392,879	$4,050	(977)	$5,246	$(15,716)	$(177)	$(7,574)

Net income	–	–	–	–	4,140	–	4,140
Debt conversion	45,066,666	45	–	3,200	–	–	3,245
Foreign currency translation adjustment	–	–	–	–	–	2	2
Accrued interest on employee loans	–	–	(16)	–	–	–	(16)
Balance, December 31, 2022	4,094,459,545	$4,095	(993	$8,446	$(11,576)	$(175)	$(203)

See accompanying notes.

F-36

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

1. Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Athena Bitcoin Global (f.k.a. GamePlan, Inc.), a Nevada corporation, and its wholly owned subsidiary, Athena Bitcoin, Inc., a Delaware corporation (together referred to as “Athena Global” or “the Company”) is a provider of various crypto asset trading platforms, including the operation of automated teller machines (ATMs) for purposes of selling and buying crypto assets, personalized investor services, and the operation of online peer to peer exchanges. The Company’s network of Athena Bitcoin ATMs is presently active in twelve states and the territory of Puerto Rico in the United States, and 4 countries in Central and South America. The Company strategically places its machines in convenience stores, shopping centers, and other easily accessible locations

The Company has changed its name to Athena Bitcoin Global from GamePlan, Inc. in a filing with the Secretary of State of the State of Nevada effective as of April 15, 2021.

Athena Bitcoin Global was a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act) immediately before the completion of the transactions described below. Athena Bitcoin Global was incorporated in the state of Nevada in 1991 under the name “GamePlan, Inc.” for the sole purpose of merging with Sunbeam Solar, Inc., a Utah corporation, which merger occurred as of December 31, 1991. The Articles of Merger were filed in the state of Nevada pursuant to which the Company was the surviving entity following the merger. The Company was involved in various businesses, including, gaming and other consulting services, prior to becoming a company seeking acquisitions. The Company filed form 10-SB with the Securities and Exchange Commission in September 1999 thus becoming a reporting company under section 12(g) of the Securities and Exchange Act of 1934. The Company subsequently filed Form 15 in March 2015, terminating its reporting status.

On January 14, 2020, Athena Bitcoin Global (f.k.a. GamePlan, Inc.) entered into a Share Exchange Agreement (the “Agreement”), by and among the Company, Athena Bitcoin, Inc., a Delaware S corporation (“Athena”) founded in 2015, and certain shareholders of Athena Bitcoin, Inc. The Agreement provides for the reorganization of Athena Bitcoin, Inc., with and into Athena Bitcoin Global (f.k.a. GamePlan, Inc.), resulting in Athena Bitcoin, Inc. becoming a wholly owned subsidiary of Athena Bitcoin Global. The agreement is for the exchange of 100% shares of the outstanding Common Stock of Athena Bitcoin, Inc., for 3,593,644,680 shares of Athena Bitcoin Global common stock (an exchange rate of 1,244.69 shares of Athena Bitcoin Global stock for each share of Athena Bitcoin, Inc. stock). The closing of the transaction occurred as of January 30, 2020.

In accordance with ASC 805-10-55-12, because the former shareholders of Athena Bitcoin, Inc. acquired the majority (88%) of the voting rights of the Company and control of the Company’s board of directors and senior management of Athena Bitcoin, Inc. became management of the combined entity, the Company determined that the Share Exchange was a reverse acquisition.

As the Share Exchange is considered a reverse acquisition, in accordance with ASC 805-40-45-2, for financial statement purposes Athena Bitcoin, Inc. is considered the accounting acquiror. Accordingly, the historical financial statements prior to the Share Exchange are those of Athena Bitcoin, Inc., except that the historical equity of Athena Bitcoin Global has been retroactively restated to reflect the number of shares received in the business combination at the exchange rate of 1,244.69 shares of Athena Bitcoin Global common stock for each share of Athena Bitcoin, Inc. common stock. The historical common stock carrying amount has been adjusted to reflect the revised par value of the outstanding stock and the corresponding offset was reflected in the additional paid-in capital. All share and per share information included in these financial statements have been adjusted to reflect the 1,244.69 to 1 share conversion.

In 2018, the Company issued a series of instruments called “Simple Agreements for Future Tokens” (SAFTs) in exchange for investments in cash or crypto assets. The SAFTs entitled holders to receipt of tokens representing equity in the Company under certain pre-defined circumstances. These include a qualified financing event in which the Company raised $15 million or more in a single transaction, a “corporate transaction” (sale of all or substantially all of the Company’s assets), or a dissolution. In connection with the Share Exchange, the SAFT Notes were converted into 1,653,425,404 shares of Athena Bitcoin, Inc. (which were then exchanged for Athena Bitcoin Global common stock). Additionally, warrants to purchase 115,888,490 shares of Athena Bitcoin, Inc.’s common stock were exercised for proceeds of $69,000. These shares were then exchanged for Athena Bitcoin Global common stock). Additionally, Swingbridge notes were converted into 419,078,082 shares of Athena Bitcoin, Inc’s. common stock (which was then exchanged for Athena Bitcoin Global common stock). Lastly, 157,635,309 shares of Athena Bitcoin, Inc. were issued upon exercise of stock options (which was then exchanged for Athena Bitcoin Global common stock).

F-37

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

There were 4,079,815,704 shares of Athena Bitcoin Global’s common stock outstanding following the closing date of the transaction. Athena Bitcoin Global subsequently purchases and cancelled 30,442,825 shares.

There were two debt conversions in 2022 of 45,066,666 shares. Refer to Note 12.

Athena Bitcoin Global has 4,094,459,545 shares issued and outstanding, and authorized capital of 4,409,605,000 shares as of December 31, 2022.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Athena Bitcoin Global, Athena Bitcoin, Inc. and its wholly owned subsidiaries, Athena Bitcoin S. de R.L. de C.V., incorporated in Mexico; Athena Holdings Colombia SAS, incorporated in Colombia; Athena Holding Company S.R.L, incorporated in Argentina; Athena Holdings of PR LLC, incorporated in Puerto Rico; and Athena Holdings El Salvador, S.A. de C.V., incorporated in El Salvador. All intercompany account balances and transactions have been eliminated in consolidation.

Going Concern

The Company has an accumulated deficit of $11,576,000 and negative working capital of $3,633,000 as of December 31, 2022. These conditions and events create substantial doubt about the ability of the Company to continue as a going concern for the next 12 months. The Company has not been able to generate sufficient cash from operating activities to fund its ongoing operations and current liabilities. There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support its operations. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. The ultimate impact of these matters to the Company and its consolidated financial condition is presently unknown.

A summary of the Company’s significant accounting policies is as follows:

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates. Significant estimates and assumptions made by management are used for, but not limited to, the useful lives of property and equipment; valuation of derivatives and impairment assessment for long-lived assets. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Revenue Recognition

Revenue Recognition

The Company derives its recurring revenues primarily from three sources: (i) sale of crypto assets at Athena Bitcoin ATMs, (ii) customized investor trading services for the sale or purchase of crypto assets through our Athena Plus OTC desk and (iii) white label operations in El Salvador. The Company also generates revenue from ancillary items, such as sale of intellectual property and maintenance of software. The Company adopted ASC 606, Revenue Recognition (“ASC 606”), effective January 1, 2019, using the modified retrospective method. Under ASC 606, Revenue Recognition, the Company recognizes revenue at the point of sale or over time of the service period for these products or services to our customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company determines revenue recognition through the following five steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, we satisfy a performance obligation.

F-38

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

The Company recognizes revenue when performance obligations identified under the terms of contracts with its customers are satisfied.

Judgment is required in determining whether we are the principal or the agent in transactions between customers. We evaluate the presentation of revenue on a gross or net basis based primarily on inventory risk (are we at risk for potentially fluctuations of the crypto asset price) and whether we control the crypto asset provided before it is transferred to the customer or whether we act as an agent by arranging for others to provide the crypto asset to the customer.

The Company enters into contracts that may include multiple performance obligations. The Company identifies the promises in the contract and assigns them to their appropriate performance obligation. These performance obligations may be part of a different revenue source and are listed separately below.

Athena Bitcoin ATM

The Company requires all users of the Athena Bitcoin ATM to agree to ATM Terms & Service. The ATM Terms & Service stipulate the terms and conditions of the transaction. The user, by inserting fiat currency and confirming that they agree to the transaction, is agreeing to the contract that governs the transaction. This contract meets all of the criteria to be a revenue contract under ASC 606.

The Company has a single performance obligation to provide a specific quantity of a crypto asset to the customer’s crypto wallet. We utilize a mark-up for crypto assets sold to the customer. Transactions over $2,000 are not permitted. The Company considers itself the principal in this arrangement, as it controls the crypto asset prior to delivering, incurs inventory risk due to potential fluctuations in the market price of the crypto asset and has discretion in establishing the price of the crypto asset sold in the Athena Bitcoin ATM machine. Therefore, it records the gross cash received from the customer as the transaction price for the performance obligation.

Revenue is recognized at the point in time when the crypto asset is delivered to the customer’s crypto wallet. Delivery to the customer’s crypto wallet is governed by the crypto asset’s blockchain and typically less than an hour.

Athena Plus

The Company requires all users of Athena Plus to agree to Athena Plus Terms & Service. The Athena Plus Terms & Service stipulate the terms and conditions of the transaction. The user, by wiring fiat currencies to the Company’s bank account, is agreeing to the contract that governs the transaction. This contract meets all of the criteria to be a contract under ASC 606.

The Company has a single performance obligation to provide a specific quantity of a crypto asset to the customer’s crypto wallet. We utilize a mark-up for crypto assets sold to the customer. The minimum transaction is $10,000 USD (or equivalent value of local currency). The Company considers itself the principal in this arrangement, as it controls the crypto asset prior to delivering, incurs inventory risk due to potential fluctuations in the market price of the crypto asset and has discretion in establishing the price of the crypto asset sold. Therefore, it records the gross cash received from the customer as the transaction price for the performance obligation. The only exception for this are stable coins, which are considered financial assets. As such, the Company, in accordance with ASC 860-20, will recognize revenue net (markup) for any sale of stable coins.

Revenue is recognized at the point in time when the crypto asset is delivered to the customer’s crypto wallet. Delivery to the customer’s crypto wallet is governed by the crypto asset’s blockchain.

White-label Service

The Company entered into multiple contracts that govern the white-label service with the El Salvadoran government for ATMs located in El Salvador and in the United States. These contracts detail the obligations and rights of both parties, including pricing and meet all of the criteria of a revenue contract under ASC 606. The contracts permit the customer to terminate the contract at any point or to adjust the number of ATMs that are in use without a substantive penalty. This results in each ATM and each service month for the ATM being considered a separate revenue contract per ASC 606.

F-39

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

The Company makes multiple promises to the customer. This includes installation as well as multiple promises for operating the ATMs on behalf of the customer. Installation is a separate performance obligation. This is due to the customer benefitting from the installation, the customer’s ability to utilize a third-party to perform the installation if desired, no significant modification or customization is part of the installation, no significant integration of installation with operating the ATMs and installation does not affect the operating of the ATMs performance obligation (discussed below). This results in installation services being capable of being distinct and distinct in the context of the contract.

Operating the ATMs include multiple promises, including providing the Company owned ATMs, repairs and maintenance as necessary, loading and unloading cash and any other activities that are required to ensure that the ATMs are operating. In 2022, the Company entered a separate contract that require the Company to ensure that the ATMs provide ATM services at least 99% of the time. The Company evaluated these promises to operate the ATMs and determined that the individual promises are not distinct in terms of the contract. While the promise that are in the contract may vary each day, the tasks are activities to fulfill their service to operate the ATMs is a combined output that provides a continuous service to the customer. Each increment of the promised service, which is each day, is distinct in accordance with ASC 606-10-25-19. This is due to the customer benefitting from each increment of service on its own (it is capable of being distinct) and each increment of service is separately identifiable because no day of service significantly modifies or customizes another day of the contract and no day of service significantly affects either the entity's ability to fulfill another day of service or the benefit to the customer of another day of service. Therefore, the days are substantially the same and have the same pattern of transfer. Therefore, this meets the criteria to be considered part of a series and is combined into a single performance obligation for each contract.

Included in the operating the ATM performance obligation is providing Company owned ATMs to the customer. The Company elected the expedient in ASC 842-10-15-42A, which permits the combining the lease and non-lease components together if the lease component has the same timing and pattern of transfer as the non-lease component and the lease component is an operating lease. Both of these conditions are met. Given that that the predominant obligation is the non-lease component (servicing the ATM), the Company, in accordance with ASC 842-10-15-42B, will account for the performance obligation under the terms of ASC 606.

The Company generally charges a fixed fee for installation and a fixed fee each month for operating the ATMs as well as in certain cases (US based ATMs) collecting a .5% transaction fee. The fixed fees collected are allocated to the performance obligations based on an adjusted market assessment approach. The Company generally charges the customer for costs incurred to perform the service, including repairs and cash logistics. The fees for the specific services and the .5% transaction fees are considered variable consideration. The Company is considered the principal, as it controls any third-party good or service before it is transferred to the customer.

The prices for additional services and reimbursement of costs do not meet the definition of a material right, as the services included have separate pricing are not considered an additional good or service but part of the existing contract. These services are considered perfunctory, as they are necessary for the Company to fulfill its performance obligation to operate the machines on behalf of the customer.

For operating the ATM, revenue is recognized straight line over the requisite service period, which is typically one month, for operating the ATM. For installation, revenue is recognized at the point in time when installation is complete. The variable transaction fee is recognized in the month in which it has earned the fee. Variable transaction fees related to reimbursement of costs are recognized in the month in which it has incurred the costs and earned the revenue.

Development of Chivo Ecosystem and Support

In 2021, the Company entered into a series of contracts to develop the Chivo Ecosystem for El Salvador. The Chivo Ecosystem is comprised of the Bitcoin Chivo Wallet and the Chivo Website. In order develop the Chivo Ecosystem, the Company provided a license to intellectual property. The license is nonexclusive, non-sublicensable (except to representatives of the El Salvador government), royalty-free, fully paid-up, irrevocable, perpetual and a worldwide right. There are no exclusivity terms and no commitments. The license to the intellectual property was subject to completion of the asset acquisition of Xpay (refer to next section). As of December 31, 2021, the Company had not completed the asset acquisition. This meets the definition of a contingency and results in the Company not meeting the criterion in ASC 606-10-25-1(a), as the Company cannot commit to performing their obligation. The other elements of a revenue contract, including identification of their rights to the services to be transferred, payment terms, commercial substance and collecting the consideration are all met. Due to the contingency, this results in the contracts not being a revenue contract under ASC 606 until the contingency is lifted. All consideration received until the contingency is lifted is a liability. The contingency was lifted in 2022 with the acquisition of the rights to utilize the license.

F-40

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

The development of the Chivo Ecosystem includes multiple promises, including providing a license to the intellectual property, as well as specifications for the development of the Chivo Ecosystem beyond just basic digital wallet functionality (e.g., ability to send crypto assets to different wallets). This includes the requirement to create a website to track activity of the Chivo wallet and to integrate the wallet with the white-label ATMs, custodial providers, SMS providers and KY/AML providers. The Company also entered into an agreement to provide software support and improvements to the Chivo Ecosystem if necessary, through December 31, 2021.

The Company evaluated the promises and determined that the promises to provide the license to the intellectual property and develop the Chivo Ecosystem should be combined into a single performance obligation. The customer would be unable to benefit from the Chivo Ecosystem without the licensing agreement. The Company provides a significant service of integrating the license with other services to develop the Chivo ecosystem. The development of the Chivo Ecosystem represents the combined output for which the customer has contracted the Company for. Accordingly, Management concludes the entity should combine each promise pertaining to the development of the Chivo Ecosystem with that of the License of IP and treat it as a single performance obligation.

The Company also provides software maintenance services from September 2021 through December 2021. The Company promises that it will support and improve the software as needed to maintain the uninterrupted 27/7 operation of the Chivo Ecosystem after the completion of the development of the ecosystem. The software maintenance services can be used and are available to be used without the use of any of the other promises, as it is contingent upon the completion of the Chivo Ecosystem. As such, the Government of El Salvador (customer) can benefit from the software maintenance services on its own and the software maintenance services are separately identifiable from the other promises. Accordingly, Management concludes that the software maintenance services are a distinct performance obligation.

The transaction price is specifically outlined in the contracts which includes two one-time payments of $2M each for the development of the Chivo Ecosystem and fixed monthly payments for the software maintenance services. The prices in the contract reflect the standalone sales price of both performance obligations. There is no variable consideration.

The Company recognizes the development of the Chivo Ecosystem at a point in time. The customer is unable to benefit from the development of the Chivo ecosystem until its completion, nor does it control the ecosystem until its completion. There is also no alternate use to the Company. As noted previously, development of the Chivo Ecosystem is unable to be recognized until the contingency related to Xpay is lifted.

The Company recognizes software maintenance over time, as the customer receives the benefits from this service as the Company provides it each month.

Cost of Revenues

Cost of revenues consists primarily of expenses related to the acquisition of crypto assets (including the costs to purchase crypto assets). The Company assigns the costs of crypto assets sold in its revenue transactions on a first-in, first-out basis.

Additionally, cost of revenues includes the costs of operating the ATMs from which some of the crypto assets are sold (including the associated rent expense, related incentives, ATM cash losses, software licensing fees for the ATMs, depreciation, insurance, and utilities), crypto asset impairment and fees paid to service the ATM machines and transport cash to the banks.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

The Company maintains cash balances at various financial institutions. Accounts at these institutions are secured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Company has deposits in excess of the FDIC-insured limit. The Company has not experienced any losses in such accounts and believes that it is not exposed to significant credit risk due to the financial position of the depository institutions or investment vehicles in which those deposits are held. The Company has significant cash in ATM machines, which are insured by a third-party.

F-41

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

Restricted Cash Held for Customers

Restricted cash held for customers consists of money on hand received from white-label customers for replenishment of ATMs.

Accounts Receivable

Accounts receivable is stated at the amount the Company expects to collect. In 2021 the Company adopted ASC 326 Financial Instruments - Credit Losses. This methodology is referred to as the current expected credit loss (CECL) method and replaces the previous incurred loss methodology. The measurement of CECL applies to all financial assets measured at amortized cost, including receivables for revenue. The company recognized no allowance for credit losses for December 31, 2022 and 2021 respectively utilizing the CECL methodology.

Leases

The Company determines if an arrangement is a lease at inception. The Company classifies its arrangements for ATM retail spaces as an operating leases. The Company does not have any significant arrangements where it is the lessor. The Company elected to separate lease and non-lease components for arrangements where the Company is a lessee. Leases with an initial lease term of 12 months or less are not recorded on the balance sheet. Operating lease expense is recognized on a straight-line basis over the lease term.

Operating lease assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. For purposes of calculating operating lease obligations under the standard, the Company's lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such option. The Company's leases do not contain material residual value guarantees or material restrictive covenants. The discount rate used to measure a lease obligation should be the rate implicit in the lease; however, the Company’s operating leases generally do not provide an implicit rate. Accordingly, the Company uses its incremental borrowing rate at lease commencement to determine the present value of lease payments. The incremental borrowing rate is an entity-specific rate which represents the rate of interest a lessee would pay to borrow on a collateralized basis over a similar term with similar payments. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease.

The operating lease asset also includes any initial direct costs and lease payments made prior to lease commencement and excludes lease incentives incurred.

Concentration of Credit Risk

The Company’s revenues, other than white-label services below, are generated primarily from ATM sales to customers located in the United States and Latin America. As the Company collects all amounts from these customers and holds $0 in accounts receivable from its ATM or over the counter customers, there is no credit risk associated with customer concentration for these customers.

The Company has revenues from white-label services in El Salvador and ancillary sales to customers where it provides services on customary credit terms, typically Net 30 or Net 60. As of December 31, 2022 and 2021, one customer, Ministerio de Hacienda (Department of Treasury) of El Salvador represents almost the entirety of our total accounts receivable balance.

No single customer is responsible for over 10% of revenue for the years ended December 31, 2022 and 2021.

F-42

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

Property and Equipment

Property and Equipment are stated at cost, net of accumulated depreciation. Equipment is depreciated over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives of improvements or the term of the related lease. Repairs and maintenance costs are expensed as incurred.

Following are the estimated useful lives:

Computer equipment	Three years
ATM equipment	Three years
Office equipment	Six years
Capitalized Software	Five years

Capitalized software consists of costs related to the design, coding, testing and documentation of software, as well as salaries and compensation costs for employees, fees paid to third-party consultants who are directly involved in development efforts, and costs incurred for upgrades and enhancements to add functionality of the software. Other costs that do not meet the capitalization criteria are expensed as incurred. The criteria for capitalization include the completion of the preliminary project stage, demonstration of feasibility of the project and the ability to reliably estimate future economic benefits. Capitalized software is subject to periodic impairment tests to ensure that the carrying value of the asset is not overstated. If an impairment is identified, the carrying value of the capitalized software will be reduced to its recoverable amount.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment in accordance with FASB ASC 350-30-30-1 whenever events or changes in circumstances have indicated that an asset may not be recoverable. Management has determined that no impairment of long-lived assets existed as of December 31, 2022 and 2021 except for impairment of crypto assets held, as discussed below.

Crypto Assets Held

Crypto assets are considered indefinite-lived intangible assets under ASC 350, Intangibles—Goodwill and are initially measured at cost and are not amortized. As intangible assets, the crypto assets held are initially recorded at cost and tested for impairment when evidence of impairment exists. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the crypto asset at the time its fair value is being measured. The Company assigns cost to transactions on a first-in, first-out basis. Gains on such assets are not recorded or recognized until their final disposition. For the years ended December 31, 2022 and 2021, Company had impairment charges related to crypto assets held of $199,000 and $44,000, respectively which are included in the cost of revenues on the Consolidated Statement of Operations and Comprehensive Income (Loss).

Expenses Paid in Crypto Assets

The Company enters into agreements with certain vendors and service providers that provide us with the option to settle their invoices in crypto assets. The amount due is fixed and is denominated in USD. There are no payment terms that include conversion options, variable settlement features, or alternative settlement provisions contingent upon future events or market price fluctuations that could potentially give rise to embedded derivatives.

We consider the scoping exceptions for each of those topics and conclude that that the scope of 610-20 most closely matched the facts of the transactions. ASC 610-20-15-2 states “nonfinancial assets within the scope of this Subtopic include intangible assets,” which is how the company treats crypto assets.

F-43

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

We evaluated two possibilities to exclude these transactions from the scope ASC 845. The relevant exceptions to the scope of that Topic are as follows:

1.	The transfer of goods or services in a contract with a customer within the scope of ASC Topic 606 in exchange for noncash consideration (ASC 845-10-15-4(j))
2.	The transfer of a nonfinancial asset within the scope of ASC Topic 610-20 in exchange for noncash consideration (ASC 845-10-15-4(k))

For these transactions, our usage of the crypto asset is as a payment instrument to a vendor, therefore our interpretation of (1) above is for ASC 606 not to apply. We interpret (2) above to apply when the Company pays a vendor (who is not a customer) with a crypto asset (nonfinancial asset) in lieu of paying that same vendor with fiat currency (USD). Therefore, we account for the derecognition of the crypto asset, in these transactions, under the guidance of ASC 610-20, Gains and Losses from the Derecognition of Nonfinancial Assets. This is the same guidance as in ASC 350-10-40-1, Transfer or Sale of Intangible Assets.

ASC 610-20-15-2 explicitly states the scope to include intangible assets. We treat crypto assets as intangible assets. We then apply the general principle of ASC 610-32-2 for recognizing the gain or loss for the difference between the amount of goods or services we receive (fair market value, per ASC 820 Level 2) and the cost of acquiring the crypto asset.

We record invoices from vendors in the appropriate expense category, in the correct time period in which services were provided, in USD and for vendors who elect to be paid in crypto assets, we transfer the crypto assets at market value at the time of transfer in line with ASC 820 – Fair Value Measurement. We recognize as a gain or loss, the difference between the cost of acquiring the crypto asset and its value at the time of transfer to cost of revenues on the Consolidated Statement of Operations and Comprehensive Income (Loss).

For the year ended December 31, 2022 and December 31, 2021, the Company had losses related to the derecognition of crypto assets of $X and $X, respectively.

Crypto Asset Borrowings

The Company enters into agreements with counterparties to borrow digital intangible assets. The Company recognizes the digital intangible assets borrowed at fair value on the date the asset is received and records a corresponding liability measured at fair value on the date the crypto assets are received. The digital intangible assets received from borrowing transactions are accounted for as indefinite lived intangible assets under ASC 350 and are included within Related party crypto asset borrowings on the accompanying consolidated balance sheet. The loans are accounted for as hybrid instruments, with a liability host contract that contains an embedded derivative based on the changes in the fair value of the underlying crypto asset. The host contract is not accounted for as a debt instrument because it is not a financial liability and is carried at the fair value of the assets acquired and reported in crypto asset borrowings in the consolidated balance sheets.

The term of these borrowings can either be for a fixed term of less than one year or can be open- ended and repayable at the option of the Company or the lender. These borrowings bear a fee payable by the Company to the lender, which is based on a percentage of the amount borrowed and is denominated in the related crypto asset borrowed. The borrowing fee is recognized on an accrual basis and is included in non-operating expenses as fees on borrowings in the consolidated statements of operations and comprehensive income.

Embedded Derivative related to Obligation to Return Crypto Assets

Derivative contracts derive their value from underlying asset prices, other inputs or a combination of these factors. As a result of the Company entering into transactions to borrow (digital intangible assets) crypto assets, an embedded derivative is recognized relating to the differences between the fair value of the amount borrowed, which is recognized on the borrowing effective date, and the fair value of the amount that will ultimately be repaid, based on changes in the spot price of the crypto asset over the term of the borrowing. This embedded derivative is accounted for as a forward contract to exchange at maturity the fixed amount of the crypto asset to be repaid. The embedded feature is evaluated as a derivative that is not clearly and closely related to the host contract and therefore, is separately recognized at fair value with unrealized changes in fair value recognized on the consolidated statement of operations under fair value adjustment on crypto asset borrowing derivatives in the consolidated statements of operations and comprehensive income. Further, the Company estimates the fair value of the derivative liability based on the closing price on an exchange and considers the fair value hierarchy of the derivative liability as level 2 under ASC 820.

F-44

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

Foreign Currency

The functional currency of our wholly owned subsidiaries is the currency of the primary economic environment in which the Company operates. Our foreign subsidiaries that utilize foreign currency as their functional currency translate such currency into U.S. dollars using (i) the exchange rate on the balance sheet dates for assets and liabilities, (ii) the average exchange rates prevailing during the period for revenues and expenses, and (iii) historical exchange rates for equity. Translation adjustments are included in comprehensive income in our Consolidated Statements of Operations and Comprehensive Income (Loss).

Assets and liabilities of a subsidiary that are denominated in currencies other than the Company’s functional currency are re-measured into the functional currency. Transaction gains and losses related to exchange rate fluctuations on transactions denominated in a currency other than the functional currency of an entity are recorded within the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss) as a component of other expense (income).

Stock-Based Compensation Expense

The Company accounts for stock-based compensation according to the provisions of ASC 718, Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors, including employee stock options and non-vested stock awards, based on the fair values on the dates they are granted. The Company records the fair value of awards expected to vest as compensation expense on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards, including the options expected term, expected volatility of the underlying stock, risk-free rate, and expected dividends. The expected volatility is based on the average historical volatility of certain comparable publicly traded companies within the Company’s industry. The expected term assumptions are based on the simplified method, due to insufficient historical exercise data and the limited period of time that the Company’s equity securities have been available for issuance. The risk-free interest rates are based on the U.S. Treasury yield in effect at the time of grant. The Company does not expect to pay dividends on common stock in the foreseeable future; therefore, it estimated the dividend yield to be 0%.

Technology and Development

Technology and development include non-capitalized costs incurred in operating, maintaining the Company’s network, website hosting, and technology infrastructure.

Treasury Stock

Treasury stock purchases are accounted for under the cost method, whereby the entire cost of the acquired stock is recorded as treasury stock. Upon retirement of treasury shares, amounts in excess of par are value are charged to accumulated deficit.

Cash loans through a non-recourse note for the purpose of exercising options are considered to be a repurchase of shares previously held by the grantee and are treated like Treasury Stock.

Warrants to Purchase Common Shares

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in the ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). Management’s assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period-end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, they are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, they are recorded at their initial fair value on the date of issuance and subject to remeasurement each balance sheet date with changes in the estimated fair value of the warrants to be recognized as a non-cash gain or loss in the statement of operations.

F-45

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

Income Taxes

Income taxes are accounted for under an asset and liability approach. This process involves calculating the temporary and permanent differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences result in deferred tax assets and liabilities, which would be recorded on the Balance Sheet in accordance with ASC 740, which established financial accounting and reporting standards for the effect of income taxes. The likelihood that its deferred tax assets will be recovered from future taxable income must be assessed and, to the extent that recovery is not likely, a valuation allowance is established. Changes in the valuation allowance in a period are recorded through the income tax provision in the consolidated Statements of Operations.

The Company adopted ASC 740-10-30 on January 1, 2020. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an entity’s consolidated financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740-10, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740-10 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As a result of the implementation of ASC 740-10, the Company does not have a liability for unrecognized income tax benefits.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a global consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. While the Company does have revenue from multiple products and geographies, no measures of profitability by product or geography are available, so discrete financial information is not available for each such component. As such, the Company has determined that it operates as one operating segment and one reportable segment.

Earnings (Loss) per Share

Basic income (loss) per share is calculated by dividing net loss by the number of weighted average common shares outstanding for the applicable period. Diluted income (loss) per share is calculated by dividing net loss available to common shareholders by the weighted average shares outstanding. Potentially dilutive shares, which are based on the weighted average shares of common stock underlying outstanding stock-based awards, warrants and convertible senior notes using the treasury stock method or the if-converted method, as applicable, are included when calculating diluted net income per share of common stock attributable to common stockholders when their effect is dilutive.

Recently Adopted Accounting Pronouncements

On March 31, 2022, the SEC issued Staff Accounting Bulletin No. 121 (“SAB 121”). SAB 121 sets out interpretive guidance from the staff of the SEC regarding the accounting for obligations to safeguard crypto assets that an entity holds for its platform users. The guidance requires an entity to recognize a liability for the obligation to safeguard the users’ assets, and recognize an associated asset for the crypto assets held for users. Both the liability and asset should be measured initially and subsequently at the fair value of the crypto assets being safeguarded. The guidance also requires additional disclosures related to the nature and amount of crypto assets that the entity is responsible for holding for its platform users, with separate disclosure for each significant crypto asset, and the vulnerabilities the entity has due to any concentration in such activities. The guidance in SAB 121 is effective for interim or annual periods ending after June 15, 2022, with retrospective application as of the beginning of the fiscal year to which the interim or annual period relates. For financial statements, the SAB 121 requires companies to include clear disclosure of the nature and amount of crypto-assets a company is responsible for holding for its platform users, with separate disclosure for each material crypto-asset, and the vulnerabilities of a business as a result of any concentration in those activities. Because crypto-asset protection liabilities and corresponding assets are measured at the fair value of the crypto-assets held for users of its platform, the Company is required to include information about fair value measurements.

F-46

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

If the Company engages in such business in the future, then it would make the required disclosures noted in SAB 121, including disclosures regarding the party holding cryptographic key information, internal record keeping and responsibility for safeguarding the assets from loss or flight, disclosures describing the types of additional losses and liabilities that may arise, discussion of the legal ownership analysis of crypto-assets and disclosure of the potential impact that destruction, loss, theft, compromise or unavailability of cryptographic key information would have on ongoing business, financial condition, results of operations and cash flows of the business.  The Company will continue to review requirements and expects to continue to comply with SAB 121 accounting, reporting and disclosure guidelines in its required filings.

2. Fair Value Measurements

ASC 820, Fair Value Measurement, establishes a three-level valuation hierarchy for disclosure of fair value measurements. Under the FASB’s authoritative guidance on fair value measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods, including the market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1:	Quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.
Level 2:	Observable inputs other than Level 1, including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.
Level 3:	Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for nonbinding single-dealer quotes not corroborated by observable market data.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. This policy requires review and approval of models, and periodic re-assessments of models to ensure that they are continuing to perform as designed. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed, and any material exposures are escalated through a management review process.

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. To the extent that the valuation method is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. The degree of judgment exercised in determining fair value is greatest for the financial instruments categorized in Level 3.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

During the year ended December 31, 2022, there were no changes to the Company’s valuation techniques that had, or are expected to have, a material impact on its consolidated financial position or results of operations.

F-47

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

The Company did not make any transfers between the levels of the fair value hierarchy during the years ended December 31, 2022, and 2021.

Non-Financial Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis (such as goodwill, property and equipment, and crypto assets held); that is, the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment).

3. Revenue

The table below presents revenue of the Company disaggregated by revenue source for the following periods.

	For the twelve months ended
	December 31, 2022	December 31, 2021
Revenue by source	(in thousands)
Athena bitcoin ATM	$45,340	$63,097
Athena plus	16,528	15,874
White-label	5,291	2,083
Ancillary and other	6,527	693
	$73,686	$81,747

Revenue disaggregated by geography based on sales location for the period below are as follows.

	For the year ended
	December 31, 2022	December 31, 2021
	(in thousands)
Revenue by country
United States	$55,796	$78,624
El Salvador	17,562	2,538
International	328	585
	$73,686	$81,747

Contracts with Government of El Salvador

In the third quarter of 2021, the Company installed and began operating 200 white-labeled Bitcoin ATMs in El Salvador, 10 white-labeled Bitcoin ATMs at El Salvador consulates in the U.S., 45 white-labeled Bitcoin ATMs in other U.S. locations and sold 950 point-of-sale (POS) terminals for local businesses in El Salvador to process transactions with Bitcoin to Ministerio de Hacienda (Department of Treasury) of El Salvador (“GOES”). Additionally, we developed the Chivo Ecosystem for GOES. The Chivo Ecosystem acts as the interface to El Salvador’s Bitcoin Digital Wallet and Website for El Salvador and its users. As of December 31, 2022 and December 31, 2021, advances for revenue contracts of $0 and $3,500,000, respectively are reported in current liabilities, represents amounts invoiced for intellectual property in software pending transfer of control to GOES, which was completed in December 2022.

F-48

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

From time to time, the Company receives money from GOES to facilitate replenishment of cash in the ATMs that we provide and operate for them. As of December 31, 2022 and 2021, the cash received as advances from GOES was $1,107,000 and $3,647,000 respectively, and was presented as part of Liability for cash held for customers on the Consolidated Balance Sheet with a related Restricted cash held for customers recorded as current assets.

On October 5, 2022, the Company completed contract negotiations with Chivo, Sociedad Anónima de Capital Variable, a wholly owned private company of the Government of EL Salvador (“CHIVO”) in which both parties signed a Master Services Agreement (MSA) and a Service Level Agreement (SLA) replacing the existing Master Services Agreement, Contracts, and Athena Service Addendums 1 and 2 with the Department of Treasury of El Salvador with an effective date of July 1, 2022. The services, performance obligations, pricing and terms continue the services, performance obligations, pricing and terms outlined in the original Masters Services Agreement, Contracts and Addendums through July 30, 2024, in line with the original MSA, Contacts, and Addendums. In conjunction with the new MSA and SLA, the Company and CHIVO completed a financial settlement agreement secured by certain assets to reconcile reporting, finalize balances owed between the parties and conclude the original MSA, Contracts, and Addendums between the Company and the Department of Treasury of El Salvador.

4. Accounts Receivable

Accounts receivable, net of allowance consist of the following as of December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
	(in thousands)
White-label fee receivable	$85	$979
Ancillary fee receivable	–	496
Others	24	56
	$109	$1,531

5. Crypto Assets Held

The Company held the following crypto assets as of December 31, 2022 and December 31, 2021.

	December 31, 2022			December 31, 2021
	Qty (1)	Average Rate	Amount (thousands)	Qty (1)	Average Rate	Amount (thousands)

Bitcoin	16	$18,069	$290	17	$46,327	$796
Litecoin	125	66	8	192	147	28
Ethereum	16	1,130	19	5	3,002	15
Bitcoin cash	26	97	23	6	431	3
Tether	45,502	1	46	–	–	–
			$365			$842

(1) Rounded off to the nearest whole number

F-49

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

The table below shows the roll-forward of quantity and costs (in thousands of dollars) of various crypto assets traded by the Company.

	Bitcoin		All Others (2)
	Qty	Cost	Cost
Twelve months ended
January 1, 2021	44	1,299	44
Purchases	1,551	72,457	2,516
Cost of sales	(1,464)	(67,230)	(2,510)
Theft(3)	(29)	(1,600)	–
Crypto assets used for expenses	(35)	(2,048)	–
Crypto assets used for other advances	(2)	(115)	–
Crypto assets used for capital expenditures	(12)	(476)	–
Crypto assets borrowings repaid	(31)	(1,396)	–
Fees on bitcoin borrowings paid	(3)	(130)	–
Impairment	–	(40)	(4)
Change in bitcoin held on behalf of certain customers	(2)	75	–
December 31, 2021 (1)	17	796	46

January 1, 2022	17	796	46
Purchases	2,018	47,198	6,205
Cost of sales	(1,897)	(44,432)	(5,817)
Crypto assets used for expenses	(115)	(2,891)	(285)
Crypto assets used for capital expenditure	(3)	(121)	–
Impairment	–	(125)	(74)
Change in bitcoin held on behalf of certain customers	(4)	(135)	–
December 31, 2022 (1)	16	290	75

(2) All others include Bitcoin Cash, Bitcoin SV, Ethereum, Litecoin, Monero, and Tether.

(3) On March 31, 2021, the Company experienced a breach in its security that resulting in a two-hour sales outage and a loss of 29 Bitcoin with purchase costs of $1,600,000 (approximate market value $1,709,000). The associated loss is recorded as theft of bitcoin in the Consolidated Statements of Operations and Comprehensive Income (Loss).

6. Property and Equipment

Property and equipment consist of the following as of December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
	(in thousands)
ATM equipment	$4,923	$4,219
Computer equipment	111	118
Office equipment	22	27
Capitalized software	3,811	905
	8,867	5,269
Less accumulated depreciation and amortization	3,028	1,461
	$5,839	$3,808

Depreciation expense for the twelve months ended December 31, 2022 and 2021 was $1,398,000 and $574,000 respectively. Amortization expense for the twelve months ended December 31, 2022 and 2021 was $169,000 and $0 respectively.

F-50

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

The table below presents property and equipment by geography.

	December 31, 2022	December 31, 2021
	(in thousands)
United States	$4,167	$2,058
El Salvador	1,672	1,748
International	–	2
	$5,839	$3,808

7. Operating Leases

Lease liabilities as of consist of the following:

	December 31, 2022	December 31, 2021
	(in thousands)

Current portion of lease liabilities	$786	$624
Long term lease liabilities, net of current portion	1,965	1,694
Total lease liabilities	$2,751	$2,318

Other information related to leases was as follows:

	December 31, 2022	December 31, 2021
	(in thousands)

Weighted-average remaining lease term (in years)	3.59	3.86
Weighted-average discount rate	15%	15%

The discount rates used in measuring the lease liabilities was based on the Company’s hypothetical incremental borrowing rate, as the rate implicit in the leases were not readily determinable.

The components of lease expense were as follows:

	December 31, 2022	December 31, 2021
	(in thousands)
Lease Cost
Operating lease cost	$1,475	$1,126
Variable lease cost	–	–
Total lease cost	$1,475	$1,126

As of December 31, 2022, the Company's leases have remaining lease terms of up to 5.6 years, some of which include optional renewals or terminations, which are considered in the Company’s assessments when such options are reasonably certain to be exercised. Any variable payments related to the lease will be recorded as lease expense when and as incurred.

F-51

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

Maturities of operating lease liabilities as of December 31, 2022, are shown below:

2023	$1,067
2024	901
2025	764
2026	407
2027 and thereafter	96
Total lease payments	3,235
Less: Imputed interest	(484)
Present value of lease liabilities	$2,751

Total operating lease payments reflected in operating cash flows were $1,520,000 and $1,210,000 for the year ended December 31, 2022 and 2021, respectively.

8. Prepaid Expenses and Other Assets

Prepaid expenses and other current assets consist of the following as of December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
	(in thousands)
Prepaid expenses and other current assets
Prepaid expense	$358	$369
Prepaid foreign taxes	124	116
Supplier advances	680	210
Others	26	32
	$1,188	$727

9. Accounts Payable, Accrued Expenses and Other Liabilities

Accounts payable and accrued expenses, and other current liabilities consist of the following as of December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
	(in thousands)
Accounts payable and accrued expenses
Accounts payable	$1,401	$619
Accrued expenses	45	291
Interest payable	85	134
	$1,531	$1,044

Other current liabilities
Payroll liabilities	39	51
Funds owed to customers	59	256
Foreign local taxes payable	184	123
Uncertain tax position	106	173
Other payable	8	12
	$396	$615

F-52

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

10. Derivatives

On August 22, 2018, the Company entered into a borrowing agreement with one of the Company’s directors and principal shareholder, Mr. Mike Komaransky, for restocking bitcoin and increasing working capital. Under this agreement, the Company borrowed 30 Bitcoin, at fair value, initially due on August 22, 2019. The borrowing fee as defined in the agreement, is 13.5% of the outstanding principal and was payable in bitcoin.

On July 12, 2021, the Company signed a borrowing restructuring agreement for the remaining outstanding bitcoin balance as of that date. Under the agreement Mr. Komaransky agreed to extend the maturity for the entire amount of loan to May 31, 2022. Further, the company agreed to pay accelerated weekly payments of $35,000 in equivalent Bitcoin. During 2021, the Company made all required payments as well as additional repayments. As of December 31, 2021 the borrowings have been repaid and no obligation remain.

The table below presents the roll-forward of the bitcoin borrowings.

	December 31, 2022		December 31, 2021
	Bitcoin (No)	Fair value (USD)	Bitcoin (No)	Fair value (USD)
(in thousands)
Bitcoin borrowings:
Beginning fair value balance bitcoins borrowings	–	$–	30	$881
New borrowings	–	–	–	–
Repayments	–	–	(30)	(1,396)
Fair value adjustment on crypto asset borrowing derivatives	–	–	–	515
Ending fair value balance bitcoins borrowings	–	$–	–	$–

Ending fair value consists of:
Carrying value of outstanding host contract	–	$–	–	$–
Fair value of the embedded derivative liability	–	–	–	–
Total	–	$–	–	$–

11. Debt

Related Party

In 2017, the Company entered into several subordinated note agreements with shareholders of the Company’s common stock. The notes had a principal amount of $117,000 with maturity dates in 2021 and 2022. Interest as defined in the notes is 12% per annum. As of December 31, 2022, and December 31, 2021, the outstanding principal was $90,000 and is due in the next twelve months.

On August 4, 2022, the Company completed a lending transaction with Mike Komaransky, the Company’s principal shareholder and former director, whereby the Company borrowed $500,000 from Mr. Komaransky pursuant to the terms of a secured promissory note and security agreement. The promissory note has an interest rate of 6% and the repayment of the principal amount and any accrued interest is secured by certain assets of the Company with respect to which Mr. Komaransky holds first priority lien and security interest. The terms of the secured promissory note and the security agreement were subsequently amended by the parties on January 17, 2023. Pursuant to the terms of the amended secured promissory note, the Company agreed to make monthly payments of $50,000 until the maturity date of the secured promissory note, which is on August 31, 2023. As of December 31, 2022, the outstanding principal was $400,000.

Third-Party

On May 30, 2017, the Company entered into a senior note agreement with Consolidated Trading Futures, LLC. The note provided for a principal amount of $1,490,000 secured against the Company’s cash in machines and held by service providers. Interest as defined in the note as 15% per annum with a maturity date of May 31, 2022. As of both December 31, 2022, and December 31, 2021, the outstanding principal was $565,000 and $1,490,000, respectively.

F-53

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

On August 1, 2018, the Company entered into a promissory note with LoanMe, Inc. The promissory note provided for a principal amount of $100,000, with a final maturity date of August 1, 2028, with equal monthly installment payments of $2,000. Interest as defined in the promissory note is 24% per annum. As of December 31, 2022, and December 31, 2021, the outstanding principal was $80,000 and $88,000, respectively.

On September 22, 2021, the Company entered into a borrowing arrangement with Banco Hipotecario secured against the Company’s assets in El Salvador. The promissory note provided for a principal amount of $1,500,000, with a final maturity date of 36 months after disbursal with equal monthly installment payments of $49,108 with a moratorium of 2 months. Interest as defined in the loan arrangement is 7.5% per annum. As of December 31, 2022, and December 31, 2021, the outstanding principal was $1,037,000 and $1,500,000.

On December 10, 2022, the Company entered into a financing agreement for $49,000 with Capital Premium Financing, Inc. to pay the insurance premium on its commercial liability insurance with an annual percentage rate of 17.65% per annum repayable in nine monthly installments beginning February 1, 2023. As of December 31, 2022 and December 31, 2021, the outstanding principal was $49,000 and $75,000, respectively.

For third-party debt, the principal payments due as of December 31, 2022 are as follows (in thousands):

2023	$1,183
2024	548
2025	12
2026	16
2027	20
Thereafter	14
$1,793

Deferred financing costs are amortized using the effective interest method. Deferred financing for the twelve months ended December 31, 2022 and 2021 was $2,000 and $8,000 respectively. Deferred financing costs had a carrying value of $0 at December 31, 2022 and $2,000 at December 31, 2021. These discounts are recorded as a reduction of debt on the consolidated balance sheets.

12. Convertible Debt

On January 1, 2021, the Company early adopted ASU 2020-06 using the modified retrospective method. The adoption resulted in an increase of $890,000 and $37,000 to convertible debt, related party and convertible debt respectively, to reflect the full principal amount of the Convertible Notes outstanding, net of issuance costs.

Related Party

On January 31, 2020, the Company entered into a convertible debenture agreement with KGPLA LLC, an entity in which Mike Komaransky, a former director and principal shareholder of the Company has controlling interest. The convertible debenture provided for a principal amount of $3,000,000, with a maturity date of January 31, 2025. Interest as defined by the agreement is 8% per annum. KGPLA, LLC has the option to convert the outstanding principal and accrued interest balance into common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. As of December 31, 2022 and December 31, 2021, the outstanding principal debenture amount is $3,000,000.

Third-Party

On January 31, 2020, the Company entered into a convertible debenture agreement with Swingbridge Crypto III, LLC. The convertible debenture provided for a principal amount of $125,000, with a maturity date of January 31, 2025. Interest as defined by the agreement is 8% per annum. On August 26, 2021, Swingbridge Crypto III, LLC gave notice to convert the outstanding principal of $125,000 as per the terms of the debentures since the Company secured major financing consequent to issuance of 6% Convertible Debentures as described below. This amount is included in shares to be issued in the Consolidated Statement of Stockholders’ Deficit as at December 31, 2021. The Company issued 10,416,666 shares to convert the outstanding principal on February 18, 2022.

On June 22, 2021 the Company authorized the issuance and sale of up to $5,000,000 in aggregate principal amount of Convertible Debentures. The convertible promissory notes (i) are unsecured, (ii) bear interest at the rate of 6% per annum, and (iii) are due two years from the date of issuance. The convertible promissory notes are convertible at any time at the option of the investor into shares of the Company’s common stock that is determined by dividing the amount to be converted by the lesser of (i) $0.10 per share or (ii) 25% less than the twenty trading day (20-trading day) volume weighted average price (“VWAP”) of the Common Stock-based on the trades reported by the OTC Pink Market operated by the OTC Markets Group, Inc.

F-54

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

As of December 31, 2021, the Company received an amount of $4,985,000 toward subscription against this issue. In December 2021, certain debenture holders exercised their right and gave an irrevocable notice to convert $220,000 of the convertible debt for 2,200,000 shares. This amount is included in shares to be issued in the Consolidated Statement of Stockholders’ Deficit as at December 31, 2021. On March 31, 2021, additional debenture holders exercised their right and gave irrevocable notice to convert $3,245,000 of the convertible debt. The Company issued a total of 34,650,000 shares to convert the outstanding principal for the year ended December 31, 2022. The outstanding amount of the convertible debt is $1,520,000 as of December 31, 2022 and $4,765,000 as of December 31, 2021.

13. Fair Value Measurements

The following table sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities measured and recorded at fair value on a recurring basis (in thousands):

	December 31, 2022				December 31, 2021
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$2,101	$–	$–	$2,101	$1,174	$–	$–	$1,174
Restricted cash – cash held for customers	1,107	–	–	1,107	3,671	–	–	3,671
Crypto assets held	–	59	–	59	–	842	–	842
	$3,208	$59	$–	$3,267	$4,845	$842	$–	$5,687
Liabilities
Crypto asset borrowings	–	59	–	59	–	–	–	–
	$–	$59	$–	$59	$–	–	$–	–

The Company did not make any transfers between the levels of the fair value hierarchy during the years ended December 31, 2022 and December 31, 2021.

Non-recurring Assets and Liabilities Measured and Recorded at Fair Value

The Company’s non-financial assets, such as goodwill, intangible assets, property and equipment, and crypto assets held are adjusted to fair value when an impairment charge is recognized. Such fair value measurements are based predominately on Level 3 inputs. Fair value of crypto assets held are predominantly based on Level 2 inputs.

14. Stock-Based Compensation

Stock Option Plan

The Company previously had a 2016 Equity Incentive Plan (the 2016 Plan) which was terminated in January 2020. As of December 31, 2022 and 2021, there were not options outstanding under the plan.

F-55

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

15. Commitments and Contingencies

The Company, from time to time, might have claims against it incidental to the Company’s business including but not limited to tax demands and penalties. While the outcome of any of these matters cannot be predicted with certainty, management does not believe that the outcome will have a material adverse effect on the accompanying consolidated financial statements.

The Company entered into a non-binding Letter of Intent with Arley Lozano, a principal beneficial owner of Vakano Industries and XPay, both Colombian entities (collectively, “Xpay”), for the purchase and sale of certain assets of Xpay, primarily intellectual property assets, including the Xpay Wallet (the precursor to the Chivo Wallet) and Xpay POS software, to the Company. In September, 2021, Lozano and the Company entered into a letter of intent to acquire assets of Xpay which include certain technologies, ATMs, point-of-sale terminals in El Salvador, X-Pay POS system and other assets.

On December 21, 2022, the Company sent formal notice to Xpay canceling the non-binding letter of intent for the proposed transaction between the parties and confirming that the $1,595,000 paid to date and presented in previous quarters under other advances in the accompanying Consolidated Balance Sheets represented payment in full for certain software, code and technology developments. The software is included in capitalized software under Property and Equipment, net and is being amortized over five years.

16. General and Administrative Expenses

General and administrative expenses consisted of the following.

	December 31, 2022	December 31, 2021
	(in thousands)
Salaries and benefits	$3,412	$1,398
General and administrative expenses	2,021	2,350
Travel	207	309
Rent	144	96
	$5,784	$4,153

17. Sales and Marketing

Sales and marketing expenses consisted of the following.

	December 31, 2022	December 31, 2021
	(in thousands)
Salaries and benefits	$410	$258
Advertising	123	365
Other selling and marketing	61	24
	$594	$647

F-56

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

18. Employee Loans

In January 2020, the Company allowed its employees with vested stock options to exercise with the use of a non-recourse loan agreement. These loan agreements have a maturity date of 48 months from the date of exercise and carries an interest rate of 1.69%. As of December 31, 2022 and 2021, the outstanding balance due from employees was $993,00 and $977,000, respectively.

19. Warrants

In 2017 Athena Bitcoin, Inc., the wholly owned subsidiary of the Company, issued warrants to purchase 202,350 shares of Athena Bitcoin, Inc.’s common stock for $14,005. The warrants provide for a right to purchase common shares in Athena Bitcoin, Inc., priced at $2.00 to $3.00 per share, at an average exercise price of $2.49 per share. In January 2020, warrants to purchase 102,350 shares of Athena Bitcoin, Inc. common stock at an average exercise price of $2.00 per share were exercised. No warrants were exercised during the years ended December 31, 2022 and 2021.

Warrants to purchase 100,000 shares of Athena Bitcoin, Inc. common stock, at an exercise price of $3 per share, remain outstanding as of December 31, 2022. The warrant will expire on May 30, 2025.

20. Related Party

Aside from the transactions discussed in other notes to these financial statements, the Company continues to carry a payables balance to Red Leaf Opportunities Fund LP, an entity in which a current director and the former Chief Executive Officer has a controlling interest through the General Partner, Red Leaf Advisors LLC, for previous purchases of crypto assets. The outstanding balance due to Red Leaf Opportunities Fund LP as of December 31, 2022 and December 31, 2021 was $407,000, and is recorded in accounts payable, related party in the Consolidated Balance Sheets.

During the year ended December 31, 2022, the Company incurred cash logistics services of $718,000 to Swift Trust, LLC and subsequently Move On Security LLC. The current Chief Executive Officer and director of the Company has a controlling interest in Swift Trust, LLC. He is a non-controlling partner of Move On Security LLC. As of December 31, 2022, the Company recorded a payable, presented as part of Accounts payable, related party in the Consolidated Balance Sheets of $58,000 to Move On Security LLC. There is no payable as of December 31, 2021.

21. Fees on Borrowings

Fees on borrowings consisted of the following expense:

	December 31, 2022	December 31, 2021
	(in thousands)
Fees on crypto borrowings	$–	$119
Fees for virtual vault services	113	222
	$113	$341

Vault is a term used in the Armored Car and Cash Transport industry to define a service provided by armored car services for assets considered property of the bank when the bank does not have a physical vault or location in a given state or location. The Fees for virtual vault services included in our income statement are for a currency availability service provided to the Company by its bank for making funds held in a virtual vault immediately available to the Company. Neither the term nor the service is related to virtual currency or crypto assets.

F-57

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

22. Income Taxes

Income before income taxes was attributable to the following regions:

	December 31, 2022	December 31, 2021
	(in thousands)
Domestic	$4,816	$(1,391)
Foreign	1,093	(1,370)
	$5,909	$(2,761)

Provision for (benefit from) income taxes consisted of the following:

	December 31, 2022	December 31, 2021
	(in thousands)
Current:
Statutory federal tax on income	$1,046	$961
State income tax, net of federal benefit	189	(26)
Foreign	507	52
Total current	1,742	987
Deferred:
Statutory federal tax on income	$36	$(119)
State income tax, net of federal benefit	(8)	15
Total deferred tax liability (asset)	28	(104)
Total provision for income taxes	$1,770	$883

A reconciliation of the statutory income tax rates and the effective tax rate are as follows:

	December 31, 2022	December 31, 2021
	(in thousands)

Statutory U.S. federal rate	21.0%	21.0%
Income tax on jurisdiction other than statutory	1.7	1.5
State income tax, net of federal benefit	2.7	5.8
Foreign withholding taxes	14.4	0.0
Valuation allowance	(15.1)	(58.3)
Uncertain tax positions	(1.1)	(6.3)
Prior year true-ups (state and federal)	2.3	5.2
Other	4.1	(0.9)
	30.0%	(32.0)%

The Company’s effective tax rate (“ETR”) for the year ended December 31, 2022 and 2021 was 30.00% and (32.00%), respectively. The ETR for the year ended December 31, 2022 of 30.00% was higher than the U.S. statutory rate of 21.0%. This was due (i) primarily to foreign income tax expense (ii) income tax effect of local statutory rates, (iii) valuation allowance on domestic and foreign deferred tax assets, (iv) non-deductible interest expense on convertible debt and (v) non-deductible costs in El Salvador.

F-58

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

The tax effects of the temporary differences and carryforwards that give rise to deferred tax assets and deferred tax liabilities consist of:

	December 31, 2022	December 31, 2021
	(in thousands)
Deferred tax asset:
Foreign tax credit	$564	$700
Net operating loss carryforward	44	941
Lease liability	684	60
Interest carryforward	–	162
Other	–	3
Gross deferred tax assets	1,292	1,866

Deferred tax liability:
Depreciation and amortization	(433)	(196)
Right of use asset	(684)	(60)
Gross deferred tax liability	(1,117)	(256)

Less: valuation allowance	(202)	(1,610)

Total deferred assets and liability	$(27)	$–

The Company has determined that its right-of-use assets are true tax leases and has appropriately accounted for the related income tax benefits.

A valuation allowance of $202,000 and $1,610,000 was recorded against the Company’s net deferred tax asset balance as of December 31, 2022 and December 31, 2021, respectively. As of each reporting date, management considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. On the basis of this evaluation, portion of the deferred tax asset in 2022 and liability is more likely not to be realized. The valuation allowance included allowances primarily related to U.S. Federal net operating loss carryforwards and foreign tax credits. As of December 31, 2022 and 2021, the Company has $0 and $2,123,000, respectively of federal loss carryforwards available to offset federal taxable income, and $850,000 and $1,734,000, respectively of state loss carryforwards available to offset future state taxable income. As of December 31, 2022 and 2021, the Company also has carryforwards available for credits from taxes paid in foreign jurisdictions of $564,000 and $700,000, respectively. The Company also had foreign net operating loss carryforwards of $21,000 and $442,000 as of December 31, 2022 and 2021, respectively, which were provided a full valuation allowance.

Activity related to the Company’s uncertain tax positions consisted of the following:

	December 31, 2022	December 31, 2021
	(in thousands)

Balance, beginning of year	$173	$–
Increase to tax positions taken during the current year	–	75
Decrease to tax positions taken during the prior year	(67)	98
Balance, end of year	$106	$173

F-59

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

The increase in tax positions taken during the current and prior year relate to positions taken on the Company’s convertible debt instruments. The Company is otherwise currently unaware of any uncertain tax positions that could result in significant additional payments, accruals, or other material deviation in this estimate over the next twelve months.

Major tax jurisdictions are the United States and Illinois. All of the tax years will remain open three and four years for examination by the Federal and state tax authorities, respectively, from the date of utilization of the net operating loss. There are no tax audits pending.

23. Net Earnings (Loss) Per Share

The computation of net earnings (loss) per share is as follows:

	December 31, 2022	December 31, 2021
	(in thousands, except per share amounts)

Basic net earnings (loss) per share:
Numerator
Net income (loss)	$4,139	(3,644)
Denominator
Weighted-average shares of common stock used to compute net earnings (loss) per share attributable to common stockholders, basic	4,086,018,632	4,049,392,879
Net earnings (loss) per share attributable to common stockholders, basic	$0.00101	(0.00090)

Diluted net earnings (loss) per share:
Numerator
Net income (loss), basic	4,139	(3,644)
Add: Interest expense on convertible debt	363	–
Net income (loss), diluted	$4,502	$(3,644)
Denominator
Weighted-average shares of common stock used to compute net earnings (loss) per share attributable to common stockholders, basic	4,086,018,632	–
Weighted-average effect of potentially dilutive securities: convertible debt	265,200,001	–
Unexercised warrants	124,469,000	–
Weighted-average shares of common stock used to compute net earnings (loss) per share attributable to common stockholders, diluted	4,475,687,633	4,049,392,879
Net earnings (loss) per share attributable to common stockholders, diluted	$0.00101	$(0.00090)

Potential common shares related to the Company’s convertible debt of 278,544,886 and unexercised warrants of 124,469,000 for the year ended in December 31, 2021 were excluded in the calculation of diluted shares outstanding as the effect would have been anti-dilutive.

24. Legal Proceedings

On September 8, 2022, Athena Bitcoin, Inc. (“Athena” or the “Company”) received from the Office of the Commissioner of Financial Institutions (“OCFI”), a “Final Resolution and Order to Cease and Desist” (“OC&D”), requiring to, among other matters, stop the operations and marketing of the bitcoin automated teller machines (“BTMs”), that were operating in Puerto Rico. On September 12, 2022, Athena filed a Complaint for Declaratory Judgment and Permanent Injunction, accompanied by a Petition for Preliminary Injunction before the Courts of the Commonwealth, Superior Part requesting that the determination and effects of the OC&D be stayed until final resolution of the case. On November 10, 2022, the Court dismissed the civil action with the interpretation that the controversy presented before it was not ripe for resolution by the Court. The Company will seek to have this determination reconsidered by the Superior Part. If the Superior Part affirms its previous determination, Athena plans to seek a reversal of such determination before the Court of Appeals of the Commonwealth accompanied by a Motion Requesting a Stay of the determination and effects of the OC&D.

F-60

Athena Bitcoin Global

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2022 and 2021

Athena is also vigorously defending itself in the administrative proceedings before the OCFI of the OC&D and will seek remedies before the Court of Appeals of the Commonwealth of Puerto Rico when the final determination is issued by the OC&D.

Revenue from operations in Puerto Rico for the years ended December 31, 2022 and 2021 were less than 3% and 5% of total revenue, respectively.

25. Off-Balance Sheet Arrangements

In the normal course of business, the Company’s contract with the government of El Salvador for the operation of the Chivo branded ATMs obligates the Company to assume the risk of loss for funds used in the operation of the Chivo branded ATMs while those funds are in transit. The Company has contracted with licensed and insured cash logistics companies to securely transport these funds. The logistics companies’ insurance covers in full the value of the funds in transit however, in the event of a loss or destruction of the funds in transit, the Company could encounter a timing delay between insurance payment for lost funds and the date of actual loss. The amount of funds in transit varies based on multiple factors including but not limited to economic activity, seasonality, holiday and bank closure calendars. The amount of funds in transit as of December 31, 2022, and December 31, 2021, were $278,000 and $797,000, respectively.

26. Subsequent Events

The Company has evaluated subsequent events after the balance sheet date of December 31, 2022 through March 30, 2023 the date on which these Consolidated Financial Statements were available to be issued.

On November 4, 2022, the Company’s board of directors and its majority shareholders approved the Company’s restated and Amended Articles of Incorporation (the “Restated Articles”) which were filed with the State of Nevada on January 11, 2023. The Restated Articles provide for the authorized capital consisting of 10,000,000,000 common shares at .001 par value per share and 5,000,000,000 preferred shares at .001 par value per share. The impact of the addition of preferred shares had no impact on the Company’s financial results for the periods reported.

On February 16, 2023, the Company signed a Service Agreement for the operation of its ATMs currently situated in retail locations in Puerto Rico with PowerCoin, LLC (“PowerCoin.”) Terms of agreement enable the Company to locate, maintain and service its ATMs with PowerCoin managing transaction processing, cash logistics, and compliance services.

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PART II- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. All amounts are estimates except the SEC registration fee.

SEC registration fees		$113,374.44
Printing expenses	$
Accounting fees and expenses	$
Legal fees and expenses		$150,000.00
Miscellaneous	$
Total		$263,374.44

Item 14. Indemnification of Directors and Officers.

We are a Nevada corporation, and accordingly, we are subject to the corporate laws under the Nevada Revised Statutes. Article Ten of our Amended and Restated Articles of Incorporation, Article V of our by-laws and the Nevada Revised Business Statutes, contain indemnification provisions.

Our Amended and Restated Articles of Incorporation provides that we will indemnify, in accordance with our by-laws and to the fullest extent permitted by the Nevada Revised Statutes or any other applicable laws, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including an action by or in the right of the corporation, by reason of such person acting as a director or officer of the corporation or any of its subsidiaries against any liability or expense actually and reasonably incurred by such person. We will be required to indemnify an officer or director in connection with an action, suit or proceedings initiated by such person only if (i) such action, suit or proceeding was authorized by the Board and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. Indemnification shall include payment by us of expenses in defending an action or proceeding in advance of final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it’s ultimately determined that such person is not entitled to indemnification.

All members of our Board of Directors are additionally subject to the protections offered by the Indemnification Agreement by and between the Company and each of the directors. We do not carry director and officer liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Please read “Item 17. Undertakings” for more information on the SEC’s position regarding such indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 15. Recent Sales of Unregistered Securities.

On June 22, 2021, the Company commenced its private offering of up to $5,000,000 of 6% Convertible Debentures to accredited investors only as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The maturity date on the 6% Convertible Debentures is two years after the date of issuance. The investor has an option to convert the principal amount of the Debenture into shares of common stock of the Company at a certain conversion – see Description of Capital Stock, page 84. The Company sold a total of $4,985,000 of the 6% Convertible Debentures to 77 accredited investors. The proceeds of the private placement are for working capital and operations of the Company. The Company closed the private placement in September, 2021. Neither 6% Convertible Debentures nor the shares of common stock convertible upon the conversion of the Convertible Debentures, have been registered under the Securities Act, and have been issued in reliance upon an exemption from registration provided by Section 4(a)(2) and 4(a)(5) under the Securities Act and Regulation D promulgated thereunder and bear a Rule 144 restrictive legend.

Effective as of January 30, 2020, GamePlan, Inc., a Nevada corporation entered into a share exchange agreement dated as of January 14, 2020 (the “Share Exchange Agreement”) with Athena Bitcoin, Inc., a Delaware corporation and certain Athena Bitcoin shareholders. In accordance with the terms and provisions of the Share Exchange Agreement, the Company acquired Athena Bitcoin in exchange for 3,593.644.680 newly issued “restricted” shares of common voting stock of the Company to the Athena Bitcoin shareholders on a pro rata basis for the purpose of effecting a tax-free reorganization pursuant to sections 351, 354 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. Pursuant to the terms of the Share Exchange Agreement, each 1 share of common stock of Athena Bitcoin has been exchanged for 1,244.69 shares of the Company’s common stock. The shares of common stock issued to the Athena Bitcoin shareholders in connection with the Share Exchange (3,593.644.680) were issued with a Rule 144 restrictive legend. The shares issued in the Share Exchange were not registered under the Securities Act, in reliance upon an exemption from registration provided by Section 4(a)(2) and/or 4(a)(5) under the Securities Act and Regulation D promulgated thereunder.

On January 31, 2020 immediately following the closing of the Share Exchange transaction, the Company closed a private placement of its 8% Convertible Debentures in the total amount of $3,125,000 (the “Convertible Debentures”). The closing of the private placement was subject to the closing of the Share Exchange transaction by the Company which occurred on January 30, 2020. There were two purchasers of the Convertible Debentures: KGPLA, LLC, an entity in which a director of the Company and the Company’s beneficial owner of 41% has ownership interest ($3,000,000 principal amount of Convertible Debenture) and Swingbridge Crypto III, LLC ($125,000 principal amount of Convertible Debenture), an affiliate of the Company – see Note 12 to the Financial Statements. Both purchasers were accredited investors as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Convertible Debentures have a maturity date of January 31, 2025 and bear interest at 8% per annum. The purchasers have an option to convert the outstanding principal and accrued interest amount of their respective Convertible Debentures into shares of common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. Based upon the conversion ratio, the Convertible Debentures can be converted to up to 260,416,667 shares of common stock. In connection with the Convertible Debentures private placement, the purchasers acquired certain registration and voting rights – see Description of Securities and Management sections. Neither Convertible Debenture nor the shares of common stock convertible upon the conversion of the Convertible Debentures, have been registered under the Securities Act, and have been issued in reliance upon an exemption from registration provided by Section 4(a)(2) and 4(a)(5) under the Securities Act and Regulation D promulgated thereunder and bear a Rule 144 restrictive legend.

On December 24, 2018, the Company issued 45,210,500 shares of common stock to Robert Berry and 45,210,500 shares of common stock to Jon Jenkins, former officers and directors of the Company pursuant to the agreement for cancellation of debt owed to Mr. Berry valued at $1,500,000, with Dempsey Mork, the Company’s officer, director and majority shareholder. On the same date, Mr. Mork was issued 230,000,000 shares of common stock of the Company for payment of state corporate fees, transfer agent and other outstanding fees of the Company and his services rendered to the Company, in the name of Magellan Capital Partners, which is an entity controlled by Mr. Mork. All shares issued pursuant to the above transactions were not registered under the Securities Act, in reliance upon an exemption from registration provided by Section 4(a)(2) and/or 4(a)(5) under the Securities Act and Regulation D promulgated thereunder and had a Rule 144 restrictive legend.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) and/or Section 4(a)(5) of the Securities Act and Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and the registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above.

All recipients of the foregoing transactions either received adequate information about the registrant or had access, through their relationships with the registrant, to such information. Furthermore, the registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

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Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number		Description of Exhibit
2.1		Articles of Merger of GamePlan, Inc., as filed on December 31, 1991
2.2	(1)	Agreement and Plan of Merger between VPartments, GamePlan, Inc. and VPartments Stockholders filed on April 3, 2014
2.3	(1)	Share Exchange Agreement dated January 14, 2020 by and among GamePlan, Inc., Athena Bitcoin, Inc. and certain of its shareholders
3.1		Articles of Incorporation for GamePlan Inc. a Nevada corporation, as filed on December 26, 1991
3.2		Articles of Amendment to the Articles of Incorporation filed on December 30, 1993
3.3	(1)	Amendment to the Articles of Incorporation of GamePlan, Inc. filed on January 22, 2020.
3.4	(1)	Amended and Restated Articles of Incorporation of GamePlan, Inc. filed on May 13, 2020
3.5	(1)	Amendment to the Articles of Incorporation of GamePlan, Inc. filed on April 6, 2021
3.6*		Second Amended and Restated Articles of Incorporation filed on January 11, 2023
3.7		By-laws, as adopted on December 26, 1991.
3.8	(1)	Bylaws of GamePlan, Inc., adopted as of January 19, 2020.
3.9	(1)	Amended and Restated Bylaws of GamePlan, Inc., adopted as of January 31, 2020
3.10	(1)	Amended and Restated Bylaws of GamePlan, Inc., adopted as of July 29, 2020.
3.11*		Amended and Restated Bylaws adopted as of November 4, 2022
4.1	(5)	Form of common stock certificate of the registrant.
4.2	(1)	Warrant (Consolidated Trading Futures, LLC), May 30, 2017
4.3	(1)	Form of Convertible Debenture
4.4	(1)	Form of Right of First Refusal and Co-Sale Agreement
4.5	(1)	Form of Investors’ Rights Agreement
4.6*		Form of Amended and Restated Convertible Debenture dated as of May 15, 2023
4.7*		Restricted Stock Unit Agreement with Shaun Overton dated February 28, 2023
5.1**		Opinion of Legal Counsel
10.1		Promissory Note between GamePlan, Inc. and Robert G. Berry filed on April 2, 2001
10.2		Option Agreement between the Company and Robert G. Berry filed on April 3, 2014
10.3	(1)	Securities Purchase Agreement dated January 31, 2020
10.4	(1)	Indemnification Agreement between the Company and Edward A. Weinhaus dated as of March 10, 2020
10.5	(1)	Indemnification Agreement between the Company and Mike Komaransky dated as of March 10, 2020
10.6	(1)	Indemnification Agreement between the Company and Huaxing Lu dated as of March 10, 2020
10.7	(1)	Indemnification Agreement between the Company and Esteban Suarez dated as of March 10, 2020
10.8	(1)	Indemnification Agreement between the Company and Eric Gravengaard dated as of March 10, 2020
10.9*		Indemnification Agreement between the Company and Matias Goldenhorn dated as of August 5, 2022
10.10**		Indemnification Agreement between the Company and Carlos Carreno dated as of January 9, 2023
10.11	(1)	Voting Agreement dated as of January 31, 2020
10.12	(1)	Simple Agreement for Future Tokens (Form)
10.13	(1)	Amendment to Simple Agreement for Future Tokens, dated January 30,2020
10.14	(5)	Offer Letter by and between GamePlan, Inc. and Rick Suri, dated as of February 18, 2021
10.15	(1)	Secured Convertible Promissory Note (Swingbridge), dated July 26, 2019
10.16	(1)	Loan and Security Agreement (Swingbridge), dated July 26, 2019
10.17	(1)	Secured Promissory Note with DV Chain, LLC, dated March 1, 2020
10.18	(1)	Athena Bitcoin, Inc. 2016 Equity Incentive Plan
10.19	(4)	Athena Bitcoin Global 2021 Equity Compensation Plan
10.20	(2)	Securities Purchase Agreement dated January 31, 2020
10.21	(2)	Loan Structuring and Related Amendments Agreement
10.22	(2)	First Amendment to Loan Agreement and Michael Komaransky dated August 22, 2018
10.23	(2)	First Amendment to Securities Purchase Agreement dated January 31, 2020
10.24	(2)	First Amendment to Voting Agreement dated January 31, 2020
10.25	(2)	Security Agreement with Michael Komaransky
10.26†	(6)	Master Services Agreement with Treasury of El Salvador dated August 20, 2021
10.27†	(6)	Contract No 51/2021 with Treasury of El Salvador
10.28†	(6)	Contract No 56/2021 with Treasury of El Salvador
10.29	(5)	Promissory Note from Banco Hipotecario dated December 15, 2021
10.30†	(7)	Athena Service Addendum 1 and 2
10.31†	(3)	Genesis Coin, Inc. Purchase and Sale Agreement dated October 1, 2015
10.32	(3)	Genesis Coin, Inc. oral agreement with Athena Bitcoin, Inc.
10.33	(5)	Letter of Intent with XPay dated July 13, 2021
10.34	(4)	Cryptocurrency Purchase & Sale Agreement with Galaxy Digital Trading Cayman LLC, dated January 23, 2021
10.35	(4)	Oral Contract by and between AdvisoryFX LLC and Athena Bitcoin
10.37	(6)	ATM Terms of Service
10.38	(6)	Athena Crypto Exchange FAQ and Terms of Service
10.39*		Independent Contractor Agreement with Antonio Valiente dated January 1, 2022
10.40*		Consulting Agreement with Carlos Carreno dated March 15, 2023
10.41*†		Equipment Sublease Agreement dated April 13, 2023
10.42*†		Equipment Financing Agreement dated November 2, 2023
10.43*‡		Financial Settlement Agreement dated October 5, 2022
10.44*†		Master Services Agreement dated as of July 1, 2022
10.45*†		Service Level Agreement dated as of July 1, 2022
10.46*		Security Agreement dated August 4, 2022
10.47*		First Amendment to Security Agreement dated January 17, 2023
10.48*		Secured Promissory Note dated August 4, 2022
10.49*		First Amendment to Secured Promissory Note dated January 17, 2023
10.50*		Senior Secured Revolving Credit Promissory Note dated May 15, 2023
10.51*		Senior Secured Loan Agreement dated May 15, 2023
10.52*		First Amendment to Senior Secured Loan Agreement dated June 6, 2023
10.53*		Second Amendment to Senior Secured Loan Agreement dated July 27, 2023
10.54*		Third Amendment to Senior Secured Loan Agreement dated October 16, 2023
10.55*		Security Agreement dated May 15, 2023
10.56*		Intercreditor Letter Agreement dated as of November 1, 2023
10.57*		Termination Agreement dated November 4, 2022
10.58*		Term Loan Note dated May 15, 2023
10.59*		Unconditional Guaranty dated as of May 15, 2023
10.60*		Payoff Letter with Consolidated Futures Trading, LLC dated May 15, 2023
14.1	(6)	Code of Ethics
21.1*		List of subsidiaries
23.1		Consent of BF Borgers CPS PC
107		Calculation of Filing Fees

____________________

*	Filed herewith.
**	To be filed by amendment
(1)	Incorporated by reference to Form DRS filed May 5, 2021
(2)	Incorporated by reference to Form DRS/A filed August 16, 2021
(3)	Incorporated by reference to Form DRS/A filed December 3, 2021
(4)	Incorporated by reference to Form S-1 filed February 10, 2022
(5)	Incorporated by reference to Form S-1/A filed March 17, 2022
(6)	Incorporated by reference to Form S-1/A filed May 16, 2022
(7)	Incorporated by reference to Form S-1/A filed June 24, 2022
†	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K
‡	Confidential treatment to be requested pursuant to Item 601(b)(10)(iv) of Regulation S-K and 17 C.F.R. §§230.406 and 230.83

(b)	Financial Statement Schedule

All schedules have been omitted because the required information is included in the consolidated financial statements or the note thereto or is not applicable or required.

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ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-4

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in Chicago, State of Illinois, on the 13th day of November, 2023.

ATHENA BITCOIN GLOBAL

By:	/s/ Matias Goldenhorn
Matias Goldenhorn
Chief Executive Officer and Director (Principal Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Eric Gravengaard his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including pre and post effective amendments to this registration statement on Form S-1, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held and on the dates indicated.

Signature	Title	Date

/s/ Matias Goldenhorn	Chief Executive Officer and Director	November 13, 2023
Matias Goldenhorn	(Principal Executive Officer & Principal Financial and Accounting Officer)

/s/ Tina Gregory	Chief Financial Officer	November 13, 2023
Tina Gregory	(Principal Financial and Accounting Officer)

/s/ Carlos Carreno	Director	November 13, 2023
Carlos Carreno

/s/ Antonio Valiente	Director	November 13, 2023
Antonio Valiente

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